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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 27, 2014

Registration No. 333-195506

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Athlon Holdings LP
Athlon Finance Corp.
(Exact name of registrant as specified in its charter)

Delaware Delaware (State or other jurisdiction of incorporation or organization)	1311 1311 (Primary Standard Industrial Classification Code Number)	45-2817212 46-2465554 (I.R.S. Employer Identification Number)

420 Throckmorton Street, Suite 1200
Fort Worth, TX 76102
(817) 984-8200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert C. Reeves
President and Chief Executive Officer
420 Throckmorton Street, Suite 1200
Fort Worth, TX 76102
(817) 984-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sean T. Wheeler
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

             Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

             Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

           Each registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTOR

Exact Name of Registrant Guarantor(1)	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Athlon Energy Inc.	Delaware	1311	46-2549833

(1)
The address, including zip code, and telephone number, including area code, of the Registrant Guarantor's principal executive office is: 420 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102; (817) 984-8200.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 27, 2014

PROSPECTUS

ATHLON HOLDINGS LP
ATHLON FINANCE CORP.

Offer to Exchange
Up To $500,000,000 of
7 3/8% Notes due 2021 (CUSIP Nos. 047478 AA0 and U04793 AA0)
That Have Not Been Registered Under
The Securities Act of 1933

For

Up To $500,000,000 of
7 3/8% Notes due 2021
That Have Been Registered Under
The Securities Act of 1933

        We are offering to exchange up to $500,000,000 of our 7 3/8% Senior Notes due 2021 (the "exchange notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), for up to $500,000,000 of the issuers' outstanding 7 3/8% Senior Notes due 2021, which were issued on April 17, 2013 (the "outstanding notes"). We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the registration rights agreement that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

        The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                            , 2014, unless extended.

  •
  The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

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  We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

        Investing in the exchange notes involves risks. See "Risk Factors" beginning on page 21 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            , 2014.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You should not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        The information in this prospectus is current only as of the date on its cover and may change after that date.

i

        Athlon Holdings LP is a Delaware limited partnership and is a majority-owned subsidiary of Athlon Energy Inc. Athlon Finance Corp. is a Delaware corporation and is wholly owned by Athlon Holdings LP. Our executive offices are located at 420 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, and our telephone number is (817) 984-8200.

INDUSTRY AND MARKET DATA

        The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled "Risk Factors." These and other factors could cause results to differ materially from those expressed in these publications.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, are forward-looking statements. When used in this prospectus, the words "could," "should," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "plan," "potential," "project," "forecast" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements may include statements about:

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  our business strategy;

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  our estimated reserves and the present value thereof;

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  our technology;

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  our cash flows and liquidity;

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  our financial strategy, budget, projections and future operating results;

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  realized commodity prices;

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  timing and amount of future production of reserves;

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  availability of drilling and production equipment;

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  availability of pipeline capacity;

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  availability of oilfield labor;

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  the amount, nature and timing of capital expenditures, including future development costs;

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  availability and terms of capital;

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  drilling of wells, including statements made about future horizontal drilling activities;

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  government regulations;

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  marketing of production;

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  exploitation or property acquisitions;

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  costs of exploiting and developing our properties and conducting other operations;

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  general economic and business conditions;

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  competition in the oil and natural gas industry;

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  effectiveness of our risk management activities;

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  environmental and other liabilities;

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  counterparty credit risk;

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  taxation of the oil and natural gas industry;

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  developments in other countries that produce oil and natural gas;

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  uncertainty regarding future operating results;

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  plans and objectives of management or Athlon Energy Inc.'s principal shareholder; and

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  plans, objectives, expectations and intentions contained in this prospectus that are not historical.

        All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. These factors include, but are not limited to risks related to:

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  variations in the market demand for, and prices of, oil, natural gas and NGLs;

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  uncertainties about our estimated reserves;

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  the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our credit agreement;

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  general economic and business conditions;

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  risks associated with negative developments in the capital markets;

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  failure to realize expected value creation from property acquisitions;

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  uncertainties about our ability to replace reserves and economically develop our current reserves;

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  drilling results;

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  potential financial losses or earnings reductions from our commodity price risk management programs;

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  potential adoption of new governmental regulations;

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  the availability of capital on economic terms to fund our capital expenditures and acquisitions;

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  risks associated with our substantial indebtedness; and

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  our ability to satisfy future cash obligations and environmental costs.

These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

        There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those included herein. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation, and estimates may justify revisions based on the results of drilling, testing and production activities. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered.

 PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the "Risk Factors" and our consolidated financial statements and the related notes included elsewhere in this prospectus, for a more complete understanding of the exchange offer before making an investment decision.

        Athlon Holdings LP ("Athlon Holdings") is a Delaware limited partnership and a majority-owned subsidiary of Athlon Energy Inc. ("Athlon Energy"). Athlon Finance Corp. ("Finance Corp," and together with Athlon Holdings, the "Issuers") is a Delaware corporation and wholly owned subsidiary of Athlon Holdings and a co-issuer of the notes. Athlon Energy is a Delaware corporation that completed its initial public offering (the "Athlon IPO") on August 7, 2013 and is the parent guarantor of the notes. Athlon Energy's only material assets are its ownership of limited partner interests in Athlon Holdings ("New Holdings Units"). Unless the context otherwise indicates, references to "we," "us" and "our" and like terms refer to Athlon Holdings. The financial statements included in this prospectus are those of Athlon Holdings.

Overview

        We are an independent exploration and production company focused on the acquisition, development and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin. The Permian Basin spans portions of Texas and New Mexico and is composed of three primary sub-basins: the Delaware Basin, the Central Basin Platform and the Midland Basin. All of our properties are located in the Midland Basin. Our drilling activity is focused on the low-risk vertical development of stacked pay zones, including the Clearfork, Spraberry, Wolfcamp, Cline, Strawn, Atoka and Mississippian formations, which we refer to collectively as the Wolfberry play, as well as the horizontal development of these formations. We are a returns-focused organization and have targeted vertical and horizontal development of the Wolfberry play in the Midland Basin because of its favorable operating environment, consistent reservoir quality across multiple target horizons, long-lived reserve characteristics and high drilling success rates.

        We were founded in August 2010 by a group of former executives from Encore Acquisition Company following its acquisition by Denbury Resources, Inc. With an average of over 20 years of industry experience and over 10 years of history working together, our founding management has a proven track record of working as a team to acquire, develop and exploit oil and natural gas reserves in the Permian Basin as well as other resource plays in North America.

        Our acreage position was 127,840 gross (104,059 net) acres at December 31, 2013. During 2013, we drilled 171 gross operated vertical Wolfberry wells and commenced drilling four gross operated horizontal Wolfcamp wells with a 100% success rate. This activity has allowed us to identify and de-risk our multi-year inventory of 4,848 gross (3,908 net) vertical drilling locations, while also identifying 1,065 gross (964 net) horizontal drilling locations in specific areas based on geophysical and technical data, as of December 31, 2013. As we continue to expand our drilling activity to our undeveloped acreage, we expect to identify additional horizontal drilling locations.

        As of December 31, 2013, our identified vertical drilling inventory included 2,232 gross (1,784 net) locations on 40-acre spacing and an additional 2,616 gross (2,124 net) locations on 20-acre spacing. Only 659 gross (632 net) of these potential vertical drilling locations were booked as PUDs in our proved reserve report as of December 31, 2013. These locations were specifically identified by management based on evaluation of applicable geologic, engineering and production data. The drilling locations on which we actually drill wells will ultimately depend on the availability of capital, regulatory approvals, oil and natural gas prices, costs, actual drilling results and other factors.

        As of December 31, 2013, our 1,065 gross (964 net) horizontal drilling locations targeting Wolfcamp A, Wolfcamp B, Wolfcamp C and Cline intervals, were comprised of 327 gross (295 net), 362 gross (330 net), 136 gross (127 net) and 240 gross (212 net) locations, respectively.

        Since our inception, we have completed four significant acquisitions and multiple smaller acquisitions and leasehold acquisitions. We have significantly grown production and proved reserves on the properties we acquired through the successful execution of our low-risk vertical drilling program. In 2013, our development capital was approximately $398.7 million and we drilled 171 gross operated vertical Wolfberry wells and commenced drilling four gross operated horizontal Wolfcamp wells with a 100% success rate and grew our production to 14,689 BOE/D in the fourth quarter of 2013.

        Our estimate of proved reserves is prepared by Cawley, Gillespie & Associates, Inc. ("CG&A"), our independent petroleum engineers. As of December 31, 2013, we had 127.3 MMBOE of proved reserves, which were comprised of 71.2 MMBbls of oil, 30.7 MMBbls of NGLs and 152.2 Bcf of natural gas. As of December 31, 2013, 37% of our proved reserves were proved developed and our PUDs were composed of 659 gross (632 net) potential vertical drilling locations. As of December 31, 2013, the PV-10 of our proved reserves was approximately $1.6 billion, 61% of which was attributed to proved developed reserves. PV-10 is a non-GAAP financial measure. Standardized Measure is the closest GAAP measure and our Standardized Measure was approximately $1.6 billion at December 31, 2013. Standardized Measure differs from PV-10 by approximately $23.6 million because Standardized Measure includes the effects of future income taxes. For additional information about PV-10 and how it differs from the Standardized Measure, please read "Summary Consolidated Financial, Reserve and Operating Data—Non-GAAP Financial Measures."

Our Business Strategy

        We maintain a disciplined and analytical approach to investing in which we seek to direct capital in a manner that will maximize our rates of return as we develop our extensive resource base. Key elements of our strategy are:

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  Grow reserves, production and cash flow with our multi-year inventory of low-risk vertical drilling locations.  We have considerable experience managing large scale drilling programs and intend to efficiently develop our acreage position to maximize the value of our resource base. During 2013, we invested $398.7 million of development capital, drilled 171 gross (165 net) vertical Wolfberry wells, commenced drilling four gross (four net) horizontal Wolfcamp wells and grew production by 5,979 BOE/D, or 69%, from 8,710 BOE/D in the fourth quarter of 2012 to 14,689 BOE/D in the fourth quarter of 2013. We also increased proved reserves by 41.3 MMBOE, or 48%, from 86.0 MMBOE at December 31, 2012 to 127.3 MMBOE at December 31, 2013.

  •
  Continuously improve capital and operating efficiency.  We continuously focus on optimizing the development of our resource base by seeking ways to maximize our recovery per well relative to the cost incurred and to minimize our operating cost per BOE produced. We apply an analytical approach to track and monitor the effectiveness of our drilling and completion techniques and service providers. Additionally, we seek to build infrastructure that allows us to achieve economies of scale and reduce operating costs.

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  Balance capital allocation between our lower risk vertical drilling program and horizontal development opportunities.  We have historically focused on optimizing our vertical drilling and completion techniques across our acreage position. Vertical drilling involves less operational, financial and other risk than horizontal drilling, and we view our vertical development drilling program as "low risk" because the drilling locations were selected based on our extensive delineation drilling and production history in the area and well-established industry activity surrounding our acreage. Many operators in the Midland Basin, including us, are actively drilling horizontal wells, which is more expensive than drilling vertical Wolfberry wells but potentially recovers disproportionately more hydrocarbons per well. We monitor industry horizontal drilling activity and intend to utilize the knowledge gained from the increase in industry horizontal drilling in the Midland Basin. In the second half of 2013, we began to supplement our vertical drilling with horizontal drilling in circumstances where we believed that horizontal drilling would offer competitive rates of return. We added a second horizontal rig in April 2014 and a third horizontal rig in June 2014.

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  Evaluate and pursue oil-weighted acquisitions where we can add value through our technical expertise and knowledge of the basin.  We have significant experience acquiring and developing oil-weighted properties in the Permian Basin, and we expect to continue to selectively acquire additional properties in the Permian Basin that meet our rate-of-return objectives. Since our formation, we have completed four significant acquisitions and multiple smaller acquisitions and leasehold acquisitions that have given us a unique and highly attractive acreage position, underpinned by strong baseline production and proved reserves. We believe our experience as a leading operator and our infrastructure footprint in the Permian Basin provide us with a competitive advantage in successfully executing and integrating acquisitions.

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  Maintain a disciplined, growth-oriented financial strategy.  We intend to fund our growth predominantly with internally generated cash flows while maintaining ample liquidity and access to capital markets. Substantially all of our lease terms allow us to allocate capital among projects in a manner that optimizes both costs and returns, resulting in a highly efficient drilling program. In addition, these terms allow us to adjust our capital spending depending on commodity prices and market conditions. We expect our cash flows from operating activities and availability under our credit agreement to be sufficient to fund our drilling capital expenditures in 2014. Furthermore, we plan to hedge a significant portion of our expected production in order to stabilize our cash flows and maintain liquidity, allowing us to sustain a consistent drilling program, thereby preserving operational efficiencies that help us achieve our targeted rates of return.

Our Competitive Strengths

        We have a number of competitive strengths that we believe will help us to successfully execute our business strategies, including:

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  High caliber management team with substantial technical and operational expertise.  Our founding management team has an average of over 20 years of industry experience and over 10 years of history working together with a proven track record of value creation at publicly traded oil and natural gas companies, including Encore Acquisition Company, XTO Energy Inc., Apache Corporation and Anadarko Petroleum Corporation. As of December 31, 2013, we had 27 engineering, land and geosciences technical personnel experienced in both conventional and unconventional drilling operations. We believe our management and technical team is one of our principal competitive strengths due to our team's industry experience and history of working together in the identification, execution and integration of acquisitions, cost efficient management of profitable, large scale drilling programs and disciplined allocation of capital focused on rates of return.

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  High quality asset base with significant oil exposure in the Midland Basin.  Our acreage is concentrated in Howard, Midland, Martin and Glasscock counties, which are some of the most active counties in the Midland Basin. Since 2010, more vertical wells have been drilled in each of Howard and Glasscock counties than any other county in the Midland Basin, and Midland County has been the fifth most active county, based on data from the Texas Railroad Commission. Furthermore, we have intentionally focused on crude oil and liquids opportunities to benefit from the relative disparity between oil and natural gas prices on an energy-equivalent basis, which has persisted over the last several years and which we expect to continue in the future. Approximately 56% and 24% of our proved reserves were oil and NGLs, respectively, as of December 31, 2013.

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  De-risked Midland Basin acreage position with multi-year vertical drilling inventory.  During 2013, we drilled 171 gross operated vertical Wolfberry wells with a 100% success rate. Based on our extensive analysis of geophysical and technical data gained as a result of our vertical drilling program and from offset operator activity, as of December 31, 2013, our identified vertical drilling inventory included 2,232 gross (1,784 net) locations on 40-acre spacing and an additional 2,616 gross (2,124 net) locations on 20-acre spacing across our leasehold, all of which target crude oil and NGLs as the primary objectives across stacked pay zones. We view this drilling inventory as de-risked because the drilling locations were selected based on our extensive delineation drilling and production history in the area and well-established industry activity surrounding our acreage.

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  Extensive horizontal development potential.  Operators have drilled hundreds of horizontal wells in the Wolfcamp and Cline formations in the Midland Basin, including numerous horizontal wells offsetting our acreage, and are continuing to accelerate horizontal drilling activity. Multiple Wolfcamp formations are prevalent across our entire leasehold position, and the Cline formation is present across portions of our leasehold position. Based on our initial horizontal activity, vertical well control information from our operations and the operations of offset operators, our horizontal drilling locations in the Wolfcamp A, Wolfcamp B, Wolfcamp C and Cline formations were 327 gross (295 net), 362 gross (330 net), 136 gross (127 net) and 240 gross (212 net), respectively, as of December 31, 2013. In addition, the subsurface data we have collected from our vertical drilling program also supports the potential for additional horizontal drilling in other formations, including the Clearfork, Spraberry, Strawn, Atoka and Mississippian formations. As we continue to expand our drilling activity to our undeveloped acreage, we expect to identify additional horizontal drilling locations. Our vertical drilling has been designed to preserve these future horizontal drilling opportunities and optimize hydrocarbon recovery rates on our acreage. In the second half of 2013, we began to supplement our vertical drilling with horizontal drilling in circumstances where we believed that horizontal drilling would offer competitive rates of return. During 2013, we commenced drilling four gross operated horizontal Wolfcamp wells with a 100% success rate. We added a second horizontal rig in April 2014 and a third horizontal rig in June 2014.

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  Large, concentrated acreage position with significant operational control.  Substantially all of our acreage is located in four counties in the Midland Basin. Our properties are characterized by large, contiguous acreage blocks, which has enabled us to implement more efficient and cost-effective operating practices and to capture economies of scale, including our installation of centralized production and fluid handling facilities, lowering of rig mobilization times and procurement of better vendor services. We seek to operate our properties so that we can continue to implement these efficient operating practices and control all aspects of our development program, including the selection of specific drilling locations, the timing of the development and the drilling and completion techniques used to efficiently develop our significant resource base. As of December 31, 2013, we operated properties comprising over 99% of our proved reserves.

Recent Developments

  Acquisition Update

        In January 2014, we entered into a purchase and sale agreement to acquire certain oil and natural gas properties and related assets consisting of 5,645 net acres in the Midland Basin of West Texas for a base price of $88 million in cash. The properties include approximately 750 BOE/D (60% oil) of production, 70 gross horizontal drilling locations, 58 gross producing vertical wells, 250 gross vertical drilling locations, 2.9 MMBOE of proved reserves based on internal reserve reports, and are 82% operated with a 72.5% average working interest. The acquisition closed on February 6, 2014 with a September 1, 2013 effective date and was financed with cash on hand and borrowings under our credit agreement.

        On June 3, 2014, we completed the acquisitions of certain oil and natural gas properties and related assets consisting of 23,500 net acres in the Midland Basin (the "Acquisitions") for a combined purchase price of $877.1 million, subject to post-closing adjustments. The properties include approximately 4,800 BOE/D of production, 425 gross horizontal drilling locations, 840 gross vertical drilling locations, approximately 31 MMBOE of proved reserves and are 100% operated with a 97% average working interest. The estimates of the Acquisitions' proved reserves are based on our internal estimates and have not been reviewed by our independent reserve engineers.

        Since the Athlon IPO, we have added approximately 36,000 net acres, including the Acquisitions. Our current total acreage position is approximately 134,000 net acres, entirely in the northern Midland Basin.

  Notes Offering

        On May 1, 2014, Athlon Holdings issued $650 million of 6% senior notes due 2022 (the "2022 Notes") and received net proceeds of approximately $639.1 million, after deducting initial purchasers' discounts and estimated debt issuance costs. We used the net proceeds from the 2022 Notes to fund a portion of the purchase price of the Acquisitions, to provide additional liquidity for use in our drilling program and for general corporate purposes.

  Common Stock Offering

        On April 23, 2014, Athlon Energy completed a public offering of 14,806,250 shares of its common stock at $40.00 per share and received net proceeds of approximately $570.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. We used the net proceeds from the offering to fund a portion of the purchase price of the Acquisitions, to reduce outstanding indebtedness under our credit agreement, to provide additional liquidity for use in our drilling program and for general corporate purposes.

  2014 Outlook

        Our 2014 drilling capital budget is $700 million, plus an additional $25 million for leasing, infrastructure, capital workovers and capitalized interest. During 2014, we expect to maintain our existing eight rig vertical fleet. We added a second horizontal rig in April 2014, a third horizontal rig at the closing of the Acquisitions and we expect to add a fourth horizontal rig by early fourth quarter 2014.

        For 2014, we expect (1) our average daily production to be 23,000 to 24,250 BOE/D, (2) direct LOE to average $6.25 to $6.75 per BOE, (3) production, severance and ad valorem taxes to be 6.5% to 7.0% of wellhead revenues and (4) recurring cash general and administrative expenses to average $2.35 to $2.85 per BOE.

  Liquidity Update

        On April 11, 2014, lenders under our credit agreement completed their redetermination of the borrowing base, resulting in an increase from $525 million to $1.0 billion, which was ultimately increased to $837.5 million as a result of the issuance of the 2022 Notes.

Risk Factors

        Investing in our notes involves risks that include the speculative nature of oil and natural gas exploration, competition, volatile commodity prices and other material factors. For a discussion of these risks and other considerations that could negatively affect us, including risks related to this offering and our notes, please read "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

Corporate Information

        Our principal executive offices are located at 420 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, and our telephone number is (817) 984-8200. Our website is www.athlonenergy.com. Athlon Energy's periodic reports and other information filed with or furnished to the SEC are available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

        Athlon Energy is a holding company and its sole assets are controlling equity interests in Athlon Holdings. Finance Corp. is a Delaware corporation and wholly owned subsidiary of Athlon Holdings that has no material assets and was formed in April 2013 for the sole purpose of being the co-issuer of some of Athlon Holdings' indebtedness, including the notes offered hereby. Athlon Energy's principal stockholders are Apollo Investment Fund VII, L.P. and its parallel funds (the "Apollo Funds"), which are affiliates to Apollo Global Management., LLC (together with its subsidiaries, "Apollo").

Organizational Structure

        The diagram below sets forth our simplified organizational structure and our principal indebtedness. This chart is provided for illustrative purposes only and does not represent all legal entities affiliated with, or all obligations of, the Issuers.

(1)
Borrowing base of $837.5 million.

(2)
Based on filings under Section 16 of the Securities Exchange Act of 1934.

 SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

        On April 17, 2013, the issuers issued $500,000,000 aggregate principal amount of 7 3/8% senior notes due 2021, or the outstanding notes, in a transaction exempt from registration under the Securities Act. We are conducting this exchange offer to satisfy our obligations contained in the registration rights agreement that we entered into in connection with the sales of the outstanding notes. You should read the discussion under the headings "The Exchange Offer" and "Description of the Exchange Notes" for further information regarding the exchange notes to be issued in the exchange offer.

        The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that may be important to you. For a complete understanding of the exchange notes, please refer to the sections of this prospectus entitled "The Exchange Offer" and "Description of the Exchange Notes."

Securities Offered	Up to $500,000,000 aggregate principal amount of 7 3/8% senior notes due 2021 registered under the Securities Act, or the exchange notes and, together with the outstanding notes, the notes.

The terms of the exchange notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that the transfer restrictions and registration rights provisions relating to the outstanding notes do not apply to the exchange notes.

The Exchange Offer

We are offering exchange notes in exchange for a like principal amount of our outstanding notes. You may tender your outstanding notes for exchange notes by following the procedures described under the heading "The Exchange Offer."

Resales

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

• are acquiring the exchange notes in the ordinary course of business;

•

have not engaged in, do not intend to engage in and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes; and

• are not an "affiliate" (as defined under Rule 405 of the Securities Act) of the issuers or any guarantor.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see "Plan of Distribution."

Any holder of unregistered notes, including any broker-dealer, who:
• is our affiliate;
• does not acquire the exchange notes in the ordinary course of its business; or
• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.
Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, including that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Procedures for Tendering Outstanding Notes

If you wish to tender your outstanding notes for exchange notes pursuant to the exchange offer you must transmit to Wells Fargo Bank, National Association, as exchange agent, on or before the expiration date, either:

•

a computer generated message transmitted through The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal, which accompanies this prospectus; or

•

a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, together with your outstanding notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described under "The Exchange Offer—Procedures for Tendering."

Guaranteed Delivery Procedures	None.
Withdrawal Rights

You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer—Withdrawal Rights."

Acceptance of the Outstanding Notes and Delivery of the Exchange Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all outstanding notes that are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture governing the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the outstanding notes under the Securities Act.

Material U.S. Federal Income Tax Consequences

The exchange of notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of material U.S. federal income tax considerations relating to the exchange of notes, see "Material U.S. Federal Income Tax Consequences."

Fees and Expenses	We will bear the expenses related to the exchange offer. See "The Exchange Offer—Fees and Expenses."
Use of Proceeds	We will not receive any cash proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.
Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture governing the notes, is serving as the exchange agent.

 SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

        The summary below describes the principal terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the "Description of the Exchange Notes" section of this prospectus for a more detailed description of the exchange notes. For purposes of this section of the prospectus summary, references to "the Partnership," "we," "us," "our" and "ours" refer only to Athlon Holdings LP and do not include its subsidiaries.

Issuers	Athlon Holdings LP and Athlon Finance Corp.
Notes Offered	$500 million principal amount of 7 3/8% Senior Notes due 2021.
Maturity Date	April 15, 2021.
Interest	7.375% per year (calculated using a 360-day year). Interest on the exchange notes is payable on April 15 and October 15 of each year, beginning on October 15, 2013.
Denominations

Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by a The Depository Trust Company ("DTC") participant in denominations of less than $2,000.

Guarantees

The notes will be unconditionally guaranteed on a senior unsecured basis, jointly and severally, by Athlon Energy (in such capacity, the "Parent Guarantor") and all existing and future wholly owned subsidiaries of Athlon Holdings (except Finance Corp.) that guarantee Athlon Holdings' obligations under our credit agreement.

Ranking	The notes and the guarantees will be our and the guarantors' senior unsecured obligations and will:
• rank equally in right of payment with all of our and the guarantors' existing and future senior indebtedness;
• rank senior in right of payment to all of our and the guarantors' indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•

be effectively subordinated to all of our and the guarantors' existing and future secured indebtedness (including obligations under our credit agreement), to the extent of the value of the assets securing such indebtedness; and

• be structurally subordinated to all obligations of Athlon Energy Inc. and each of our subsidiaries that is not a guarantor of the notes.
As of March 31, 2014, we had outstanding debt of $549 million, of which $500 million constituted our senior indebtedness and $49 million constituted outstanding borrowings under our credit agreement.
Optional Redemption	We may, at our option, redeem some or all of the notes at any time on or after April 15, 2016, at the redemption prices listed under "Description of the Exchange Notes—Optional Redemption."

Prior to such time, we may redeem the notes at 100% of the principal amount thereof, plus the "applicable premium" and accrued and unpaid interest to, but not including, the redemption date as described herein.

In addition, we may redeem up to 35% of the notes before April 15, 2016 with an amount equal to the net cash proceeds from certain equity offerings.

Additionally, if a change of control occurs on or prior to July 15, 2014, we may redeem all, but not less than all, of the notes at 110% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date as described herein.

Please read "Description of the Exchange Notes—Optional Redemption."
Change of Control

If a change of control triggering event occurs, each holder of notes may require us to repurchase all or a portion of the holder's notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest, if any. Please read "Description of the Exchange Notes—Change of Control."

Certain Covenants	The indenture governing the notes will, among other things, limit our ability to:
• incur additional debt or issue preferred stock;
• make distributions on common units, repurchase equity or redeem subordinated debt;
• make payments on subordinated indebtedness;
• create liens or other encumbrances;
• make investments, loans or other guarantees;

• sell or otherwise dispose of a portion of our assets;
• engage in transactions with affiliates; and
• make acquisitions or merge or consolidate with another entity.
These covenants are subject to a number of important qualifications and exceptions which are described in the section "Description of the Exchange Notes—Certain Covenants."
No Public Market

The exchange notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the exchange notes will exist or be maintained. If an active or liquid trading market for the exchange notes is not maintained, the market price and liquidity of the exchange notes may be adversely affected. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—There is no prior public market for the exchange notes. If an actual trading market does not exist or is not maintained for the exchange notes, you may not be able to resell them quickly, for the price that you paid or at all."

Risk Factors	Investing in the exchange notes involves risks. See "Risk Factors" beginning on page 21 for a discussion of certain factors you should consider in evaluating an investment in the exchange notes.

 SUMMARY CONSOLIDATED FINANCIAL, RESERVE AND OPERATING DATA

        This section presents our summary consolidated financial, reserve and operating data for the periods indicated. The summary consolidated financial data presented below is not intended to replace our consolidated financial statements.

        You should read the following summary consolidated financial, reserve and operating data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and notes thereto included elsewhere in this prospectus. The financial information included in this prospectus may not be indicative of our future results of operations, financial condition and cash flows.

        We derived the summary historical consolidated balance sheets data, statements of operations data and statements of cash flow data as of December 31, 2012 and 2013 and for each of the three years in the period ended December 31, 2013 from our audited consolidated financial statements, which are included elsewhere in this prospectus. We derived the summary historical consolidated balance sheet data as of March 31, 2014 and the historical consolidated statements of operations data and statements of cash flow data for the three months ended March 31, 2014 and 2013 from our unaudited consolidated financial statements, which are included elsewhere in this prospectus.

        The summary unaudited pro forma consolidated statements of operations data for the three months ended March 31, 2014 and for the year ended December 31, 2013 has been prepared to give pro forma effect to (i) the 2022 Notes, (ii) Athlon Energy's April 2014 offering of shares of its common stock and (iii) the consummation of the acquisitions from Hibernia Energy, LLC and Piedra Energy II, LLC as if they had been completed as of January 1, 2013. The summary unaudited pro forma consolidated balance sheet data as of March 31, 2014 has been prepared to give pro forma effect to the aforementioned transactions as if they had been completed as of March 31, 2014. These data are subject and give effect to the assumptions and adjustments described in the notes accompanying the unaudited pro forma financial statements included elsewhere in this prospectus. The summary unaudited pro forma consolidated financial data are presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the transactions been consummated on the dates indicated, and do not purport to be indicative of statements of financial position or results of operations as of any future date or for any future period.

Summary Consolidated Financial Data

			Historical
	Pro Forma		Three months ended March 31,
					Year ended December 31,
	Three months ended March 31, 2014	Year ended December 31, 2013
			2014	2013	2013	2012	2011
	(unaudited)		(unaudited)
	(in thousands, except per unit data)
Consolidated Statements of Operations Data:
Oil and natural gas revenues	$126,656	$347,836	$105,669	$54,746	$299,373	$157,111	$65,681

Expenses:
Production	19,865	61,942	17,488	10,976	53,046	36,025	18,115
Depletion, depreciation and amortization	33,672	99,395	28,076	18,053	87,171	54,456	19,747
General and administrative	8,415	23,805	7,428	3,282	20,465	9,678	7,724
Contract termination fee	—	2,408	—	—	2,408	—	—
Acquisition costs	257	1,239	618	57	421	876	9,519
Derivative fair value loss (gain)	13,369	19,936	11,180	6,849	18,115	(9,293)	7,959
Accretion of discount on asset retirement obligations	223	783	195	149	675	478	344

Total expenses	75,801	209,508	64,985	39,366	182,301	92,220	63,408

Operating income	50,855	138,328	40,684	15,380	117,072	64,891	2,273

Other income (expenses):
Interest	(20,046)	(78,789)	(9,178)	(4,474)	(36,669)	(9,951)	(2,945)
Other	4	195	3	—	35	2	13

Total other expenses	(20,042)	(78,594)	(9,175)	(4,474)	(36,634)	(9,949)	(2,932)

Income (loss) before income taxes	30,813	59,734	31,509	10,906	80,438	54,942	(659)
Income tax provision	332	1,135	340	27	1,528	1,928	470

Net income (loss)	$30,481	$58,599	$31,169	$10,879	$78,910	$53,014	$(1,129)

Net income (loss) per unit:
Basic	$0.31	$0.65	$0.37	$0.16	$1.04	$0.78	$(0.02)
Diluted	$0.31	$0.65	$0.37	$0.16	$1.04	$0.78	$(0.02)
Weighted average limited partner units outstanding:
Basic	98,791	89,577	83,985	68,196	74,771	68,196	68,196
Diluted	98,791	89,577	83,985	68,196	74,771	68,196	68,196
Consolidated Statements of Cash Flows Data:
Cash provided by (used in):
Operating activities			$70,842	$30,397	$186,245	$95,302	$18,872
Investing activities			(225,240)	(90,560)	(424,746)	(347,259)	(465,475)
Financing activities			46,736	54,671	342,655	228,798	471,627
Consolidated Balance Sheets Data (at period end):
Cash and cash equivalents	$489,280		$5,363		$113,025	$8,871	$32,030
Total assets	2,647,219		1,474,303		1,354,402	852,298	561,823
Long-term debt	1,150,000		549,000		500,000	362,000	170,000
Partners' equity	1,328,409		758,036		725,247	420,877	327,452
Other Financial Data:
Adjusted EBITDA(1)	$97,640	$259,792	$79,608	$40,669	$224,759	$111,160	$39,094
Development capital			137,790	71,791	398,691	276,182	89,232

(1)
Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read "—Non-GAAP Financial Measures."

Summary Reserve Data

        The following table presents summary data with respect to our estimated net proved reserves as of the dates indicated. The reserve estimates presented in the table below are based on proved reserve reports prepared by CG&A, our independent petroleum engineers, in accordance with the rules and regulations of the SEC regarding oil and natural gas reserve reporting. For more information about our proved reserves, please read CG&A's proved reserve reports, which have been filed as exhibits to the registration statement of which this prospectus is a part.

	December 31,
	2013	2012	2011
Reserves Data(1):
Estimated proved reserves:
Oil (MBbls)	71,174	49,423	25,972
Natural gas (MMcf)	152,206	103,683	51,560
NGLs (MBbls)	30,722	19,275	11,549
Total estimated proved reserves (MBOE)	127,264	85,979	46,114
Proved developed reserves (MBOE)	46,740	25,698	13,496
% proved developed	37%	30%	29%
Proved undeveloped reserves (MBOE)	80,524	60,281	32,618
PV-10 of proved reserves (in millions)(2)	$1,635.5	$866.6	$591.4
Standardized Measure (in millions)(3)	$1,611.9	$850.9	$581.2

(1)
Our estimated proved reserves and related future net revenues, PV-10 and Standardized Measure were determined using the unweighted arithmetic average first-day-of-the-month prices for the prior 12 months for oil and natural gas, without giving effect to commodity derivative contracts, and were held constant throughout the life of the properties. Prices were adjusted by lease for quality, transportation fees, historical geographic differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead.

(2)
PV-10 is a non-GAAP financial measure and generally differs significantly from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of federal income taxes on future net revenues. As a limited partnership, we are not subject to federal income taxes. Accordingly, no provision for federal income taxes has been provided for in our Standardized Measure because taxable income was passed through to our partners. However, the PV-10 and the Standardized Measure differ as a result of the Texas margin tax. Neither PV-10 nor Standardized Measure represents an estimate of the fair market value of our proved reserves. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. Please read "—Non-GAAP Financial Measures."

(3)
Standardized Measure represents the present value of estimated future cash inflows from proved reserves, less future development and production costs and income tax, discounted at 10% per annum to reflect timing of future cash flows.

Non-GAAP Financial Measures

  Adjusted EBITDA

        We include in this prospectus the non-GAAP financial measure Adjusted EBITDA. We provide a reconciliation of Adjusted EBITDA to its most directly comparable financial measures as calculated and presented in accordance with GAAP.

        We define Adjusted EBITDA as net income (loss):

        Plus:

  •
  Interest expense;

  •
  Income tax provision;

  •
  Depreciation, depletion and amortization;

  •
  Corporate reorganization costs;

  •
  Acquisition costs;

  •
  Advisory fees;

  •
  Contract termination fees;

  •
  Non-recurring Athlon IPO costs;

  •
  Secondary offering costs;

  •
  Non-cash equity-based compensation expense;

  •
  Derivative fair value loss;

  •
  Net derivative settlements received adjusted for recovered premiums;

  •
  Accretion of discount on asset retirement obligations;

  •
  Impairment of oil and natural gas properties, if any; and

  •
  Other non-cash operating items.

        Less:

  •
  Interest income;

  •
  Income tax benefit;

  •
  Derivative fair value gain; and

  •
  Net derivative settlements paid adjusted for recovered premiums.

        Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors, lenders under our credit agreement, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  our operating performance and return on capital as compared to those of other companies in the upstream energy sector, without regard to financing or capital structure; and

  •
  the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

        The GAAP measures most directly comparable to Adjusted EBITDA are cash flows provided by operating activities and net income (loss). Adjusted EBITDA should not be considered as an alternative to cash flows provided by operating activities or net income (loss). Adjusted EBITDA may not be comparable to similar measures used by other companies. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, performance measures calculated in accordance with GAAP. Some of these limitations are:

  •
  certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historical costs of depreciable assets;

  •
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  our computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

        Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into their decision-making process.

        The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income (loss) for the periods indicated:

			Historical
	Pro Forma		Three months ended March 31,
					Year ended December 31,
	Three months ended March 31, 2014	Year ended December 31, 2013
			2014	2013	2013	2012	2011
	(in thousands)
Net income (loss)	$30,481	$58,599	$31,169	$10,879	$78,910	$53,014	$(1,129)
Interest expense	20,046	78,789	9,178	4,474	36,669	9,951	2,945
Interest income	(4)	(195)	(3)	—	(15)	(2)	(13)
Income taxes	332	1,135	340	27	1,528	1,928	470
Depletion, depreciation and amortization	33,672	99,395	28,076	18,053	87,171	54,456	19,747
Corporate reorganization costs	—	626	—	—	626	—	—
Acquisition costs	257	1,239	618	57	421	876	9,519
Advisory fees(1)	—	500	—	405	500	493	411
Contract termination fee(2)	—	2,408	—	—	2,408	—	—
Non-recurring Athlon IPO costs(3)	—	2,251	—	—	2,251	—	—
Secondary offering costs	809	25	—	—	25	—	—
Non-cash equity-based compensation	3,630	4,066	3,630	48	4,066	152	106
Derivative fair value loss (gain)(4)	13,369	19,936	11,180	6,849	18,115	(9,293)	7,959
Net derivative settlements paid, adjusted for recovered premiums(5)	(5,239)	(9,983)	(4,839)	(318)	(8,809)	(1,074)	(2,734)
Accretion of discount on asset retirement obligations	223	783	195	149	675	478	344
Other non-cash operating items(6)	64	218	64	46	218	181	1,469

Adjusted EBITDA	$97,640	$259,792	$79,608	$40,669	$224,759	$111,160	$39,094

(1)
Represents the annual advisory fee that was paid to affiliates of Apollo pursuant to a Services Agreement. The Services Agreement was terminated in connection with the Athlon IPO. Please read "Certain Relationships and Related Party Transactions, and Director Independence."

(2)
Represents the fee paid to affiliates of Apollo pursuant to the termination of the Services Agreement in connection with the Athlon IPO. Please read "Certain Relationships and Related Party Transactions, and Director Independence."

(3)
Represents bonuses paid subsequent to the successful completion of the Athlon IPO and non-cash equity-based compensation related to the accelerated vesting of our Class B limited partner interests as a result of the Athlon IPO.

(4)
Represents total derivative loss (gain) reported in our consolidated statements of operations.

(5)
The purpose of this adjustment is to reflect derivative gains and losses on a cash basis in the period the derivative settled rather than the period the gain or loss was recognized for GAAP. It represents the net cash payments on derivative contracts for all commodity derivatives that were settled during the respective periods, excluding any portion representing a recovery of cost (i.e., premiums paid).

(6)
Represents deferred rent expense and non-cash LOE.

        The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of cash flows provided by operating activities for the periods indicated:

	Historical
	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
	(in thousands)
Adjusted EBITDA	$79,608	$40,669	$224,759	$111,160	$39,094
Changes in working capital	461	(5,756)	(2,187)	(6,059)	(6,752)
Current income taxes	(147)	—	—	—	—
Cash interest	(8,605)	(4,231)	(31,971)	(8,850)	(2,623)
Corporate reorganization costs	—	—	(626)	—	—
Acquisition costs	(618)	(57)	(421)	(876)	(9,519)
Non-cash LOE	—	—	—	—	(1,159)
Advisory fees(1)	—	(405)	(500)	(493)	(411)
Contract termination fee(2)	—	—	(2,408)	—	—
Cash non-recurring Athlon IPO costs(3)	—	—	(1,082)	—	—
Secondary offering costs	—	—	(25)	—	—
Amoritzation of derivative premiums paid	143	177	706	420	242

Cash flows provided by operating activities	$70,842	$30,397	$186,245	$95,302	$18,872

(1)
Represents the annual advisory fee that was paid to affiliates of Apollo pursuant to a Services Agreement. The Services Agreement was terminated in connection with the Athlon IPO. Please read "Certain Relationships and Related Party Transactions, and Director Independence."

(2)
Represents the fee paid to affiliates of Apollo pursuant to the termination of the Services Agreement in connection with the Athlon IPO. Please read "Certain Relationships and Related Party Transactions, and Director Independence."

(3)
Represents bonuses paid subsequent to the successful completion of the Athlon IPO.

  PV-10

        PV-10 is a non-GAAP financial measure and is derived from Standardized Measure, which is the most directly comparable GAAP financial measure. PV-10 is equal to the Standardized Measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the relative monetary significance of our properties regardless of tax structure. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our proved reserves to other companies. We use this measure when assessing the potential return on investment related to our properties. However, PV-10 is not equal to, nor a substitute for, the Standardized Measure of discounted future net cash flows. Our PV-10 and the Standardized Measure of discounted future net cash flows do not purport to present the fair value of our proved reserves. The following table provides a reconciliation of PV-10 to the GAAP financial measure of Standardized Measure as of the dates indicated:

	As of December 31,
	2013	2012	2011
	(in millions)
PV-10 of proved reserves	$1,635.5	$866.6	$591.4
Present value of future income tax discounted at 10%	(23.6)	(15.7)	(10.2)

Standardized Measure	$1,611.9	$850.9	$581.2

Summary Operating Data

        The following table sets forth summary data with respect to our production results, average realized prices and certain expenses on a per BOE basis for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
Total production volumes:
Oil (MBbls)	932	542	2,682	1,457	556
Natural gas (MMcf)	1,647	1,030	4,927	3,163	1,017
NGLs (MBbls)	322	183	954	595	239
Combined (MBOE)	1,529	896	4,458	2,579	964
Average daily production volumes:
Oil (Bbls/D)	10,354	6,023	7,349	3,981	1,523
Natural gas (Mcf/D)	18,300	11,446	13,497	8,641	2,786
NGLs (Bbls/D)	3,583	2,028	2,614	1,625	654
Combined (BOE/D)	16,987	9,959	12,213	7,047	2,641
Average realized prices:
Oil ($/Bbl) (before impact of cash settled derivatives)	$93.45	$84.23	$94.17	$87.90	$92.08
Oil ($/Bbl) (after impact of cash settled derivatives)	88.26	83.65	90.89	87.16	87.16
Natural gas ($/Mcf)	4.51	3.27	3.37	2.66	3.46
NGLs ($/Bbl)	34.61	31.34	31.60	34.65	45.96
Combined ($/BOE) (before impact of cash settled derivatives)	69.12	61.08	67.16	60.91	68.13
Combined ($/BOE) (after impact of cash settled derivatives)	65.95	60.73	65.18	60.50	65.29
Expenses (per BOE):
Lease operating(1)	$7.02	$8.07	$7.58	$9.89	$13.82
Production, severance and ad valorem taxes	4.42	4.17	4.32	4.08	4.96
Depletion, depreciation and amortization	18.36	20.14	19.56	21.11	20.48
General and administrative(2)	4.86	3.67	4.59	3.75	8.01

(1)
Includes non-cash equity-based compensation of $264,000 ($0.17 per BOE) and $8,000 ($0.01 per BOE) for the three months ended March 31, 2014 and 2013, respectively, and $453,000 ($0.10 per BOE) and $29,000 ($0.01 per BOE) for 2013 and 2012, respectively.

(2)
Includes non-cash equity-based compensation of $3.4 million ($2.20 per BOE) and $41,000 ($0.05 per BOE) for the three months ended March 31, 2014 and 2013, respectively, and $3.8 million ($0.84 per BOE), $123,000 ($0.05 per BOE) and $106,000 ($0.11 per BOE) for 2013, 2012 and 2011, respectively.

RISK FACTORS

        An investment in the notes involves a high degree of risk. You should carefully consider the following risk factors and other information contained in this prospectus before investing in the notes. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. Please read "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to the Exchange Offer

If you fail to exchange outstanding notes, existing transfer restrictions will remain in effect, and the market value of outstanding notes may be adversely affected because they may be more difficult to sell.

        If you fail to exchange outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of outstanding notes.

        The tender of outstanding notes in the exchange offer will reduce the principle amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following the completion of the exchange offer.

Risks Related to the Oil and Natural Gas Industry and Our Business

Our business is difficult to evaluate because we have a limited operating history.

        We began operating our first properties after acquiring them in January 2011. As a result, there is only limited historical financial and operating information available upon which to base your evaluation of our performance.

Drilling for and producing oil and natural gas are high-risk activities with many uncertainties that may result in a total loss of investment or otherwise adversely affect our business, financial condition or results of operations.

        Our drilling activities are subject to many risks. For example, we cannot assure you that wells drilled by us will be productive or that we will recover all or any portion of our investment in such wells. Drilling for oil and natural gas often involves unprofitable efforts, not only from dry holes but also from wells that are productive but do not produce sufficient oil or natural gas to return a profit at then-realized prices after deducting drilling, operating and other costs. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or that it can be produced economically. The costs of exploration, exploitation and development activities are subject to numerous uncertainties beyond our control, and increases in those costs can adversely affect the economics of a project. In addition, the application of new techniques for us such as horizontal drilling may make it more difficult to accurately estimate these costs. Further, our drilling and producing operations may be curtailed, delayed, canceled or otherwise negatively impacted as a result of other factors, including:

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  unusual or unexpected geological formations;

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  loss of drilling fluid circulation;

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  title problems;

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  facility or equipment malfunctions;

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  unexpected operational events;

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  shortages or delivery delays or increases in the cost of equipment and services;

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  reductions in oil and natural gas prices;

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  lack of proximity to and shortage of capacity of transportation facilities;

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  the limited availability of financing at acceptable rates;

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  delays imposed by or resulting from compliance with environmental and other governmental or regulatory requirements, which may include limitations on hydraulic fracturing or the discharge of greenhouse gases ("GHGs"); and

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  adverse weather conditions.

        Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties.

Our development and exploratory drilling efforts and our well operations may not be profitable or achieve our targeted returns.

        We have acquired significant amounts of unproved property in order to further our development efforts and expect to continue to undertake acquisitions in the future. Development and exploratory drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. We acquire unproved properties and lease undeveloped acreage that we believe will enhance our growth potential and increase our results of operations over time. However, we cannot assure you that all prospects will be economically viable or that we will not abandon our investments. Additionally, we cannot assure you that unproved property acquired by us or undeveloped acreage leased by us will be profitably developed, that wells drilled by us in prospects that we pursue will be productive or that we will recover all or any portion of our investment in such unproved property or wells.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

        As a recently formed company, growth in accordance with our business plan, if achieved, could place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and natural gas industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

A significant portion of our net leasehold acreage is undeveloped, and that acreage may not ultimately be developed or become commercially productive, which could cause us to lose rights under our leases as well as have a material adverse effect on our reserves and future production and, therefore, our future cash flow and income.

        As of December 31, 2013, approximately 46% of our net leasehold acreage was undeveloped, or acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of hydrocarbons regardless of whether such acreage contains proved reserves. In addition, many of our oil and natural gas leases require us to drill wells that are commercially productive, and if we are unsuccessful in drilling such wells, we could lose our rights under such leases. Our reserves and future production and, therefore, our future cash flow and income are highly dependent on successfully developing our undeveloped leasehold acreage.

Our development and exploration operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms or at all, which could lead to a loss of properties and a decline in our reserves.

        The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for and development, production and acquisition of reserves. In 2013, our drilling capital expenditures were $398.7 million. In 2014, we expect our drilling capital expenditures to be $700 million, plus an additional $25 million for leasing, infrastructure, capital workovers and capitalized interest. Notwithstanding prior contributions to us by the Apollo Funds or their affiliates, you should not assume that any of them will provide any debt or equity funding to us in the future.

        In the near term, we intend to finance our drilling capital expenditures with cash flows from operations and borrowings under our credit agreement. Our cash flows from operations and access to capital are subject to a number of variables, including:

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  our proved reserves;

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  the volume of hydrocarbons we are able to produce from existing wells;

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  the prices at which our production is sold;

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  the levels of our operating expenses; and

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  our ability to acquire, locate and produce new reserves.

        We cannot assure you that our operations and other capital resources will provide cash in sufficient amounts to maintain planned or future levels of capital expenditures. Further, our actual capital expenditures in 2014 could exceed our budget. In the event our capital expenditure requirements at any time are greater than the amount of capital we have available, we could be required to seek additional sources of capital, which may include traditional reserve base borrowings, debt financing, joint ventures, production payment financings, sales of assets, private or public offerings of debt or equity securities or other means.

        Our business and operating results can be harmed by factors such as the availability, terms and cost of capital, increases in interest rates or a reduction in our credit rating. Changes in any one or more of these factors could cause our cost of doing business to increase, limit our access to capital, limit our ability to pursue acquisition opportunities, reduce our cash flows available for drilling and place us at a competitive disadvantage. In addition, our ability to access the private and public debt or equity markets is dependent upon a number of factors outside our control, including oil and natural gas prices as well as economic conditions in the financial markets. Continuing disruptions and volatility in the global financial markets may lead to an increase in interest rates or a contraction in credit availability impacting our ability to finance our operations. We cannot assure you that we will be able to obtain debt or equity financing on terms favorable to us, or at all.

        If we are unable to fund our capital requirements, we may be required to curtail our operations relating to the exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our reserves, or may be otherwise unable to implement our development plan, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations. In addition, a delay in or the failure to complete proposed or future infrastructure projects could delay or eliminate potential efficiencies and related cost savings.

Our success depends on finding, developing or acquiring additional reserves. Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

        Our future oil and natural gas reserves and production, and therefore our cash flows and income, highly depend on our ability to find, develop or acquire additional reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we undertake development, exploration and other replacement activities or use third parties to accomplish these activities. We have made, and expect to make in the future, substantial capital expenditures in our business and operations for the development, production, exploration and acquisition of reserves. We may not have sufficient resources to undertake our exploration, development and production activities. In addition, the acquisition of reserves, our exploratory projects and other replacement activities may not result in significant additional reserves and we may not have success drilling productive wells at low F&D costs. Furthermore, although our revenues may increase if prevailing commodity prices increase, our F&D costs for additional reserves could also increase.

Our project areas, which are in various stages of development, may not yield oil or natural gas in commercially viable quantities.

        Our project areas are in various stages of development, ranging from project areas with current drilling or production activity to project areas that consist of recently acquired leasehold acreage or that have limited drilling or production history. During 2013, we drilled a 171 gross (165 net) operated vertical wells and participated in an additional nine gross (three net) non-operated wells, 19 gross (18 net) wells of which were in various stages of completion at December 31, 2013. During 2013, we also commenced drilling four gross (four net) operated horizontal wells, two gross (two net) of which were in various stages of completion at December 31, 2013. If the wells in the process of being completed do not produce sufficient revenues to return a profit or if we drill dry holes in the future, our business may be materially affected.

Our identified potential drilling locations, which are scheduled out over many years, are susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

        As of December 31, 2013, our identified vertical drilling inventory included 2,232 gross (1,784 net) locations based on 40-acre spacing and an additional 2,616 gross (2,124 net) locations based on 20-acre spacing. Only 659 gross (632 net) of these potential vertical drilling locations were attributed to PUDs in our December 31, 2013 reserve report. These drilling locations, including those without PUDs, represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including the availability of capital, construction of infrastructure, inclement weather, regulatory changes and approvals, commodity prices, lease expirations, our ability to secure rights to drill at deeper formations, costs and drilling results.

        Further, our identified potential drilling locations are in various stages of evaluation, ranging from locations that are ready to drill to locations that will require substantial additional analysis of data. We cannot predict in advance of drilling and testing whether any particular drilling location will yield oil or natural gas reserves in sufficient quantities to recover drilling or completion costs or to be economically viable or whether wells drilled on 20-acre spacing will produce at the same rates as those on 40-acre spacing. The use of reliable technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas reserves will be present or, if present, whether oil or natural gas reserves will be present in sufficient quantities to be economically viable. Even if sufficient amounts of oil or natural gas reserves exist, we may damage the potentially productive hydrocarbon bearing formation or experience mechanical difficulties while drilling or completing the well, possibly resulting in a reduction in production from the well or abandonment of the well. If we drill dry holes in our current and future drilling locations, our drilling success rate may decline and materially harm our business. We cannot assure you that the analogies we draw from available data from other wells, more fully explored locations or producing fields will be applicable to our drilling locations. Further, initial production rates reported by us or other operators in the Permian Basin may not be indicative of future or long-term production rates.

        Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas reserves from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business, financial condition and results of operations.

The development of our PUDs may take longer and may require higher levels of capital expenditures than we anticipate and may not be economically viable.

        Approximately 63% of our total proved reserves at December 31, 2013 were PUDs and may not be ultimately developed or produced. Recovery of PUDs requires significant capital expenditures and successful drilling operations. The reserve data included in the independent petroleum engineering firm's proved reserve report assumes that substantial capital expenditures are required to develop such reserves. We cannot be certain that the estimated costs of the development of these reserves are accurate, that development will occur as scheduled or that the results of such development will be as estimated. Delays in the development of our reserves or increases in costs to drill and develop such reserves will reduce future net revenues of our estimated PUDs and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause us to have to reclassify our proved reserves as PUDs.

Our acreage must be drilled before lease expiration, generally within three to five years, in order to hold the acreage by production. In a highly competitive market for acreage, failure to drill sufficient wells to hold acreage may result in a substantial lease renewal cost, or if renewal is not feasible, loss of our lease and prospective drilling opportunities.

        Leases on oil and natural gas properties typically have a term of three to five years, after which they expire unless, prior to expiration, production is established within the spacing units covering the undeveloped acres. Please read "Business—Oil and Natural Gas Production Prices and Production Costs—Developed and Undeveloped Acreage" for information regarding our leasehold expirations. The cost to renew such leases may increase significantly, and we may not be able to renew such leases on commercially reasonable terms or at all. Moreover, many of our leases require lessor consent to pool, which may make it more difficult to hold our leases by production. Any reduction in our current drilling program, either through a reduction in capital expenditures or the unavailability of drilling rigs, could result in the loss of acreage through lease expirations. We cannot assure you that we will have the liquidity to deploy these rigs when needed, or that commodity prices will warrant operating such a drilling program. Any such losses of leases could materially and adversely affect the growth of our asset base, cash flows and results of operations.

Part of our strategy involves drilling in existing or emerging shale plays using the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

        Our operations involve utilizing the latest drilling and completion techniques as developed by us and our service providers. Risks that we may face while drilling include, but are not limited to, failing to land our wellbore in the desired drilling zone, not staying in the desired drilling zone while drilling horizontally through the formation, not running our casing the entire length of the wellbore and not being able to run tools and other equipment consistently through the horizontal wellbore. Risks that we may face while completing our wells include, but are not limited to, not being able to fracture stimulate the planned number of stages, not being able to run tools the entire length of the wellbore during completion operations, and not successfully cleaning out the wellbore after completion of the final fracture stimulation stage. In addition, to the extent we engage in horizontal drilling, those activities may adversely affect our ability to successfully drill in one or more of our identified vertical drilling locations.

        Our experience with horizontal drilling utilizing the latest drilling and completion techniques is limited. Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and/or commodity prices decline, the return on our investment in these areas may not be as attractive as we anticipate. Further, as a result of any of these developments we could incur material write-downs of our oil and natural gas properties and the value of our undeveloped acreage could decline in the future.

The unavailability, high cost or shortages of rigs, equipment, raw materials, supplies or personnel may restrict our operations.

        The oil and natural gas industry is cyclical, which can result in shortages of drilling rigs, equipment, raw materials (particularly sand and other proppants), supplies and personnel. When shortages occur, the costs and delivery times of rigs, equipment and supplies increase and demand for, and wage rates of, qualified drilling rig crews also rise with increases in demand for oil and natural gas. In accordance with customary industry practice, we rely on independent third-party service providers to provide most of the services necessary to drill new wells. If we are unable to secure a sufficient number of drilling rigs at reasonable costs, our financial condition and results of operations could suffer, and we may not be able to drill all of our acreage before our leases expire. In addition, we do not have long-term contracts securing the use of our existing rigs, and the operator of those rigs may choose to cease providing services to us. We currently operate eight vertical drilling rigs and three horizontal drilling rigs. Shortages of drilling rigs, equipment, raw materials (particularly sand and other proppants), supplies, drilling rig crews and other personnel, trucking services, tubulars, fracking and completion services and production equipment, including equipment and personnel related to horizontal drilling activities, could delay or restrict our exploration and development operations, which in turn could impair our financial condition and results of operations.

The volatility of oil and natural gas prices due to factors beyond our control greatly affects our profitability.

        Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and natural gas properties depend primarily upon the prevailing commodity prices. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control, including:

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  the regional, domestic and foreign supply of oil and natural gas;

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  the level of commodity prices and expectations about future commodity prices;

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  the level of global oil and natural gas exploration and production;

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  localized supply and demand fundamentals, including the proximity and capacity of oil and natural gas pipelines and other transportation facilities, and other factors that result in differentials to benchmark prices from time to time;

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  the cost of exploring for, developing, producing and transporting reserves;

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  the price of foreign imports;

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  political and economic conditions in oil producing countries;

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  the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

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  speculative trading in crude oil and natural gas derivative contracts;

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  the level of consumer product demand;

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  weather conditions and other natural disasters;

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  risks associated with operating drilling rigs;

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  technological advances affecting exploration and production operations and overall energy consumption;

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  domestic and foreign governmental regulations and taxes;

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  the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;

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  the price and availability of competitors' supplies of oil and natural gas and alternative fuels; and

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  overall domestic and global economic conditions.

        These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. For example, during the past five years, the NYMEX prompt month contract price for WTI has ranged from a low of $33.98 per Bbl in February 2009 to a high of $113.93 per Bbl in April 2011, and the Henry Hub prompt month contract price of natural gas has ranged from a low of $1.91 per MMBtu in April 2012 to a high of $6.07 per MMBtu in January 2009. During 2013, WTI prompt month contract ranged from $86.68 per Bbl to $110.53 per Bbl and the Henry Hub prompt month contract price of natural gas ranged from $3.11 per MMBtu to $4.46 per MMBtu. On December 31, 2013, the WTI prompt month contract price for crude oil was $98.42 per Bbl and the Henry Hub prompt month contract price of natural gas was $4.23 per MMBtu. Any substantial decline in commodity prices will likely have a material adverse effect on our operations, financial condition and level of expenditures for the development of our reserves.

        As of December 31, 2013, NGLs comprised 24% of our estimated proved reserves and accounted for 21% of our 2013 production at an average realized price of $31.60 per Bbl, a 9% drop in average price from the prior year. Our realized NGL prices decreased principally due to significant supply. The terms of our sale contracts allow purchasers of our production to elect not to purchase our produced ethane and instead pay dry natural gas prices for the ethane that we produce in the gas stream. NGLs are made up of ethane, propane, isobutane, normal butane and natural gasoline, all of which have different uses and different pricing characteristics. A further or extended decline in NGL prices could materially and adversely affect our future business, financial condition and results of operations.

        Substantially all of our production is sold to purchasers under contracts at market-based prices. Moreover, all of our oil contracts include the Midland-Cushing differential (the difference between Midland WTI and Cushing WTI), which widened periodically during 2012 and in 2013 due to difficulty transporting oil production from the Permian Basin to the Gulf Coast refineries as a result of capacity constraints. We may experience differentials to NYMEX in the future, which may be material. Lower oil, natural gas and NGL prices will reduce our cash flows and the present value of our reserves. If oil, natural gas and NGL prices deteriorate, we anticipate that the borrowing base under our credit agreement, which is revised periodically, may be reduced, which would negatively impact our borrowing ability. Additionally, prices could reduce our cash flows to a level that would require us to borrow to fund our current or future capital budgets. Lower oil, natural gas and NGL prices may also reduce the amount of oil, natural gas and NGLs that we can produce economically. Substantial decreases in oil, natural gas and NGL prices could render uneconomic a significant portion of our identified drilling locations. This may result in significant downward adjustments to our estimated proved reserves. If this occurs or if our production estimates change or our exploration or development results deteriorate, full cost accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties. As a result, a substantial or extended decline in oil, natural gas or NGL prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

We have entered into oil derivative contracts and may in the future enter into additional commodity derivative contracts for a portion of our production, which may result in future cash payments or prevent us from receiving the full benefit of increases in commodity prices.

        We use commodity derivative contracts to reduce price volatility associated with certain of our oil sales in the form of swaps. Under these contracts, we receive a fixed price per Bbl of oil and pay a floating market price per Bbl of oil to the counterparty based on NYMEX WTI pricing. The fixed-price payment and the floating-price payment are offset, resulting in a net amount due to or from the counterparty. The extent of our commodity price exposure is related largely to the effectiveness and scope of our commodity derivative contracts. For example, our commodity derivative contracts are based on quoted market prices, which may differ significantly from the actual prices we realize in our operations for oil. In addition, our credit agreement limits the aggregate notional volume of commodities that can be covered under commodity derivative contracts we enter into and, as a result, we will continue to have direct commodity price exposure on the unhedged portion of our production volumes. Currently, we have the following oil swaps:

Period	Average Daily Swap Volume	Weighted- Average Swap Price
	(Bbl)	(per Bbl)
Q2 2014	8,950	$92.71
Q3 2014	9,950	92.52
Q4 2014	10,960	92.31
Q1 2015	9,800	90.90
Q2 2015	9,800	90.90
Q3 2015	4,300	91.11
Q4 2015	4,300	91.11

        Our policy has been to hedge a significant portion of our estimated oil production. However, our price hedging strategy and future hedging transactions will be determined at our discretion. We are not under an obligation to hedge a specific portion of our production. The prices at which we hedge our production in the future will be dependent upon commodity prices at the time we enter into these transactions, which may be substantially higher or lower than current commodity prices. Accordingly, our price hedging strategy may not protect us from significant declines in commodity prices received for our future production, whether due to declines in prices in general or to widening differentials we experience with respect to our products. Conversely, our hedging strategy may limit our ability to realize cash flows from commodity price increases. It is also possible that a substantially larger percentage of our future production will not be hedged as compared with the next few years, which would result in our revenues becoming more sensitive to commodity price changes.

        In addition, our actual future production may be significantly higher or lower than we estimate at the time we enter into commodity derivative contracts for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the notional amount of our commodity derivative contracts, we might be forced to satisfy all or a portion of our commodity derivative contracts without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, substantially diminishing our liquidity. There may be a change in the expected differential between the underlying commodity price in the commodity derivative contract and the actual price received, which may result in payments to our derivative counterparty that are not offset by our receipt of payments for our production in the field. Accordingly, our earnings may fluctuate significantly as a result of changes in the fair value of our commodity derivative contracts.

Our commodity derivative contracts expose us to counterparty credit risk.

        Our commodity derivative contracts expose us to risk of financial loss if a counterparty fails to perform under a contract. Disruptions in the financial markets could lead to sudden decreases in a counterparty's liquidity, which could make them unable to perform under the terms of the contract and we may not be able to realize the benefit of the contract. We are unable to predict sudden changes in a counterparty's creditworthiness or ability to perform. Even if we do accurately predict sudden changes, our ability to negate the risk may be limited depending upon market conditions.

        During periods of declining commodity prices, our derivative contract receivable positions generally increase, which increases our counterparty credit exposure. If the creditworthiness of our counterparties deteriorates and results in their nonperformance, we could incur a significant loss with respect to our commodity derivative contracts.

The inability of one or more of our customers to meet their obligations may adversely affect our financial results.

        In addition to credit risk related to receivables from commodity derivative contracts, our principal exposure to credit risk is through receivables from purchasers of our oil and natural gas production. For 2013, two purchasers accounted for more than 10% of our revenues: High Sierra Crude Oil & Marketing, LLC (46%) and Occidental Petroleum Corporation (27%). This concentration of customers may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Current economic circumstances may further increase these risks. We do not require our customers to post collateral. The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may materially adversely affect our financial condition and results of operations.

Our method of accounting for investments in oil and natural gas properties may result in impairment of asset value.

        We account for our oil and natural gas producing activities using the full cost method of accounting. Accordingly, all costs incurred in the acquisition, exploration and development of evaluated oil and natural gas properties, including the costs of abandoned properties, dry holes, geophysical costs and annual lease rentals are capitalized. All general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change. Depletion of evaluated oil and natural gas properties is computed on the units of production method based on proved reserves. The average depletion rate per BOE of production was $19.51, $21.03 and $20.32 for 2013, 2012 and 2011, respectively. Total depletion expense for oil and natural gas properties was $87.0 million, $54.2 million and $19.6 million for 2013, 2012 and 2011, respectively.

        The net capitalized costs of evaluated oil and natural gas properties are subject to a full cost ceiling limitation in which the costs are not allowed to exceed their related estimated future net revenues discounted at 10%. To the extent capitalized costs of evaluated oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairment exceed the discounted future net revenues of proved reserves, the excess capitalized costs are charged to expense.

        To date, we have not recorded any impairment on proved oil and natural gas properties. However, we may experience ceiling test write downs in the future. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Impairment" for a more detailed description of our method of accounting.

Our estimated reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our proved reserves.

        Oil and natural gas reserve engineering is not an exact science and requires subjective estimates of underground accumulations of reserves and assumptions concerning future commodity prices, production levels, estimated ultimate recoveries and operating and development costs. As a result, estimated quantities of proved reserves, projections of future production rates and the timing of development expenditures may be incorrect. Our estimates of proved reserves and related valuations are based on proved reserve reports prepared by CG&A, our independent petroleum engineers. CG&A conducted a well-by-well review of all our properties for the periods covered by its proved reserve reports using information provided by us. Over time, we may make material changes to proved reserve estimates taking into account the results of actual drilling, testing and production. Also, certain assumptions regarding future commodity prices, production levels and operating and development costs may prove incorrect. Any significant variance from these assumptions to actual figures could greatly affect our estimates of proved reserves, the economically recoverable quantities of reserves attributable to any particular group of properties, the classifications of reserves based on risk of recovery and estimates of the future net cash flows. A substantial portion of our reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of reserves we ultimately recover being different from our estimates.

        The estimates of proved reserves included in this prospectus were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first-day-of-the-month within the 12 months in accordance with GAAP. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for unproved acreage. The reserve estimates represent our net revenue interest in our properties.

        The timing of both our production and our incurrence of costs in connection with the development and production of reserves will affect the timing of actual future net cash flows from proved reserves.

SEC rules could limit our ability to book additional PUDs in the future.

        SEC rules require that, subject to limited exceptions, PUDs may only be booked if they relate to wells scheduled to be drilled within five years after the date of booking. This requirement has limited and may continue to limit our ability to book additional PUDs as we pursue our drilling program. Moreover, we may be required to write down our PUDs if we do not drill those wells within the required five-year timeframe.

The Standardized Measure of discounted future net cash flows from our proved reserves will not be the same as the current market value of our estimated oil and natural gas reserves.

        You should not assume that the Standardized Measure of discounted future net cash flows from our proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we based the discounted future net cash flows from our proved reserves on the 12-month first-day-of-the-month oil and natural gas average prices without giving effect to derivative transactions. Actual future net cash flows from our oil and natural gas properties will be affected by factors such as:

  •
  actual prices we receive for oil and natural gas;

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  actual cost of development and production expenditures;

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  the amount and timing of actual production; and

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  changes in governmental regulations or taxation.

        The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing and amount of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating Standardized Measure may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general. As a limited partnership, we are not subject to federal taxation. Accordingly, our Standardized Measure does not provide for federal corporate income taxes because taxable income was passed through to our partners.

All of our properties are located in the Permian Basin, making us vulnerable to risks associated with operating in one geographic area.

        All of our producing properties are located in the Permian Basin. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, availability of equipment, facilities, personnel or services, market limitations or interruption of the processing or transportation of crude oil, natural gas or NGLs. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and natural gas producing areas such as the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Due to the concentrated nature of our portfolio of oil and natural gas properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

We depend upon a limited number of purchasers for the sale of most of our production. The loss of one or more of these purchasers could, among other factors, limit our access to suitable markets for the hydrocarbons we produce.

        The availability of a ready market for any hydrocarbons we produce depends on numerous factors beyond the control of our management, including but not limited to the extent of domestic production and imports of oil, the proximity and capacity of natural gas pipelines, the availability of skilled labor, materials and equipment, the effect of state and federal regulation of oil and natural gas production and federal regulation of natural gas sold in interstate commerce. In addition, we depend upon a limited number of purchasers for the sale of most of our production, and our contracts with those customers typically are on a month-to-month basis. The loss of these customers could adversely affect our revenues and have a material adverse effect on our financial condition and results of operations. We cannot assure you that any of our customers will continue to do business with us or that we will continue to have ready access to suitable markets for our future production.

Our operations are substantially dependent on the availability of water. Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.

        Water is an essential component of deep shale oil and natural gas production during both the drilling and hydraulic fracturing processes. Historically, we have been able to purchase water from local land owners for use in our operations. According to the Lower Colorado River Authority, from 2011 to 2013, Texas experienced some of the lowest inflows of water in recorded history. As a result of this severe drought, some local water districts have begun restricting the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supply. If we are unable to obtain water to use in our operations from local sources, we may be unable to economically produce our reserves, which could have an adverse effect on our financial condition, results of operations and cash flows.

We may face unanticipated water and other waste disposal costs.

        We may be subject to regulation that restricts our ability to discharge water produced as part of our natural gas production operations. Productive zones frequently contain water that must be removed in order for the natural gas to produce, and our ability to remove and dispose of sufficient quantities of water from the various zones will determine whether we can produce natural gas in commercial quantities. The produced water must be transported from the lease and injected into disposal wells. The availability of disposal wells with sufficient capacity to receive all of the water produced from our wells may affect our ability to produce our wells. Also, the cost to transport and dispose of that water, including the cost of complying with regulations concerning water disposal, may reduce our profitability.

        Where water produced from our projects fails to meet the quality requirements of applicable regulatory agencies, our wells produce water in excess of the applicable volumetric permit limits, the disposal wells fail to meet the requirements of all applicable regulatory agencies or we are unable to secure access to disposal wells with sufficient capacity to accept all of the produced water, we may have to shut in wells, reduce drilling activities or upgrade facilities for water handling or treatment. The costs to dispose of this produced water may increase if any of the following occur:

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  we cannot obtain future permits from applicable regulatory agencies;

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  water of lesser quality or requiring additional treatment is produced;

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  our wells produce excess water;

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  new laws and regulations require water to be disposed in a different manner; or

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  costs to transport the produced water to the disposal wells increase.

Declining general economic, business or industry conditions may have a material adverse effect on our results of operations, liquidity and financial condition.

        Concerns over global economic conditions, energy costs, geopolitical issues, inflation, the availability and cost of credit, the European debt crisis and the United States financial market have contributed to increased economic uncertainty and diminished expectations for the global economy. In addition, continued hostilities in the Middle East and the occurrence or threat of terrorist attacks in the United States or other countries could adversely affect the global economy. These factors, combined with volatile commodity prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a recession. Concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices. If the economic climate in the United States or abroad deteriorates, worldwide demand for petroleum products could diminish, which could impact the price at which we can sell our production, affect the ability of our vendors, suppliers and customers to continue operations and ultimately adversely impact our results of operations, liquidity and financial condition.

We have incurred losses from operations during certain periods since our inception and may do so in the future.

        We incurred a net loss of $1.1 million for 2011, our first full year of operation, and we may incur net losses in the future. Our development of and participation in a larger number of drilling locations has required and will continue to require substantial capital expenditures. The uncertainty and risks described in this prospectus may impede our ability to economically find, develop and acquire reserves. As a result, we may not be able to sustain profitability or positive cash flows provided by operating activities in the future.

We rely on a few key employees whose absence or loss could adversely affect our business.

        Many key responsibilities within our business have been assigned to a small number of employees. The loss of their services could adversely affect our business. In particular, the loss of the services of one or more members of our management team, including our Chief Executive Officer, Robert C. Reeves, could disrupt our operations. We have employment agreements with these executives which contain restrictions on competition with us in the event they cease to be employed by us. However, as a practical matter, such employment agreements may not assure the retention of our employees. Further, we do not maintain "key person" life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death of our key employees.

Operating hazards and uninsured risks may result in substantial losses and could prevent us from realizing profits.

        Our operations are subject to all of the hazards and operating risks associated with drilling for and production of oil and natural gas, including the risk of fire, explosions, blowouts, surface cratering, uncontrollable flows of natural gas, oil and formation water, pipe or pipeline failures, abnormally pressured formations, casing collapses and environmental hazards such as oil spills, natural gas leaks, ruptures or discharges of toxic gases. In addition, our operations are subject to risks associated with hydraulic fracturing. The occurrence of any of these events could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties, suspension of operations and repairs to resume operations.

        We endeavor to contractually allocate potential liabilities and risks between us and the parties that provide us with services and goods, which include pressure pumping and hydraulic fracturing, drilling and cementing services and tubular goods for surface, intermediate and production casing. Under our agreements with our vendors, to the extent responsibility for environmental liability is allocated between the parties, (i) our vendors generally assume all responsibility for control and removal of pollution or contamination which originates above the surface of the land and is directly associated with such vendors' equipment while in their control and (ii) we generally assume the responsibility for control and removal of all other pollution or contamination which may occur during our operations, including pre-existing pollution and pollution which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, natural gas or other substances, as well as the use or disposition of all drilling fluids. In addition, we generally agree to indemnify our vendors for loss or destruction of vendor-owned property that occurs in the well hole or as a result of the use of equipment, certain corrosive fluids, additives, chemicals or proppants. However, despite this general allocation of risk, we might not succeed in enforcing such contractual allocation, might incur an unforeseen liability falling outside the scope of such allocation or may be required to enter into contractual arrangements with terms that vary from the above allocations of risk. As a result, we may incur substantial losses which could have a material adverse effect on our financial condition and results of operations.

        In accordance with what we believe to be customary industry practice, we maintain insurance against some, but not all, of our business risks. Our insurance may not be adequate to cover any losses or liabilities we may suffer. Also, insurance may no longer be available to us or, if it is, its availability may be at premium levels that do not justify its purchase. The occurrence of a significant uninsured claim, a claim in excess of the insurance coverage limits maintained by us or a claim at a time when we are not able to obtain liability insurance could have a material adverse effect on our ability to conduct normal business operations and on our financial condition, results of operations or cash flows. In addition, we may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause us to restrict our operations, which might severely impact our financial condition. We may also be liable for environmental damage caused by previous owners of properties purchased by us, which liabilities may not be covered by indemnification agreements or insurance.

        Since hydraulic fracturing activities are part of our operations, they are covered by our insurance against claims made for bodily injury, property damage and clean-up costs stemming from a sudden and accidental pollution event. However, we may not have coverage if we are unaware of the pollution event and unable to report the "occurrence" to our insurance company within the time frame required under our insurance policy. We have no coverage for gradual, long-term pollution events. In addition, these policies do not provide coverage for all liabilities, and we cannot assure you that the insurance coverage will be adequate to cover claims that may arise or that we will be able to maintain adequate insurance at rates we consider reasonable. A loss not fully covered by insurance could have a material adverse effect on our financial condition, results of operations and cash flows. Please read "Business—Operational Hazards and Insurance" for a description of our insurance coverage.

Our failure to successfully identify, complete and integrate future acquisitions of properties or businesses could reduce our operating results and slow our growth.

        There is intense competition for acquisition opportunities in our industry and we may not be able to identify attractive acquisition opportunities. Even if we do identify attractive acquisition opportunities, we may not be able to complete the acquisitions or do so on commercially acceptable terms. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our ability to complete acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Further, these acquisitions may be in geographic regions in which we do not currently operate, which could result in unforeseen operating difficulties and difficulties in coordinating geographically dispersed operations, personnel and facilities. In addition, if we enter into new geographic markets, we may be subject to additional and unfamiliar legal and regulatory requirements. Compliance with these regulatory requirements may impose substantial additional obligations on us and our management, cause us to expend additional time and resources in compliance activities and increase our exposure to penalties or fines for non-compliance with such additional legal requirements. Completed acquisitions could require us to invest further in operational, financial and management information systems and to attract, retain, motivate and effectively manage additional employees. The inability to effectively manage the integration of acquisitions could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our results of operations and growth. Our financial condition and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.

        Any acquisition involves potential risks, including, among other things:

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  the validity of our assumptions about estimated proved reserves, future production, commodity prices, revenues, capital expenditures, operating expenses and costs;

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  an inability to obtain satisfactory title to the assets we acquire;

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  a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

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  a significant increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;

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  the assumption of unknown liabilities, losses or costs for which we obtain no or limited indemnity or other recourse;

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  the diversion of management's attention from other business concerns;

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  an inability to hire, train or retain qualified personnel to manage and operate our growing assets; and

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  the occurrence of other significant changes, such as impairment of oil and natural gas properties, goodwill or other intangible assets, asset devaluation or restructuring charges.

Properties we acquire may not produce as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties that we acquire or obtain protection from sellers against such liabilities.

        Acquiring oil and natural gas properties requires us to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well or pipeline. We cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities created prior to our purchase of the property. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

We may incur losses as a result of title defects in the properties in which we invest.

        It is our practice in acquiring oil and natural gas leases or interests not to incur the expense of retaining lawyers to examine the title to the mineral interest. Rather, we rely upon the judgment of oil and natural gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest.

        Prior to the drilling of an oil or natural gas well, however, it is the normal practice in our industry for the person or company acting as the operator of the well to obtain a preliminary title review from a title attorney to ensure there are no obvious defects in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct defects in the marketability of the title, and such curative work entails expense. Our failure to cure any title defects may delay or prevent us from utilizing the associated mineral interest, which may adversely impact our ability in the future to increase production and reserves. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we may suffer a financial loss.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to succeed.

        The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources than us. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or international basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing reserves.

        The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.

Our use of 2-D and 3-D seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of our drilling operations.

        Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies, and we could incur losses as a result of such expenditures. As a result, our drilling activities may not be successful or economical.

Conservation measures and technological advances could reduce demand for oil and natural gas.

        Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas services and products may have a material adverse effect on our business, financial condition, results of operations and cash flows.

The marketability of our production is dependent upon transportation and other facilities, certain of which we do not control. When these facilities are unavailable, our operations can be interrupted and our revenues reduced.

        The marketability of our production depends in part upon the availability, proximity and capacity of transportation facilities owned by third parties. Our oil production is transported from the wellhead to our tank batteries by our gathering system. Our purchasers then transport the oil by truck to a pipeline for transportation. Our natural gas production is generally transported by our gathering lines from the wellhead to an interconnection point with the purchaser. We do not control these trucks and other third-party transportation facilities and our access to them may be limited or denied. Insufficient production from our wells to support the construction of pipeline facilities by our purchasers or a significant disruption in the availability of our or third-party transportation facilities or other production facilities could adversely impact our ability to deliver to market or produce our production and thereby cause a significant interruption in our operations.

        In the past, we have been required to flare a portion of our natural gas production for a number of reasons, including the fact that (i) our well is not yet tied into the third-party gathering system, (ii) the pressures on the third-party gathering system are too high to allow additional production from our well to be transported or (iii) our production is prorated due to high demand on the third-party gathering system. We may flare additional gas from time to time.

        Also, the transfer of our oil, natural gas and NGLs on third-party pipelines may be curtailed or delayed if it does not meet the quality specifications of the pipeline owners. Our access to transportation options, including trucks owned by third parties, can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. If, in the future, we are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production-related difficulties, we may be required to shut in or curtail production. Any such shut in or curtailment, or an inability to obtain favorable terms for delivery of our production, would adversely affect our financial condition and results of operations.

Our operations are subject to various governmental regulations which require compliance that can be burdensome and expensive.

        Our operations are subject to various federal, state and local governmental regulations that may be changed from time to time in response to economic and political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation, remediation, emission and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations, primarily relating to protection of human health and the environment. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, permit revocations, requirements for additional pollution controls and injunctions limiting or prohibiting some or all of our operations. Moreover, these laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management. Significant expenditures may be required to comply with governmental laws and regulations applicable to us. We believe the trend of more expansive and stricter environmental legislation and regulations will continue for the foreseeable future. Please read "Business—Regulation" for a description of the laws and regulations that affect us.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

        Hydraulic fracturing is an important common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations, including shales. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The hydraulic fracturing process is typically regulated by state oil and natural gas commissions. However, the Environmental Protection Agency (the "EPA") and the Bureau of Land Management (the "BLM") are asserting certain federal regulatory authority over the process. For example, the EPA announced its intention to propose federal Clean Water Act regulations by 2014 governing wastewater discharges from hydraulic fracturing operations; issued an Advanced Notice of Proposed Rulemaking seeking public comment on its plans to issue regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing; and established new air emission controls for oil and natural gas production and natural gas processing operations. And on May 24, 2013, the BLM published a supplemental notice of proposed rulemaking governing hydraulic fracturing on federal and Indian lands that replaces a prior draft of proposed rulemaking issued by the agency in May 2012. The revised proposed rule would continue to require public disclosure of chemicals used in hydraulic fracturing on federal and Indian lands, confirmation that wells used in fracturing operations meet appropriate construction standards, and development of appropriate plans for managing flowback water that returns to the surface.

        At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities. The EPA issued a Progress Report in December 2012 and a final draft is anticipated by 2014 for peer review and public comment. A committee of the U.S. House of Representatives also conducted an investigation of hydraulic fracturing practices. As part of these studies, both the EPA and the House committee have requested that certain companies provide them with information concerning the chemicals used in the hydraulic fracturing process. These studies, depending on their results, could spur initiatives to regulate hydraulic fracturing under the SDWA or otherwise. Legislation to require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress, and will likely be considered in the future.

        Several states, including Texas, have adopted or are considering adopting regulations that could restrict or prohibit hydraulic fracturing in certain circumstances and/or require the disclosure of the composition of hydraulic fracturing fluids. The Texas Railroad Commission recently adopted rules and regulations requiring that the well operator disclose the list of chemical ingredients subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") for disclosure on an internet website and also file the list of chemicals with the Texas Railroad Commission with the well completion report. The total volume of water used to hydraulically fracture a well must also be disclosed to the public and filed with the Texas Railroad Commission. We plan to use hydraulic fracturing extensively in connection with the development and production of certain of our oil and natural gas properties and any increased federal, state, or local regulation of hydraulic fracturing could reduce the volume of reserves that we can economically recover, which could materially and adversely affect our revenues and results of operations.

        There has been increasing public controversy regarding hydraulic fracturing with regard to use of fracturing fluids, impacts on drinking water supplies, use of waters and the potential for impacts to surface water, groundwater and the environment generally. A number of lawsuits and enforcement actions have been initiated across the country implicating hydraulic fracturing practices. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for us to perform fracturing to stimulate production from tight formations as well as make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, if hydraulic fracturing is further regulated at the federal or state level, our fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. Such legislative changes could cause us to incur substantial compliance costs, and compliance or the consequences of any failure to comply by us could have a material adverse effect on our financial condition and results of operations. At this time, it is not possible to estimate the impact on our business of newly enacted or potential federal or state legislation governing hydraulic fracturing.

Our operations may be exposed to significant delays, costs and liabilities as a result of environmental, health and safety requirements applicable to our business activities.

        We may incur significant delays, costs and liabilities as a result of federal, state and local environmental, health and safety requirements applicable to our exploration, development and production activities. These laws and regulations may require us to obtain a variety of permits or other authorizations governing our air emissions, water discharges, waste disposal or other environmental impacts associated with drilling, producing and other operations; regulate the sourcing and disposal of water used in the drilling, fracturing and completion processes; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier and other protected areas; require remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; and/or impose substantial liabilities for spills, pollution or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of oil or natural gas production. These laws and regulations are complex, change frequently and have tended to become increasingly stringent over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens, the suspension or revocation of necessary permits, licenses and authorizations, the requirement that additional pollution controls be installed and, in some instances, issuance of orders or injunctions limiting or requiring discontinuation of certain operations.

        Under certain environmental laws that impose strict as well as joint and several liability, we may be required to remediate contaminated properties currently or formerly operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. In addition, the risk of accidental spills or releases from our operations could expose us to significant liabilities under environmental laws. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, our business, prospects, financial condition or results of operations could be materially adversely affected.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect our ability to conduct drilling activities in some of the areas where we operate.

        Oil and natural gas operations in our operating areas can be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Seasonal restrictions may limit our ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs. Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where we operate as threatened or endangered could cause us to incur increased costs arising from species protection measures or could result in limitations on our exploration, development and production activities that could have an adverse impact on our ability to develop and produce our reserves.

The adoption of derivatives legislation by the U.S. Congress could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

        The U.S. Congress adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act (HR 4173), which, among other provisions, establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. The legislation was signed into law by the President on July 21, 2010, and required the Commodity Futures Trading Commission ("CFTC") and the SEC to promulgate rules and regulations implementing the legislation within 360 days from the date of enactment. In its rulemaking under the legislation, the CFTC proposed regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. Certain bona fide hedging transactions or positions would be exempt from these position limits. Although the CFTC has promulgated numerous final rules based on its proposals, it is not possible at this time to predict when the CFTC will finalize its proposed regulations or the effect of such regulations on our business. The financial reform legislation may also require us to comply with margin requirements and with certain clearing and trade-execution requirements in connection with our existing or future derivative activities, although the application of those provisions to us is uncertain at this time. The financial reform legislation may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to separate entities, which may not be as creditworthy as the current counterparties. This legislation and any new regulations could significantly increase the cost of derivative contracts (including through requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our derivative contracts in existence at that time and increase our exposure to less creditworthy counterparties. If we reduce or change the way we use derivative instruments as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Finally, the legislation was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Proposed changes to U.S. tax laws, if adopted, could have an adverse effect on our business, financial condition, results of operations and cash flows.

        From time to time legislative proposals are made that would, if enacted, make significant changes to U.S. tax laws. These proposed changes have included, among others, eliminating the immediate deduction for intangible drilling and development costs, eliminating the deduction from income for domestic production activities relating to oil and natural gas exploration and development, repealing the percentage depletion allowance for oil and natural gas properties and extending the amortization period for certain geological and geophysical expenditures. Such proposed changes in the U.S. tax laws, if adopted, or other similar changes that reduce or eliminate deductions currently available with respect to oil and natural gas exploration and development, could adversely affect our partners. In addition, we may become subject to federal taxation in the future. To the extent that we become subject to federal taxation, this could reduce our cash flows available for development.

The adoption of climate change legislation by Congress could result in increased operating costs and reduced demand for the oil and natural gas we produce.

        The EPA has adopted a series of rules to regulate emissions of GHGs from various sources including large stationary sources of emissions such as power plants or industrial facilities, and a rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including NGLs fractionators and local natural gas/distribution companies, and onshore and offshore oil and natural gas production and onshore processing, transmission, storage and distribution facilities, which may include certain of our facilities. As a result of this continued regulatory focus, future GHG regulations of the oil and natural gas industry remain a possibility.

        The U.S. Congress has from time to time considered adopting legislation to reduce emissions of GHGs and almost one-half of the states have already taken legal measures to reduce emissions of GHGs primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Although the U.S. Congress has not adopted such legislation at this time, it may do so in the future and many states continue to pursue regulations to reduce GHG emissions. While we are subject to certain federal GHG monitoring and reporting requirements, our operations are not adversely impacted by existing federal, state and local climate change initiatives and, at this time, it is not possible to accurately estimate how future laws or regulations addressing GHG emissions would impact our business.

        In addition, there has been public discussion that climate change may be associated with extreme weather conditions such as more intense hurricanes, thunderstorms, tornados and snow or ice storms, as well as rising sea levels. Another possible consequence of climate change is increased volatility in seasonal temperatures. Some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. Extreme weather conditions can interfere with our production and increase our costs and damage resulting from extreme weather may not be fully insured. However, at this time, we are unable to determine the extent to which climate change may lead to increased storm or weather hazards affecting our operations.

Athlon Energy is subject to Section 404 of the Sarbanes-Oxley Act. If Athlon Energy is unable to timely comply with Section 404 or if the costs related to compliance are significant, our profitability, results of operations and financial condition could be materially adversely affected.

        Athlon Energy is required to comply with Section 404 of the Sarbanes-Oxley Act. Section 404 requires that Athlon Energy document and test its internal control over financial reporting and issue management's assessment of its internal control over financial reporting. This section also requires that Athlon Energy's independent registered public accounting firm opine on those internal controls upon becoming a large accelerated filer, as defined in the SEC rules. Athlon Energy is evaluating its existing controls against the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission. During the course of Athlon Energy's ongoing evaluation and integration of the internal control over financial reporting, it may identify areas requiring improvement, and it may have to design enhanced processes and controls to address issues identified through this review. For example, Athlon Energy anticipates the need to hire additional administrative and accounting personnel to conduct its financial reporting.

        Athlon Energy believes that the out-of-pocket costs, diversion of management's attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act could be significant. If the time and costs associated with such compliance exceed its current expectations, our results of operations could be adversely affected.

        Athlon Energy cannot be certain at this time that it will be able to successfully complete the procedures, certification and attestation requirements of Section 404 or that it or its independent registered public accounting firm will not identify material weaknesses in our internal control over financial reporting. If Athlon Energy fails to comply with the requirements of Section 404 or if it or its independent registered public accounting firm identify and report such material weaknesses, the accuracy and timeliness of the filing of its annual and quarterly reports may be materially adversely affected. In addition, a material weakness in the effectiveness of its internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.

Loss of our information and computer systems could adversely affect our business.

        We are heavily dependent on our information systems and computer based programs, including our well operations information, seismic data, electronic data processing and accounting data. If any of such programs or systems were to fail or create erroneous information in our hardware or software network infrastructure, possible consequences include our loss of communication links, inability to find, produce, process and sell oil and natural gas and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any such consequence could have a material adverse effect on our business.

A terrorist attack or armed conflict could harm our business.

        Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil and natural gas related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our customers' operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Risks Related to Our Indebtedness and the Notes

Our leverage and debt service obligations may adversely affect our financial condition, results of operations, business prospects and our ability to make payments on the notes.

        As of March 31, 2014, on a pro forma basis to give effect to our May 2014 senior notes offering and the application of the net proceeds therefrom, we would have had a total of $1.15 billion in outstanding indebtedness and $837.5 million of borrowing capacity under our credit agreement. Our level of indebtedness could affect our operations in several ways, including the following:

  •
  a significant portion of our cash flows could be used to service our indebtedness;

  •
  a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

  •
  the covenants contained in the agreements governing our outstanding indebtedness limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

  •
  a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

  •
  our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

  •
  a high level of debt may make it more likely that a reduction in our borrowing base following a periodic redetermination could require us to repay a portion of our then-outstanding bank borrowings; and

  •
  a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purpose.

        A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, commodity prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

The agreements governing our indebtedness contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

        Our credit agreement and the indentures governing our senior notes contain restrictive covenants that limit our ability to, among other things:

  •
  incur additional indebtedness;

  •
  create additional liens;

  •
  sell assets;

  •
  merge or consolidate with another entity;

  •
  pay dividends or make other distributions;

  •
  engage in transactions with affiliates; and

  •
  enter into certain commodity derivative contracts.

        In addition, our credit agreement requires us to maintain certain financial ratios and tests. The requirement that we comply with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in our business.

We may not be able to generate enough cash flows to meet our debt obligations.

        We expect our results of operations and cash flows to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can service in some periods may not be appropriate for us in other periods. Additionally, our future cash flows may be insufficient to meet our debt obligations and commitments, including the notes. Apollo and its affiliates have no continuing obligation to provide us with debt or equity financing. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flows from operations and to pay our debt, including the notes. Many of these factors, such as oil, natural gas and NGL prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

        If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

  •
  refinancing or restructuring our debt;

  •
  selling assets;

  •
  reducing or delaying capital investments; or

  •
  seeking to raise additional capital.

        However, we cannot assure you that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our ability to make payments on the notes and our business, financial condition, results of operations and prospects.

The notes and any future guarantees will be unsecured and effectively subordinated to our and our guarantors' existing and future secured indebtedness, if any.

        The notes and any future guarantees will be general unsecured senior obligations ranking effectively junior in right of payment to all existing and future secured debt of ours and that of each guarantor, including obligations under our credit agreement, to the extent of the value of the collateral securing the debt. As of March 31, 2014, on a pro forma basis to give effect to our May 2014 senior notes offering and the application of the net proceeds therefrom, we would have had a total of $1.15 billion in outstanding indebtedness and $837.5 million of borrowing capacity under our credit agreement.

        If we or any future guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours or of such guarantor will be entitled to be paid in full from our assets or the assets of such guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our other unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive ratably less than holders of secured indebtedness.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Borrowings under our credit agreement bear interest at variable rates and expose us to interest rate risk. If interest rates increase and we are unable to effectively hedge our interest rate risk, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease. As of March 31, 2014 on a pro forma basis, there were no outstanding borrowings under our credit agreement.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        We may be able to incur substantial additional indebtedness in the future, subject to certain limitations, including under our credit agreement and under the indentures governing our notes. For example, we had $837.5 million of borrowing capacity under our credit agreement as of March 31, 2014 on a pro forma basis. If new debt is added to our current debt levels, the related risks that we now face could increase. Our level of indebtedness could, for instance, prevent us from engaging in transactions that might otherwise be beneficial to us or from making desirable capital expenditures. This could put us at a competitive disadvantage relative to other less leveraged competitors that have more cash flows to devote to their operations. In addition, the incurrence of additional indebtedness could make it more difficult to satisfy our existing financial obligations, including those relating to the notes.

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of certain change of control events, we would be required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount plus accrued and unpaid interest. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including sales of assets or equity.

        We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes. In addition, restrictions under our credit agreement may prohibit such repurchases and additional credit facilities we enter into in the future also may prohibit such repurchases. We cannot assure you that we can obtain waivers from the lenders. Additionally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

A subsidiary guarantee, if any, could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on such subsidiary to satisfy claims.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        A guarantee may also be voided, without regard to the above factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. If a court were to void a guarantee, to the extent a guarantee arises in the future, you would no longer have a claim against the guarantor.

        Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from a subsidiary guarantor, if any.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Each subsidiary guarantee, if any, will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect such subsidiary guarantees from being voided under fraudulent transfer law or may eliminate such guarantor's obligations or reduce such guarantor's obligations to an amount that effectively makes the guarantee worthless.

Many of the covenants contained in the indenture will be suspended if the notes are rated investment grade by both Standard & Poor's and Moody's and no default has occurred and is continuing.

        Many of the covenants in the indenture governing the notes will be suspended if the notes are rated investment grade by both Standard & Poor's and Moody's provided at such time no default has occurred and is continuing. The covenants will restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, suspension of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. Please read "Description of the Exchange Notes—Certain Covenants."

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of "substantially all" of our assets.

        The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

There is no prior public market for the exchange notes. If an actual trading market does not exist or is not maintained for the exchange notes, you may not be able to resell them quickly, for the price that you paid or at all.

        We cannot assure you that an established trading market for the exchange notes will exist or be maintained. Although the exchange notes may be resold or otherwise transferred by the holders without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange. Certain of the initial purchasers have advised us that they currently intend to make a market in the notes. However, the initial purchasers are not obligated to make markets in the notes and any market making may be discontinued at any time without notice. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes.

        We also cannot assure you that you will be able to sell your exchange notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market for the exchange notes exists or is maintained, you may not be able to resell your exchange notes at their fair market value, or at all. The liquidity of, and trading market for, the exchange notes may also be adversely affected by, among other things:

  •
  prevailing interest rates;

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes.

If a bankruptcy petition were filed by or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the notes; and

  •
  that portion of the original issue discount ("OID") (if any) that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds were available.

If we are unable to comply with the restrictions and covenants in the agreements governing our indebtedness, there could be an event of default under the terms of such agreements, which could result in an acceleration of repayment.

        If we are unable to comply with the restrictions and covenants in our credit agreement or the indentures governing our senior notes, there could be an event of default. Our ability to comply with these restrictions and covenants, including meeting the financial ratios and tests under our credit agreement, may be affected by events beyond our control. As a result, we cannot assure that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests. In the event of a default under our credit agreement or the indentures governing our senior notes, the lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us.

Additionally, we may not be able to amend our credit agreement or obtain needed waivers on satisfactory terms.

Our borrowings under our credit agreement expose us to interest rate risk.

        Our results of operations are exposed to interest rate risk associated with borrowings under our credit agreement, which bear interest at a rate elected by us that is based on the prime, LIBOR or federal funds rate plus margins ranging from 0.50% to 2.50% depending on the type of loan used and the amount of the loan outstanding in relation to the borrowing base. As of March 31, 2014, there were $49 million of outstanding borrowings under our credit agreement at a weighted-average interest rate of approximately 1.7%. If interest rates increase, so will our interest costs, which may have a material adverse effect on our results of operations and financial condition.

Any significant reduction in our borrowing base under our credit agreement as a result of the periodic borrowing base redeterminations or otherwise may negatively impact our ability to fund our operations.

        Under our credit agreement, which currently provides for a $837.5 million borrowing base, we are subject to collateral borrowing base redeterminations based on our proved reserves. Any significant reduction in our borrowing base as a result of such borrowing base redeterminations or otherwise may negatively impact our liquidity and our ability to fund our operations and, as a result, may have a material adverse effect on our financial condition, results of operations and cash flows.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth our ratio of earnings to fixed charges for the periods indicated:

	Historical
	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
Ratio of earnings to fixed charges(1)	3.9x	3.4x	3.2x	6.4x	0.8x

(1)
For 2011, earnings as defined were inadequate to cover fixed charges as defined by $659,000.

        For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for equity income from equity method investees plus fixed charges, amortization of capitalized interest and distributed income from investees accounted for under the equity method less capitalized interest. Fixed charges consist of interest expense, capitalized interest and an estimated interest component of rent expense.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. The exchange offer is intended to satisfy an obligation under the registration rights agreement. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding indebtedness or in the obligations of the guarantors of the notes.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to give effect to (1) the 2022 Notes, and the application of the net proceeds thereof, and (2) the sale of 14,806,250 shares of Athlon Energy's common stock in April 2014 at the public offering price of $40.00 per share, and the application of the net proceeds thereof.

        This table is derived from, and should be read together with, our consolidated financial statements and the related notes included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Actual	Pro Forma as Adjusted
	(in thousands)
Cash and cash equivalents	$5,363	$489,280

Debt:
Credit agreement	$49,000	$—
7 3/8% senior notes due 2021	500,000	500,000
6% senior notes due 2022	—	650,000

Total debt	549,000	1,150,000
Partners' equity	758,036	1,328,409

Total capitalization	$1,307,036	$2,478,409

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected consolidated balance sheets data, statements of operations data and statements of cash flows data as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 are derived from, and qualified by reference to, our audited consolidated financial statements, included elsewhere in this prospectus and should be read in conjunction with those financial statements and notes thereto as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following selected consolidated balance sheet data as of March 31, 2014 and the consolidated statements of operations data and statements of cash flow data for the three months ended March 31, 2014 and 2013 are derived from, and qualified by reference to, our unaudited consolidated financial statements, included elsewhere in this prospectus and should be read in conjunction with those financial statements and notes thereto as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial information included in this prospectus may not be indicative of our future results of operations, financial position and cash flows.

	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
	(in thousands)
Consolidated Statements of Operations Data:
Revenues:
Oil	$87,082	$45,659	$252,606	$128,081	$51,193
Natural gas	7,425	3,367	16,620	8,415	3,521
NGLs	11,162	5,720	30,147	20,615	10,967

Total revenues	105,669	54,746	299,373	157,111	65,681

Expenses:
Production:
Lease operating	10,736	7,237	33,776	25,503	13,328
Production, severance and ad valorem taxes	6,752	3,739	19,270	10,522	4,787
Depletion, depreciation and amortization	28,076	18,053	87,171	54,456	19,747
General and administrative	7,428	3,282	20,465	9,678	7,724
Contract termination fee	—	—	2,408	—	—
Acquisition costs	618	57	421	876	9,519
Derivative fair value loss (gain)	11,180	6,849	18,115	(9,293)	7,959
Accretion of discount on asset retirement obligations	195	149	675	478	344

Total expenses	64,985	39,366	182,301	92,220	63,408

Operating income	40,684	15,380	117,072	64,891	2,273

Other income (expenses):
Interest	(9,178)	(4,474)	(36,669)	(9,951)	(2,945)
Other	3	—	35	2	13

Total other expenses	(9,175)	(4,474)	(36,634)	(9,949)	(2,932)

Income (loss) before income taxes	31,509	10,906	80,438	54,942	(659)
Income tax provision	340	27	1,528	1,928	470

Net income (loss)	$31,169	$10,879	$78,910	$53,014	$(1,129)

Net income (loss) per unit:
Basic	$0.37	$0.16	$1.04	$0.78	$(0.02)
Diluted	$0.37	$0.16	$1.04	$0.78	$(0.02)
Weighted average limited partner units outstanding:
Basic	83,985	68,196	74,771	68,196	68,196
Diluted	83,985	68,196	74,771	68,196	68,196

	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
	(in thousands)
Consolidated Statements of Cash Flows Data:
Cash provided by (used in):
Operating activities	$70,842	$30,397	$186,245	$95,302	$18,872
Investing activities	(225,240)	(90,560)	(424,746)	(347,259)	(465,475)
Financing activities	46,736	54,671	342,655	228,798	471,627
Consolidated Balance Sheets Data (at period end):
Cash and cash equivalents	$5,363		$113,025	$8,871	$32,030
Total assets	1,474,303		1,354,402	852,298	561,823
Long-term debt	549,000		500,000	362,000	170,000
Partners' equity	758,036		725,247	420,877	327,452

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements, including, without limitation, statements relating to our plans, strategies, objectives, expectations, intentions and resources. Actual results could differ materially from those discussed in these forward-looking statements. We do not undertake to update, revise or correct any of the forward-looking information unless required to do so under federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with our disclosures under "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" appearing elsewhere in this prospectus.

Overview

        We are an independent exploration and production company focused on the acquisition, development and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin. The Permian Basin spans portions of Texas and New Mexico and consists of three primary sub-basins: the Delaware Basin, the Central Basin Platform and the Midland Basin. All of our properties are located in the Midland Basin. Our drilling activity is focused on the low-risk vertical development of stacked pay zones, including the Clearfork, Spraberry, Wolfcamp, Cline, Strawn, Atoka and Mississippian formations, which we refer to collectively as the Wolfberry play, as well as the horizontal development of these formations. We are a returns-focused organization and have targeted vertical and horizontal development of the Wolfberry play in the Midland Basin because of its favorable operating environment, consistent reservoir quality across multiple target horizons, long-lived reserve characteristics and high drilling success rates.

        We were founded in August 2010 by a group of executives from Encore Acquisition Company following its acquisition by Denbury Resources, Inc. With an average of over 20 years of industry experience and over 10 years of history working together, our founding management has a proven track record of working as a team to acquire, develop and exploit oil and natural gas reserves in the Permian Basin as well as other resource plays in North America.

        Our acreage position was 127,840 gross (104,059 net) acres at December 31, 2013. During 2013, we drilled 171 gross operated vertical Wolfberry wells and commenced drilling four gross operated horizontal Wolfcamp wells with a 100% success rate. This activity has allowed us to identify and de-risk our multi-year inventory of 4,848 gross (3,908 net) vertical drilling locations, while also identifying 1,065 gross (964 net) horizontal drilling locations in specific areas based on geophysical and technical data, as of December 31, 2013. As we continue to expand our drilling activity to our undeveloped acreage, we expect to identify additional horizontal drilling locations.

        As of December 31, 2013, we had 127 MMBOE of proved reserves, which were 56% oil, 24% NGLs and 20% natural gas and 37% proved developed. Our PUDs were comprised of 659 gross (632 net) potential vertical drilling locations in our December 31, 2013 reserve report. In addition, we have grown our production to 12,213 BOE/D for 2013.

Initial Public Offering

        On August 7, 2013, Athlon Energy completed its IPO of 15,789,474 shares of our common stock at $20.00 per share and received net proceeds of approximately $295.7 million, after deducting underwriting discounts and commissions and offering expenses. Upon closing of the Athlon IPO, our limited partnership agreement was amended and restated to, among other things, modify our capital structure by replacing our different classes of interests with a single new class of units, the "New Holdings Units". Our management team and certain employees who held Class A limited partner interests now own New Holdings Units and entered into an exchange agreement under which (subject to the terms of the exchange agreement) they have the right to exchange their New Holdings Units for shares of Athlon Energy's common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. All other New Holdings Units are held by Athlon Energy. We used the net proceeds from the Athlon IPO (i) to reduce outstanding borrowings under our credit agreement, (ii) to provide additional liquidity for use in our drilling program and (iii) for general partnership purposes.

Our Acquisition History

        A significant portion of our historical growth has been achieved through acquisitions.

        On January 6, 2011, we acquired certain oil and natural gas properties and related assets, consisting of 19,210 gross (18,833 net) acres in the Permian Basin in West Texas, from SandRidge Exploration and Production, LLC ("SandRidge", and when discussing the transaction, the "SandRidge acquisition") for $156.0 million in cash, which was financed through borrowings under our credit agreement and capital contributions from partners. The SandRidge properties included approximately 1,600 BOE/D of production and approximately 19.1 MMBOE of proved reserves at the time of acquisition based on internal reserve reports.

        On October 3, 2011, we acquired certain oil and natural gas properties and related assets, consisting of 41,044 gross (34,400 net) acres in the Permian Basin in West Texas, from Element Petroleum, LP ("Element", and when discussing the transaction, the "Element acquisition") for $253.2 million in cash, which was financed through borrowings under our credit agreement and capital contributions from partners. The Element properties included approximately 1,400 BOE/D of production and approximately 16.4 MMBOE of proved reserves at the time of acquisition based on internal reserve reports.

Factors That Significantly Affect Our Financial Condition and Results of Operations

        Our revenues, cash flow from operations and future growth depend substantially on factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. Oil and natural gas prices have historically been volatile and may fluctuate widely in the future due to a variety of factors, including but not limited to, prevailing economic conditions, supply and demand of hydrocarbons in the marketplace, actions by speculators and geopolitical events such as wars or natural disasters. Sustained periods of low prices for oil, natural gas or NGLs could materially and adversely affect our financial condition, our results of operations, the quantities of oil and natural gas that we can economically produce and our ability to access capital.

        We use commodity derivative instruments, such as swaps, to manage and reduce price volatility and other market risks associated with our oil production. These arrangements are structured to reduce our exposure to commodity price decreases, but they can also limit the benefit we might otherwise receive from commodity price increases. Our risk management activity is generally accomplished through over-the-counter commodity derivative contracts with large financial institutions. We elected not to designate our current portfolio of commodity derivative contracts as hedges for accounting purposes. Therefore, changes in fair value of these derivative instruments are recognized in earnings. Please read "—Quantitative and Qualitative Disclosures About Market Risk" for additional discussion of our commodity derivative contracts.

        The prices we realize on the oil we produce are affected by the ability to transport crude oil to the Cushing, Oklahoma transport hub and the Gulf Coast refineries. Periodically, logistical and infrastructure constraints at the Cushing, Oklahoma transport hub have resulted in an oversupply of crude oil at Midland, Texas and thus lowered prices for Midland WTI. These lower prices have adversely affected the prices we realize on oil sales and increased our differential to NYMEX WTI.

However, several projects have recently been implemented and several more are underway to ease these transportation difficulties which we believe could reduce our differentials to NYMEX in the future. We entered into Midland-Cushing differential swaps for a portion 2013 to partially mitigate the adverse effects of the widening of the Midland-Cushing WTI differential (the difference between Midland WTI and Cushing WTI).

        Like all businesses engaged in the exploration and production of oil and natural gas, we face the challenge of natural production declines. As initial reservoir pressures are depleted, oil and natural gas production from a given well naturally decreases. Thus, an oil and natural gas exploration and production company depletes part of its asset base with each unit of oil or natural gas it produces. We attempt to overcome this natural decline by drilling to find additional reserves and acquiring more reserves than we produce. Our future growth will depend on our ability to enhance production levels from our existing reserves and to continue to add reserves in excess of production in a cost effective manner. Our ability to make capital expenditures to increase production from our existing reserves and to add reserves through drilling is dependent on our capital resources and can be limited by many factors, including our ability to access capital in a cost-effective manner and to timely obtain drilling permits and regulatory approvals.

        As with our historical acquisitions, any future acquisitions could have a substantial impact on our financial condition and results of operations. In addition, funding future acquisitions may require us to incur additional indebtedness or issue additional equity.

        The volumes of oil and natural gas that we produce are driven by several factors, including:

  •
  success in drilling wells, including exploratory wells, and the recompletion of existing wells;

  •
  the amount of capital we invest in the leasing and development of our oil and natural gas properties;

  •
  facility or equipment availability and unexpected downtime;

  •
  delays imposed by or resulting from compliance with regulatory requirements; and

  •
  the rate at which production volumes on our wells naturally decline.

Factors That Significantly Affect Comparability of Our Financial Condition and Results of Operations

        Our historical financial condition and results of operations for the periods presented may not be comparable, either from period to period or going forward, for the following reasons:

        Increased Drilling Activity.    We began operations in January 2011 and gradually added operated vertical drilling rigs. We currently operate eight vertical drilling rigs and three horizontal rig on our properties. Our 2014 drilling capital expenditures are expected to be $700 million, plus an additional $25 million for infrastructure, leasing, capital workovers and capitalized interest. The ultimate amount of capital that we expend may fluctuate materially based on market conditions and our drilling results in each particular year.

        Senior Notes.    In April 2013, we issued $500 million in aggregate principal amount of 7 3/8% senior notes due 2021. We used the proceeds from our senior notes offering to repay a portion of the amounts outstanding under our credit agreement, to repay in full and terminate our second lien term loan, to make a $75 million distribution to our Class A limited partners and for general partnership purposes. Our senior notes bear interest at a rate significantly higher than the rates under our credit agreement, which resulted in higher interest expense in periods subsequent to April 2013 as compared to periods prior to April 2013. In the future, we may incur additional indebtedness to fund our acquisition and development activities. Please read "—Capital Commitments, Capital Resources, and Liquidity—Liquidity" for additional discussion of our financing arrangements.

Sources of Our Revenues

        Our revenues are derived from the sale of oil, natural gas and NGLs within the continental United States and do not include the effects of derivatives. For 2013, oil and NGLs represented approximately 82% of our total production volumes. Our revenues may vary significantly from period to period as a result of changes in volumes of production sold or changes in commodity prices.

        NYMEX WTI and Henry Hub prompt month contract prices are widely-used benchmarks in the pricing of oil and natural gas. The following table provides the high and low prices for NYMEX WTI and Henry Hub prompt month contract prices and our differential to the average of those benchmark prices for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
Oil
NYMEX WTI High	$104.92	$97.94	$110.53	$109.77	$113.93
NYMEX WTI Low	91.66	90.12	86.68	77.69	75.67
Differential to Average NYMEX WTI	(5.16)	(10.11)	(3.83)	(6.29)	(3.03)
Natural Gas
NYMEX Henry Hub High	6.15	4.07	4.46	3.90	4.85
NYMEX Henry Hub Low	4.01	3.11	3.11	1.91	2.99
Differential to Average NYMEX Henry Hub	(0.41)	(0.07)	(0.28)	(0.13)	(0.54)

        We normally sell production to a relatively small number of customers. In 2013, two purchasers individually accounted for more than 10% of our revenues: High Sierra (46%) and Occidental Petroleum Corporation (27%). If any significant customer decided to stop purchasing oil and natural gas from us, our revenues could decline and our operating results and financial condition could be harmed. However, based on the current demand for oil and natural gas, and the availability of other purchasers, we believe that the loss of any one or all of our significant customers would not have a material adverse effect on our financial condition and results of operations, as crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Principal Components of Our Cost Structure

        Lease Operating Expense.    LOE includes the daily costs incurred to bring crude oil and natural gas out of the ground and to the market, together with the daily costs incurred to maintain our producing properties. Such costs include field personnel compensation, utilities, maintenance and workover expenses related to our oil and natural gas properties.

        Production, Severance and Ad Valorem Taxes.    Production and severance taxes are paid on produced oil, natural gas and NGLs based on a percentage of revenues from production sold at fixed rates established by federal, state or local taxing authorities. In general, the production and severance taxes we pay correlate to the changes in oil and natural gas revenues. We are also subject to ad valorem taxes primarily in the counties where our production is located. Ad valorem taxes are generally based on the valuation of our oil and natural gas properties and are assessed annually.

        Depreciation, Depletion and Amortization.    Depreciation, depletion and amortization ("DD&A") is the expensing of the capitalized costs incurred to acquire, explore and develop oil and natural gas reserves. We use the full cost method of accounting for oil and natural gas activities. Please read "—Critical Accounting Policies and Estimates—Method of Accounting for Oil and Natural Gas Properties" for further discussion.

        General and Administrative Expense.    General and administrative ("G&A") expense consists of company overhead, including payroll and benefits for our corporate staff, costs of maintaining our headquarters, audit and other professional fees and legal compliance costs.

        Interest Expense.    We finance a portion of our working capital requirements, capital expenditures and acquisitions with borrowings under our credit agreement. As a result, we incur interest expense that is affected by both fluctuations in interest rates and our financing decisions. Interest incurred under our debt agreements, the amortization of deferred financing costs (including origination and amendment fees), commitment fees and annual agency fees are included in interest expense. Interest expense is net of capitalized interest on expenditures made in connection with exploratory projects that are not subject to current amortization.

        Derivative Fair Value Loss (Gain).    We utilize commodity derivative contracts to reduce our exposure to fluctuations in the price of oil. We recognize gains and losses associated with our open commodity derivative contracts as commodity prices and the associated fair value of our commodity derivative contracts change. The commodity derivative contracts we have in place are not designated as hedges for accounting purposes. Consequently, these commodity derivative contracts are marked-to-market each quarter with fair value gains and losses recognized currently as a gain or loss in our results of operations. Cash flow is only impacted to the extent the actual settlements under the contracts result in making a payment to or receiving a payment from the counterparty.

How We Evaluate Our Operations

        In evaluating our financial results, we focus on the mix of our revenues from oil, natural gas and NGLs, the average realized price from sales of our production, our production margins and our capital expenditures. Below are highlights of our financial and operating results for the first quarter of 2014:

  •
  Our oil, natural gas and NGLs revenues increased 93% to $105.7 million in the first quarter of 2014 as compared to $54.7 million in the first quarter of 2013.

  •
  Our average daily production volumes increased 71% to 16,987 BOE/D in the first quarter of 2014 as compared to 9,959 BOE/D in the first quarter of 2013. Oil and NGLs represented approximately 82% of our total production volumes in the first quarter of 2014.

  •
  Our average realized oil price increased 11% to $93.45 per Bbl in the first quarter of 2014 as compared to $84.23 per Bbl in the first quarter of 2013, our average realized natural gas price increased 38% to $4.51 per Mcf in the first quarter of 2014 as compared to $3.27 per Mcf in the first quarter of 2013 and our average realized NGL price increased 10% to $34.61 per Bbl in the first quarter of 2014 as compared to $31.34 per Bbl in the first quarter of 2013.

  •
  Our production margin increased 101% to $88.2 million in the first quarter of 2014 as compared to $43.8 million in the first quarter of 2013. Total wellhead revenues per BOE increased 13% and total production expenses per BOE decreased 7%. On a per BOE basis, our production margin increased 18% to $57.68 per BOE in the first quarter of 2014 as compared to $48.83 per BOE in the first quarter of 2013.

  •
  We invested $236.7 million in oil and natural gas activities, of which $137.8 million was invested in development and exploration activities and $98.9 million was invested in acquisitions of oil and natural gas properties.

        We also evaluate our rates of return on invested capital in our wells. We believe the quality of our assets combined with the technical capabilities of our management team can generate attractive rates of return as we develop our extensive resource base. Additionally, by focusing on concentrated acreage positions, we can build and own centralized production infrastructure, including saltwater disposal facilities, which enable us to reduce reliance on outside service companies, minimize costs and increase our returns.

Results of Operations

  Comparison of Quarter Ended March 31, 2014 to Quarter Ended March 31, 2013

        Revenues.    The following table provides the components of our revenues for the periods indicated, as well as each period's respective production volumes and average prices:

	Three months ended March 31,		Increase / (Decrease)
	2014	2013	$	%
Revenues (in thousands):
Oil	$87,082	$45,659	$41,423	91%
Natural gas	7,425	3,367	4,058	121%
NGLs	11,162	5,720	5,442	95%

Total revenues	$105,669	$54,746	$50,923	93%

Average realized prices:
Oil ($/Bbl) (before impact of cash settled derivatives)	$93.45	$84.23	$9.22	11%
Oil ($/Bbl) (after impact of cash settled derivatives)	$88.26	$83.65	$4.61	6%
Natural gas ($/Mcf)	$4.51	$3.27	$1.24	38%
NGLs ($/Bbl)	$34.61	$31.34	$3.27	10%
Combined ($/BOE) (before impact of cash settled derivatives)	$69.12	$61.08	$8.04	13%
Combined ($/BOE) (after impact of cash settled derivatives)	$65.95	$60.73	$5.22	9%
Total production volumes:
Oil (MBbls)	932	542	390	72%
Natural gas (MMcf)	1,647	1,030	617	60%
NGLs (MBbls)	322	183	139	76%
Combined (MBOE)	1,529	896	633	71%
Average daily production volumes:
Oil (Bbls/D)	10,354	6,023	4,331	72%
Natural gas (Mcf/D)	18,300	11,446	6,854	60%
NGLs (Bbls/D)	3,583	2,028	1,555	77%
Combined (BOE/D)	16,987	9,959	7,028	71%

        The following table shows the relationship between our average oil and natural gas realized prices as a percentage of average NYMEX prices for the periods indicated. Management uses the realized price to NYMEX margin analysis to analyze trends in our oil and natural gas revenues.

	Three months ended March 31,
	2014	2013
Average realized oil price ($/Bbl)	$93.45	$84.23
Average NYMEX WTI ($/Bbl)	$98.61	$94.34
Differential to NYMEX WTI	$(5.16)	$(10.11)
Average realized oil price to NYMEX WTI percentage	95%	89%
Average realized natural gas price ($/Mcf)	$4.51	$3.27
Average NYMEX Henry Hub ($/Mcf)	$4.92	$3.34
Differential to NYMEX Henry Hub	$(0.41)	$(0.07)
Average realized natural gas price to NYMEX Henry Hub percentage	92%	98%

        Our average oil differential to NYMEX WTI tightened to $5.16 per Bbl for the first quarter of 2014 as compared to $10.11 for the first quarter of 2013, primarily due to a relative improvement of intermittent capacity constraints between the Midland Basin, Cushing, Oklahoma, and Gulf Coast refineries. Our average natural gas differential to NYMEX Henry Hub widened to $0.41 per Mcf for the first quarter of 2014 as compared to $0.07 per Mcf for the first quarter of 2013, primarily due to increased transportation fees to move our natural gas production out of the Midland Basin.

        Oil revenues increased 91% to $87.1 million in the first quarter of 2014 from $45.7 million in the first quarter of 2013 as a result of an increase in our oil production volumes of 390 MBbls and a $9.22 per Bbl increase in our average realized oil price. Our higher oil production increased oil revenues by $32.8 million and was primarily the result of our development program. Our higher average realized oil price increased oil revenues by $8.6 million and was primarily due to a higher average NYMEX price, which increased to $98.61 per Bbl in the first quarter of 2014 from $94.34 per Bbl in the first quarter of 2013, and the tightening of our oil differentials as previously discussed.

        Natural gas revenues increased 121% to $7.4 million in the first quarter of 2014 from $3.4 million in the first quarter of 2013 as a result of an increase in our natural gas production volumes of 617 MMcf and a $1.24 per Mcf increase in our average realized natural gas price. Our higher average realized natural gas price increased natural gas revenues by $2.0 million and was primarily due to a higher average NYMEX price, which increased to $4.92 per Mcf in the first quarter of 2014 from $3.34 per Mcf in the first quarter of 2013. Our higher natural gas production increased natural gas revenues by $2.0 million and was primarily the result of our development program, partially offset by flaring a portion of our natural gas production as either (i) our well is not yet tied into the third-party gathering system, (ii) the pressures on the third-party gathering system are too high to allow additional production from our well to be transported or (iii) our production is prorated due to high demand on the third-party gathering system. We may flare additional gas from time to time.

        NGL revenues increased 95% to $11.2 million in the first quarter of 2014 from $5.7 million in the first quarter of 2013 as a result of an increase in our NGL production volumes of 139 MBbls and a $3.27 per Bbl increase in our average realized NGL price. Our higher NGL production increased NGL revenues by $4.4 million and was primarily the result of our development program, partially offset by flaring as described above. Our higher average realized NGL price increased NGL revenues by $1.1 million.

        Expenses.    The following table summarizes our expenses for the periods indicated:

	Three months ended March 31,		Increase / (Decrease)
	2014	2013	$	%
Expenses (in thousands):
Production:
Lease operating(a)	$10,736	$7,237	$3,499	48%
Production, severance and ad valorem taxes	6,752	3,739	3,013	81%

Total production expenses	17,488	10,976	6,512	59%
Other:
Depletion, depreciation and amortization	28,076	18,053	10,023	56%
General and administrative(b)	7,428	3,282	4,146	126%
Acquisition costs	618	57	561	984%
Derivative fair value loss	11,180	6,849	4,331	63%
Accretion of discount on asset retirement obligations	195	149	46	31%

Total operating	64,985	39,366	25,619	65%
Interest	9,178	4,474	4,704	105%
Income tax provision	340	27	313	1,159%

Total expenses	$74,503	$43,867	$30,636	70%

Expenses (per BOE):
Production:
Lease operating(a)	$7.02	$8.07	$(1.05)	-13%
Production, severance and ad valorem taxes	4.42	4.17	0.25	6%

Total production expenses	11.44	12.24	(0.80)	-7%
Other:
Depletion, depreciation and amortization	18.36	20.14	(1.78)	-9%
General and administrative(b)	4.86	3.67	1.19	32%
Acquisition costs	0.40	0.06	0.34	567%
Derivative fair value loss	7.31	7.64	(0.33)	-4%
Accretion of discount on asset retirement obligations	0.13	0.17	(0.04)	-24%

Total operating	42.50	43.92	(1.42)	-3%
Interest	6.00	4.99	1.01	20%
Income tax provision	0.22	0.03	0.19	633%

Total expenses	$48.72	$48.94	$(0.22)	0%

(a)
Includes non-cash equity-based compensation of $264,000 ($0.17 per BOE) and $8,000 ($0.01 per BOE) for the first quarter of 2014 and 2013, respectively.

(b)
Includes non-cash equity-based compensation of $3.4 million ($2.20 per BOE) and $41,000 ($0.05 per BOE) for the first quarter of 2014 and 2013, respectively.

        Production expenses.    LOE increased 48% to $10.7 million in the first quarter of 2014 from $7.2 million in the first quarter of 2013 as a result of an increase in production volumes from wells drilled, which contributed $5.1 million of additional LOE, partially offset by a $1.05 decrease in the average per BOE rate, which would have reduced LOE by $1.6 million if production had been unchanged. The decrease in our average LOE per BOE rate was attributable to wells we successfully drilled and completed in the past year where we are experiencing strong production rates and economies of scale from our drilling program.

        Production, severance and ad valorem taxes increased 81% to $6.8 million in the first quarter of 2014 from $3.7 million in the first quarter of 2013 primarily due to higher wellhead revenues resulting from increased production from our drilling activity and higher average realized prices. As a percentage of wellhead revenues, production, severance and ad valorem taxes remained relatively consistent at 6.4% in the first quarter of 2014 as compared to 6.8% in the first quarter of 2013. Ad valorem taxes are paid based on prior year commodity prices and valuations of oil and natural gas properties, whereas production taxes are based on current year commodity prices and production volumes.

        DD&A expense.    DD&A expense increased 56% to $28.1 million in the first quarter of 2014 from $18.1 million in the first quarter of 2013 primarily due to an increase in production volumes and an increase in our asset base subject to amortization as a result of our drilling activity.

        G&A expense.    G&A expense, excluding non-cash equity-based compensation, increased 25% to $4.1 million in the first quarter of 2014 from $3.2 million in the first quarter of 2013 primarily due to (i) higher payroll and payroll-related costs as we continue to add employees in order to manage our growing asset base. Non-cash equity-based compensation allocated to G&A expense increased to $3.4 million in the first quarter of 2014 from $41,000 in the first quarter of 2013 primarily due to restricted stock awards granted to employees as part of our incentive program.

        Derivative fair value loss.    During the first quarter of 2014, we recorded an $11.2 million derivative fair value loss as compared to $6.8 million in the first quarter of 2013. Since we do not use hedge accounting, changes in fair value of our derivatives are recognized as gains and losses in the current period. Included in these amounts were total cash settlements paid on derivatives adjusted for recovered premiums of $4.8 million during the first quarter of 2014 as compared to $0.3 million during the first quarter of 2013.

        Interest expense.    Interest expense increased 105% to $9.2 million in the first quarter of 2014 from $4.5 million in the first quarter of 2013 due to higher long-term debt balances and higher borrowing costs in the first quarter of 2014 when compared to the first quarter of 2013. Our weighted-average total debt was $518.3 million for the first quarter of 2014 as compared to $397.0 million for the first quarter of 2013. This increase in total debt was due to (i) funding requirements to develop our oil and natural gas properties that are not covered by our operating cash flows and (ii) various acquisitions of oil and natural gas properties.

        Our weighted-average interest rate, net of capitalized interest, increased to 7.1% for the first quarter of 2014 as compared to 4.4% for the first quarter of 2013. This increase in borrowing cost is primarily due to the issuance of our senior notes in April 2013, a portion of the net proceeds from which were used to substantially pay down outstanding borrowings under our credit agreement that were subject to lower interest rates than our senior notes.

        The following table provides the components of our interest expense for the periods indicated:

	Three months ended March 31,
			Increase / (Decrease)
	2014	2013
	(in thousands)
Credit agreement	$573	$1,923	$(1,350)
Former second lien term loan	—	2,350	(2,350)
Senior notes	9,250	—	9,250
Amortization of debt issuance costs	569	243	326
Less: interest capitalized	(1,214)	(42)	(1,172)

Total	$9,178	$4,474	$4,704

  Comparison of 2013 to 2012

        Revenues.    The following table provides the components of our revenues for the periods indicated, as well as each period's respective production volumes and average prices:

	Year ended December 31,		Increase / (Decrease)
	2013	2012	$	%
Revenues (in thousands):
Oil	$252,606	$128,081	$124,525	97%
Natural gas	16,620	8,415	8,205	98%
NGLs	30,147	20,615	9,532	46%

Total revenues	$299,373	$157,111	$142,262	91%

Average realized prices:
Oil ($/Bbl) (before impact of cash settled derivatives)	$94.17	$87.90	$6.27	7%
Oil ($/Bbl) (after impact of cash settled derivatives)	$90.89	$87.16	$3.73	4%
Natural gas ($/Mcf)	$3.37	$2.66	$0.71	27%
NGLs ($/Bbl)	$31.60	$34.65	$(3.05)	-9%
Combined ($/BOE) (before impact of cash settled derivatives)	$67.16	$60.91	$6.25	10%
Combined ($/BOE) (after impact of cash settled derivatives)	$65.18	$60.50	$4.68	8%
Total production volumes:
Oil (MBbls)	2,682	1,457	1,225	84%
Natural gas (MMcf)	4,927	3,163	1,764	56%
NGLs (MBbls)	954	595	359	60%
Combined (MBOE)	4,458	2,579	1,879	73%
Average daily production volumes:
Oil (Bbls/D)	7,349	3,981	3,368	85%
Natural gas (Mcf/D)	13,497	8,641	4,856	56%
NGLs (Bbls/D)	2,614	1,625	989	61%
Combined (BOE/D)	12,213	7,047	5,166	73%

        The following table shows the relationship between our average oil and natural gas realized prices as a percentage of average NYMEX prices for the periods indicated. Management uses the realized price to NYMEX margin analysis to analyze trends in our oil and natural gas revenues.

	Year ended December 31,
	2013	2012
Average realized oil price ($/Bbl)	$94.17	$87.90
Average NYMEX WTI ($/Bbl)	$98.00	$94.19
Differential to NYMEX WTI	$(3.83)	$(6.29)
Average realized oil price to NYMEX WTI percentage	96%	93%
Average realized natural gas price ($/Mcf)	$3.37	$2.66
Average NYMEX Henry Hub ($/Mcf)	$3.65	$2.79
Differential to NYMEX Henry Hub	$(0.28)	$(0.13)
Average realized natural gas price to NYMEX Henry Hub percentage	92%	95%

        Our average realized oil price as a percentage of the average NYMEX WTI price remained relatively constant at 96% for 2013 as compared to 93% for 2012. Our average realized natural gas price as a percentage of the average NYMEX Henry Hub price remained relatively constant at 92% for 2013 as compared to 95% for 2012.

        Oil revenues increased 97% to $252.6 million in 2013 from $128.1 million in 2012 as a result of an increase in our oil production volumes of 1,225 MBbls and a $6.27 per Bbl increase in our average realized oil price. Our higher oil production increased oil revenues by $107.7 million and was primarily the result of our development program. Our higher average realized oil price increased oil revenues by $16.8 million and was primarily due to a higher average NYMEX WTI price, which increased to $98.00 per Bbl in 2013 from $94.19 per Bbl in 2012, and the tightening of our oil differentials as previously discussed.

        Natural gas revenues increased 98% to $16.6 million in 2013 from $8.4 million in 2012 as a result of an increase in our natural gas production volumes of 1,764 MMcf and a $0.71 per Mcf increase in our average realized natural gas price. Our higher natural gas production increased natural gas revenues by $4.7 million and was primarily the result of our development program, partially offset by flaring a portion of our natural gas production as either (i) our well was not yet tied into the third-party gathering system, (ii) the pressures on the third-party gathering system were too high to allow additional production from our well to be transported or (iii) our production was prorated due to high demand on the third-party gathering system. We may flare additional gas from time to time. Our higher average realized natural gas price increased natural gas revenues by $3.5 million and was primarily due to a higher average NYMEX Henry Hub price, which increased to $3.65 per Mcf in 2013 from $2.79 per Mcf in 2012.

        NGL revenues increased 46% to $30.1 million in 2013 from $20.6 million in 2012 as a result of an increase in our NGL production volumes of 359 MBbls, partially offset by a $3.05 per Bbl decrease in our average realized NGL price. Our higher NGL production increased NGL revenues by $12.4 million and was primarily the result of our development program, partially offset by flaring as described above. Our lower average realized NGL price decreased NGL revenues by $2.9 million.

        Expenses.    The following table summarizes our expenses for the periods indicated:

	Year ended December 31,		Increase / (Decrease)
	2013	2012	$	%
Expenses (in thousands):
Production:
Lease operating(a)	$33,776	$25,503	$8,273	32%
Production, severance and ad valorem taxes	19,270	10,522	8,748	83%

Total production expenses	53,046	36,025	17,021	47%
Other:
Depletion, depreciation and amortization	87,171	54,456	32,715	60%
General and administrative(b)	20,465	9,678	10,787	111%
Contract termination fee	2,408	—	2,408	N/A
Acquisition costs	421	876	(455)	-52%
Derivative fair value loss (gain)	18,115	(9,293)	27,408	-295%
Accretion of discount on asset retirement obligations	675	478	197	41%

Total operating	182,301	92,220	90,081	98%
Interest	36,669	9,951	26,718	268%
Income tax provision	1,528	1,928	(400)	-21%

Total expenses	$220,498	$104,099	$116,399	112%

Expenses (per BOE):
Production:
Lease operating(a)	$7.58	$9.89	$(2.31)	-23%
Production, severance and ad valorem taxes	4.32	4.08	0.24	6%

Total production expenses	11.90	13.97	(2.07)	-15%
Other:
Depletion, depreciation and amortization	19.56	21.11	(1.55)	-7%
General and administrative(b)	4.59	3.75	0.84	22%
Contract termination fee	0.54	—	0.54	N/A
Acquisition costs	0.09	0.34	(0.25)	-74%
Derivative fair value loss (gain)	4.06	(3.60)	7.66	-213%
Accretion of discount on asset retirement obligations	0.15	0.19	(0.04)	-21%

Total operating	40.89	35.76	5.13	14%
Interest	8.23	3.86	4.37	113%
Income tax provision	0.34	0.75	(0.41)	-55%

Total expenses	$49.46	$40.37	$9.09	23%

(a)
Includes non-cash equity-based compensation of $453,000 ($0.10 per BOE) and $29,000 ($0.01 per BOE) for 2013 and 2012, respectively.

(b)
Includes non-cash equity-based compensation of $3.8 million ($0.84 per BOE) and $123,000 ($0.05 per BOE) for 2013 and 2012, respectively.

        Production expenses.    LOE increased 32% to $33.8 million in 2013 from $25.5 million in 2012 as a result of an increase in production volumes from wells drilled, which contributed $18.6 million of additional LOE, partially offset by a $2.31 decrease in the average LOE per BOE rate, which would have reduced LOE by $10.3 million if production had been unchanged. The decrease in our average LOE per BOE rate was attributable to wells we successfully drilled and completed in 2013 where we are experiencing economies of scale from our drilling program and from savings achieved through infrastructure projects that have resulted in material efficiencies in our field operations and, in particular, our disposal of saltwater.

        Production, severance and ad valorem taxes increased 83% to $19.3 million in 2013 from $10.5 million in 2012 primarily due to higher wellhead revenues resulting from increased production from our drilling activity. As a percentage of wellhead revenues, production, severance and ad valorem taxes decreased to 6.4% in 2013 as compared to 6.7% in 2012 primarily due to an increase in the number of wells brought on production in 2013 as compared to 2012 as we continue to utilize more efficient drilling rigs, reducing our time from spud to rig release.

        DD&A expense.    DD&A expense increased 60% to $87.2 million in 2013 from $54.5 million in 2012 primarily due to an increase in production volumes and an increase in our asset base subject to amortization as a result of our drilling activity.

        G&A expense.    G&A expense increased 111% to $20.5 million in 2013 from $9.7 million in 2012 primarily due to (i) cash bonuses, (ii) $1.0 million of non-cash equity-based compensation related to the accelerated vesting of our Class B limited partner interests as a result of the Athlon IPO and (iii) higher payroll and payroll-related costs as we continue to add employees in order to manage our growing asset base.

        Contract termination fee.    We were a party to a Services Agreement, dated August 23, 2010, which required us to compensate Apollo for consulting and advisory services. Upon the consummation of the Athlon IPO, we terminated the Services Agreement and, in connection with the termination, we paid $2.4 million to Apollo. Such payment corresponded to the present value as of the date of termination of the aggregate annual fees that would have been payable during the remainder of the term of the Services Agreement (assuming a term ending on August 23, 2020).

        Derivative fair value loss (gain).    During 2013, we recorded an $18.1 million derivative fair value loss as compared to a $9.3 million derivative fair value gain in 2012. Since we do not use hedge accounting, changes in fair value of our derivatives are recognized as gains and losses in the current period. The change from a derivative fair value gain to a derivative fair value loss was primarily due to a higher average NYMEX WTI price in 2013 as compared to 2012 and an increase in the future oil price outlook during 2013, which negatively impacted the fair values of our oil swaps. Included in these amounts were total cash settlements paid on derivatives adjusted for recovered premiums during 2013 of $8.8 million as compared to $1.1 million during 2012.

        Interest expense.    Interest expense increased 268% to $36.7 million in 2013 from $10.0 million in 2012 due to higher long-term debt balances and higher borrowing costs in 2013 when compared to 2012. Our weighted-average total debt was $485.8 million for 2013 as compared to $263.4 million for 2012. This increase in total debt was due to (i) funding requirements to develop our oil and natural gas properties that are not covered by our operating cash flows, (ii) various acquisitions of oil and natural gas properties and (iii) a $75 million distribution to our Class A limited partners in April 2013. Also, as a result of the issuance of our senior notes, our former second lien term loan was paid off and retired and the borrowing base of our credit agreement was reduced, resulting in a write off of unamortized debt issuance costs of approximately $2.8 million to interest expense.

        Our weighted-average interest rate, net of capitalized interest, increased to 7.6% for 2013 as compared to 4.3% for 2012. This increase in borrowing cost was primarily due to the issuance of our senior notes, a portion of the net proceeds from which were used to substantially pay down outstanding borrowings under our credit agreement that were subject to lower interest rates than our senior notes. Our weighted-average interest expense for 2013 includes the impact of the write off of unamortized debt issuance costs and is expected to decline in future periods as we are not anticipating a need for a similar write off and as borrowings on our credit agreement increase relative to our senior notes resulting in a lower average interest rate.

        The following table provides the components of our interest expense for the periods indicated:

	Year ended December 31,
			Increase / (Decrease)
	2013	2012
	(in thousands)
Credit agreement	$3,449	$5,932	$(2,483)
Senior notes	26,104	—	26,104
Former second lien term loan	2,777	3,081	(304)
Write off of debt issuance costs	2,838	444	2,394
Amortization of debt issuance costs	1,844	713	1,131
Less: interest capitalized	(343)	(219)	(124)

Total	$36,669	$9,951	$26,718

Comparison of 2012 to 2011

        Revenues.    The following table provides the components of our revenues for the periods indicated, as well as each period's respective production volumes and average prices:

	Year ended December 31,		Increase / (Decrease)
	2012	2011	$	%
Revenues (in thousands):
Oil	$128,081	$51,193	$76,888	150%
Natural gas	8,415	3,521	4,894	139%
NGLs	20,615	10,967	9,648	88%

Total revenues	$157,111	$65,681	$91,430	139%

Average realized prices:
Oil ($/Bbl) (before impact of cash settled derivatives)	$87.90	$92.08	$(4.18)	-5%
Oil ($/Bbl) (after impact of cash settled derivatives)	$87.16	$87.16	$—	0%
Natural gas ($/Mcf)	$2.66	$3.46	$(0.80)	-23%
NGLs ($/Bbl)	$34.65	$45.96	$(11.31)	-25%
Combined ($/BOE) (before impact of cash settled derivatives)	$60.91	$68.13	$(7.22)	-11%
Combined ($/BOE) (after impact of cash settled derivatives)	$60.50	$65.29	$(4.79)	-7%
Total production volumes:
Oil (MBbls)	1,457	556	901	162%
Natural gas (MMcf)	3,163	1,017	2,146	211%
NGLs (MBbls)	595	239	356	149%
Combined (MBOE)	2,579	964	1,615	168%
Average daily production volumes:
Oil (Bbls/D)	3,981	1,523	2,458	161%
Natural gas (Mcf/D)	8,641	2,786	5,855	210%
NGLs (Bbls/D)	1,625	654	971	148%
Combined (BOE/D)	7,047	2,641	4,406	167%

        The following table shows the relationship between our average oil and natural gas realized prices as a percentage of average NYMEX prices for the periods indicated. Management uses the realized price to NYMEX margin analysis to analyze trends in our oil and natural gas revenues.

	Year Ended December 31,
	2012	2011
Average realized oil price ($/Bbl)	$87.90	$92.08
Average NYMEX WTI ($/Bbl)	$94.19	$95.11
Differential to NYMEX WTI	$(6.29)	$(3.03)
Average realized oil price to NYMEX WTI percentage	93%	97%
Average realized natural gas price ($/Mcf)	$2.66	$3.46
Average NYMEX Henry Hub ($/Mcf)	$2.79	$4.00
Differential to NYMEX Henry Hub	$(0.13)	$(0.54)
Average realized natural gas price to NYMEX Henry Hub percentage	95%	87%

        Our average realized oil price as a percentage of the average NYMEX WTI price was 93% for 2012 as compared to 97% for 2011. All of our oil contracts include the Midland-Cushing differential, which widened in 2012 due to difficulty transporting oil production from the Permian Basin to the Gulf Coast refineries as a result of lack of logistics and infrastructure. Our average realized natural gas price as a percentage of the average NYMEX Henry Hub price improved to 95% for 2012 as compared to 87% for 2011 as a result of a full year of production from the properties acquired from Element, which have a higher percentage of their natural gas contracts weighted to an index that trades closer to the average NYMEX price than the natural gas contracts related to the properties acquired from SandRidge.

        Oil revenues increased 150% to $128.1 million in 2012 from $51.2 million in 2011 as a result of an increase in our oil production volumes of 901 MBbls, partially offset by a $4.18 per Bbl decrease in our average realized oil price. Our higher oil production increased oil revenues by $83.0 million and was primarily the result of a full year of production from our Element acquisition in October 2011, as well as our development program. The properties initially acquired from Element contributed approximately 113 MBbls ($10.1 million in revenue) of additional oil production in 2012 as compared to 2011 while our development program contributed approximately 788 MBbls ($72.9 million in revenue) of additional oil production. Our lower average realized oil price decreased oil revenues by $6.1 million and was primarily due to a lower average NYMEX WTI price, which decreased from $95.11 per Bbl in 2011 to $94.19 per Bbl in 2012, and the widening of our oil differentials as previously discussed.

        Natural gas revenues increased 139% to $8.4 million in 2012 from $3.5 million in 2011 as a result of an increase in our natural gas production volumes of 2,146 MMcf, partially offset by a $0.80 per Mcf decrease in our average realized natural gas price. Our higher natural gas production increased natural gas revenues by $7.4 million and was primarily the result of a full year of production from our Element acquisition in October 2011, as well as our development program. The properties initially acquired from Element contributed approximately 299 MMcf ($0.8 million in revenue) of additional natural gas production in 2012 as compared to 2011 while our development program contributed approximately 1,847 MMcf ($6.6 million in revenue) of additional natural gas production. Our lower average realized natural gas price decreased natural gas revenues by $2.5 million and was primarily due to a lower average NYMEX Henry Hub price, which decreased from $4.00 per Mcf in 2011 to $2.79 per Mcf in 2012, partially offset by the improvement in our natural gas differentials as previously discussed.

        NGL revenues increased 88% to $20.6 million in 2012 from $11.0 million in 2011 as a result of an increase in our NGL production volumes of 356 MBbls, partially offset by an $11.31 per Bbl decrease in our average realized NGL price. Our higher NGL production increased NGL revenues by $16.4 million and was primarily the result of a full year of production from our Element acquisition in October 2011, as well as our development program. The properties initially acquired from Element contributed approximately 50 MBbls ($1.5 million in revenue) of additional NGL production in 2012 as compared to 2011 while our development program contributed approximately 306 MBbls ($14.9 million in revenue) of additional NGL production. Our lower average realized NGL price decreased NGL revenues by $6.7 million and was primarily due to increased supplies of NGLs from NGL-rich shales in the Permian Basin and other basins including the Eagle Ford and the Williston.

        Expenses.    The following table summarizes our expenses for the periods indicated:

	Year ended December 31,		Increase / (Decrease)
	2012	2011	$	%
Expenses (in thousands):
Production:
Lease operating(a)	$25,503	$13,328	$12,175	91%
Production, severance and ad valorem taxes	10,522	4,787	5,735	120%

Total production expenses	36,025	18,115	17,910	99%
Other:
Depletion, depreciation and amortization	54,456	19,747	34,709	176%
General and administrative(b)	9,678	7,724	1,954	25%
Acquisition costs	876	9,519	(8,643)	-91%
Derivative fair value loss (gain)	(9,293)	7,959	(17,252)	-217%
Accretion of discount on asset retirement obligations	478	344	134	39%

Total operating	92,220	63,408	28,812	45%
Interest	9,951	2,945	7,006	238%
Income tax provision	1,928	470	1,458	310%

Total expenses	$104,099	$66,823	$37,276	56%

Expenses (per BOE):
Production:
Lease operating(a)	$9.89	$13.82	$(3.93)	-28%
Production, severance and ad valorem taxes	4.08	4.96	(0.88)	-17%

Total production expenses	13.97	18.78	(4.81)	-26%
Other:
Depletion, depreciation and amortization	21.11	20.48	0.63	3%
General and administrative(b)	3.75	8.01	(4.26)	-53%
Acquisition costs	0.34	9.87	(9.53)	-97%
Derivative fair value loss (gain)	(3.60)	8.26	(11.86)	-144%
Accretion of discount on asset retirement obligations	0.19	0.36	(0.17)	-47%

Total operating	35.76	65.76	(30.00)	-46%
Interest	3.86	3.05	0.81	27%
Income tax provision	0.75	0.49	0.26	53%

Total expenses	$40.37	$69.30	$(28.93)	-42%

(a)
Includes non-cash equity-based compensation of $29,000 ($0.01 per BOE) for 2012.

(b)
Includes non-cash equity-based compensation of $123,000 ($0.05 per BOE) and $106,000 ($0.11 per BOE) for 2012 and 2011, respectively.

        Production expenses.    LOE increased 91% to $25.5 million in 2012 from $13.3 million in 2011 as a result of an increase in production volumes from drilled wells and a full year of LOE from our Element acquisition, which contributed $22.3 million of additional LOE, partially offset by a $3.93 decrease in the average LOE per BOE rate, which reduced LOE by $10.1 million. The decrease in our average LOE per BOE rate was attributable to wells we successfully drilled and completed in 2012 where we are experiencing economies of scale from our drilling program and from savings achieved through 2012 infrastructure projects that have resulted in material efficiencies in our field operations and, in particular, our disposal of water.

        Production, severance and ad valorem taxes increased 120% to $10.5 million in 2012 from $4.8 million in 2011 primarily due to higher wellhead revenues resulting from increased production from our acquisitions and drilling activity. As a percentage of wellhead revenues, production, severance and ad valorem taxes decreased to 6.7% in 2012 as compared to 7.3% in 2011 primarily due to an increase in oil revenues as a percentage of our total revenues, which are taxed at a lower rate than natural gas and NGLs.

        DD&A expense.    DD&A expense increased 176% to $54.5 million in 2012 from $19.7 million in 2011 primarily due to a full year of production from the properties acquired from Element and an increase in our asset base subject to amortization as a result of our 2012 drilling activity.

        G&A expense.    G&A expense increased 25% to $9.7 million in 2012 from $7.7 million in 2011 primarily due to higher payroll and payroll-related costs as we added additional employees to manage our growing asset base.

        Acquisition costs.    Acquisition costs decreased 91% to $0.9 million in 2012 from $9.5 million in 2011. We were party to a Transaction Fee Agreement, dated August 23, 2010, which required us to pay a fee to Apollo equal to 2% of the total equity contributed to us, as defined in the agreement, in exchange for consulting and advisory services provided by Apollo. Upon the closing of the SandRidge acquisition in January 2011, we incurred a transaction fee payable to Apollo of $2.3 million. Upon the closing of the Element acquisition in October 2011, we incurred a transaction fee payable to Apollo of $4.3 million. In addition, we incurred other transaction costs associated with those significant acquisitions in 2011.

        Derivative fair value loss (gain).    During 2012, we recorded a $9.3 million derivative fair value gain as compared to an $8.0 million derivative fair value loss in 2011. The change in our derivative fair value loss (gain) was a result of additional oil swaps entered into during 2012 and the decrease in the future commodity price outlook during 2012, which favorably impacted the fair values of our commodity derivative contracts.

        Interest expense.    Interest expense increased 238% to $9.9 million in 2012 from $2.9 million in 2011 primarily due to higher weighted-average outstanding borrowings under our credit agreement and the issuance of $125 million of debt under our former second lien term loan in September 2012. Our weighted-average total debt was $263.4 million for 2012 as compared to $78.4 million for 2011. Our weighted-average interest rate for total indebtedness was 4.3% for 2012 as compared to 3.8% for 2011. Our weighted-average outstanding borrowings increased in 2012 in order to fund the closing of the Element acquisition in October 2011 and our higher level of development and exploration activities during 2012.

        The following table provides the components of our interest expense for the periods indicated:

	Year ended December 31,
			Increase / (Decrease)
	2012	2011
	(in thousands)
Credit agreement	$5,932	$2,387	$3,545
Former second lien term loan	3,081	—	3,081
Write off of debt issuance costs	444	—	444
Amortization of debt issuance costs and deferred premiums	713	558	155
Less: interest capitalized	(219)	—	(219)

Total	$9,951	$2,945	$7,006

Capital Commitments, Capital Resources, and Liquidity

  Capital commitments

        Our primary uses of cash are:

  •
  Development and exploration of oil and natural gas properties;

  •
  Acquisitions of oil and natural gas properties;

  •
  Funding of working capital; and

  •
  Contractual obligations.

        Development and exploration of oil and natural gas properties.    The following table summarizes our costs incurred related to development and exploration activities for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
	(in thousands)
Development(a)	$61,378	$49,238	$180,011	$201,174	$71,403
Exploration(b)	76,412	22,553	218,680	75,008	17,829

Total	$137,790	$71,791	$398,691	$276,182	$89,232

(a)
Includes asset retirement obligations incurred of $182,000 and $159,000 during the first quarter of 2014 and 2013, respectively, and $609,000, $606,000 and $108,000 during 2013, 2012 and 2011, respectively.

(b)
Includes asset retirement obligations incurred of $148,000 and $94,000 during the first quarter of 2014 and 2013, respectively, and $404,000, $209,000 and $58,000 during 2013, 2012 and 2011, respectively.

        Our development capital primarily relates to the drilling of development and infill wells, workovers of existing wells and the construction of field related facilities. Our exploration expenditures primarily relate to the drilling of exploratory wells, seismic costs, delay rentals and geological and geophysical costs.

        Our development and exploration activities continue to increase primarily due to (i) our utilization of more efficient vertical drilling rigs that have significantly reduced the time from spud to rig release, allowing us to drill and complete more wells over the same period, and (ii) our higher rig count, including horizontal drilling rigs.

        In 2014, we expect our drilling capital expenditures to be $700 million, plus an additional $25 million for leasing, infrastructure, capital workovers and capitalized interest.

        Acquisitions of oil and natural gas properties and leasehold acreage.    The following table summarizes our costs incurred related to oil and natural gas property acquisitions for the periods indicated:

	Three months ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands)
Acquisitions of evaluated properties(a)	$41,270	$2,602	$19,609	$42,122	$287,400
Acquisitions of unevaluated properties	57,674	6,482	34,922	38,908	130,273

Total	$98,944	$9,084	$54,531	$81,030	$417,673

(a)
Includes asset retirement obligations incurred of $277,000 and $265,000 during the first quarter of 2014 and 2013, respectively, and $395,000, $60,000 and $3.3 million during 2013, 2012 and 2011, respectively.

        In January 2011, we acquired certain oil and natural gas properties and related assets in the Permian Basin from SandRidge for $156.0 million in cash. In October 2011, we acquired certain oil and natural gas properties and related assets in the Permian Basin from Element for $253.2 million in cash.

        Funding of working capital.    As of March 31, 2014 and December 31, 2013, our working capital (defined as total current assets less total current liabilities) was a $84.2 million deficit and a $44.4 million surplus, respectively. The decrease in working capital was due to our acquisition and development of oil and natural gas properties. Since our principal source of operating cash flows comes from oil and natural gas reserves to be produced in future periods, which cannot be reported as working capital, we often have negative working capital. For the remainder of 2014, we expect to continue to have a working capital deficit primarily due to amounts accrued related to our extensive development activities. We expect that our cash flows from operating activities and availability under our credit agreement will be sufficient to fund our working capital needs, drilling capital expenditures and other obligations for at least the next 12 months. We expect that our production volumes, commodity prices and differentials to NYMEX prices for our oil and natural gas production will be the largest variables affecting our working capital.

        Contractual obligations.    The following table provides our contractual obligations and commitments as of December 31, 2013:

	Payments Due by Period
Contractual Obligations and Commitments	Total	2014	2015 - 2016	2017 - 2018	Thereafter
	(in thousands)
Credit agreement(a)	$—	$—	$—	$—	$—
Senior notes(a)	776,563	36,875	73,750	73,750	592,188
Commodity derivative contracts(b)	8,354	8,354	—	—	—
Development commitments(c)	68,059	68,059	—	—	—
Operating leases and commitments(d)	1,316	467	849	—	—
Asset retirement obligations(e)	40,710	60	—	—	40,650

Total	$895,002	$113,815	$74,599	$73,750	$632,838

(a)
Includes principal and projected interest payments. As of December 31, 2013, there were no outstanding borrowings under our credit agreement. Please read "—Liquidity" for additional information regarding our long-term debt.

(b)
Represents net liabilities for our commodity derivative contracts, the ultimate settlement of which are unknown because they are subject to continuing market risk. As of December 31, 2013, the fair value of our 2015 commodity derivative contracts was a net asset of $2.3 million. Please read "—Quantitative and Qualitative Disclosures about Market Risk" for additional information regarding our commodity derivative contracts.

(c)
Represents authorized purchases for work in process related to our drilling activities.

(d)
Represents operating leases that have non-cancelable lease terms in excess of one year.

(e)
Represents the undiscounted future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal at the end of field life. Because these costs typically extend many years into the future, estimating these future costs requires management to make estimates and judgments that are subject to future revisions based upon numerous factors.

        Off-balance sheet arrangements.    We have no investments in unconsolidated entities or persons that could materially affect our liquidity or the availability of capital resources. We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition or results of operations.

  Capital resources

        The following table summarizes our cash flows for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
	(in thousands)
Net cash provided by operating activities	$70,842	$30,397	$186,245	$95,302	$18,872
Net cash used in investing activities	(225,240)	(90,560)	(424,746)	(347,259)	(465,475)
Net cash provided by financing activities	46,736	54,671	342,655	228,798	471,627

Net increase (decrease) in cash	$(107,662)	$(5,492)	$104,154	$(23,159)	$25,024

        Cash flows from operating activities.    Cash provided by operating activities increased $40.4 million to $70.8 million in the first quarter of 2014 from $30.4 million in the first quarter of 2013, primarily due to an increase in our production margin due to higher prices and a 71% increase in our total production volumes as a result of wells drilled, partially offset by increased expenses as a result of having more producing wells in the first quarter of 2014 as compared to the first quarter of 2013.

        Cash provided by operating activities increased $90.9 million to $186.2 million in 2013 from $95.3 million in 2012, primarily due to an increase in our production margin due to a 73% increase in our total production volumes as a result of wells drilled, partially offset by increased expenses as a result of having more producing wells in 2013 as compared to 2012.

        Cash provided by operating activities increased $76.4 million to $95.3 million in 2012 from $18.9 million in 2011, primarily due to an increase in our production margin as a result of a full year of production from our Element acquisition and wells drilled, partially offset by increased expenses as a result of our increased drilling activities in 2012 as compared to 2011.

        Cash flows used in investing activities.    Cash used in investing activities increased $134.7 million to $225.2 million in the first quarter of 2014 from $90.6 million in the first quarter of 2013, primarily due to a $40.5 million increase in amounts paid to develop oil and natural gas properties and a $94.2 million increase in amounts paid to acquire oil and natural gas properties.

        Cash used in investing activities increased $77.5 million to $424.7 million in 2013 from $347.3 million in 2012 due to a $103.7 million increase in amounts paid to develop oil and natural gas properties, partially offset by a $26.5 million decrease in amounts paid to acquire oil and natural gas properties.

        The increases in our development expenditures was primarily due to (i) our utilization of more efficient vertical drilling rigs that have significantly reduced the time from spud to rig release, allowing us to drill and complete more wells over the same time period, and (ii) our higher rig count, including horizontal drilling rigs.

        Cash used in investing activities decreased $118.2 million to $347.3 million in 2012 from $465.5 million in 2011, primarily due to a $334.2 million decrease in amounts paid to acquire oil and natural gas properties, which in 2011 included our SandRidge and Element acquisitions, partially offset by a $208.8 million increase in amounts paid to develop oil and natural gas properties as we utilized at least six rigs for the majority of 2012. In January 2011, we terminated certain oil puts that were in place at December 31, 2010 and received net proceeds of $7.6 million, which are included in cash used in investing activities for 2011.

        Cash flows from financing activities.    Our cash flows from financing activities consist primarily of proceeds from and payments on long-term debt and partner contributions. We periodically draw on our credit agreement to fund acquisitions and other capital commitments.

        During the first quarter of 2014, we received net cash of $46.7 million from financing activities, consisting primarily of net borrowings of $49 million under our credit agreement, which increased the outstanding borrowings under our credit agreement from none at December 31, 2013 to $49 million at March 31, 2014. We also had $2.3 million of net distributions to Athlon Energy.

        During the first quarter of 2013, we received net cash of $54.7 million from financing activities, including net borrowings of $54.4 million under our credit agreement, which were used primarily to finance the first quarter of 2013 development activities. We were able to draw less on our credit agreement in the first quarter of 2014 when compared to the first quarter of 2013 due to cash on hand from the Athlon IPO and improved cash flow from operations.

        During 2013, we received net cash of $342.7 million from financing activities, including $293.1 million of net contributions from Athlon Energy and $487.1 million of net proceeds from the issuance of our senior notes, partially offset by $125 million used to repay in full and terminate our former second lien term loan, repayments of $237 million under our credit agreement and a $75 million distribution to our Class A limited partners. Repayments reduced the outstanding borrowings under our credit agreement from $237 million at December 31, 2012 to none at December 31, 2013.

        During 2012, we received net cash of $228.8 million from financing activities, including $122.9 million of net proceeds from the issuance of our former second lien term loan, which were used to replace outstanding borrowings under our credit agreement, borrowings of $67 million under our credit agreement and $40.2 million of partner contributions, which were used primarily to finance 2012 acquisitions.

        During 2011, we received net cash of $471.6 million from financing activities, including borrowings of $170 million under our credit agreement and $304.0 million of partner contributions.

  Liquidity

        Our primary sources of liquidity are internally generated cash flows and the borrowing capacity under our credit agreement. Since we operate a majority of our wells, we have the ability to adjust our capital expenditures. We may use other sources of capital, including the issuance of debt or equity securities, to fund acquisitions or maintain our financial flexibility. We believe that our internally generated cash flows and expected future availability under our credit agreement will be sufficient to fund our operations and drilling capital expenditures for at least the next 12 months. However, should commodity prices decline for an extended period of time or the capital/credit markets become constrained, the borrowing capacity under our credit agreement could be adversely affected. In the event of a reduction in the borrowing base under our credit agreement, we may be required to prepay some or all of our indebtedness, which would adversely affect our drilling program. In addition, because wells funded in the next 12 months represent only a small percentage of our identified net drilling locations, we will be required to generate or raise additional capital to develop our entire inventory of identified drilling locations should we elect to do so.

        In 2014, we expect our drilling capital expenditures to be $700 million, plus an additional $25 million for leasing, infrastructure, capital workovers and capitalized interest. The level of these and other future expenditures is largely discretionary, and the amount of funds devoted to any particular activity may increase or decrease significantly, depending on available opportunities, timing of projects and market conditions. We plan to finance our ongoing drilling capital expenditures using internally generated cash flows and availability under our credit agreement.

        Internally generated cash flows.    Our internally generated cash flows, results of operations and financing for our operations are largely dependent on oil, natural gas and NGL prices. During the first quarter of 2014, our average realized oil, natural gas and NGL prices increased by 11%, 38% and 10% respectively, as compared to the first quarter of 2013. During 2013, our average realized oil and natural gas prices increased by 7% and 27%, respectively, as compared to 2012, while our average realized NGL price decreased by 9%. Realized commodity prices fluctuate widely in response to changing market forces. If commodity prices decline or we experience a significant widening of our differentials to NYMEX prices, then our results of operations, cash flows from operations and borrowing base under our credit agreement may be adversely impacted. Prolonged periods of lower commodity prices or sustained wider differentials to NYMEX prices could cause us to not be in compliance with financial covenants under our credit agreement and thereby affect our liquidity. To offset reduced cash flows in a lower commodity price environment, we have established a portfolio of oil swaps that will provide stable cash flows on a portion of our oil production. Currently, we have the following oil swaps:

Period	Average Daily Swap Volume	Weighted- Average Swap Price
	(Bbl)	(per Bbl)
Q2 2014	8,950	$92.71
Q3 2014	9,950	92.52
Q4 2014	10,960	92.31
Q1 2015	9,800	90.90
Q2 2015	9,800	90.90
Q3 2015	4,300	91.11
Q4 2015	4,300	91.11

        An increase in oil prices above the ceiling prices in our commodity derivative contracts would limit cash inflows because we would be required to pay our counterparties for the difference between the market price for oil and the ceiling price of the commodity derivative contract resulting in a loss. Please read "—Quantitative and Qualitative Disclosures About Market Risk" for additional information regarding our commodity derivative contracts.

        Credit agreement.    We are a party to an amended and restated credit agreement dated March 19, 2013, which matures on March 19, 2018. Our credit agreement provides for revolving credit loans to be made to us from time to time and letters of credit to be issued from time to time for the account of us or any of our restricted subsidiaries. The aggregate amount of the commitments of the lenders under our credit agreement is $1.0 billion. Availability under our credit agreement is subject to a borrowing base, which is redetermined semi-annually and upon requested special redeterminations.

        In conjunction with the offering of our senior notes in April 2013 as discussed below, the borrowing base under our credit agreement was reduced to $267.5 million. We used a portion of the net proceeds from our senior notes offering and Athlon's IPO to reduce the outstanding borrowings under our credit agreement. In May 2013, we amended our credit agreement to, among other things, increase the borrowing base to $320 million. In November 2013, we amended our credit agreement to, among other things, increase the borrowing base to $525 million. As of March 31, 2014, the borrowing base was $525 million and there were $49 million outstanding borrowings, $476 million of borrowing capacity and no outstanding letters of credit under our credit agreement. On April 11, 2014, lenders under our credit agreement completed their redetermination of the borrowing base, resulting in an increase from $525 million to $1.0 billion, which was ultimately increased to $837.5 million as a result of the completion of a private placement of 6.0% Senior Notes due 2022 on May 1, 2014.

        Obligations under our credit agreement are secured by a first-priority security interest in substantially all of our proved reserves. In addition, obligations under our credit agreement are guaranteed by Athlon Energy.

        Loans under our credit agreement are subject to varying rates of interest based on (i) outstanding borrowings in relation to the borrowing base and (ii) whether the loan is a Eurodollar loan or a base rate loan. Eurodollar loans under our credit agreement bear interest at the Eurodollar rate plus the applicable margin indicated in the following table, and base rate loans under our credit agreement bear interest at the base rate plus the applicable margin indicated in the following table. We also incur a quarterly commitment fee on the unused portion of our credit agreement indicated in the following table:

Ratio of Outstanding Borrowings to Borrowing Base	Unused Commitment Fee	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
Less than or equal to .30 to 1	0.375%	1.50%	0.50%
Greater than .30 to 1 but less than or equal to .60 to 1	0.375%	1.75%	0.75%
Greater than .60 to 1 but less than or equal to .80 to 1	0.50%	2.00%	1.00%
Greater than .80 to 1 but less than or equal to .90 to 1	0.50%	2.25%	1.25%
Greater than .90 to 1	0.50%	2.50%	1.50%

        The "Eurodollar rate" for any interest period (either one, two, three or nine months, as selected by us) is the rate equal to the LIBOR for deposits in dollars for a similar interest period. The "Base Rate" is calculated as the highest of: (i) the annual rate of interest announced by Bank of America, N.A. as its "prime rate"; (ii) the federal funds effective rate plus 0.5%; or (iii) except during a "LIBOR Unavailability Period", the Eurodollar rate (for dollar deposits for a one-month term) for such day plus 1.0%.

        Any outstanding letters of credit reduce the availability under our credit agreement. Borrowings under our credit agreement may be repaid from time to time without penalty.

        Our credit agreement contains covenants including, among others, the following:

  •
  a prohibition against incurring additional debt, subject to permitted exceptions;

  •
  a restriction on creating liens on our assets and the assets of our operating subsidiaries, subject to permitted exceptions;

  •
  restrictions on merging and selling assets outside the ordinary course of business;

  •
  restrictions on use of proceeds, investments, transactions with affiliates or change of principal business;

  •
  a requirement that we maintain a ratio of consolidated total debt to EBITDAX (as defined in our credit agreement) of not more than 4.75 to 1.0 (which ratio changes to 4.5 to 1.0 beginning with the quarter ending June 30, 2014); and

  •
  a provision limiting commodity derivative contracts to a volume not exceeding 85% of projected production from proved reserves for a period not exceeding 66 months from the date the commodity derivative contract is entered into.

        Our credit agreement contains customary events of default, including our failure to comply with the financial ratios described above, which would permit the lenders to accelerate the debt if not cured within applicable grace periods. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require Bank of America, N.A. to declare all amounts outstanding under our credit agreement to be immediately due and payable, which would materially and adversely affect our financial condition and liquidity.

        Certain of the lenders under our credit agreement are also counterparties to our commodity derivative contracts. Please read "—Quantitative and Qualitative Disclosures About Market Risk" for additional discussion.

        Senior notes.    In April 2013, we issued $500 million aggregate principal amount of 7 3/8% senior notes due 2021. Athlon Energy is an unconditional guarantor of the senior notes. The net proceeds from our senior notes offering were used to repay a portion of the outstanding borrowings under our credit agreement, to repay in full and terminate our former second lien term loan, to make a $75 million distribution to our Class A limited partners and for general partnership purposes.

        The indenture governing the senior notes contains covenants, including, among other things, covenants that restrict our ability to:

  •
  make distributions, investments or other restricted payments if our fixed charge coverage ratio is less than 2.0 to 1.0;

  •
  incur additional indebtedness if our fixed charge coverage ratio would be less than 2.0 to 1.0; and

  •
  create liens, sell assets, consolidate or merge with any other person, or engage in transactions with affiliates.

These covenants are subject to a number of important qualifications, limitations and exceptions. In addition, the indenture contains other customary terms, including certain events of default upon the occurrence of which the senior notes may be declared immediately due and payable.

        Under the indenture, starting on April 15, 2016, we will be able to redeem some or all of the senior notes at a premium that will decrease over time, plus accrued and unpaid interest to the date of redemption. Prior to April 15, 2016, we will be able, at our option, to redeem up to 35% of the aggregate principal amount of the senior notes at a price of 107.375% of the principal thereof, plus accrued and unpaid interest to the date of redemption, with an amount equal to the net proceeds from certain equity offerings. In addition, at our option, prior to April 15, 2016, we may redeem some or all of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes, plus an "applicable premium," plus accrued and unpaid interest to the date of redemption. If a change of control occurs on or prior to July 15, 2014, we may redeem all, but not less than all, of the notes at 110% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date. Certain asset dispositions or a change of control after July 15, 2014 will be triggering events that may require us to repurchase all or any part of a noteholder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to but excluding the date of repurchase. Interest on the senior notes is payable in cash semi-annually in arrears, commencing on October 15, 2013, through maturity.

        Capitalization.    At March 31, 2014, we had total assets of $1.5 billion and total capitalization of $1.3 billion, of which 58% was represented by partners' equity and 42% by long-term debt. At December 31, 2013, we had total assets of $1.4 billion and total capitalization of $1.2 billion, of which 59% was represented by partners' equity and 41% by long-term debt. The percentages of our capitalization represented by equity and long-term debt could vary in the future if debt or equity is used to finance capital projects or acquisitions.

Changes in Prices

        Our revenues, the value of our assets and our ability to obtain bank loans or additional capital on attractive terms are affected by changes in commodity prices, which can fluctuate significantly. The following table provides our average realized prices for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
Average realized prices:
Oil ($/Bbl) (before impact of cash settled derivatives)	$93.45	$84.23	$94.17	$87.90	$92.08
Oil ($/Bbl) (after impact of cash settled derivatives)	88.26	83.65	90.89	87.16	87.16
Natural gas ($/Mcf)	4.51	3.27	3.37	2.66	3.46
NGLs ($/Bbl)	34.61	31.34	31.60	34.65	45.96
Combined ($/BOE) (before impact of cash settled derivatives)	69.12	61.08	67.16	60.91	68.13
Combined ($/BOE) (after impact of cash settled derivatives)	65.95	60.73	65.18	60.50	65.29

        Increases in commodity prices may be accompanied by or result in: (i) increased development costs, as the demand for drilling operations increases; (ii) increased severance taxes, as we are subject to higher severance taxes due to the increased value of hydrocarbons extracted from our wells; and (iii) increased LOE, such as electricity costs, as the demand for services related to the operation of our wells increases. Decreases in commodity prices can have the opposite impact of those listed above and can result in an impairment charge to our oil and natural gas properties.

Critical Accounting Policies and Estimates

        Preparing financial statements in accordance with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. Estimates and assumptions are based on information available prior to financial statements being issued. Due to the nature of these estimates, new facts or circumstances may arise resulting in revised estimates which differ from these estimates. Management considers an accounting estimate to be critical if it requires assumptions that have a high degree of subjectivity and judgment to account for outcomes that are highly uncertain and the impact of these estimates and assumptions is material to our consolidated results of operations or financial condition. Management has identified the following critical accounting policies and estimates.

  Oil and Natural Gas Reserves

        Our estimates of proved reserves are based on the quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs under existing economic conditions and operating methods. Our independent petroleum engineers, CG&A, prepare a reserve and economic evaluation of all of our properties on a well-by-well basis. The accuracy of reserve estimates is a function of the:

  •
  quality and quantity of available data;

  •
  interpretation of that data;

  •
  accuracy of various mandated economic assumptions; and

  •
  judgment of the independent reserve engineer.

        Estimating reserves is subjective and actual quantities of oil and natural gas ultimately recovered can differ from estimates for many reasons. Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of calculating reserve estimates. We may not be able to develop proved reserves within the periods estimated. Actual production may not equal the estimated amounts used in the preparation of reserve projections. As these estimates change, calculated reserves change. Any change in reserves directly impacts our estimate of future cash flows from the property, the property's fair value and our DD&A rate.

        Our independent petroleum engineers, CG&A, estimate our proved reserves annually as of December 31. This results in a new DD&A rate which we use for the preceding fourth quarter after adjusting for fourth quarter production. We internally estimate reserve additions and reclassifications of reserves from unproved to proved at the end of the first, second and third quarters for use in determining a DD&A rate for the respective quarter.

  Method of Accounting for Oil and Natural Gas Properties

        We apply the provisions of the "Extractive Activities—Oil and Gas" topic of the FASB's Accounting Standards Codification ("ASC"). We use the full cost method of accounting for our oil and natural gas properties. Under this method, costs directly associated with the acquisition, exploration and development of reserves are capitalized into a full cost pool. Capitalized costs are amortized using a unit-of-production method. Under this method, the provision for DD&A is computed at the end of each period by multiplying total production for the period by a depletion rate. The depletion rate is determined by dividing the total unamortized cost base plus future development costs by net equivalent proved reserves at the beginning of the period.

        Costs associated with unevaluated properties are excluded from the amortizable cost base until a determination has been made as to the existence of proved reserves. Unevaluated properties are reviewed at the end of each quarter to determine whether the costs incurred should be reclassified to the full cost pool and, thereby, subjected to amortization. The costs associated with unevaluated properties primarily consist of acquisition and leasehold costs as well as development costs for wells in progress for which a determination of the existence of proved reserves has not been made. These costs are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property, upon impairment of a lease or immediately upon determination that the well is unsuccessful. Costs of seismic data that cannot be directly associated to specific properties are included in the full cost pool as incurred; otherwise, they are allocated to various unevaluated leaseholds and transferred to the amortization base with the associated leasehold costs on a specific project basis.

        Sales and abandonments of oil and natural gas properties being amortized are accounted for as adjustments to the full cost pool, with no gain or loss recognized, unless the adjustments would significantly alter the relationship between capitalized costs and proved reserves. A significant alteration would not ordinarily be expected to occur upon the sale of reserves involving less than 25% of the reserve quantities of a cost center.

        Natural gas volumes are converted to BOE at the rate of six Mcf of natural gas to one Bbl of oil. This convention is not an equivalent price basis and there may be a large difference in value between an equivalent volume of oil versus an equivalent volume of natural gas.

        We capitalize interest on expenditures made in connection with exploratory projects that are not subject to current amortization. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. Capitalized interest cannot exceed gross interest expense.

  Impairment

        Unevaluated properties are assessed periodically, at least annually, for possible impairment. Properties are assessed on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of various factors, including, but not limited to: intent to drill, remaining lease term, geological and geophysical evaluations, drilling results and economic viability of development if proved reserves are assigned. During any period in which these factors indicate impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and become subject to amortization.

        Under the full cost method of accounting, total capitalized costs of oil and natural gas properties, net of accumulated DD&A, less related deferred income taxes may not exceed an amount equal to PV-10 plus the lower of cost or fair value of unevaluated properties, plus estimated salvage value, less the related tax effects (the "ceiling limitation"). A ceiling limitation is calculated at the end of each quarter. If total capitalized costs, net of accumulated DD&A, less related deferred income taxes are greater than the ceiling limitation, a write-down or impairment of the full cost pool is required. A write-down of the carrying value of the full cost pool is a non-cash charge that reduces earnings and impacts equity in the period of occurrence and typically results in lower DD&A expense in future periods. Once incurred, a write-down cannot be reversed at a later date.

        The ceiling limitation calculation is prepared using the 12-month first-day-of-the-month oil and natural gas average prices, as adjusted for basis or location differentials, held constant over the life of the reserves ("net wellhead prices"). If applicable, these net wellhead prices would be further adjusted to include the effects of any fixed price arrangements for the sale of oil and natural gas. We use commodity derivative contracts to mitigate the risk against the volatility of oil and natural gas prices. Commodity derivative contracts that qualify and are designated as cash flow hedges are included in estimated future cash flows. We have not designated any of our commodity derivative contracts as cash flow hedges and therefore have excluded commodity derivative contracts in estimating future cash flows. The future cash outflows associated with future development or abandonment of wells are included in the computation of the discounted present value of future net revenues for purposes of the ceiling limitation calculation.

  Asset Retirement Obligations

        We apply the provisions of the "Asset Retirement and Environmental Obligations" topic of the ASC. We have obligations as a result of lease agreements and enacted laws to remove our equipment and restore land at the end of production operations. These asset retirement obligations are primarily associated with plugging and abandoning wells and land remediation. At the time a drilled well is completing or a well is acquired, we record a separate liability for the estimated fair value of our asset retirement obligations, with an offsetting increase to the related oil and natural gas asset representing asset retirement costs. The cost of the related oil and natural gas asset, including the asset retirement cost, is included in our full cost pool. The estimated fair value of an asset retirement obligation is the present value of the expected future cash outflows required to satisfy the asset retirement obligations discounted at our credit-adjusted, risk-free interest rate at the time the liability is incurred. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.

        Inherent to the present-value calculation are numerous estimates, assumptions and judgments, including, but not limited to: the ultimate settlement amounts, inflation factors, credit-adjusted risk-free rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions affect the present value of the abandonment liability, we make corresponding adjustments to both the asset retirement obligation and the related oil and natural gas property asset balance. These revisions result in prospective changes to DD&A expense and accretion of the discounted abandonment liability.

  Revenue Recognition

        Revenues from the sale of oil, natural gas and NGLs are recognized when they are realized or realizable and earned. Revenues are considered realized or realizable and earned when: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the seller's price to the buyer is fixed or determinable; and (iv) collectability is reasonably assured. Because final settlement of our hydrocarbon sales can take up to two months, sales volumes and prices are estimated and accrued using information available at the time the revenue is recorded.

  Derivatives

        We use various financial instruments for non-trading purposes to manage and reduce price volatility and other market risks associated with our oil production. These arrangements are structured to reduce our exposure to commodity price decreases, but they can also limit the benefit we might otherwise receive from commodity price increases. Our risk management activity is generally accomplished through over-the-counter commodity derivative contracts with large financial institutions.

        We apply the provisions of the "Derivatives and Hedging" topic of the ASC, which requires each derivative instrument to be recorded at fair value. If a derivative has not been designated as a hedge or does not otherwise qualify for hedge accounting, it must be adjusted to fair value through earnings. We elected not to designate our current portfolio of commodity derivative contracts as hedges. Therefore, changes in fair value of these derivative instruments are recognized in earnings.

        We enter into commodity derivative contracts for the purpose of economically hedging the price of our anticipated oil production even though we do not designate the derivatives as hedges for accounting purposes. We classify cash flows related to derivative contracts based on the nature and purpose of the derivative. As the derivative cash flows are considered an integral part of our oil and natural gas operations, they are classified as cash flows from operating activities in the consolidated statements of cash flows. All commodity derivative contracts we have entered into are for the purpose of economically hedging our anticipated oil production.

        Cash flows relating to commodity derivative contracts that were entered into prior to us commencing oil and natural gas operations in January 2011 are classified as investing activities in the consolidated statements of cash flows.

        As required by GAAP, we utilize the most observable inputs available for the valuation technique used. The financial assets and liabilities are classified in their entirety based on the lowest level of input that is of significance to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the financial assets and liabilities. Fair values of swaps are estimated using a combined income-based and market-based valuation methodology based upon forward commodity price curves obtained from independent pricing services. Settlement is determined by the average underlying price over a predetermined period of time. We use observable inputs in an option pricing valuation model to determine fair value such as: (i) current market and contractual prices for the underlying instruments; (ii) quoted forward prices for oil; (iii) interest rates, such as a LIBOR curve for a term similar to the commodity derivative contract; and (iv) appropriate volatilities.

        We adjust the valuations from the valuation model for nonperformance risk. For commodity derivative contracts which are in an asset position, we add the counterparty's credit default swap spread to the risk-free rate. If a counterparty does not have a credit default swap spread, we use other companies with similar credit ratings to determine the applicable spread. For commodity derivative contracts which are in a liability position, we use the yield on our senior notes less the risk-free rate.

        Please read "—Quantitative and Qualitative Disclosures About Market Risk" for additional information regarding our commodity derivative contracts.

New Accounting Pronouncements

        In December 2011, the FASB issued ASU 2011-11, "Disclosures about Offsetting Assets and Liabilities" and in January 2013 issued ASU 2013-01, "Clarifying the Scope of Disclosures About Offsetting Assets and Liabilities". These ASUs created new disclosure requirements regarding the nature of an entity's rights of offset and related arrangements associated with its derivative instruments, repurchase agreements and securities lending transactions. Certain disclosures of the amounts of certain instruments subject to enforceable master netting arrangements are required, irrespective of whether the entity has elected to offset those instruments in the balance sheet. These ASUs were effective retrospectively for annual reporting periods beginning on or after January 1, 2013. The adoption of these ASUs did not impact our financial condition, results of operations or liquidity.

Quantitative and Qualitative Disclosures About Market Risk

        The primary objective of the following information is to provide quantitative and qualitative information about our potential exposure to market risks. The term "market risk" refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates. The disclosures are not meant to be precise indicators of exposure, but rather indicators of potential exposure. This information provides indicators of how we view and manage our ongoing market risk exposures. We do not enter into market risk sensitive instruments for speculative trading purposes.

  Derivative policy

        Due to the volatility of commodity prices, we enter into various derivative instruments to manage and reduce our exposure to price changes. We primarily utilize WTI crude oil swaps that establish a fixed price for the production covered by the swaps. We also have occasionally employed WTI crude oil options (including puts and collars) to further mitigate our commodity price risk. All contracts are settled with cash and do not require the delivery of physical volumes to satisfy settlement. While this strategy may result in lower net cash inflows in times of higher oil prices, management believes that the resulting reduced volatility of cash flow resulting from use of derivatives is beneficial.

  Counterparties

        At March 31, 2014, we had committed 10% or greater (in terms of fair market value) of our oil derivative contracts in asset positions to the following counterparties, or their affiliates:

Counterparty	Fair Market Value of Oil Derivative Contracts Committed
(in thousands)
BNP Paribas	$293

        We do not require collateral from our counterparties for entering into derivative instruments, so in order to mitigate the credit risk associated with such derivative instruments, we enter into an International Swap Dealers Association Master Agreement ("ISDA Agreement") with each of our counterparties. The ISDA Agreement is a standardized, bilateral contract between a given counterparty and us. Instead of treating each derivative transaction between the counterparty and us separately, the ISDA Agreement enables the counterparty and us to aggregate all trades under such agreement and treat them as a single agreement. This arrangement is intended to benefit us in two ways: (i) default by a counterparty under a single trade can trigger rights to terminate all trades with such counterparty that are subject to the ISDA Agreement; and (ii) netting of settlement amounts reduces our credit exposure to a given counterparty in the event of close-out.

        The counterparties to our commodity derivative contracts are composed of nine institutions, all of which are rated A- or better by Standard & Poor's and Baa2 or better by Moody's and eight of which are lenders under our credit agreement.

  Commodity price sensitivity

        Commodity prices are often subject to significant volatility due to many factors that are beyond our control, including but not limited to: prevailing economic conditions, supply and demand of hydrocarbons in the marketplace, actions by speculators and geopolitical events such as wars or natural disasters. We manage oil price risk with swaps, which provide a fixed price for a notional amount of sales volumes. The following table summarizes our open commodity derivative contracts as of March 31, 2014:

Period	Average Daily Swap Volume	Weighted- Average Swap Price	Asset (Liability) Fair Market Value
	(Bbl)	(per Bbl)	(in thousands)
Q2 2014	8,950	$92.71
Q3 2014	9,950	92.52
Q4 2014	9,950	92.52
Q2 - Q4 2014	9,619	92.58	$(13,213)
Q1 2015	6,800	91.21
Q2 2015	6,800	91.21
Q3 2015	1,300	93.18
Q4 2015	1,300	93.18
2015	4,027	91.53	705

			$(12,508)

        As of March 31, 2014, the fair market value of our oil derivative contracts was a net liability of $12.5 million. Based on our open commodity derivative positions at March 31, 2014, a 10% increase in the NYMEX WTI price would increase our net commodity derivative liability by approximately $38.1 million, while a 10% decrease in the NYMEX WTI price would change our net commodity derivative liability to a net commodity derivative asset of approximately $25.7 million.

  Interest rate sensitivity

        At March 31, 2014, we had outstanding debt of $549 million, $500 million of which bears interest at a fixed rate of 7 3/8% and $49 million of which consisted of outstanding borrowings under our credit agreement and is subject to floating market rates of interest that are linked to the Eurodollar rate. At this level of floating rate debt, if the Eurodollar rate increased 10%, we would incur an additional $81,000 of interest expense per year, and if the Eurodollar rate decreased 10%, we would incur $81,000 less. At March 31, 2014, the fair value of our senior notes was approximately $534.1 million.

BUSINESS

General

        We are an independent exploration and production company focused on the acquisition, development and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin. The Permian Basin spans portions of Texas and New Mexico and is composed of three primary sub-basins: the Delaware Basin, the Central Basin Platform and the Midland Basin. All of our properties are located in the Midland Basin. Our drilling activity is focused on the low-risk vertical development of stacked pay zones, including the Clearfork, Spraberry, Wolfcamp, Cline, Strawn, Atoka and Mississippian formations, which we refer to collectively as the Wolfberry play, as well as the horizontal development of these formations. We are a returns-focused organization and have targeted vertical and horizontal development of the Wolfberry play in the Midland Basin because of its favorable operating environment, consistent reservoir quality across multiple target horizons, long-lived reserve characteristics and high drilling success rates.

        We were founded in August 2010 by a group of former executives from Encore Acquisition Company following its acquisition by Denbury Resources, Inc. With an average of over 20 years of industry experience and over 10 years of history working together, our founding management has a proven track record of working as a team to acquire, develop and exploit oil and natural gas reserves in the Permian Basin as well as other resource plays in North America.

        Our acreage position was 127,840 gross (104,059 net) acres at December 31, 2013. During 2013, we drilled 171 gross operated vertical Wolfberry wells and commenced drilling four gross operated horizontal Wolfcamp wells with a 100% success rate. This activity has allowed us to identify and de-risk our multi-year inventory of 4,848 gross (3,908 net) vertical drilling locations, while also identifying 1,065 gross (964 net) horizontal drilling locations in specific areas based on geophysical and technical data, as of December 31, 2013. As we continue to expand our drilling activity to our undeveloped acreage, we expect to identify additional horizontal drilling locations.

        As of December 31, 2013, our identified vertical drilling inventory included 2,232 gross (1,784 net) locations on 40-acre spacing and an additional 2,616 gross (2,124 net) locations on 20-acre spacing. Only 659 gross (632 net) of these potential vertical drilling locations were booked as PUDs in our proved reserve report as of December 31, 2013. These locations were specifically identified by management based on evaluation of applicable geologic, engineering and production data. The drilling locations on which we actually drill wells will ultimately depend on the availability of capital, regulatory approvals, oil and natural gas prices, costs, actual drilling results and other factors.

        As of December 31, 2013, our 1,065 gross (964 net) horizontal drilling locations targeting Wolfcamp A, Wolfcamp B, Wolfcamp C and Cline intervals, were comprised of 327 gross (295 net), 362 gross (330 net), 136 gross (127 net) and 240 gross (212 net) locations, respectively.

        Since our inception, we have completed four significant acquisitions and multiple smaller acquisitions and leasehold acquisitions. We have significantly grown production and proved reserves on the properties we acquired through the successful execution of our low-risk vertical drilling program. In 2013, our development capital was approximately $398.7 million and we drilled 171 gross operated vertical Wolfberry wells and commenced drilling four gross operated horizontal Wolfcamp wells with a 100% success rate and grew our production to 14,689 BOE/D in the fourth quarter of 2013.

        Our estimate of proved reserves is prepared by CG&A, our independent petroleum engineers. As of December 31, 2013, we had 127.3 MMBOE of proved reserves, which were comprised of 71.2 MMBbls of oil, 30.7 MMBbls of NGLs and 152.2 Bcf of natural gas. As of December 31, 2013, 37% of our proved reserves were proved developed and our PUDs were composed of 659 gross (632 net) potential vertical drilling locations. As of December 31, 2013, the PV-10 of our proved reserves was approximately $1.6 billion, 61% of which was attributed to proved developed reserves.

PV-10 is a non-GAAP financial measure. Standardized Measure is the closest GAAP measure and our Standardized Measure was approximately $1.6 billion at December 31, 2013. Standardized Measure differs from PV-10 by approximately $23.6 million because Standardized Measure includes the effects of future income taxes. For additional information about PV-10 and how it differs from the Standardized Measure, please read "Summary Consolidated Financial, Reserve and Operating Data—Non-GAAP Financial Measures."

Our Business Strategy

        We maintain a disciplined and analytical approach to investing in which we seek to direct capital in a manner that will maximize our rates of return as we develop our extensive resource base. Key elements of our strategy are:

  •
  Grow reserves, production and cash flow with our multi-year inventory of low-risk vertical drilling locations.  We have considerable experience managing large scale drilling programs and intend to efficiently develop our acreage position to maximize the value of our resource base. During 2013, we invested $398.7 million of development capital, drilled 171 gross (165 net) vertical Wolfberry wells, commenced drilling four gross (four net) horizontal Wolfcamp wells and grew production by 5,979 BOE/D, or 69%, from 8,710 BOE/D in the fourth quarter of 2012 to 14,689 BOE/D in the fourth quarter of 2013. We also increased proved reserves by 41.3 MMBOE, or 48%, from 86.0 MMBOE at December 31, 2012 to 127.3 MMBOE at December 31, 2013.

  •
  Continuously improve capital and operating efficiency.  We continuously focus on optimizing the development of our resource base by seeking ways to maximize our recovery per well relative to the cost incurred and to minimize our operating cost per BOE produced. We apply an analytical approach to track and monitor the effectiveness of our drilling and completion techniques and service providers. Additionally, we seek to build infrastructure that allows us to achieve economies of scale and reduce operating costs.

  •
  Balance capital allocation between our lower risk vertical drilling program and horizontal development opportunities.  We have historically focused on optimizing our vertical drilling and completion techniques across our acreage position. Vertical drilling involves less operational, financial and other risk than horizontal drilling, and we view our vertical development drilling program as "low risk" because the drilling locations were selected based on our extensive delineation drilling and production history in the area and well-established industry activity surrounding our acreage. Many operators in the Midland Basin, including us, are actively drilling horizontal wells, which is more expensive than drilling vertical Wolfberry wells but potentially recovers disproportionately more hydrocarbons per well. We monitor industry horizontal drilling activity and intend to utilize the knowledge gained from the increase in industry horizontal drilling in the Midland Basin. In the second half of 2013, we began to supplement our vertical drilling with horizontal drilling in circumstances where we believed that horizontal drilling would offer competitive rates of return. We added a second horizontal rig in April 2014 and a third horizontal rig in June 2014.

  •
  Evaluate and pursue oil-weighted acquisitions where we can add value through our technical expertise and knowledge of the basin.  We have significant experience acquiring and developing oil-weighted properties in the Permian Basin, and we expect to continue to selectively acquire additional properties in the Permian Basin that meet our rate-of-return objectives. Since our formation, we have completed four significant acquisitions and multiple smaller acquisitions and leasehold acquisitions that have given us a unique and highly attractive acreage position, underpinned by strong baseline production and proved reserves. We believe our experience as a leading operator and our infrastructure footprint in the Permian Basin provide us with a competitive advantage in successfully executing and integrating acquisitions.

  •
  Maintain a disciplined, growth-oriented financial strategy.  We intend to fund our growth predominantly with internally generated cash flows while maintaining ample liquidity and access to capital markets. Substantially all of our lease terms allow us to allocate capital among projects in a manner that optimizes both costs and returns, resulting in a highly efficient drilling program. In addition, these terms allow us to adjust our capital spending depending on commodity prices and market conditions. We expect our cash flows from operating activities and availability under our credit agreement to be sufficient to fund our drilling capital expenditures 2014. Furthermore, we plan to hedge a significant portion of our expected production in order to stabilize our cash flows and maintain liquidity, allowing us to sustain a consistent drilling program, thereby preserving operational efficiencies that help us achieve our targeted rates of return.

Our Competitive Strengths

        We have a number of competitive strengths that we believe will help us to successfully execute our business strategies, including:

  •
  High caliber management team with substantial technical and operational expertise.  Our founding management team has an average of over 20 years of industry experience and over 10 years of history working together with a proven track record of value creation at publicly traded oil and natural gas companies, including Encore Acquisition Company, XTO Energy Inc., Apache Corporation and Anadarko Petroleum Corporation. As of December 31, 2013, we had 27 engineering, land and geosciences technical personnel experienced in both conventional and unconventional drilling operations. We believe our management and technical team is one of our principal competitive strengths due to our team's industry experience and history of working together in the identification, execution and integration of acquisitions, cost efficient management of profitable, large scale drilling programs and disciplined allocation of capital focused on rates of return.

  •
  High quality asset base with significant oil exposure in the Midland Basin.  Our acreage is concentrated in Howard, Midland, Martin and Glasscock counties, which are some of the most active counties in the Midland Basin. Since 2010, more vertical wells have been drilled in each of Howard and Glasscock counties than any other county in the Midland Basin, and Midland County has been the fifth most active county, based on data from the Texas Railroad Commission. Furthermore, we have intentionally focused on crude oil and liquids opportunities to benefit from the relative disparity between oil and natural gas prices on an energy-equivalent basis, which has persisted over the last several years and which we expect to continue in the future. Approximately 56% and 24% of our proved reserves were oil and NGLs, respectively, as of December 31, 2013.

  •
  De-risked Midland Basin acreage position with multi-year vertical drilling inventory.  During 2013, we drilled 171 gross operated vertical Wolfberry wells with a 100% success rate. Based on our extensive analysis of geophysical and technical data gained as a result of our vertical drilling program and from offset operator activity, as of December 31, 2013, our identified vertical drilling inventory included 2,232 gross (1,784 net) locations on 40-acre spacing and an additional 2,616 gross (2,124 net) locations on 20-acre spacing across our leasehold, all of which target crude oil and NGLs as the primary objectives across stacked pay zones. We view this drilling inventory as de-risked because the drilling locations were selected based on our extensive delineation drilling and production history in the area and well-established industry activity surrounding our acreage.

  •
  Extensive horizontal development potential.  Operators have drilled hundreds of horizontal wells in the Wolfcamp and Cline formations in the Midland Basin, including numerous horizontal wells offsetting our acreage, and are continuing to accelerate horizontal drilling activity. Multiple Wolfcamp formations are prevalent across our entire leasehold position, and the Cline formation is present across portions of our leasehold position. Based on our initial horizontal activity, vertical well control information from our operations and the operations of offset operators, our horizontal drilling locations in the Wolfcamp A, Wolfcamp B, Wolfcamp C and Cline formations were 327 gross (295 net), 362 gross (330 net), 136 gross (127 net) and 240 gross (212 net), respectively, as of December 31, 2013. In addition, the subsurface data we have collected from our vertical drilling program also supports the potential for additional horizontal drilling in other formations, including the Clearfork, Spraberry, Strawn, Atoka and Mississippian formations. As we continue to expand our drilling activity to our undeveloped acreage, we expect to identify additional horizontal drilling locations. Our vertical drilling has been designed to preserve these future horizontal drilling opportunities and optimize hydrocarbon recovery rates on our acreage. In the second half of 2013, we began to supplement our vertical drilling with horizontal drilling in circumstances where we believed that horizontal drilling would offer competitive rates of return. During 2013, we commenced drilling four gross operated horizontal Wolfcamp wells with a 100% success rate. We added a second horizontal rig in April 2014 and a third horizontal rig in June 2014.

  •
  Large, concentrated acreage position with significant operational control.  Substantially all of our acreage is located in four counties in the Midland Basin. Our properties are characterized by large, contiguous acreage blocks, which has enabled us to implement more efficient and cost-effective operating practices and to capture economies of scale, including our installation of centralized production and fluid handling facilities, lowering of rig mobilization times and procurement of better vendor services. We seek to operate our properties so that we can continue to implement these efficient operating practices and control all aspects of our development program, including the selection of specific drilling locations, the timing of the development and the drilling and completion techniques used to efficiently develop our significant resource base. As of December 31, 2013, we operated properties comprising over 99% of our proved reserves.

Recent Developments

  Acquisition Update

        In January 2014, we entered into a purchase and sale agreement to acquire certain oil and natural gas properties and related assets consisting of 5,645 net acres in the Midland Basin of West Texas for a base price of $88 million in cash. The properties include approximately 750 BOE/D (60% oil) of production, 70 gross horizontal drilling locations, 58 gross producing vertical wells, 250 gross vertical drilling locations, 2.9 MMBOE of proved reserves based on internal reserve reports and are 82% operated with a 72.5% average working interest. The acquisition closed on February 6, 2014 with a September 1, 2013 effective date and was financed with cash on hand and borrowings under our credit agreement.

        On June 3, 2014, we completed the acquisitions of certain oil and natural gas properties and related assets consisting of 23,500 net acres in the Midland Basin (the "Acquisitions") for a combined purchase price of $877.1 million, subject to post-closing adjustments. The properties include approximately 4,800 BOE/D of production, 425 gross horizontal drilling locations, 840 gross vertical drilling locations, approximately 31 MMBOE of proved reserves and are 100% operated with a 97% average working interest. The estimates of the Acquisitions' proved reserves are based on our internal estimates and have not been reviewed by our independent reserve engineers.

        Since the Athlon IPO, we have added approximately 36,000 net acres, including the Acquisitions. Our current total acreage position is approximately 134,000 net acres, entirely in the northern Midland Basin.

  Notes Offering

        On May 1, 2014, Athlon Holdings issued $650 million of 6% senior notes due 2022 (the "2022 Notes") and received net proceeds of approximately $639.1 million, after deducting initial purchasers' discounts and estimated debt issuance costs. We used the net proceeds from the 2022 Notes to fund a portion of the purchase price of the Acquisitions, to provide additional liquidity for use in our drilling program and for general corporate purposes.

  Common Stock Offering

        On April 23, 2014, Athlon Energy completed a public offering of 14,806,250 shares of its common stock at $40.00 per share and received net proceeds of approximately $570.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. We used the net proceeds from the offering to fund a portion of the purchase price of the Acquisitions, to reduce outstanding indebtedness under our credit agreement, to provide additional liquidity for use in our drilling program and for general corporate purposes.

  2014 Outlook

        Our 2014 drilling capital budget is $700 million, plus an additional $25 million for leasing, infrastructure, capital workovers and capitalized interest. During 2014, we expect to maintain our existing eight rig vertical fleet. We added a second horizontal rig in April 2014, a third horizontal rig at the closing of the Acquisitions and we expect to add a fourth horizontal rig by early fourth quarter 2014.

        For 2014, we expect (1) our average daily production to be 23,000 to 24,250 BOE/D, (2) direct LOE to average $6.25 to $6.75 per BOE, (3) production, severance and ad valorem taxes to be 6.5% to 7.0% of wellhead revenues and (4) recurring cash general and administrative expenses to average $2.35 to $2.85 per BOE.

  Liquidity Update

        On April 11, 2014, lenders under our credit agreement completed their redetermination of the borrowing base, resulting in an increase from $525 million to $1.0 billion, which was ultimately increased to $837.5 million as a result of the issuance of the 2022 Notes.

Our Properties

        The Permian Basin, which includes the Delaware Basin, the Central Basin Platform and the Midland Basin, is characterized by an extensive production history, mature infrastructure, long reserve life, multiple producing horizons and enhanced recovery potential. Based on data from the Texas Railroad Commission and the New Mexico Oil Conservation Division, total production from the Permian Basin during December 2013 was approximately 2.2 MMBOE/D, of which 62% was oil. As of December 31, 2013, there were 473 total rigs operating in the Permian Basin, making it the most active basin in the United States. According to a report by the Energy Information Administration in August 2013, the Permian Basin is the largest oil producing basin in the United States and contains approximately 22% of the oil reserves in the United States. These reserves are found in multiple proven oil and liquids-rich natural gas producing stratigraphic horizons, which we refer to as stacked pay zones. These multiple stacked pay zones can accommodate multiple completions in a single wellbore with the potential for both vertical and horizontal drilling.

        Our properties are located within the Midland Basin in areas with approximately 3,000 feet to 4,000 feet of stacked pay zones. Our vertical drilling program is targeting the Clearfork, Spraberry, Wolfcamp, Cline, Strawn, Atoka and Mississippian formations. As we continue to develop our inventory of identified drilling locations, we expect to significantly expand our horizontal inventory based upon the information we learn about the formations underlying our leaseholds. In 2013, industry drilling activity in the Midland Basin continued to show a trend toward horizontal development. A significant portion of the vertical drilling activity in the Midland Basin targets the Wolfberry Play due to the low-risk nature of the resources available in the play. Companies currently active in the Midland Basin include Apache Corporation, Pioneer Natural Resources Company, EOG Resources, Inc., Concho Resources Inc., Energen Corporation, Occidental Petroleum Corporation and Laredo Petroleum Holdings, Inc.

        Drilling Activity.    During 2013, we drilled 171 gross (165 net) operated vertical wells and commenced drilling four gross (four net) operated horizontal wells and our development capital was approximately $398.7 million. As of December 31, 2013, we had 127,840 gross (104,059 net) acres and our identified vertical drilling inventory included 2,232 gross (1,784 net) locations based on 40-acre spacing and an additional 2,616 gross (2,124 net) locations based on 20-acre spacing. As of December 31, 2013, our 1,065 gross (964 net) horizontal drilling locations consisted of 327 gross (295 net) Wolfcamp A locations, 362 gross (330 net) Wolfcamp B locations, 136 gross (127 net) Wolfcamp C locations and 240 gross (212 net) Cline locations. We currently operate eight vertical drilling rigs and three horizontal drilling rigs.

        In this Report, we define identified potential drilling locations as locations specifically identified by management as an estimation of our multi-year drilling activities based on evaluation of applicable geologic and engineering data on 40-acre or 20-acre spacing as indicated. The availability of local infrastructure, drilling support assets and other factors as management may deem relevant, such as easement restrictions and state and local regulations, are considered in determining such locations. The drilling locations on which we actually drill wells will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, actual drilling results and other factors.

        Facilities.    Our oil and natural gas processing facilities are typical of those found in the Permian Basin. Our facilities located at well locations include field gathering systems, storage tank batteries, saltwater disposal systems, oil/gas/water separation equipment and pumping units. We own 10 saltwater disposal systems with over 45,700 barrels of water per day capacity and access to over 144 fresh water supply wells throughout our acreage. In addition, we have established pipeline infrastructures to reduce our need for trucking services.

Oil and Natural Gas Data

  Proved Reserves

        Evaluation and Review of Proved Reserves.    Our historical proved reserve estimates were prepared by CG&A, our independent petroleum engineers. The technical persons responsible for preparing our proved reserve estimates meet the requirements with regard to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. The third-party engineering firm does not own an interest in any of our properties, nor is it employed by us on a contingent basis. Copies of the proved reserve reports prepared by CG&A with respect to our proved reserves are included as exhibits to the registration statement of which this prospectus forms a part.

        We maintain an internal staff of petroleum engineers and geoscience professionals who worked closely with our independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate our proved reserves relating to our assets in the Permian Basin. Our internal technical team meets with our independent reserve engineers periodically during the period covered by the proved reserve report to discuss the assumptions and methods used in the proved reserve estimation process. We provide historical information to the independent reserve engineers for our properties, such as ownership interest, oil and natural gas production, well test data, commodity prices and operating and development costs. Jennifer Palko, our Vice President—Business Development and Engineering, is primarily responsible for overseeing the preparation of all of our reserve estimates. Ms. Palko is a petroleum engineer with over 20 years of reservoir and operations experience.

        The preparation of our proved reserve estimates are completed in accordance with our internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

  •
  review and verification of historical production data, which data is based on actual production as reported by us;

  •
  preparation of reserve estimates by Ms. Palko or under her direct supervision;

  •
  review by Ms. Palko of all of our reported proved reserves at the close of each quarter, including the review of all significant reserve changes and all new proved undeveloped reserves additions;

  •
  direct reporting responsibilities by Ms. Palko to our Chief Executive Officer; and

  •
  verification of property ownership by our land department.

        Estimation of Proved Reserves.    Under SEC rules, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a "high degree of confidence that the quantities will be recovered." All of our proved reserves as of December 31, 2013 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and natural gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable oil and natural gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into four broad categories or methods: (1) production performance-based methods; (2) material balance-based methods; (3) volumetric-based methods; and (4) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy. Non-producing reserve estimates, for developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves for our properties, due to the mature nature of the properties targeted for development and an abundance of subsurface control data.

        To estimate economically recoverable proved reserves and related future net cash flows, CG&A considered many factors and assumptions, including the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates.

        Under SEC rules, reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. To establish reasonable certainty with respect to our estimated proved reserves, the technologies and economic data used in the estimation of our proved reserves have been demonstrated to yield results with consistency and repeatability, and include production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core analyses, available seismic data and historical well cost and operating expense data.

        Summary of Oil and Natural Gas Reserves.    The following table presents our estimated net proved oil and natural gas reserves as of the dates indicated, based on the proved reserve reports prepared by CG&A, an independent petroleum engineering firm, and such proved reserve reports have been prepared in accordance with the rules and regulations of the SEC. All of our proved reserves are located in the United States. Copies of the proved reserve reports prepared by CG&A with respect to our proved reserves are filed as exhibits to the registration statement of which this prospectus forms a part. Our estimates of net proved reserves have not been filed with or included in reports to any federal authority or agency other than the SEC.

	December 31,
	2013	2012	2011
Proved developed reserves:
Oil (MBbls)	26,436	14,470	7,942
Natural gas (MMcf)	55,358	31,965	14,063
NGLs (MBbls)	11,077	5,900	3,211
Combined (MBOE)	46,740	25,698	13,496
Proved undeveloped reserves:
Oil (MBbls)	44,738	34,953	18,030
Natural gas (MMcf)	96,848	71,718	37,497
NGLs (MBbls)	19,645	13,375	8,338
Combined (MBOE)	80,524	60,281	32,618
Proved reserves:
Oil (MBbls)	71,174	49,423	25,972
Natural gas (MMcf)	152,206	103,683	51,560
NGLs (MBbls)	30,722	19,275	11,549
Combined (MBOE)	127,264	85,979	46,114

        Reserve engineering is and must be recognized as a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. Please read "Risk Factors" appearing elsewhere in this prospectus.

        Additional information regarding our proved reserves can be found in the notes to our consolidated financial statements included elsewhere in this prospectus and the proved reserve reports which are filed as exhibits to the registration statement of which this prospectus forms a part.

  Proved Undeveloped Reserves (PUDs)

        As of December 31, 2013, our proved undeveloped reserves were composed of 44,738 MBbls of oil, 96,848 MMcf of natural gas and 19,645 MBbls of NGLs, for a total of 80,524 MBOE. PUDs will be converted from undeveloped to developed as the applicable wells begin production.

        The following table summarizes our changes in PUDs during 2013 (in MBOE):

Balance, December 31, 2012	60,281
Purchases of minerals-in-place	361
Extensions and discoveries	27,124
Revisions of previous estimates(1)	735
Transfers to proved developed	(7,977)

Balance, December 31, 2013	80,524

(1)
Revisions to previous estimates are comprised of 6,512 MBOE of negative revisions for PUDs that are not currently scheduled to be drilled within the next five years and 7,249 MBOE of positive net revisions due to the combination of price, cost and technical revisions.

        Costs incurred relating to the development of PUDs reflected in our 2012 proved reserve report were $133.1 million during 2013. In addition, we incurred costs of $174.2 million to develop locations that became classified as PUDs during 2013. Estimated future development costs relating to the development of PUDs are projected to be approximately $194.9 million in 2014, $205.8 million in 2015, $240.3 million in 2016, $321.1 million in 2017 and $280.7 million in 2018. As we continue to develop our properties and have more well production and completion data, we believe we will continue to realize cost savings and experience lower relative drilling and completion costs as we convert PUDs into proved developed reserves in upcoming years. All of our PUD drilling locations are scheduled to be drilled prior to the end of 2018.

        As of December 31, 2013, approximately 3% of our total proved reserves were classified as proved developed non-producing.

Oil and Natural Gas Production Prices and Production Costs

  Production and Price History

        The following table sets forth information regarding net production of oil, natural gas and NGLs, and certain price and cost information for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011
Total production volumes:
Oil (MBbls)	932	542	2,682	1,457	556
Natural gas (MMcf)	1,647	1,030	4,927	3,163	1,017
NGLs (MBbls)	322	183	954	595	239
Combined (MBOE)	1,529	896	4,458	2,579	964
Average daily production volumes:
Oil (Bbls/D)	10,354	6,023	7,349	3,981	1,523
Natural gas (Mcf/D)	18,300	11,446	13,497	8,641	2,786
NGLs (Bbls/D)	3,583	2,028	2,614	1,625	654
Combined (BOE/D)	16,987	9,959	12,213	7,047	2,641
Average realized prices:
Oil ($/Bbl) (before impact of cash settled derivatives)	$93.45	$84.23	$94.17	$87.90	$92.08
Oil ($/Bbl) (after impact of cash settled derivatives)	88.26	83.65	90.89	87.16	87.16
Natural gas ($/Mcf)	4.51	3.27	3.37	2.66	3.46
NGLs ($/Bbl)	34.61	31.34	31.60	34.65	45.96
Combined ($/BOE) (before impact of cash settled derivatives)	69.12	61.08	67.16	60.91	68.13
Combined ($/BOE) (after impact of cash settled derivatives)	65.95	60.73	65.18	60.50	65.29
Expenses (per BOE):
Lease operating(1)	$7.02	$8.07	$7.58	$9.89	$13.82
Production, severance and ad valorem taxes	4.42	4.17	4.32	4.08	4.96
Depletion, depreciation and amortization	18.36	20.14	19.56	21.11	20.48
General and administrative(2)	4.86	3.67	4.59	3.75	8.01

(1)
Includes non-cash equity-based compensation of $264,000 ($0.17 per BOE) and $8,000 ($0.01 per BOE) for the three months ended March 31, 2014 and 2013, respectively, and $453,000 ($0.10 per BOE) and $29,000 ($0.01 per BOE) for 2013 and 2012, respectively.

(2)
Includes non-cash equity-based compensation of $3.4 million ($2.20 per BOE) and $41,000 ($0.05 per BOE) for the three months ended March 31, 2014 and 2013, respectively, and $3.8 million ($0.84 per BOE), $123,000 ($0.05 per BOE) and $106,000 ($0.11 per BOE) for 2013, 2012 and 2011, respectively.

  Productive Wells

        As of December 31, 2013, we owned an average 96% working interest in 647 gross (622 net) productive oil wells. Productive wells consist of producing wells and wells capable of production, including oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which we have an interest, and net wells are the sum of our fractional working interests owned in gross wells.

  Developed and Undeveloped Acreage

        As of December 31, 2013, we had 127,840 gross (104,059 net) acres, of which 60,234 gross (56,402 net) was developed and 67,606 gross (47,657 net) was undeveloped. Developed acres are acres spaced or assigned to productive wells and do not include undrilled acreage held by production under the terms of the lease. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains proved reserves. A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned. A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

        Many of the leases comprising our undeveloped acreage will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. The following table sets forth the expiration dates of our leases on undeveloped acres as of December 31, 2013:

	Acres Expiring
	Gross	Net
2014	8,651	4,086
2015	9,341	8,018
2016	36,708	23,909
2017	—	—
2018	—	—

Total	54,700	36,013

        We have not attributed any PUD reserves to acreage whose expiration date precedes the scheduled date for PUD drilling.

  Drilling Results

        The following table sets forth information with respect to the number of wells completed during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.

	Year ended December 31,
	2013		2012		2011
	Gross	Net	Gross	Net	Gross	Net
Development Wells:
Productive	71	70	102	94	18	15
Dry holes	—	—	2	2	—	—

	71	70	104	96	18	15

Exploratory Wells:
Productive	102	97	29	28	5	5
Dry holes	—	—	—	—	1	1

	102	97	29	28	6	6

Total:
Productive	173	167	131	122	23	20
Dry holes	—	—	2	2	1	1

	173	167	133	124	24	21

        As of December 31, 2013, we had 19 gross (18 net) wells in the process of drilling, completing or dewatering or shut in awaiting infrastructure that are not reflected in the above table.

Operations

  General

        As of December 31, 2013, we operated properties comprising over 99% of our proved reserves. As operator, we design and manage the development of a well and supervise operation and maintenance activities on a day-to-day basis. Independent contractors engaged by us provide all the equipment and personnel associated with these activities. We employ petroleum engineers, geologists and land professionals who work to improve production rates, increase reserves and lower the cost of operating our oil and natural gas properties.

  Marketing and Customers

        We market all of the oil and natural gas production from properties we operate for both our account and the account of the other working interest owners in these properties. We sell our natural gas production to purchasers at market price under contracts with terms ranging from month-to-month to over five years. All of our oil is also sold under various contracts with a month-to-month term.

        We normally sell production to a relatively small number of customers, as is customary in the exploration, development and production business. For 2013, two purchasers accounted for more than 10% of our revenues: High Sierra Crude Oil & Marketing, LLC (46%) and Occidental Petroleum Corporation (27%). If a major customer decided to stop purchasing oil and natural gas from us, revenues could decline and our operating results and financial condition could be harmed. However, based on the current demand for oil and natural gas, and the availability of other purchasers, we believe that the loss of any one or all of our major purchasers would not have a material adverse effect on our financial condition and results of operations, as crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

  Transportation

        During the initial development of our fields, we consider all gathering and delivery infrastructure in the areas of our production. Our oil is transported from the wellhead to our tank batteries by our gathering systems. The oil is then transported by the purchaser by truck or pipeline to a tank farm, another pipeline or a refinery. Our natural gas is transported from the wellhead to the purchaser's meter and pipeline interconnection point through our gathering system.

  Competition

        The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or international basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger or more integrated competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing reserves.

  Title to Properties

        As is customary in the oil and natural gas industry, we initially conduct only a cursory review of the title to our properties. At such time as we determine to conduct drilling operations on those properties, we conduct a thorough title examination and perform curative work with respect to significant defects prior to commencement of drilling operations. To the extent title opinions or other investigations reflect title defects on those properties, we are typically responsible for curing any title defects at our expense. We generally will not commence drilling operations on a property until we have cured any material title defects on such property. We have obtained title opinions on substantially all of our properties and believe that we have satisfactory title to our properties in accordance with standards generally accepted in the oil and natural gas industry. Prior to completing an acquisition of oil and natural gas leases, we perform title reviews on the most significant leases and, depending on the materiality of properties, we may obtain a title opinion, obtain an updated title review or opinion or review previously obtained title opinions. Our oil and natural gas properties are subject to customary royalty and other interests, liens for current taxes and other burdens which we believe do not materially interfere with the use of or affect our carrying value of the properties.

  Oil and Natural Gas Leases

        The typical oil and natural gas lease agreement covering our properties provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties and other leasehold burdens on our properties generally range from 20% to 30%, resulting in a net revenue interest to us of 70% to 80%.

Regulation

  Environmental Matters and Regulation

        Our oil and natural gas exploration, development and production operations are subject to stringent laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the EPA, issue regulations which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and may result in injunctive obligations for non-compliance. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, require action to prevent or remediate pollution from current or former operations, such as plugging abandoned wells or closing pits, result in the suspension or revocation of necessary permits, licenses and authorizations, require that additional pollution controls be installed and impose substantial liabilities for pollution resulting from our operations or relate to our owned or operated facilities. The strict and joint and several liability nature of such laws and regulations could impose liability upon us regardless of fault. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly pollution control or waste handling, storage, transport, disposal or cleanup requirements could materially adversely affect our results of operations and financial condition, as well as the oil and natural gas industry in general. We have not experienced any material adverse effect from compliance with these environmental requirements. This trend, however, may not continue in the future.

        Waste Handling.    The Resource Conservation and Recovery Act, as amended, ("RCRA") and comparable state statutes and regulations promulgated thereunder, affect oil and natural gas exploration, development and production activities by imposing requirements regarding the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. With federal approval, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Although most wastes associated with the exploration, development and production of crude oil and natural gas are exempt from regulation as hazardous wastes under RCRA, such wastes may constitute "solid wastes" that are subject to the less stringent requirements of non-hazardous waste provisions. However, we cannot assure you that the EPA or state or local governments will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation. Indeed, legislation has been proposed from time to time in Congress to re-categorize certain oil and natural gas exploration, development and production wastes as "hazardous wastes." Any such changes in the laws and regulations could have a material adverse effect on our capital expenditures and operating expenses.

        Administrative, civil and criminal penalties can be imposed for failure to comply with waste handling requirements. We believe that we are in substantial compliance with applicable requirements related to waste handling, and that we hold all necessary and up-to-date permits, registrations and other authorizations to the extent that our operations require them under such laws and regulations. Although we do not believe the current costs of managing our wastes, as presently classified, to be significant, any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase our costs to manage and dispose of such wastes.

        Remediation of Hazardous Substances.    The Comprehensive Environmental Response, Compensation and Liability Act, as amended, ("CERCLA") also known as the "Superfund" law, and analogous state laws, generally imposes strict and joint and several liability, without regard to fault or legality of the original conduct, on classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination, and those persons that disposed or arranged for the disposal of the hazardous substance at the facility. Under CERCLA and comparable state statutes, persons deemed "responsible parties" may be subject to strict and joint and several liability for the costs of removing or remediating previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination), for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. In the course of our operations, we use materials that, if released, would be subject to CERCLA and comparable state statutes. Therefore, governmental agencies or third parties may seek to hold us responsible under CERCLA and comparable state statutes for all or part of the costs to clean up sites at which such "hazardous substances" have been released.

        Water Discharges.    The Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act (the "CWA"), the SDWA, the Oil Pollution Act (the "OPA") and analogous state laws and regulations promulgated thereunder impose restrictions and strict controls regarding the unauthorized discharge of pollutants, including produced waters and other gas and oil wastes, into navigable waters of the United States, as well as state waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. Spill prevention, control and countermeasure plan requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. The EPA has also adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain individual permits or coverage under general permits for storm water discharges. In addition, on October 20, 2011, the EPA announced a schedule to develop pre-treatment standards for wastewater discharges produced by natural gas extraction from underground shale formations. The EPA stated that it will gather data, consult with stakeholders, including ongoing consultation with industry, and solicit public comment on a proposed rule for shale gas in 2014. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans, as well as for monitoring and sampling the storm water runoff from certain of our facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions.

        The OPA is the primary federal law for oil spill liability. The OPA contains numerous requirements relating to the prevention of and response to petroleum releases into waters of the United States, including the requirement that operators of offshore facilities and certain onshore facilities near or crossing waterways must develop and maintain facility response contingency plans and maintain certain significant levels of financial assurance to cover potential environmental cleanup and restoration costs. The OPA subjects owners of facilities to strict, joint and several liability for all containment and cleanup costs and certain other damages arising from a release, including, but not limited to, the costs of responding to a release of oil to surface waters.

        Noncompliance with the CWA or the OPA may result in substantial administrative, civil and criminal penalties, as well as injunctive obligations.

        Air Emissions.    The CAA and comparable state laws and regulations regulate emissions of various air pollutants through the issuance of permits and the imposition of other requirements. The EPA has developed, and continues to develop, stringent regulations governing emissions of air pollutants at specified sources. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to obtain additional permits and incur capital costs in order to remain in compliance. For example, on April 17, 2012, the EPA approved final regulations under the CAA that establish new emission controls for oil and natural gas production and processing operations, which regulations are discussed in more detail in "—Regulation of Hydraulic Fracturing." These laws and regulations may increase the costs of compliance for some facilities we own or operate, and federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the CAA and associated state laws and regulations. We hold all necessary and valid construction and operating permits for our operations. Obtaining or renewing permits has the potential to delay the development of oil and natural gas projects.

        Climate Change.    The EPA has adopted a series of rules to regulate emissions of GHGs from various sources including large stationary sources of emissions such as power plants or industrial facilities, and a rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including NGLs fractionators and local natural gas/distribution companies, and onshore and offshore oil and natural gas production and onshore processing, transmission, storage and distribution facilities, which may include certain of our facilities. As a result of this continued regulatory focus, future GHG regulations of the oil and natural gas industry remain a possibility.

        The U.S. Congress has from time to time considered adopting legislation to reduce emissions of GHGs and almost one-half of the states have already taken legal measures to reduce emissions of GHGs primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Although the U.S. Congress has not adopted such legislation at this time, it may do so in the future and many states continue to pursue regulations to reduce GHG emissions. While we are subject to certain federal GHG monitoring and reporting requirements, our operations are not adversely impacted by existing federal, state and local climate change initiatives and, at this time, it is not possible to accurately estimate how future laws or regulations addressing GHG emissions would impact our business.

  Regulation of Hydraulic Fracturing

        Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations, including shales. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The hydraulic fracturing process is typically regulated by state oil and natural gas commissions. However, the EPA and BLM are asserting certain federal regulatory authority over the process. For example, the EPA announced its intention to propose federal Clean Water Act regulations by 2014 governing wastewater discharges from hydraulic fracturing operations; issued an Advanced Notice of Proposed Rulemaking seeking public comment on its plans to issue regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing; and established new air emission controls for oil and natural gas production and natural gas processing operations. Specifically, on August 16, 2012, the EPA published final regulations under the CAA that establish new air emission controls for oil and natural gas production and natural gas processing operations. Specifically, the EPA's rule package includes New Source Performance Standards to address emissions of sulfur dioxide and VOCs and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The final rule includes a 95% reduction in VOCs emitted by requiring the use of reduced emission completions or "green completions" on all hydraulically-fractured wells constructed or refractured after January 1, 2015. The rules also establish specific new requirements regarding emissions from compressors, controllers, dehydrators, storage tanks and other production equipment. The EPA received numerous requests for reconsideration of these rules from both industry and the environmental community, and court challenges to the rules were also filed. The EPA intends to issue revised rules that are likely responsive to some of these requests. For example, on April 12, 2013, the EPA published a proposed amendment extending compliance dates for certain storage vessels. The final amendment was finalized on August 2, 2013, and published in the Federal Register on September 23, 2013. This rule could require modifications to our operations or increase our capital and operating costs without being offset by increased product capture. At this point, we cannot predict the final regulatory requirements or the cost to comply with such requirements with any certainty. In addition, on May 24, 2013, the federal Bureau of Land Management published a supplemental notice of proposed rulemaking governing hydraulic fracturing on federal and Indian lands that replaces a prior draft of proposed rulemaking issued by the agency in May 2012. The revised proposed rule would continue to require public disclosure of chemicals used in hydraulic fracturing on federal and Indian lands, confirmation that wells used in fracturing operations meet appropriate construction standards, and development of appropriate plans for managing flowback water that returns to the surface.

        At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities. The EPA issued a Progress Report in December 2012 and a final draft is anticipated in 2014 for peer review and public comment. A committee of the U.S. House of Representatives is also conducting an investigation of hydraulic fracturing practices. As part of these studies, both the EPA and the House committee have requested that certain companies provide them with information concerning the chemicals used in the hydraulic fracturing process. These studies, depending on their results, could spur initiatives to regulate hydraulic fracturing. Legislation to require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress, and will likely be considered in the future.

        Several states, including Texas, have adopted or are considering adopting regulations that could restrict or prohibit hydraulic fracturing in certain circumstances and/or require the disclosure of the composition of hydraulic fracturing fluids. The Texas Railroad Commission recently adopted rules and regulations requiring that the well operator disclose the list of chemical ingredients subject to the requirements of OSHA for disclosure on an internet website and also file the list of chemicals with the Texas Railroad Commission with the well completion report. The total volume of water used to hydraulically fracture a well must also be disclosed to the public and filed with the Texas Railroad Commission. We plan to use hydraulic fracturing extensively in connection with the development and production of certain of our oil and natural gas properties and any increased federal, state, or local regulation of hydraulic fracturing could reduce the volume of reserves that we can economically recover, which could materially and adversely affect our revenues and results of operations.

        There has been increasing public controversy regarding hydraulic fracturing with regard to use of fracturing fluids, impacts on drinking water supplies, use of waters and the potential for impacts to surface water, groundwater and the environment generally. A number of lawsuits and enforcement actions have been initiated across the country implicating hydraulic fracturing practices. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for us to perform fracturing to stimulate production from tight formations as well as make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, if hydraulic fracturing is further regulated at the federal or state level, our fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. Such legislative changes could cause us to incur substantial compliance costs, and compliance or the consequences of any failure to comply by us could have a material adverse effect on our financial condition and results of operations. At this time, it is not possible to estimate the impact on our business of newly enacted or potential federal or state legislation governing hydraulic fracturing.

  Other Regulation of the Oil and Natural Gas Industry

        The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

        The availability, terms and cost of transportation significantly affect sales of oil and natural gas. The interstate transportation and sale for resale of oil and natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission ("FERC"). Federal and state regulations govern the price and terms for access to oil and natural gas pipeline transportation. FERC's regulations for interstate oil and natural gas transmission in some circumstances may also affect the intrastate transportation of oil and natural gas.

        Although oil and natural gas prices are currently unregulated, Congress historically has been active in the area of oil and natural gas regulation. We cannot predict whether new legislation to regulate oil and natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on our operations. Sales of condensate, oil and NGLs are not currently regulated and are made at market prices.

        Drilling and Production.    Our operations are subject to various types of regulation at the federal, state and local level. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. The state, as well as some counties and municipalities, in which we operate also regulate one or more of the following:

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  the location of wells;

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  the method of drilling and casing wells;

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  the timing of construction or drilling activities, including seasonal wildlife closures;

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  the rates of production or "allowables";

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  the surface use and restoration of properties upon which wells are drilled;

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  the plugging and abandonment of wells; and

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  notice to, and consultation with, surface owners and other third parties.

        State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and NGLs within its jurisdiction. States do not regulate wellhead prices or engage in other similar direct regulation, but we cannot assure you that they will not do so in the future. The effect of such future regulations may be to limit the amounts of oil and natural gas that may be produced from our wells, negatively affect the economics of production from these wells or to limit the number of locations we can drill.

        Federal, state and local regulations provide detailed requirements for the abandonment of wells, closure or decommissioning of production facilities and pipelines and for site restoration in areas where we operate. The U.S. Army Corps of Engineers and many other state and local authorities also have regulations for plugging and abandonment, decommissioning and site restoration. Although the U.S. Army Corps of Engineers does not require bonds or other financial assurances, some state agencies and municipalities do have such requirements.

        Natural Gas Sales and Transportation.    Historically, federal legislation and regulatory controls have affected the price of the natural gas we produce and the manner in which we market our production. FERC has jurisdiction over the transportation and sale for resale of natural gas in interstate commerce by natural gas companies under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Since 1978, various federal laws have been enacted which have resulted in the complete removal of all price and non-price controls for sales of domestic natural gas sold in "first sales," which include all of our sales of our own production. Under the Energy Policy Act of 2005, FERC has substantial enforcement authority to prohibit the manipulation of natural gas markets and enforce its rules and orders, including the ability to assess substantial civil penalties.

        FERC also regulates interstate natural gas transportation rates and service conditions and establishes the terms under which we may use interstate natural gas pipeline capacity, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas and release of our natural gas pipeline capacity. Commencing in 1985, FERC promulgated a series of orders, regulations and rule makings that significantly fostered competition in the business of transporting and marketing gas. Today, interstate pipeline companies are required to provide nondiscriminatory transportation services to producers, marketers and other shippers, regardless of whether such shippers are affiliated with an interstate pipeline company. FERC's initiatives have led to the development of a competitive, open access market for natural gas purchases and sales that permits all purchasers of natural gas to buy gas directly from third-party sellers other than pipelines. However, the natural gas industry historically has been very heavily regulated; therefore, we cannot guarantee that the less stringent regulatory approach currently pursued by FERC and Congress will continue indefinitely into the future nor can we determine what effect, if any, future regulatory changes might have on our natural gas related activities.

        Under FERC's current regulatory regime, transmission services must be provided on an open-access, non-discriminatory basis at cost-based rates or at market-based rates if the transportation market at issue is sufficiently competitive. Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Although its policy is still in flux, FERC has in the past reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase our costs of transporting gas to point-of-sale locations.

        Oil Sales and Transportation.    Sales of crude oil, condensate and NGLs are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

        Our crude oil sales are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act and intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any materially different way than such regulation will affect the operations of our competitors.

        Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines' published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

        State Regulation.    Texas regulates the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. Texas generally imposes a 4.6% severance tax on oil production and a 7.5% severance tax on natural gas production. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but we cannot assure you that they will not do so in the future. The effect of these regulations may be to limit the amount of natural gas that may be produced from our wells and to limit the number of wells or locations we can drill.

        The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to resource conservation and equal employment opportunity. We do not believe that compliance with these laws will have a material adverse effect on us.

Operational Hazards and Insurance

        The oil and natural gas industry involves a variety of operating risks, including the risk of fire, explosions, blowouts, pipe failures and, in some cases, abnormally high pressure formations which could lead to environmental hazards such as oil spills, natural gas leaks and the discharge of toxic gases. If any of these should occur, we could incur legal defense costs and could be required to pay amounts due to injury, loss of life, damage or destruction to property, natural resources and equipment, pollution or environmental damage, regulatory investigation and penalties and suspension of operations.

        In accordance with what we believe to be industry practice, we maintain insurance against some, but not all, of the operating risks to which our business is exposed. We have insurance policies for property (including leased oil and natural gas properties), general liability, operational control of certain wells, pollution, commercial auto, umbrella liability, inland marine, workers' compensation and other coverage.

        Most of our insurance coverage includes deductibles that must be met prior to recovery. Additionally, our insurance is subject to exclusion and limitations, and there is no assurance that such coverage will fully or adequately protect us against liability from all potential consequences, damages and losses. Any of these operational hazards could cause a significant disruption to our business. A loss not fully covered by insurance could have a material adverse effect on our financial condition, results of operations and cash flows.

        We reevaluate the purchase of insurance, policy terms and limits annually. Future insurance coverage for our industry could increase in cost and may include higher deductibles or retentions. In addition, some forms of insurance may become unavailable in the future or unavailable on terms that we believe are economically acceptable. No assurance can be given that we will be able to maintain insurance in the future at rates that we consider reasonable and we may elect to maintain minimal or no insurance coverage. We may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause us to restrict our operations, which might severely impact our financial condition. The occurrence of a significant event, not fully insured against, could have a material adverse effect on our financial condition and results of operations.

        Generally, we also require our third party vendors to sign master service agreements in which they agree to indemnify us for injuries and deaths of the service provider's employees as well as contractors and subcontractors hired by the service provider.

Employees

        As of December 31, 2013, we had 70 full-time employees, including four geologists, 13 engineers and 10 land professionals. Of these full-time employees, 51 are salaried administrative or supervisory employees and 38 work in our corporate headquarters. None of our employees are represented by labor unions or covered by any collective bargaining agreements. We also hire independent contractors and consultants involved in land, technical, regulatory and other disciplines to assist our full-time employees. We consider our relations with our employees to be satisfactory.

Facilities

        Our corporate headquarters is located in Fort Worth, Texas. We also lease additional office space in Midland, Texas. We believe that our facilities are adequate for our current operations.

Legal Proceedings

        From time to time, we are a party to ongoing legal proceedings in the ordinary course of business, including workers' compensation claims and employment-related disputes. We do not believe the results of these proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or liquidity.

MANAGEMENT

Officers and Board of Directors

        This section reflects information with respect to the directors and officers of Athlon Energy Inc. who are responsible for overseeing the management of our business For the purposes of this discussion, references to "we," "us," "our," "ours" and "Athlon" refer to Athlon Holdings LP and its subsidiaries before the reorganization described under "Corporate Reorganization," and references to "we," "us," "our," "ours" and "Athlon" refer to Athlon Energy Inc. and its subsidiaries, including Athlon Holdings LP, after the reorganization as described under "Corporate Reorganization." The following sets forth information regarding the members of the Board of Directors (the "Board") and officers of Athlon Energy Inc.:

Name	Age	Position with Athlon
Robert C. Reeves	44	President, Chief Executive Officer and Chairman of the Board
Nelson K. Treadway	48	Senior Vice President—Business Development and Land
William B. D. Butler	37	Vice President—Chief Financial Officer
Melvyn E. Foster	45	Vice President—Reservoir Engineering
Bud W. Holmes	47	Vice President—Engineering and Operations
David B. McClelland	43	Vice President—Drilling and Geosciences
Jennifer L. Palko	40	Vice President—Business Development and Engineering
James R. Plemons	46	Vice President—Business Development and Land
John C. Souders	43	Vice President—Controller
Gregory A. Beard	42	Director
Ted A. Gardner	56	Director
Wilson B. Handler	29	Director
Mark A. Stevens	51	Director
Rakesh Wilson	39	Director

        Robert C. Reeves—President, Chief Executive Officer and Chairman of the Board.    Mr. Reeves has been Athlon's President, Chief Executive Officer and Chairman of the Board since its formation in August 2010. Before Athlon's formation, Mr. Reeves was Senior Vice President, Chief Financial Officer and Treasurer of Encore Acquisition Company (NYSE: EAC) from 2006 and in the same role for Encore Energy Partners (NYSE: ENP) from its inception in 2007 until both entities were acquired by Denbury Resources in March 2010. Prior to his Chief Financial Officer role, Mr. Reeves served as Senior Vice President and Chief Accounting Officer for Encore Acquisition Company. Mr. Reeves served as Assistant Controller for Hugoton Energy Corporation prior to joining Encore Acquisition Company in 1999. Mr. Reeves received his Bachelor of Science degree in Accounting from the University of Kansas. He is a Certified Public Accountant. Based upon Mr. Reeves' extensive background in operations and management, having served in various high-level executive roles, as well as his strong financial background and his experience with Athlon, which provide him with a unique understanding of our business and the operational, financial and strategic issues that energy companies face, we believe that Mr. Reeves possesses the requisite set of skills to serve as Chairman of our Board.

        Nelson K. Treadway—Senior Vice President—Business Development and Land.    Mr. Treadway has been Athlon's Senior Vice President—Business Development and Land since its formation in August 2010. Prior to Athlon's formation, Mr. Treadway served as Senior Vice President—Land of Encore Energy Partners GP LLC and EAC from February 2008 to March 2010. Mr. Treadway served as Vice President—Land of EAC from April 2003 to February 2008. He served as a Vice President—Land at Encore Energy Partners GP LLC from February 2007 to February 2008. From May 2000 to April 2003, Mr. Treadway held various positions of increasing responsibility in EAC's land department. Prior to

EAC, he served as a landman at Coho Resources. Mr. Treadway received a Bachelor of Science degree in Petroleum Land Management from the University of Southwestern Louisiana.

        William B. D. Butler—Vice President—Chief Financial Officer.    Mr. Butler has been Athlon's Vice President—Chief Financial Officer since March 2013. Prior to joining Athlon, Mr. Butler served as Managing Director for Stephens Inc. from August 2010 to March 2013, where he developed and led its Exploration & Production research practice. Previously, he was Vice President and Assistant Treasurer of XTO Energy Inc. from June 2003 until June 2010. During his seven-year tenure, XTO completed 21 capital raises, including public equity, senior notes and bank debt, for more than $15 billion in aggregate proceeds to fund XTO's growth strategy. From June 2000 to June 2003, Mr. Butler served at Stephens Inc. as an investment banker. Mr. Butler received a Bachelor of Science degree in Commerce from Washington & Lee University with special attainments in Business Administration and History.

        Melvyn E. Foster—Vice President—Reservoir Engineering.    Mr. Foster has been Athlon's Vice President—Reservoir Engineering since its formation in August 2010. Prior to Athlon's formation, Mr. Foster was Reservoir Engineering Manager—North Region of Denbury Resources, Inc. from April 2010 to August 2010. Mr. Foster was Northern Region Reservoir Engineering Manager of EAC from December 2007 to April 2010. From April 2002 to December 2007, Mr. Foster held various positions of increasing responsibility in EAC's engineering department. Prior to EAC, he served in various engineering positions at Phillips Petroleum Company. Mr. Foster received his Bachelor of Science degree in Petroleum Engineering from the University of Texas at Austin and his Master of Science degree in Petroleum Engineering from the University of Houston.

        Bud W. Holmes—Vice President—Engineering and Operations.    Mr. Holmes has been Athlon's Vice President—Engineering and Operations since its formation in August 2010. Prior to Athlon's formation, Mr. Holmes served as Northern Region Production Manager and member of the Strategic Management Team of EAC from October 2003 until March 2010. Mr. Holmes served as Northern Region Senior Operations Engineer from April 2001 until October 2003. Prior to joining EAC, Mr. Holmes served in various reservoir, production and drilling engineering positions for Louis Dreyfus Natural Gas, Union Pacific Resources and Shell Western E&P. Mr. Holmes received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma, graduating with top honors.

        David B. McClelland—Vice President—Drilling and Geosciences.    Mr. McClelland has been Athlon's Vice President—Drilling and Geosciences since its formation in August 2010. Prior to Athlon's formation, Mr. McClelland was the Geoscience Manager—Southern Region for EAC, from February 2007 to June 2010, and he was a Senior Geologist from March 2004 to January 2007 at EAC. Prior to EAC, he was a Geologist at Anadarko Petroleum Company and held various geosciences positions at Union Pacific Resources and Cross Timbers Oil Company. Mr. McClelland received his Bachelor of Science degree in Geology from the University of Texas at Arlington. He also received his Master of Science degree in Geology from the University of Texas at Arlington. Mr. McClelland is a licensed professional geoscientist in the State of Texas, and is a 16 year member of the American Association of Petroleum Geologists.

        Jennifer L. Palko—Vice President—Business Development and Engineering.    Ms. Palko has been Athlon's Vice President—Business Development and Engineering since its formation in August 2010. Prior to Athlon's formation, Ms. Palko served as the Reserves & Planning Engineering Manager and a member of the Strategic Management Team of EAC from October 2003 until March 2010. Prior to serving as the Reserves & Planning Engineering Manager, Ms. Palko held various positions of increasing responsibility in EAC's engineering department from May 2001 until October 2003. Prior to joining EAC, Ms. Palko served as an Independent Petroleum Consultant at Cawley, Gillespie & Associates, Inc. from September 2000 until May 2001. Prior to joining Cawley, Gillespie & Associates, Inc., Ms. Palko served in various reservoir and operations engineering positions at Union Pacific Resources from May 1995 until September 2000. Ms. Palko received her Bachelor of Science degree in Petroleum Engineering from Texas A&M University, graduating first in her class with top honors.

        James R. Plemons—Vice President—Business Development and Land.    Mr. Plemons has been Athlon's Vice President—Business Development and Land since its formation in August 2010. Prior to the Partnership's formation, Mr. Plemons served as the Southern Region Land Manager of Encore Energy Partners GP LLC and EAC from January 2007 to June 2010. Prior to serving as Southern Region Land Manager, Mr. Plemons served in several roles with increasing responsibility in EAC's land department from June 2004 to December 2006. Prior to EAC, he served as a landman at Wagner Oil Company. Mr. Plemons received a Bachelor of Science degree in Marketing from Sam Houston State University.

        John C. Souders—Vice President—Controller.    Mr. Souders has been Athlon's Vice President—Controller since July 2011 and was Director of Accounting from March 2011 until his promotion in July 2011. Prior to joining Athlon, Mr. Souders served as a Senior Accounting Manager at EAC from May 2007 until February 2011. Prior to EAC, Mr. Souders served as an Accounting Manager at Sabre Holdings and as an auditor at Ernst & Young. Mr. Souders has a Bachelor of Science degree in Economics from Texas A&M University and a Masters in Accounting from the University of North Texas. He is a Certified Public Accountant.

        Gregory A. Beard—Director.    Mr. Beard has been a director of our Board since April 2013. Mr. Beard is currently a Senior Partner at Apollo. Mr. Beard joined the firm in June 2010 as the Global Head of Natural Resources, based in the New York office. Mr. Beard joined Apollo with 19 years of investment experience, the last ten of which were with Riverstone Holdings where he was a founding member, Managing Director and lead deal partner in many of the firm's top oil and natural gas and energy service investments. While at Riverstone, Mr. Beard was involved in all aspects of the investment process including sourcing, structuring, monitoring and exiting transactions. Mr. Beard began his career as a Financial Analyst at Goldman Sachs, where he played an active role in that firm's energy-sector principal investment activities. Mr. Beard has served on the board of directors of many oil and natural gas companies including, Belden & Blake Corporation, Canera Resources, Cobalt International Energy, Eagle Energy, Legend Natural Gas I-IV, Mariner Energy, Phoenix Exploration, Titan Operating, and Vantage Energy. Mr. Beard has also served on the board of directors of various oilfield services companies, including CDM Max, CDM Resource Management, and International Logging. Mr. Beard currently serves on the board of directors of Apex Energy, LLC, Double Eagle Energy Holdings, LLC, EP Energy Corporation, CSV MIDSTREAM Solutions LP, NRI Management Group, LLC, Pinnacle Agriculture Holdings, LLC, Talos Energy, LLC and Virginia Uranium. Mr. Beard received his Bachelor of Arts degree from the University of Illinois at Urbana. Based upon Mr. Beard's extensive investment and management experience, particularly in the energy sector, his strong financial background and his service on the boards of multiple oil and natural gas exploration and production companies and oilfield services companies, which have provided him with a deep working knowledge of our operating environment, we believe that he possesses the requisite skills to serve as a member of our Board of Directors.

        Ted A. Gardner—Director.    Mr. Gardner has been a director of our Board since August 2013. Mr. Gardner has been a Managing Partner of Silverhawk Capital Partners in Charlotte, North Carolina since 2005. Mr. Gardner is also currently a director of Summit Materials Holdings, Spartan Energy Partners, Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc. Formerly, he was a director and Chairman of the Compensation Committee of Kinder Morgan, Inc. from 1999 to 2007 and was a director and Chairman of the Audit Committee of Encore Acquisition Company from 2001 to 2010. Mr. Gardner also served as Managing Partner of Wachovia Capital Partners and was a Senior Vice President of Wachovia Corporation from 1990 to June 2003. Based upon his prior management, business and leadership experience, as well as his previous board experience with other publicly-held companies in the energy sector, we believe that Mr. Gardner possesses the requisite set of skills to serve as a member of our Board of Directors.

        Wilson B. Handler—Director.    Mr. Handler has been a director of our Board since November 2013. Mr. Handler joined Apollo in 2011 and is a member of the Natural Resources group. Prior to joining Apollo, Mr. Handler was an investment professional at First Reserve, where he was involved in the execution and monitoring of investments in the energy sector. Previously, he worked in the Investment Banking Division at Lehman Brothers in the Natural Resources group. Currently, Mr. Handler serves on the board of directors of EP Energy Corporation and CSV MIDSTREAM Solutions. Mr. Handler graduated from Dartmouth College with an AB in Economics and Government. Given Mr. Handler's extensive investment experience, his knowledge of the Company and experience in the energy industry, we believe he possesses the requisite skills to serve as a member of our Board of Directors.

        Mark A. Stevens—Director.    Mr. Stevens has been a director of our Board since October 2013. Mr. Stevens is currently a tax consultant for Morningstar Partners. He previously served as Senior Vice President—Taxation of XTO Energy Inc. for 22 years from 1988 until his retirement in 2010. Prior to joining XTO, Mr. Stevens was an Accountant at Meridian Oil and Pennzoil Corp. He also serves on the Board of HomeBank Texas. Mr. Stevens received a BBA in Accounting from Harding University and is also a CPA. Based upon his prior management, business and leadership experience, as well as his previous board experience with other publicly-held companies in the energy sector, we believe that Mr. Stevens possesses the requisite set of skills to serve as a member of our Board of Directors.

        Rakesh Wilson—Director.    Mr. Wilson has been a director of our Board since April 2013. Mr. Wilson is a Partner of Apollo and joined Apollo in March 2009. Prior to joining Apollo, Mr. Wilson was at Morgan Stanley's Commodities Department in the principal investing group responsible for generating, evaluating and executing investment ideas across the energy sector. Mr. Wilson began his career at Goldman Sachs in equity research and then moved to its investment banking division in New York and Asia. Mr. Wilson currently serves on the boards of directors of EP Energy, Talos Energy and CSV MIDSTREAM Solutions and previously served as a director of Parallel Petroleum. Mr. Wilson graduated from the University of Texas at Austin and received his MBA from INSEAD, Fontainebleau, France. He has also taught business courses at universities in China. We believe that Mr. Wilson's extensive international investment and risk management experience, his knowledge of Athlon and his service on multiple boards have provided him with a strong understanding of the financial, operational and strategic issues facing public companies in our industry, and that he possesses the requisite set of skills to serve as a member of our Board of Directors.

Composition of Our Board of Directors

        Our Board of Directors currently consists of six members.

        Our stockholders agreement provides that, except as otherwise required by applicable law, if the Apollo Funds hold: (a) at least 50% of our outstanding common stock, they will have the right to designate no fewer than that number of directors that would constitute a majority of our Board of Directors; (b) at least 30% but less than 50% of our outstanding common stock, they will have the right to designate up to three director nominees; (c) at least 20% but less than 30% of our outstanding common stock, they will have the right to designate up to two director nominees; and (d) at least 10% but less than 20% of our outstanding common stock, they will have the right to designate up to one director nominee. The agreement also provides that if the size of our Board of Directors is increased or decreased at any time to other than seven directors, the Apollo Funds' nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number. In addition, the agreement provides that if the Apollo Funds hold at least 30% of our outstanding common stock, we will cause any committee of our Board of Directors to include in its membership at least one of the Apollo Funds nominees, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules. As a result of the size of their ownership of our common stock, the Apollo Funds have significant influence over matters requiring stockholder approval, including the election of directors, changes to our organizational documents and significant corporate transactions.

        Our Board of Directors is divided into three classes. The members of each class serve staggered, three-year terms (other than with respect to the initial terms of the Class I and Class II directors, which is one and two years, respectively). Upon the expiration of the term of a class of directors, directors in that class will stand for election for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

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  Rakesh Wilson is a Class I director, whose term will expire at the 2017 annual meeting of stockholders;

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  Ted A. Gardner, Wilson B. Handler and Robert C. Reeves are Class II directors, whose initial terms will expire at the 2015 annual meeting of stockholders; and

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  Gregory A. Beard and Mark A. Stevens are Class III directors, whose initial terms will expire at the 2016 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control.

        At each annual meeting, our stockholders will elect certain of our directors. Our executive officers and key employees serve at the discretion of our Board of Directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock so long as at least 33 1/3% of the voting power of all Athlon Energy shares is owned by the Apollo Funds and the Apollo Funds cast their votes in favor of the proposed action. At any other time, directors may be removed for cause only by the affirmative vote of at least 66 2/3% of the voting power of our common stock.

Apollo Approval of Certain Matters

        Under our stockholders agreement, until such time as the Apollo Funds no longer beneficially own at least 33 1/3% of our outstanding common stock, a majority of the Board of Directors, including a majority of the directors designated to our Board of Directors by the Apollo Funds, must approve certain of our significant business decisions before we are permitted to take action, including each of the following:

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  amending, modifying or repealing any provision of our certificate of incorporation and bylaws or similar organization documents in a manner that adversely affects the Apollo Funds or their affiliates;

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  issuing additional equity interests other than any (i) award under any stockholder-approved equity compensation plan, (ii) intra-company issuance among our subsidiaries and us or (iii) issuance of equity interests pursuant to the exchange agreement;

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  consolidating or merging with or into any other entity, transferring all or substantially all of our and our subsidiaries' assets, taken as a whole, to another entity or entering into or agreeing to undertake any transaction that would constitute a "Change of Control" as defined in our credit agreement or the indentures governing our senior notes;

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  disposing of any of our or any of our subsidiaries' assets with a value in excess of $100 million in any single transaction or $200 million in the aggregate in any series of transactions during a calendar year;

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  consummating any acquisition by us or any of our subsidiaries of the equity interests or assets of any other entity involving consideration in excess of $100 million in any single transaction or $200 million in the aggregate in any series of transactions during a calendar year;

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  incurring any indebtedness by us or any of our subsidiaries (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) that would result in our total net indebtedness to adjusted EBITDA for the trailing twelve-month period exceeding 2.50 to 1.0;

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  terminating our Chief Executive Officer or designating a new Chief Executive Officer; and

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  changing the size of our Board of Directors.

        Please read "—Composition of Our Board of Directors" for a description of the Apollo Funds' rights to nominate a certain number of directors.

Code of Ethics

        Our Board of Directors has adopted a code of business conduct and ethics (the "Code of Conduct") that applies to all directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available in the Corporate Governance section of our website at www.athlonenergy.com. The contents of our website are not incorporated by reference herein or otherwise a part of this prospectus. The purpose of the Code of Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; and to promote compliance with all applicable rules and regulations that apply to us and our officers.

Corporate Governance Guidelines

        Our Board of Directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE.

Director Independence

        Our Board has determined that, under NYSE listing standards, Messrs. Beard, Gardner, Handler, Stevens and Wilson are independent directors. In addition, our Board has determined that, under NYSE listing standards and taking into account any applicable committee standards and rules under the Exchange Act, Messrs. Gardner and Stevens are independent directors under the heightened independence requirements for service on an audit committee. Within one year of the date of effectiveness of the registration statement of the Athlon IPO, we will appoint a third independent director who meets the heightened independence requirements for service on an audit committee. Mr. Reeves is not considered independent under any general listing standards due to his current employment relationship with us.

Committees of the Board of Directors

        We have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and may have such other committees as the Board of Directors shall determine from time to time. Each of the standing committees of the Board of Directors will have the composition and responsibilities described below.

  Audit Committee

        Messrs. Gardner and Stevens serve as the members of our Audit Committee. We will appoint a third independent director to our Audit Committee before August 1, 2014. Our Board of Directors has determined that Messrs. Gardner and Stevens are Audit Committee financial experts as defined by the SEC. Each member of the Audit Committee meets or will meet criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.

        The principal duties and responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility to oversee management regarding:

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  systems of internal control over financial reporting and disclosure controls and procedures;

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  the integrity of our financial statements;

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  the qualifications, engagement, compensation, independence and performance of our independent auditors and our internal audit function;

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  compliance with legal and regulatory requirements;

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  review of material related party transactions; and

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  compliance with and adequacy of the code of business and ethics, review and, if appropriate, approve any requests for written waivers sought with respect to any executive officer or director under, the code of business and ethics.

  Compensation Committee

        Messrs. Beard, Gardner, Stevens and Wilson serve as the members of our Compensation Committee. The principal duties of the Compensation Committee are to:

  •
  oversee our management compensation policies and practices, including, without limitation, (i) determining and approving the compensation of the Chief Executive Officer and our other executive officers, (ii) reviewing and approving management incentive policies and programs and exercising any applicable rule making or discretion in the administration of such programs, (iii) reviewing and approving equity compensation programs for employees, and exercising any applicable rule making or discretion in the administration of such programs, and (iv) reviewing and approving any share ownership and clawback policies applicable to senior management or other employees;

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  set and review the compensation of and reimbursement and share ownership policies for members of our Board of Directors;

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  provide oversight concerning the selection of officers, expense accounts and severance plans and policies and compliance with all compensation and benefits-related legal and regulatory matters;

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  review and discuss with management our compensation discussion and analysis to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC; and

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  prepare an annual Compensation Committee report, provide regular reports to our Board of Directors and take such other actions as are necessary and consistent with the governing law and our organizational documents.

  Nominating and Corporate Governance Committee

        Messrs. Beard, Gardner, Stevens and Wilson serve as the members of our Nominating and Corporate Governance Committee. The principal duties and responsibilities of our Nominating and Corporate Governance Committee are to:

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  implement and review criteria for membership on our Board of Directors and its committees;

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  identify and recommend proposed nominees for election to our Board of Directors and membership on its committees;

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  develop and recommend to our Board of Directors governance and related matters; and

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  oversee the evaluation of our Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis provides an overview of (i) the elements of our compensation program for our named executive officers ("NEOs") identified below, (ii) the material compensation decisions made under that program and reflected in the executive compensation tables and (iii) the material factors considered in making those decisions. We intend to provide our NEOs with compensation that is significantly performance based. Our executive compensation program is designed to align pay with our performance on both short- and long-term bases, link executive pay to the creation of value for shareholders and utilize compensation as a tool to assist us in attracting and retaining high-caliber executives that we believe are critical to our long-term success.

        For the purposes of this discussion, references to "we," "us," "our," "ours" and "Athlon" refer to Athlon Holdings LP and its subsidiaries before the reorganization described under "Corporate Reorganization," and references to "we," "us," "our," "ours" and "Athlon" refer to Athlon Energy Inc. and its subsidiaries, including Athlon Holdings LP, after the reorganization as described under "Corporate Reorganization."

        The primary elements of compensation for the NEOs are base salary, cash bonuses and long-term equity-based compensation awards. The NEOs also receive certain retirement, health, welfare and additional benefits as described below:

Compensation Elements	Characteristics	Primary Objective
Base salary	Fixed annual cash compensation. Salaries may be increased from time to time based on the NEOs' responsibilities and performance.	Recognize performance of job responsibilities and attract and retain talented employees.
Cash bonuses	Performance-based semi-annual cash incentive.	Encourage focus on near-term performance and execution of our business plans.
Long-term equity incentives	Equity-based compensation awards subject to time and performance based vesting provisions.	Emphasize our long-term growth, encourage maximizing equity value and retain talented employees.
Severance provisions	Salary continuation and COBRA reimbursement upon certain qualifying terminations.	Encourage continued attention and dedication of key individuals and focus their attention when considering strategic alternatives.
Retirement savings 401(k) plan	Qualified 401(k) retirement plan benefits are available for our NEOs and all other full-time employees.	Provide an opportunity for tax-efficient savings.
Health and welfare benefits	Health and welfare benefits are available to our NEOs and other full-time employees.	Provide benefits to meet the health and welfare needs of our employees and their families.

        To serve the foregoing objectives, our overall executive compensation program is generally designed to be flexible rather than formulaic. Our compensation decisions for our NEOs in 2013 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures.

        For 2013, our NEOs were:

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  Robert C. Reeves, President, Chief Executive Officer and Chairman of Athlon Energy's Board of Directors;

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  Nelson K. Treadway, Senior Vice President—Business Development and Land;

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  William B. D. Butler, Vice President—Chief Financial Officer;

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  Bud W. Holmes, Vice President—Engineering and Operations; and

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  David B. McClelland, Vice President—Drilling and Geosciences.

  Compensation Overview

        Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of compensation opportunity will be related to factors that directly and indirectly influence shareholder value. Consistent with our performance-based philosophy, we provide a base salary to our NEOs and significant incentive-based compensation opportunity, which includes variable awards under our semi-annual cash incentive program.

        Prior to our IPO, we did not make grants of equity-based awards as a means of compensating our executives. In connection with the Athlon IPO, we adopted the Athlon Energy Inc. 2013 Incentive Award Plan, under which Athlon Energy's Board of Directors or the compensation committee of Athlon Energy's Board of Directors ("Compensation Committee") may make periodic grants of equity and equity-based awards from time to time to our NEOs and other key employees to align our NEOs' interests with our long-term performance. This plan is discussed in more detail under "—Executive Compensation Plans—2013 Incentive Award Plan" below.

  Determination of Compensation Awards

        The Compensation Committee and Athlon Energy's Board of Directors together determine and approve the compensation awards available to our NEOs and are charged with reviewing our executive compensation policies and practices to ensure (i) adherence to our compensation philosophies and (ii) that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry and the level of expertise and experience of our NEOs in their positions. As a result, the Compensation Committee and Athlon Energy's Board of Directors periodically (i) review each NEO's base salary, (ii) assess the performance of the Chief Executive Officer ("CEO") and other NEOs for each applicable performance period and (iii) determine the amount of awards to be paid to our CEO and other NEOs under our semi-annual cash incentive program. In making compensation and performance determinations for our NEOs, the Compensation Committee and Athlon Energy's Board of Directors consider the recommendations of our CEO. Additionally, on a historical basis, performance determinations for our NEOs have not been based on specific pre-determined performance targets or goals. Rather, we have generally considered our overall performance for the applicable year as a guide in determining award payout levels and have maintained discretion to adjust awards in circumstances where individual performance may warrant such an adjustment. In 2013, compensation decisions made by the Compensation Committee were also approved by Athlon Energy's Board of Directors.

        In determining compensation levels for our NEOs, our Compensation Committee has historically considered each NEO's unique position and responsibility and relies upon the judgment and industry experience of its members, including their knowledge of competitive compensation levels in our industry and, beginning in 2013, the analysis and advice provided by an independent compensation consultant, as described in more detail below under the heading "—Role of Compensation Consultant and Peer Group Analysis." We believe that our NEOs' base salaries should be competitive with salaries for executive officers in similar positions and with similar responsibilities in our marketplace and adjusted for financial and operating performance and previous work experience. In this regard, each NEO's current and prior compensation, including compensation paid by the NEO's prior employer, is considered as a reference point against which determinations are made as to whether increases are appropriate to retain the NEO in light of competition or in order to provide continuing performance incentives.

  Role of Compensation Consultant and Peer Group Analysis

        The Compensation Committee's charter authorizes the Compensation Committee to retain independent compensation consultants from time to time to serve as a resource in support of its efforts to carry out certain duties. In 2013, the Compensation Committee engaged Longnecker and Associates ("Longnecker"), an independent compensation consultant, to assist the Compensation Committee in assessing and structuring competitive compensation packages for the executive officers that are consistent with our compensation philosophy.

        At the request of Athlon Energy's Board of Directors, Longnecker reviewed and provided input on the compensation of our NEOs, trends in executive compensation and management's proposed executive compensation plans. Longnecker also developed assessments of market levels of compensation through an analysis of peer data and information disclosed in our peer companies' public filings, but did not determine or recommend specific amounts or forms of compensation.

        The peer group used for this market analysis in 2013 consisted of the following 16 companies in the exploration and production industry: Approach Resources, Inc., Berry Petroleum Co., Bill Barrett Corp., Bonanza Creek Energy, Inc., Carrizo Oil & Gas Inc., Comstock Resources Inc., Diamondback Energy, Inc., EXCO Resources Inc., Forest Oil Corporation, Kodiak Oil & Gas Corp., Laredo Petroleum Holdings, Inc., PDC Energy, Inc., Quicksilver Resources Inc., Resolute Energy Corporation, Rosetta Resources, Inc. and Swift Energy Co.

        The Compensation Committee intends to review the peer group annually and may, from time to time, add or remove companies in order to assure the composition of the group meets the criteria outlined above.

        The information that Longnecker compiled included compensation trends in the exploration and production industry and levels of compensation for similarly-situated executive officers of companies within this peer group. We believe that compensation levels of executive officers in our peer group are relevant to our compensation decisions because we compete with those companies for executive management talent. While the Compensation Committee considers the compensation levels of peer group executives when making compensation determinations, it does not benchmark salaries or other compensation levels against any specific compensation levels of peer group executives. In general, Longnecker's analysis indicated that base salaries for our executives at the beginning of 2013 were below the 25th percentile for similarly situated executives at our peer group companies. The Compensation Committee considered these relative pay levels when making base salary adjustments for our NEOs following review of the Longnecker analysis, as discussed below.

        Longnecker did not perform any other services for us in 2013. We do not believe that Longnecker's work for us in 2013 has given rise to any conflict of interest.

  Base Salary

        We believe that executive officer base salaries should be competitive with salaries for executive officers in similar positions with similar responsibilities in our marketplace. Base salaries for our NEOs have generally been set at levels that Athlon Energy's Board of Directors deemed necessary to attract and retain individuals with superior talent. While Athlon Energy's Board of Directors will review and may adjust each NEO's salary from time to time, Messrs. Treadway's, Butler's, Holmes's and McClelland's employment agreements provide that their respective salary will not be reduced for two years after the effective date of their respective agreement and Mr. Reeves' employment agreement provides that his base salary will never be reduced.

        In connection with the Athlon IPO, Athlon Energy's Board of Directors approved salary increases for our NEOs based upon the responsibilities and performance of each NEO and to better align total compensation with competitive pay levels for similarly situated public companies, based on recommendations from Longnecker as discussed above. The base salaries of our NEOs before and after the 2013 increase are set forth in the following table:

Name	Base Salary Before Increase	Base Salary After Increase
Robert C. Reeves	$410,000	$570,000
Nelson K. Treadway	290,000	300,000
William B. D. Butler	250,000	290,000
Bud W. Holmes	240,000	275,000
David B. McClelland	240,000	275,000

  Cash Bonuses

        Each of our NEOs is eligible to participate in a semi-annual cash incentive program which provides participants with an opportunity to earn cash bonus awards generally based on individual and Company performance. Annual target bonus levels for each of our NEOs other than Mr. Reeves are established by Athlon Energy's Board of Directors at the beginning of each year, subject to mid-year adjustment, and are based on a percentage of their respective base salary. Mr. Reeves' annual target bonus level of 100% is set forth in his employment agreement and was established based upon individual negotiations at the time of his commencement of employment. For 2013, the other NEOs had an annual target bonus level of the following amounts: Mr. Treadway (80%), Mr. Butler (75%), Mr. Holmes (70%) and Mr. McClelland (70%).

        Historically, including for 2013, with respect to assessment of our performance, the bonus awards for our NEOs have not been based on specific pre-determined performance targets or goals. Rather, we have generally considered our overall performance for the applicable year as a guide in determining award payout levels and have maintained discretion to adjust awards in circumstances where individual performance may warrant such an adjustment. For the first half of 2013, we determined to pay bonuses to each of our NEOs at 100% of their respective first-half target bonus levels (i.e., 50% of their total annual target bonus levels) and did not make any individual performance adjustments to these awards. For the second half of 2013, we also determined to pay bonuses to each of our NEOs at 100% of their respective second-half target bonus levels (i.e., 50% of their total annual target bonus levels) and did not make any individual performance adjustments to these awards. Our decision in this regard was based primarily on overall strong company performance with respect to our overall short- and long-term strategic objections as reflected through the successful execution of our business plan.

        In addition to our regular semi-annual cash incentive awards, for 2013, we paid each of our NEOs an additional one-time special cash bonus to reward their service in connection with the successful completion of the Athlon IPO in August 2013. These one-time cash bonuses were each in an amount equal to 50% of their annual target bonus levels under our semi-annual cash incentive program.

  Long-Term Equity-Based Compensation Awards

        In connection with the Athlon IPO, we adopted the Athlon Energy Inc. 2013 Incentive Award Plan, under which Athlon Energy's Board of Directors or Compensation Committee may make periodic grants of equity and equity-based awards from time to time to our NEOs and other key employees. For additional information, please read "—Executive Compensation Plans—2013 Incentive Award Plan."

        In September 2013, our NEOs received a time and performance-based stock award granted under the Athlon Energy Inc. 2013 Incentive Award Plan as set forth in the table below:

Name	Total Number of Shares
Robert C. Reeves	142,500
Nelson K. Treadway	60,000
William B. D. Butler	43,500
Bud W. Holmes	41,250
David B. McClelland	41,250

(1)
The amount shown reflects the target award level for the performance-based portion of the award, which constituted one-half of the total award, as described below. The maximum number of shares that could be earned pursuant to the award is 213,750 for Mr. Reeves, 90,000 for Mr. Treadway, 65,250 for Mr. Butler, 61,875 for Mr. Holmes and 61,875 for Mr. McClelland.

        These awards are scheduled to vest in three equal annual installments, with the first installment vesting on the first anniversary of the consummation of the Athlon IPO. One half of each annual installment is subject to performance-based vesting conditions pursuant to which the number of shares that will vest will be determined based on our total stockholder return for the one-year period ending on the vesting date, as compared to the total stockholder return for that period of a specified peer group of publicly-traded companies in our industry. With respect to the performance-based portion of the award, (i) no portion of the award will be earned if our total shareholder return is below the 25th percentile of the total shareholder return for the companies in our peer group, (ii) 100% of the target award level will be earned if our total shareholder return is between the 25th percentile and 75th percentile of the total shareholder return for the companies in our peer group and (iii) 200% of the target award level will be earned if our total shareholder return is at or above the 75th percentile of the total shareholder return for the companies in our peer group.

  Retirement, Health, Welfare and Additional Benefits

        The NEOs are eligible to participate in such employee benefit plans and programs as we may from time to time offer to our other full-time employees, subject to the terms and eligibility requirements of those plans. We provide these benefits due to their relatively low cost and the high value they provide in attracting and retaining talented executives. The NEOs are also eligible to participate in a tax-qualified 401(k) defined contribution plan to the same extent as all of our other full-time employees. For 2013, we made a fully vested safe harbor non-elective contribution on behalf of each of the plan's participants.

  Employment Agreements

        In connection with the consummation of the Athlon IPO, we entered into new employment agreements with each of our NEOs. These agreements provide for an initial term of three years for Mr. Reeves and two years for each of Messrs. Treadway, Butler, Holmes and McClelland, are subject to automatic renewal for a one-year period and contain (i) compensation provisions, including provisions regarding base salary, cash incentive bonuses and other benefits, (ii) termination and severance provisions (discussed in more detail below) and (iii) noncompete, nonsolicit and nondisclosure provisions, with a restriction period of one year for the noncompete and nonsolicit provisions.

  Severance and Change in Control Provisions

        Mr. Reeves' Severance and Change in Control Benefits.    Mr. Reeves' employment agreement provides that if we terminate Mr. Reeves' employment for cause, he resigns without good reason or he does not extend his term of employment, then he is entitled to receive: (i) the portion of his base salary earned through the date of termination but not yet paid, plus any accrued vacation earned but not used through the date of termination; (ii) any cash incentive bonus earned but not yet paid; (iii) any expenses owed to him; and (iv) any amount accrued arising from his participation in, or benefits accrued under any employee benefits plans, programs or arrangements. Any rights to salary, cash bonus or other benefits will then cease.

        However, if Mr. Reeves is terminated without cause, resigns with good reason or we do not extend his term of employment and Mr. Reeves signs a release within 45 days, he is entitled, in addition to the items listed in the above paragraph, to (i) receive an amount of cash equal to four times the annual base salary in effect as of the date of termination payable 50% in a lump sum within 60 days following his separation from service and 50% over the subsequent twelve months, in accordance with regular payroll practices, and (ii) have us pay directly or reimburse him for COBRA premiums if he (or his dependents) elect to receive continued healthcare coverage pursuant to COBRA until the earlier of two years or the last day of the applicable COBRA period.

        In addition to the items listed in the paragraph above, if Mr. Reeves is terminated without cause, he resigns with good reason or we do not extend his term of employment, in any case within one year following the date of a change in control, then in lieu of the amount of cash listed above, he is entitled to receive an amount in cash equal to three times his annual base salary in effect as of the date of termination, plus three times the greater of the average of his previous two years' bonus payments or his target bonus.

        If Mr. Reeves is terminated due to death or disability and, in the case of disability, he signs a release within 45 days, he is additionally entitled to (i) receive an amount of cash equal to 25% of his base salary, payable in a lump sum on the 60th day following his separation from service and (ii) have us pay directly or reimburse him for COBRA premiums if he (or his dependents) elect to receive continued healthcare coverage pursuant to COBRA for three months.

        Good reason is defined in Mr. Reeves' employment agreement generally to mean the occurrence of any of the following events without his express written consent: (i) any reduction in his base salary; (ii) any material breach by us of the employment agreement; (iii) his duties or responsibilities for us or our successor are materially reduced or there is any material change in his title or any material change in the types of positions reporting to him or the type of position to whom he reports; or (iv) any transfer of his primary place of employment of more than 25 miles from 420 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, provided that such transfer increases his commute by more than 25 miles.

        In addition, Mr. Reeves' 2013 stock award agreement, which is described in more detail under the heading "—Long-Term Equity-Based Compensation Awards," provides that 100% of the maximum number of shares subject to the stock award will vest upon a change in control.

        Other NEOs' Severance and Change in Control Benefits.    Messrs. Treadway's, Butler's, Holmes's and McClelland's employment agreements provide that if the NEO's employment is terminated (i) for cause, (ii) due to death or disability, (iii) due to resignation without good reason or (iv) the NEO decides not to extend the term of employment, then each is entitled to (a) the portion of his base salary earned through the date of termination but not yet paid, plus any accrued vacation earned but not used through the date of termination, (b) any expenses owed to him and (c) any amount accrued arising from his participation in, or benefits accrued under any employee benefits plans, programs or arrangements. Any rights to salary, cash bonus or other benefits will then cease.

        However, if Messrs. Treadway, Butler, Holmes or McClelland is terminated without cause or resigns for good reason and signs a release within 45 days, then each is entitled, in addition to the items listed in the above paragraph, to (i) receive an amount of cash equal to his annual base salary payable over the twelve-month period from his separation of service, in accordance with regular payroll practices, and (ii) have us pay directly or reimburse him for COBRA premiums if he (or his dependents) elect to receive continued healthcare coverage pursuant to COBRA until the earlier of twelve months, the date the covered dependents are no longer eligible or the date he becomes eligible to receive substantially comparable coverage from another employer.

        If any of Messrs. Treadway, Butler, Holmes or McClelland is terminated without cause or resigns for good reason or we do not extend his term of employment, in either case within one year following the date of a change in control, then (i) in lieu of the amount of cash listed above, each is entitled to receive an amount in cash equal to two and a half times his annual base salary in effect as of the date of termination, plus two and a half times the greater of the average of his previous two years' bonus payments or his target bonus, and (ii) in lieu of the healthcare continuation listed above, we will continue to pay or reimburse his healthcare coverage pursuant to COBRA until the earlier of 18 months, the date the covered dependents are no longer eligible or the date he becomes eligible to receive substantially comparable coverage from another employer.

        Cause is defined in the employment agreements generally as the occurrence or existence of any of the following events: (i) the NEO's willful engagement in material mismanagement in providing services to us or our affiliates; (ii) the NEO's willful engagement in misconduct that he knew, based on facts known to him, could reasonably be expected to be materially injurious to us or our affiliates; (iii) the NEO's material breach of the employment agreement; (iv) the NEO's conviction of, or entrance into a plea bargain or settlement admitting guilt for, any felony, under the laws of the United States, any state or the District of Columbia; or (v) each NEO being the subject of any order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving fraud. Good reason is defined in a similar manner to Mr. Reeves' employment agreement.

        Change in Control is defined to have the same meaning as in the Athlon Energy Inc. 2013 Incentive Award Plan, without regard to any amendments that may be adopted after the date of this prospectus.

        In addition, Messrs. Treadway's, Butler's, Holmes's and McClelland's 2013 stock award agreements, which are described in more detail under the heading "—Long-Term Equity-Based Compensation Awards," provide that 100% of the maximum number of shares subject to the stock awards will vest upon a change in control.

  Summary Compensation Table

        The following summarizes the total compensation awarded to, earned by or paid to our NEOs for the periods indicated:

					Stock Awards
Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Plan Compensation(2)	Athlon Holdings LP Class B Interests(3)	Athlon Energy Inc. Stock Awards(4)	All Other Compensation(5)	Total
Robert C. Reeves	2013	$470,000	$285,000	$570,000	$100,170	$5,245,425	$27,010	$6,697,605
President, Chief	2012	374,583	—	385,000	—	—	26,539	786,122
Executive Officer and Chairman of Athlon Energy's Board of Directors
Nelson K. Treadway	2013	293,750	120,000	240,000	29,790	2,208,600	27,010	2,919,150
Senior Vice President—	2012	279,375	—	206,225	—	—	22,401	508,001
Business Development and Land
William B. D. Butler	2013	223,333	108,750	217,500	116,347	1,601,235	20,010	2,287,175
Vice President—Chief Financial Officer
Bud W. Holmes	2013	253,125	96,250	192,500	22,473	1,518,413	24,607	2,107,368
Vice President—Engineering and Operations
David B. McClelland	2013	253,125	96,250	192,500	13,066	1,518,413	22,544	2,095,898
Vice President—Drilling and Geosciences

(1)
Represents one-time special bonuses paid to our NEOs to reward their service in connection with the successful consummation of the Athlon IPO in August 2013.

(2)
Our semi-annual cash incentive program provides for two payouts per year, with the first payment made following completion of the first half of the year and the second payment made following year-end. For additional information, please read "—Cash Bonuses" above.

(3)
The amount shown represents the grant date fair value of Class B interests in Athlon Holdings LP granted in 2013 prior to the completion of the Athlon IPO, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value was determined using an option pricing model with the following assumptions:

Expected volatility	34.1%
Expected dividend yield	0.0%
Expected term (in years)	0.53
Risk-free interest rate	0.11%
Weighted-average grant-date fair value per unit	$109.22
(4)
The amount shown represents the grant date fair value of shares of stock granted in September 2013 (presented at the target level), calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-based portion of the award, which is subject to market conditions that will determine the number of shares earned, was determined using a Monte Carlo simulation multiplied by the target number of shares, using the following assumptions:

Expected volatility	47.3%
Expected dividend yield	0.0%
Expected term (in years)	1.9
Risk-free interest rate	0.8%
Weighted-average grant-date fair value per share	$43.68
(5)
Represents employer contributions under our 401(k) plan during 2013 and a safe harbor non-elective contribution made for 2013.

  Grants of Plan Based Awards for 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock (#)
						Grant Date Fair Value of Stock Awards
Name	Grant Date	Target(1)	Target	Maximum
Robert C. Reeves	1/1/2013	$285,000	—	—	—	—
	7/1/2013	285,000	—	—	—	—
	9/12/2013	—	71,250	142,500	71,250	$5,245,425
Nelson K. Treadway	1/1/2013	120,000	—	—	—	—
	7/1/2013	120,000	—	—	—	—
	9/12/2013	—	30,000	60,000	30,000	2,208,600
William B. D. Butler	3/4/2013	108,750	—	—	—	—
	7/1/2013	108,750	—	—	—	—
	9/12/2013	—	21,750	43,500	21,750	1,601,235
Bud W. Holmes	1/1/2013	96,250	—	—	—	—
	7/1/2013	96,250	—	—	—	—
	9/12/2013	—	20,625	41,250	20,625	1,518,413
David B. McClelland	1/1/2013	96,250	—	—	—	—
	7/1/2013	96,250	—	—	—	—
	9/12/2013	—	20,625	41,250	20,625	1,518,413

(1)
Amounts shown represent the target award amounts that our NEOs were eligible to earn under our semi-annual cash incentive program. No threshold or maximum amounts applied. For 2013, both the first half and second half awards were paid out at 100% of target levels.

(2)
Amounts shown represent one-half of the stock award grant awarded to our NEOs in connection with the consummation of the Athlon IPO. For additional information, please read "—Long-Term Equity-Based Compensation Awards."

  Outstanding Equity Awards at December 31, 2013

        The outstanding equity awards held by our NEOs as of December 31, 2013 were as follows:

	Stock Awards(1)
Name	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Robert C. Reeves	71,250	$2,155,313	71,250	$2,155,313
Nelson K. Treadway	30,000	907,500	30,000	907,500
William B. D. Butler	21,750	657,938	21,750	657,938
Bud W. Holmes	20,625	623,907	20,625	623,907
David B. McClelland	20,625	623,907	20,625	623,907

(1)
The awards are scheduled to vest in three equal annual installments beginning on August 1, 2014.

(2)
The amount shown is based on our closing stock price of $30.25 on December 31, 2013.

  Nonqualified Deferred Compensation and Pension Benefits

        None of our NEOs participate in any nonqualified deferred compensation plans or pension plans and received no nonqualified deferred compensation or pension benefits during the year ended December 31, 2013.

  Potential Payments upon Termination or Change in Control

        In connection with the consummation of the Athlon IPO, we entered into new employment agreements with each of our NEOs that provide for severance benefits upon a termination of employment. See "—Severance and Change in Control Provisions" above for a description of the employment and severance agreements for each of our NEOs. Assuming a change in control or termination of employment effective as of December 31, 2013 (i) by us without cause, (ii) due to the executive's resignation for good reason, (iii) due to non-extension of the employment term by us or (iv) due to the executive's death or disability, each of our NEOs would have received the following payments and benefits:

Name	Payment Type	Termination Without Cause or Resignation for Good Reason(1)	Termination due to Death or Disability	Termination Without Cause or Resignation for Good Reason Following a Change in Control(1)	Change in Control
Robert C. Reeves	Cash Severance	$2,280,000	$142,500	$3,420,000	$—
	Benefits	40,150	5,019	40,150	—
	Equity Acceleration	—	—	6,465,938	6,465,938
	Total	2,320,150	147,519	9,926,088	6,465,938
Nelson K. Treadway	Cash Severance	300,000	—	1,350,000	—
	Benefits	20,075	—	30,112	—
	Equity Acceleration	—	—	2,722,500	2,722,500
	Total	320,075	—	4,102,612	2,722,500
William B. D. Butler	Cash Severance	290,000	—	1,268,750	—
	Benefits	20,075	—	30,113	—
	Equity Acceleration	—	—	1,973,813	1,973,813
	Total	310,075	—	3,272,676	1,973,813
Bud W. Holmes	Cash Severance	275,000	—	1,168,750	—
	Benefits	20,075	—	30,112	—
	Equity Acceleration	—	—	1,871,719	1,871,719
	Total	295,075	—	3,070,581	1,871,719
David B. McClelland	Cash Severance	275,000	—	1,168,750	—
	Benefits	20,075	—	30,112	—
	Equity Acceleration	—	—	1,871,7195	1,871,719
	Total	295,075	—	3,070,581	1,871,719

(1)
Also includes payments made upon non-extension of the employment term by us.

Executive Compensation Plans

        The following summarizes the material terms of the long-term incentive compensation plan in which our NEOs are eligible to participate.

  2013 Incentive Award Plan

        We grant equity and equity-based compensation awards to our NEOs and other key employees on a periodic basis to align compensation with our performance. These awards are granted under the Athlon Energy Inc. 2013 Incentive Award Plan (the "Plan") that we adopted in conjunction with the Athlon IPO. The material terms of the Plan are described in more detail below.

  Purpose; Eligibility and Administration

        The principal purpose of the Plan is to attract, retain and engage selected employees, consultants and directors through the granting of equity and equity-based compensation awards.

        Our and our subsidiaries' employees, consultants and directors, including our NEOs, are eligible to receive awards under the Plan. The Compensation Committee administers the Plan. The Compensation Committee is authorized to delegate its duties and responsibilities as plan administrator to subcommittees comprised of our directors and/or officers, subject to certain limitations. Athlon Energy's Board of Directors administers the Plan with respect to awards to non-employee directors.

        Subject to the express terms and conditions of the Plan, the plan administrator has the authority to make all determinations and interpretations under the Plan, prescribe all forms for use with the Plan and adopt, amend and/or rescind rules for the administration of the Plan. The plan administrator also sets the terms and conditions of all awards under the Plan, including any vesting and vesting acceleration conditions.

  Limitation on Awards and Shares Available

        The initial aggregate number of Athlon Energy's shares of common stock available for issuance pursuant to awards granted under the Plan was 8,400,000 shares, subject to adjustment as described below plus an annual increase on the first day of each calendar year beginning January 1, 2014 and ending on and including the last January 1 prior to the expiration date of the Plan, equal to the least of (i) 12,000,000 shares, (ii) 4% of the shares outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year and (iii) such smaller number of shares as determined by Athlon Energy's Board of Directors. Please read "—Certain Transactions." This number will also be adjusted due to the following shares becoming eligible to be used again for grants under the Plan:

  •
  shares subject to awards or portions of awards granted under the Plan which are forfeited, expire or lapse for any reason, or are settled for cash without the delivery of shares, to the extent of such forfeiture, expiration, lapse or cash settlement; and

  •
  shares that we repurchase prior to vesting so that such shares are returned to us.

        Shares granted under the Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market. The payment of cash dividends in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Plan. In addition, if we or one of our subsidiaries acquires or combines with another company that has shares available for grant pursuant to a qualifying equity plan, we may use those shares (until such date as they could not have been used under such entity's plan) to grant awards pursuant to the Plan to individuals who were not providing services to us immediately prior to the acquisition or combination.

        The Plan does not provide for individual limits on awards that may be granted to any individual participant under the Plan. Rather, the amount of awards to be granted to individual participants is determined by Athlon Energy's Board of Directors or the Compensation Committee from time to time, as part of their compensation decision-making processes, provided, however, that the Plan does not permit awards having a grant date fair value in excess of $700,000 to be granted to our non-employee directors in any year.

  Awards

        The Plan provides for the grant of stock options (including non-qualified stock options ("NQSOs") and incentive stock options ("ISOs"), restricted stock, dividend equivalents, stock payments, restricted stock units ("RSUs"), performance awards, stock appreciation rights ("SARs") and other equity-based and cash-based awards, or any combination thereof. Awards under the Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations as well as any other consequences with respect to the awards upon a termination of the applicable eligible individual's service. Equity-based awards will generally be settled in shares of Athlon Energy's common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows:

  •
  Non-qualified Stock Options.  NQSOs will provide for the right to purchase shares of Athlon Energy's common stock at a specified price which generally, except with respect to certain substitute options granted in connection with corporate transactions, will not be less than fair market value on the date of grant. NQSOs may be granted for any term specified by the plan administrator that does not exceed ten years and will usually become exercisable in one or more installments after the grant date, subject to vesting conditions which may include continued employment or service with us, satisfaction of performance targets and/or other conditions, as determined by the plan administrator.

  •
  Incentive Stock Options.  ISOs will be designed in a manner intended to comply with the provisions of Section 422 of the Code, and will be subject to specified restrictions contained in the Code. ISOs will have an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute ISOs granted in connection with a corporate transaction. Only employees will be eligible to receive ISOs, and ISOs will not have a term of more than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions may apply to ISOs as determined by the plan administrator and may include continued employment or service with us, satisfaction of performance targets and/or other conditions.

  •
  Restricted Stock.  Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the plan administrator. Unless the plan administrator determines otherwise, restricted stock may be forfeited for no consideration or repurchased by us if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, subject to the terms of an applicable award agreement, which may provide for dividends to be placed in escrow and not released until the restrictions are removed or expire.

  •
  Restricted Stock Units.  RSUs may be awarded to any eligible individual, typically without payment of consideration but subject to vesting conditions based upon continued employment or service with us, satisfaction of performance criteria and/or other conditions, all as determined by the plan administrator. Like restricted stock, RSUs generally may not be sold or otherwise transferred or hypothecated until the applicable vesting conditions are removed or expire. Unlike restricted stock, shares of stock underlying RSUs will not be issued until the RSUs vest (or later, if payment is deferred), and recipients of RSUs generally will have no voting or dividend rights with respect to such shares prior to the time when the applicable vesting conditions are satisfied.

  •
  Dividend Equivalents.  Dividend equivalents represent the per share value of the dividends, if any, paid by us, calculated with reference to the number of shares of Athlon Energy's common stock covered by an award. Dividend equivalents may be settled in cash or shares and at such times as determined by the plan administrator.

  •
  Stock Payments.  Stock payments may be authorized by the plan administrator in the form of Athlon Energy's shares of common stock or an option or other right to purchase Athlon Energy's shares of common stock as part of a deferred compensation or other arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to an employee, consultant or non-employee director.

  •
  Stock Appreciation Rights.  SARs may be granted in connection with stock options, other awards or separately. SARs typically provide for payment to the holder based upon increases in the price of a share over a set exercise price. The exercise price of any SAR granted under the Plan generally, except with respect to certain substitute SARs granted in connection with a corporate transaction, will be at least 100% of the fair market value of the underlying shares on the date of grant. The term of a SAR may not be longer than ten years. There are no restrictions specified in the Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the plan administrator in the SAR award agreement. SARs granted under the Plan may be settled in cash or Athlon Energy's shares, or in a combination of both, at the election of the plan administrator. Vesting conditions may apply to SARs as determined by the plan administrator and may include continued employment or service with us, satisfaction of performance goals and/or other conditions.

  •
  Performance Awards.  Performance awards may be granted by the plan administrator on an individual or group basis. Generally, these awards will consist of bonuses based upon attainment of specific performance targets and may be paid in cash, Athlon Energy's shares or a combination of both. Performance awards may also include "phantom" stock awards that provide for payments based upon the value of Athlon Energy's shares of common stock.

  Certain Transactions

        The plan administrator has broad discretion to equitably adjust the provisions of the Plan and the terms and conditions of existing and future awards, including with respect to aggregate number and type of shares subject to the Plan and awards granted pursuant to the Plan, to prevent the dilution or enlargement of intended benefits and/or facilitate necessary or desirable changes in the event of certain transactions and events affecting Athlon Energy's shares, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In the case of certain events or changes in capitalization that constitute "equity restructurings," equitable adjustments will be non-discretionary. In the event of a change in control where the acquirer does not assume or replace awards granted under the Plan, such awards may be subject to accelerated vesting so that 100% of such awards will become vested and exercisable or payable, as applicable, and will be exercisable for a period of fifteen days following notice of such event from the plan administrator and, if not exercised, will terminate upon the expiration of such fifteen-day period. The plan administrator may also provide for the acceleration, cash-out, termination, assumption, substitution or conversion of awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. A "change in control" is defined in the Plan to mean (i) the acquisition by a person or group of more than 50% of the total combined voting power of our outstanding securities, (ii) during any consecutive two-year period, the replacement of a majority of our incumbent directors with directors whose election was not supported by at least two-thirds of our incumbent directors, (iii) a merger, consolidation, reorganization or business combination or the sale of substantially all of our assets after which the Apollo Funds and its affiliates cease to own at least 50% of the combined voting power in us, in each case, other than a transaction which results in our voting securities before such transaction continuing to represent or being converted into a majority of the voting securities of the surviving entity and after which no person or group owns a majority of the combined voting power of the surviving entity or (iv) our liquidation or dissolution; provided, however, any event or occurrence whereby the Apollo Funds or a group consisting of our directors, executive officers or members of our management acquire voting control of us will not constitute a change in control for purposes of the Plan.

  Transferability, Repricing and Participant Payments

        With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Plan are generally non-transferable prior to vesting and are exercisable only by the participant. The price per share of a stock option or SAR may not be decreased and an underwater stock option or SAR may not be replaced or cashed out without stockholder approval. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plan, the plan administrator may, in its discretion, accept cash or check, Athlon Energy's shares that meet specified conditions, a "market sell order" (or other cashless broker-assisted transaction) or such other consideration as it deems suitable.

  Amendment and Termination

        Athlon Energy's Board of Directors may terminate, amend or modify the Plan at any time and from time to time. However, we must generally obtain stockholder approval to increase the number of shares available under the Plan (other than in connection with certain corporate events, as described above) or to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

  Expiration Date

        The Plan will expire on, and no option or other award may be granted pursuant to the Plan after, the tenth anniversary of the date the Plan was adopted by Athlon Energy's Board of Directors. Any award that is outstanding on the expiration date of the Plan will remain in force according to the terms of the Plan and the applicable award agreement.

Compensation Risk

        We have analyzed the potential risks arising from our compensation policies and practices, and have determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

Director Compensation

        Our or our subsidiaries' officers, employees, consultants or advisors who also serve as directors do not receive additional compensation for their service as directors. Our directors who are not our or our subsidiaries' officers, employees, consultants or advisors or Apollo's officers or employees, who we refer to as our non-employee directors, receive cash and equity-based compensation for their services as directors.

        Non-employee director compensation consists of the following:

  •
  an annual retainer of $40,000;

  •
  an additional annual retainer of $10,000 for service as the chair of any standing committee; and

  •
  an annual equity-based award granted under our Plan, having a value as of the grant date of approximately $150,000. For 2013, this award was granted in October 2013 in the form of stock awards that are scheduled to vest in three equal annual installments beginning on September 30, 2014. Each non-employee director was granted 7,500 shares of Athlon Energy's common stock.

    The number of shares of stock was determined based upon the initial offering price of Athlon Energy's shares of common stock in the Athlon IPO.

        Non-employee directors also receive reimbursement for out-of-pocket expenses associated with attending such board or committee meetings and director and officer liability insurance coverage. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

        In 2013, we provided the following compensation to our non-employee directors:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Ted A. Gardner	$50,000	$240,300	$290,300
Mark A. Stevens	50,000	240,300	290,300

(1)
The amount shown represents the fair value on the grant date of shares of Athlon Energy's common stock granted in October 2013, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. As of December 31, 2013, each of our non-employee directors held 7,500 unvested shares of Athlon Energy's common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

        This section reflects information with respect to the related transactions of Athlon Energy and Athlon Holdings as a consolidated entity. Athlon Energy exercises exclusive control over the management of Athlon Holdings through its ownership and control of Athlon Holdings GP LLC, the general partner of Athlon Holdings.

  Corporate Reorganization

        In connection with our corporate reorganization, we engaged in certain transactions with certain affiliates and the limited partners of Athlon Holdings. Please read "Corporate Reorganization" for a description of these transactions.

  Capital Contributions

        Prior to our corporate reorganization, the Apollo Funds had committed approximately $400 million of capital contributions to fund our business and operations. After our corporate reorganization in connection with the Athlon IPO, the Apollo Funds have no further capital commitments.

  Stockholders Agreement

        In connection with the Athlon IPO, Athlon Energy entered into a stockholders agreement with the Apollo Funds and certain stockholders that provides that, except as otherwise required by applicable law, if the Apollo Funds hold: (a) at least 50% of Athlon Energy's outstanding common stock, they will have the right to designate no fewer than that number of directors that would constitute a majority of Athlon Energy's Board of Directors; (b) at least 30% but less than 50% of Athlon Energy's outstanding common stock, they will have the right to designate up to three director nominees; (c) at least 20% but less than 30% of Athlon Energy's outstanding common stock, they will have the right to designate up to two director nominees; and (d) at least 10% but less than 20% of Athlon Energy's outstanding common stock, they will have the right to designate up to one director nominee. The agreement also provides that if the size of Athlon Energy's Board of Directors is increased or decreased at any time to other than seven directors, the Apollo Funds' nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number. In addition, the agreement provides that if the Apollo Funds hold at least 30% of Athlon Energy's outstanding common stock, Athlon Energy will cause any committee of Athlon Energy's Board of Directors to include in its membership at least one of the Apollo Funds nominees, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

        Under the stockholders agreement, if the Apollo Funds hold at least 33 1/3% of Athlon Energy's outstanding common stock, they will have the right to engage in each of the following actions:

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  consult with and advise Athlon Energy's senior management with respect to business and financial matters;

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  inspect all of Athlon Energy's books, records, facilities and properties and receive financial and operating data with respect to Athlon Energy's business and properties, when reasonably requested; and

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  designate a representative who may attend the meetings of Athlon Energy's Board of Directors, receive the information given to directors and make recommendations to Athlon Energy's Board of Directors. The representative shall have no vote on Athlon Energy's Board of Directors.

        The stockholders agreement also provides that so long as the Apollo Funds hold at least 33 1/3% of Athlon Energy's outstanding common stock, a majority of Athlon Energy's Board of Directors,

including a majority of the directors designated to Athlon Energy's Board of Directors by the Apollo Funds, must approve certain of Athlon Energy's significant business decisions before it is permitted to take action, including each of the following:

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  amending, modifying or repealing any provision of Athlon Energy's certificate of incorporation and bylaws or similar organization documents in a manner that adversely affects the Apollo Funds or their affiliates;

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  issuing additional equity interests other than any (i) award under any stockholder-approved equity compensation plan, (ii) intra-company issuance among Athlon Energy's subsidiaries and Athlon Energy or (iii) issuance of equity interests pursuant to the exchange agreement;

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  consolidating or merging Athlon Energy with or into any other entity, transferring all or substantially all of Athlon Energy's and its subsidiaries' assets, taken as a whole, to another entity or entering into or agreeing to undertake any transaction that would constitute a "Change of Control" as defined in the credit agreement or the indentures governing our senior notes;

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  disposing of any of Athlon Energy's or any of its subsidiaries' assets with a value in excess of $100 million in any single transaction or $200 million in the aggregate in any series of transactions during a calendar year;

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  consummating any acquisition by Athlon Energy or any of its subsidiaries of the equity interests or assets of any other entity involving consideration in excess of $100 million in any single transaction or $200 million in the aggregate in any series of transactions during a calendar year;

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  incurring any indebtedness by Athlon Energy or any of its subsidiaries (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) that would result in its total net indebtedness to adjusted EBITDA for the trailing twelve-month period exceeding 2.50 to 1.0;

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  terminating Athlon Energy's Chief Executive Officer or designating a new Chief Executive Officer; and

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  changing the size of Athlon Energy's Board of Directors.

        The stockholders agreement also provides that the Apollo Funds, or any employee stockholder owning at least 1% of our outstanding common stock, may make one or more written demands requiring Athlon Energy to register the shares of its common stock owned by the Apollo Funds or the employee stockholders. In addition, any stockholder (including the Apollo Funds) will have piggyback rights entitling them to require Athlon Energy to register shares of its common stock owned by them in connection with any registration statements filed by Athlon Energy, subject to certain exceptions. Athlon Energy has agreed to indemnify the Apollo Funds (to the extent they are selling stockholders in any such registration) against losses suffered by them in connection with any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to Athlon Energy by such selling stockholder for use therein.

  Transaction Fee Agreement

        Prior to the Athlon IPO, we were a party to a Transaction Fee Agreement, dated August 23, 2010, which required us to pay a fee to Apollo equal to 2% of the total equity contributed to us, as defined in the agreement, in exchange for consulting and advisory services provided by Apollo. In October 2012, Apollo assigned its rights and obligations under the Transaction Fee Agreement to one of its affiliates, Apollo Global Securities, LLC. Since our inception through the Athlon IPO, we incurred transaction fees under the Transaction Fee Agreement of approximately $7.5 million in total. Upon the consummation of the Athlon IPO, we terminated the Transaction Fee Agreement.

  Services Agreement

        Prior to the Athlon IPO, we were party to a Services Agreement, dated August 23, 2010, which required us to compensate Apollo for consulting and advisory services equal to the higher of (i) 1.00% of earnings before interest, income taxes, depletion, depreciation, amortization and exploration expense per quarter and (ii) $62,500 per quarter (the "Advisory Fee"); provided, however, that such Advisory Fee for any calendar year shall not exceed $500,000. The Services Agreement also provided for reimbursement to Apollo for any reasonable out-of-pocket expenses incurred while performing services under the Services Agreement. During 2013 until the termination of the Services Agreement and during 2012 and 2011, we incurred approximately $500,000, $493,000 and $411,000, respectively, of Advisory Fees.

        Upon the consummation of the Athlon IPO, we terminated the Services Agreement and, in connection with the termination, we paid Apollo $2.4 million (plus $132,000 of unreimbursed expenses) from us. Such payment corresponded to the present value as of the date of termination of the aggregate annual fees that would have been payable during the remainder of the term of the Services Agreement (assuming a term ending on August 23, 2020) using a discount rate of 8.0%. Under the Services Agreement, we also agreed to indemnify Apollo and its affiliates and their respective limited partners, general partners, directors, members, officers, managers, employees, agents, advisors, their directors, officers and representatives for potential losses relating to the services contemplated under the Services Agreement.

  Underwriting Fees and Registration Expenses

        In April 2013, we issued $500 million aggregate principal amount of 7 3/8% senior notes due 2021 (the "2021 Notes"). Apollo Global Securities, LLC is an affiliate of the Apollo Funds and received a portion of the gross spread as an initial purchaser of the 2021 Notes of approximately $0.5 million. Apollo Global Securities, LLC was also an underwriter in the Athlon IPO and received a portion of the discounts and commissions paid to the underwriters of approximately $0.9 million. In May 2014, we issued $650 million aggregate principal amount of 6% senior notes due 2022 (the "2022 Notes"). Apollo Global Securities, LLC received a portion of the gross spread as an initial purchaser of the 2022 Notes of approximately $0.5 million. Apollo Global Securities, LLC was also an underwriter in Athlon Energy's April 2014 public offering of common stock and received a portion of the discounts and commissions paid to the underwriters of approximately $1.0 million.

        Under the stockholders agreement, Athlon Energy is generally required to pay all expenses incurred by the Apollo Funds (but not underwriting discounts and sales commissions) in connection with the registration of the common stock held by the Apollo Funds for resale pursuant to the registration rights provisions of the agreement. In February 2014, Athlon Energy completed a secondary public offering in which the Apollo Funds sold 16,100,000 shares of common stock of Athlon Energy at $32.00 per share. The Apollo Funds received all proceeds from the February 2014 offering, which, net of underwriting fees, totaled approximately $494.6 million. Apollo Global Securities, LLC was an underwriter in the February 2014 offering and received a portion of the discounts and commissions paid to the underwriters of approximately $1.4 million.

  Distribution

        We used a portion of the net proceeds from the 2021 Notes to make a distribution to our Class A limited partners, including the Apollo Funds and our management team and certain employees. The

Apollo Funds received approximately $73 million of the distribution and the remaining Class A limited partners received approximately $2 million, in the aggregate.

  Athlon Holdings LP Amended and Restated Limited Partnership Agreement

        Upon the closing of the Athlon IPO on August 7, 2013, the limited partnership agreement of Athlon Holdings was amended and restated to, among other things, modify Athlon Holdings' capital structure by replacing its different classes of interests with a single new class of units that we refer to as the "New Holdings Units."

        The unitholders of Athlon Holdings, including Athlon Energy, will incur U.S. federal income taxes on their proportionate share of any taxable income of Athlon Holdings. Net income of Athlon Holdings will generally be allocated to its unitholders (including Athlon Energy) in accordance with their percentage interest in Athlon Holdings. Net losses of Athlon Holdings will generally be allocated first to the unitholders (including Athlon Energy) in accordance with their percentage interest in Athlon Holdings until their adjusted capital accounts are reduced to zero, and then to the general partner. The partnership agreement of Athlon Holdings provides for quarterly cash distributions, which we refer to as "tax distributions," to the limited partners of Athlon Holdings (including Athlon Energy). Generally, these tax distributions will be computed based on the estimate of the Board of Supervisors as to the projected deemed income tax liability of each limited partner with respect to the partnership interest of such limited partner. Tax distributions will be made only to the extent that cash is available to cover such distributions.

  Exchange Agreement

        Upon consummation of the Athlon IPO, we entered into an exchange agreement with our management team and certain employees that hold New Holdings Units. Under the exchange agreement, each such holder (and certain permitted transferees thereof) may, under certain circumstances (subject to the terms of the exchange agreement), exchange their New Holdings Units for shares of Athlon Energy's common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. As a holder exchanges its New Holdings Units, Athlon Energy's interest in Athlon Holdings will be correspondingly increased.

  Tax Receivable Agreement

        As described under "—Exchange Agreement," certain holders of New Holdings Units may (subject to the terms of the exchange agreement) exchange such units for shares of common stock of Athlon Energy on a one-for-one basis. Athlon Holdings (and each of its subsidiaries treated as partnerships for United States federal income tax purposes) intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of New Holdings Units for shares of common stock occurs, which may result in an adjustment to the tax basis of the assets of Athlon Holdings at the time of an exchange. As a result of these exchanges, Athlon Energy, which we refer to as the "corporate taxpayer," will become entitled to a proportionate share of the existing tax basis of the assets of Athlon Holdings LP. In addition, exchanges of New Holdings Units are expected to result in increases in the tax basis of the assets of Athlon Holdings LP that otherwise would not have been available. Both this proportionate share and these increases in tax basis may reduce the amount of tax that the corporate taxpayer would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

        We entered into a tax receivable agreement with our management team and certain employees that held New Holdings Units after the closing of the Athlon IPO that provides for the payment from time to time by the corporate taxpayer to such unitholders of Athlon Holdings of 85% of the amount of the tax benefits, if any, that the corporate taxpayer is deemed to realize as a result of increases in tax basis and certain other tax benefits related to exchanges of New Holdings Units pursuant to the exchange agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations will be obligations of the corporate taxpayer and not of Athlon Holdings. For purposes of the tax receivable agreement, the benefit deemed realized by the corporate taxpayer will be computed by comparing the actual income tax liability of the corporate taxpayer (calculated with certain assumptions) to the amount of such taxes that the corporate taxpayer would have been required to pay had there been no increase to the tax basis of the assets of Athlon Holdings as a result of the exchanges and had the corporate taxpayer not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless the corporate taxpayer exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement, the corporate taxpayer breaches any of its material obligations under the tax receivable agreement or the holders of New Holdings Units elect to terminate the tax receivable agreement, in which case the corporate taxpayer's obligations will generally be accelerated. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

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  the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depletable, depreciable or amortizable assets of Athlon Holdings at the time of each exchange;

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  the price of shares of Athlon Energy's common stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Athlon Holdings LP is directly proportional to the price of shares of Athlon Energy's common stock at the time of the exchange;

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  the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions may not be available; and

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  the amount and timing of Athlon Energy's income—the corporate taxpayer will be required to pay 85% of the tax benefits as and when actually realized. If the corporate taxpayer does not have taxable income, the corporate taxpayer generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

        The step-up in basis will depend on the fair value of the New Holdings Units at conversion. Further, Athlon Energy does not expect to be in a regular federal income tax paying position, net of available tax credit and loss carryforwards, for the foreseeable future, so we cannot presently determine what the tax benefit or payments under the tax receivable agreement will be on a factually supportable basis. In addition, there is no intent of the holders of New Holdings Units to exchange their units for shares of Athlon Energy's common stock in the foreseeable future.

        In addition, the tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the corporate taxpayer's (or its successor's) obligations with respect to exchanged or acquired New Holdings Units (whether exchanged or acquired before or after such transaction) will be based on certain assumptions, including that if the corporate taxpayer will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As a result, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement. Furthermore, if we elect to terminate the tax receivable agreement early, we will be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

        Decisions made in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by an exchanging or selling owner under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner's tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

        Payments will be generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 300 basis points from the due date (without extensions) of such tax return.

        Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, the corporate taxpayer will not be reimbursed for any payments previously made under the tax receivable agreement. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the tax receivable agreement.

Policies and Procedures for Review of Related Party Transactions

        Athlon Energy's Audit Committee (or its Board) reviews and approves all material related party transactions, which include any related party transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC. In determining whether to approve a related party transaction, the Audit Committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm's-length transactions with unrelated parties.

THE EXCHANGE OFFER

Purpose and Effect

        In connection with the sale of the outstanding notes on April 17, 2013, the issuers and the guarantors at that time entered into a registration rights agreement with the initial purchasers of the outstanding notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act.

        The registration rights agreement provides that we must, at our cost, prepare and file with the SEC a registration statement (the "exchange offer registration statement") with respect to a proposed offer to the holders of the outstanding notes to issue the exchange notes in exchange for the outstanding notes no later than 270 days after the registration statement in connection with the Athlon IPO is declared effective. We must then use our commercially reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC within 90 days after the date the exchange offer registration statement was filed. We must then use our commercially reasonable best efforts to issue the exchange notes within 30 days after the exchange offer registration statement is declared effective for the outstanding securities. The registration rights agreement further provides that we must file a shelf registration statement for the resale of the notes under certain circumstances and use our commercially reasonable best efforts to cause such registration statement to become effective under the Securities Act and to keep such registration statement effective for a period of nine months, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold.

        If we fail to file any of the registration statements required under the registration rights agreement, if any such registration statements are not declared effective by the SEC on or prior to the date specified for such effectiveness, we fail to consummate the exchange offer within 30 business days of the date the registration statement is declared effective or if the shelf registration statement or exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the outstanding note during the period specified in the registration rights agreement, then we agree to pay each holder of notes liquidated damages in the form of additional interest in an amount equal to 0.25% per annum of the principal amount of notes held by such holder, with respect to the first 90 days after the Target Registration Date (which rate shall be increased by an additional 0.25% per annum for each subsequent 90-day period that such liquidated damages continue to accrue), in each case until the exchange offer is completed or the shelf registration statement is declared effective; provided, however, that at no time shall the amount of liquidated damages accruing exceed in the aggregate 1.0% per annum. Upon cure of the above listed defaults, liquidated damages described in this paragraph will cease to accrue.

        Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to this prospectus, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer. See "Risk Factors—Risks Related to the Exchange Offer—If you fail to exchange existing notes, existing transfer restrictions will remain in effect, and the market value of existing notes may be adversely affected because they may be more difficult to sell."

        Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                        , 2014, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

        As of the date of this prospectus, $500 million in aggregate principal amount of the outstanding notes were outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to Wells Fargo Bank, National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes as promptly as practicable after the expiration date unless the exchange offer is extended.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date will be 5:00 p.m., New York City time, on                        , 2014, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

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  to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under "—Conditions to the Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

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  to amend the terms of the exchange offer in any manner.

        In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

        Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. Except as set forth under "—Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition,

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  certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or

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  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of the outstanding notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "—Exchange Agent" prior to the expiration date.

        Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner's outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless outstanding notes tendered pursuant thereto are tendered:

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  by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal, or

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  for the account of an eligible guarantor institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the outstanding notes.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

        In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under "—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will be making the representations to us set forth in the fourth paragraph above under the heading "—Purpose and Effect."

        In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of an agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Withdrawal Rights

        Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

        All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those outstanding notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under "—Procedures for Tendering" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use our commercially reasonable efforts to obtain the withdrawal of any stop order at the earliest possible moment.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

For Delivery by Registered and Certified Mail:	For Delivery by Regular Mail or Overnight Courier:
WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479
For Delivery in Person by Hand:
WELLS FARGO BANK, N.A. 12th Floor—Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55402
By Facsimile (for eligible institutions only):	For Information or Confirmation by Telephone:
(612) 667-6282 Attention: Corporate Trust Operations	(800) 344-5128

        Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange pursuant to this exchange offer will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes. If, however, a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to this exchange offer, then the amount of such transfer taxes (whether imposed on such holder or any other person) will be payable by the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

        Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

        Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated April 12, 2013, relating to the outstanding notes. These transfer restrictions arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act. After completion of this exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes, and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        Upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for holders to sell unexchanged outstanding notes.

Accounting Treatment

        We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under "—Fees and Expenses."

Exchanging Outstanding Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the holder is not a broker-dealer tendering notes acquired directly from us;

  •
  the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of its business;

  •
  neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer; and

  •
  the holder is not our affiliate.

        However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

        Each holder must furnish a written representation, at our request, that:

  •
  it is acquiring the exchange notes in the ordinary course of its business;

  •
  it has no arrangements or understanding with any person to participate in a distribution of the exchange notes to be issued in the exchange offer;

  •
  it is not an affiliate of us;

  •
  if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

  •
  if it is a broker-dealer that holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by it in the exchange offer.

        Each holder who cannot make such representations:

  •
  will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

  •
  will not be permitted or entitled to tender outstanding notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

        In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver this prospectus in connection with any resale of such notes issued in the exchange offer. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

 CORPORATE REORGANIZATION

        Athlon Energy owns substantially all of the limited partner units of Athlon Holdings as well as all of the interests of Athlon Holdings' general partner. Athlon Energy is a holding company and its sole assets are controlling equity interests in Athlon Holdings and its subsidiaries. Athlon Energy operates and controls all of the business and affairs and consolidates the financial results of Athlon Holdings and its subsidiaries. Prior to our reorganization in April 2013, the Apollo Funds, Athlon Energy's management team and certain employees owned all of the Class A limited partner interests in Athlon Holdings and Athlon Energy's management team and certain employees owned all of the Class B limited partner interests in Athlon Holdings. In the reorganization, the Apollo Funds entered into a number of distribution and contribution transactions pursuant to which the Apollo Funds exchanged their Class A limited partner interests in Athlon Holdings for common stock of Athlon Energy. The remaining holders of Class A limited partner interests in Athlon Holdings did not exchange their interests in the reorganization transactions. In addition, the holders of the Class B limited partner interests in Athlon Holdings exchanged their interests for common stock of Athlon Energy. Upon closing of the Athlon IPO, the limited partnership agreement of Athlon Holdings was amended and restated to, among other things, modify Athlon Holdings' capital structure by replacing its different classes of interests with a single new class of units that we refer to as the "New Holdings Units." Athlon Energy's management team and certain employees that held Class A limited partner interests now own New Holdings Units and entered into an exchange agreement under which (subject to the terms of the exchange agreement) they have the right, under certain circumstances, to exchange their New Holdings Units for shares of Athlon Energy's common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. All other New Holdings Units are held by Athlon Energy.

        The diagrams below set forth (1) our simplified organizational structure before our corporate reorganization and the Athlon IPO and (2) our simplified organizational structure. These charts are provided for illustrative purpose only and do not represent all legal entities affiliated with us.

Pre-Reorganization Structure Before the Athlon IPO

(1)
Co-Issuer of our 7 3/8% senior notes due 2021.

(2)
Guarantors of our credit agreement and 7 3/8% senior notes due 2021.

  Current Organizational Structure

(1)
Borrowing base of $837.5 million.

(2)
Based on filings under Section 16 of the Securities Exchange Act of 1934.

DESCRIPTION OF THE EXCHANGE NOTES

General

        We are offering to exchange up to $500,000,000 aggregate principal amount of our new 7 3/8% Senior Notes due 2021, which have been registered under the Securities Act, referred to in this prospectus as the "exchange notes," for any and all of our outstanding unregistered 7 3/8% Senior Notes due 2021, referred to in this prospectus as the "outstanding notes." We issued the outstanding notes on April 17, 2013 in a transaction exempt from registration under the Securities Act. We are offering you exchange notes in exchange for outstanding notes in order to satisfy our registration obligations from that previous transaction. The exchange notes will be treated as a single class with any outstanding notes that remain outstanding after the completion of the exchange offer. The exchange notes will be issued, and the outstanding notes are outstanding, under an indenture dated as of April 17, 2013, among Athlon Holdings LP and Athlon Finance Corp., as issuers, the Guarantors (as defined below) party thereto and Wells Fargo Bank, National Association, as Trustee, as supplemented and amended. You can find the definition of various terms used in this Description of the Exchange Notes under "—Certain Definitions" below.

        This Description of the Exchange Notes is intended to be a useful overview of the material provisions of the notes, the guarantees and the indenture. Since this Description of the Exchange Notes is only a summary, you should refer to the indenture and supplemental indenture which are filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of our obligations and your rights.

        In this description, the term "we," "us," "our," "Holdings" or "Company" refers only to Athlon Holdings LP and not to any of its subsidiaries, the term "Finance Corp." refers to Athlon Finance Corp., the term "Parent" or "Athlon Energy" refers only to Athlon Energy Inc. and not to any of its subsidiaries and the term "Issuers" refers to the Company and Finance Corp. The term "notes" in this section of the prospectus includes both the outstanding notes issued on April 17, 2013 and the exchange notes, unless the context otherwise requires.

        The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this "Description of the Exchange Notes" section and not otherwise defined have the meanings set forth in the section "—Certain Definitions."

        The outstanding notes and exchange notes have aggregate principal amounts of $500 million. The Issuers may issue additional notes from time to time. Any offering of additional notes is subject to the covenants described below under the caption "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." The notes and any additional notes subsequently issued under the indenture may, at our election, be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this "Description of the Exchange Notes," references to the notes include any additional notes actually issued.

        Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency designated by the Issuers (which initially shall be the designated office or agency of the Trustee).

        The notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof; provided that notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by a DTC participant in denominations of less than $2,000. No service charge will be made for any registration of transfer or exchange of notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

        The notes are senior obligations of the Issuers and will mature on April 15, 2021. Each note bears interest at a rate of 7.375% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2013.

Optional Redemption

        On or after April 15, 2016 the Issuers may redeem the notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Redemption Period	Price
2016	105.531%
2017	103.688%
2018	101.844%
2019 and thereafter	100.000%

        In addition, prior to April 15, 2016 the Issuers may redeem the notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Notwithstanding the foregoing, at any time and from time to time on or prior to April 15, 2016, the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with an amount equal to the net cash proceeds of one or more Equity Offerings (1) by Holdings or (2) by any direct or indirect parent of Holdings to the extent the net cash proceeds thereof are contributed to the common equity capital of Holdings or used to purchase Capital Stock (other than Disqualified Stock) of Holdings, at a redemption price (expressed as a percentage of principal amount thereof) of 107.375%, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 180 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

        Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers' discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

        If a Change of Control occurs at any time on or prior to July 15, 2014, the Issuers may, at their option, redeem all, but not less than all, of the notes, at a redemption price equal to 110.0% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date). If the Issuers elect to exercise this redemption right, they must do so by mailing a redemption notice to each holder with a copy to the Trustee within 60 days following the Change of Control (or, at the Issuers' option, prior to such Change of Control but after the transaction giving rise to such Change of Control is publicly announced). Any such redemption may be conditioned upon the Change of Control occurring if the notice is mailed prior to the Change of Control. If the Issuers exercise this Change of Control redemption right, they may elect not to make the Change of Control Offer described below under "—Change of Control" unless they default in payments due upon redemption.

Selection

        In the case of any partial redemption, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or if the notes are not so listed, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the applicable legal requirements and the requirements of DTC, if applicable); provided that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuers have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuers may be required to offer to purchase notes as described under the captions "—Change of Control" and "—Certain Covenants—Asset Sales." We may at any time and from time to time purchase notes in the open market or otherwise.

Ranking

        The indebtedness evidenced by the notes will be senior Indebtedness of the Issuers, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers, will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers and will be effectively subordinated to all of the Issuers' existing and future Secured Indebtedness (including obligations under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness.

        The indebtedness evidenced by the Guarantees will be senior Indebtedness of the applicable Guarantor, will rank pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor, will be senior in right of payment, to all existing and future Subordinated Indebtedness of such Guarantor and will be effectively subordinated to all of such Guarantor's existing and future

Secured Indebtedness (including obligations under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness.

        At December 31, 2013,

  (1)
  Holdings and its Subsidiaries did not have any Secured Indebtedness outstanding under the Credit Agreement and approximately $525 million was available and undrawn thereunder. The notes will be subordinated to the extent of the value of the collateral securing such Indebtedness; and

  (2)
  Holdings and its Subsidiaries had $500 million in aggregate principal amount of senior unsecured Indebtedness outstanding, all of which related to the notes.

        Although the indenture limits the Incurrence of Indebtedness and the issuance of Disqualified Stock by Holdings and its Restricted Subsidiaries, and the issuance of Preferred Stock by the Restricted Subsidiaries of Holdings that are not Subsidiary Guarantors, such limitation is subject to a number of significant qualifications and exceptions. Holdings and its Subsidiaries are able to Incur additional amounts of Indebtedness. Under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness. Please read "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens."

        Please read "Risk Factors—Risks Related to Our Indebtedness and the Notes—The notes and any future guarantees will be unsecured and effectively subordinated to our and our guarantors' existing and future secured indebtedness, if any."

Guarantees

        The Parent and each of Holdings' direct and indirect Wholly Owned Restricted Subsidiaries that are Domestic Subsidiaries (other than Athlon Finance Corp.) and that are borrowers or guarantors under the Credit Agreement (together with the Parent, the "Guarantors") will jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations"). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

        Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Please read "Risk Factors—Risks Related to Our Indebtedness and the Notes—A subsidiary guarantee, if any, could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which could prevent the holders of the notes from relying on such subsidiary to satisfy claims." Holdings will cause each Wholly Owned Restricted Subsidiary (other than an Excluded Subsidiary) that Incurs or guarantees certain Indebtedness of Holdings or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same unsecured senior basis. Please read "—Certain Covenants—Future Guarantors."

        Each Guarantee will be a continuing guarantee and shall:

  (1)
  remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor;

  (2)
  subject to the next two succeeding paragraphs, be binding upon each such Guarantor and its successors; and

  (3)
  inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

        Each Guarantee will be automatically released upon:

  (1)
  the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor that is a Subsidiary of Holdings is no longer a Restricted Subsidiary), of the applicable Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the indenture;

  (2)
  the designation of such Guarantor that is a Subsidiary of Holdings as an Unrestricted Subsidiary in accordance with the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary";

  (3)
  the release or discharge of the guarantee by such Guarantor of the Credit Agreement or other Indebtedness or the guarantee of such other Indebtedness which resulted in the obligation to guarantee the notes;

  (4)
  the Issuers' exercise of their legal defeasance option or covenant defeasance option as described under "—Defeasance" or if the Issuers' obligations under the indenture are discharged in accordance with the terms of the indenture; and

  (5)
  the occurrence of a Covenant Suspension Event.
        A Subsidiary Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Change of Control

        Upon the occurrence of a Change of Control Triggering Event, each holder will have the right to require the Issuers to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of repurchase (the "Change of Control Payment") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously or concurrently exercised their right to redeem notes as described under "—Optional Redemption."

        In the event that at the time of such Change of Control Triggering Event, the terms of the Bank Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control Triggering Event, the Issuers shall:

  (1)
  repay in full all Bank Indebtedness or, if doing so will allow the purchase of notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

  (2)
  obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph.

        Please read "Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control."

        Within 30 days following any Change of Control Triggering Event, except to the extent that the Issuers have exercised their right to redeem the notes by delivery of a notice of redemption as described under "—Optional Redemption," the Issuers shall mail a notice (a "Change of Control Offer") to each holder with a copy to the Trustee (or deliver a notice pursuant to the procedures of DTC) stating:

  (1)
  that a Change of Control Triggering Event has occurred and that such holder has the right to require the Issuers to repurchase such holder's notes for the Change of Control Payment (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances regarding such Change of Control;

  (3)
  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its notes purchased.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        In addition, the Issuers will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under such Change of Control Offer; (ii) notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price; or (iii) in connection with or in contemplation of any Change of Control, the Issuers have made an offer to purchase (an "Alternate Offer") any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all notes properly tendered in accordance with the terms of the Alternate Offer.

        If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchase all of the notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to the Change of Control Payment.

        Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraphs will have the status of notes issued and outstanding.

        The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue of such compliance.

        This Change of Control Triggering Event repurchase provision is a result of negotiations between the Issuers and the initial purchasers of the outstanding notes. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers' capital structure or credit rating.

        The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness of the Issuers may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers' ability to pay cash to the holders upon a repurchase may be limited by the Issuers' then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Please read "Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control."

        The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," under New York law, which governs the indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions under the indenture relating to the Issuers' obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the indenture. If on any date following the Issue Date, (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the covenants specifically listed under the following captions in this "Description of the Exchange Notes" section of this prospectus will not be applicable to the notes (collectively, the "Suspended Covenants"):

  (1)
  "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

  (2)
  "—Limitation on Restricted Payments";

  (3)
  "—Dividend and Other Payment Restrictions Affecting Subsidiaries";

  (4)
  "—Asset Sales";

  (5)
  "—Transactions with Affiliates";

  (6)
  clause (4) of the first paragraph of "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets"; and

  (7)
  "—Future Guarantors."

        If and while Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially less covenant protection. In the event that Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then Holdings and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the "Suspension Period." No Default, Event of Default or breach of any kind shall be deemed to exist under the indenture, the notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and neither Holdings nor any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

        On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" below or one of the clauses set forth in the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments." As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by Holdings or its Restricted Subsidiaries during the Suspension Period. Within 30 days of such Reversion Date, the Issuers must comply with the terms of the covenant described under "—Future Guarantors."

        For purposes of the covenant described under the caption "—Asset Sales," on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero. There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The indenture provides that:

  (1)
  Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

  (2)
  Holdings will not permit any of the Restricted Subsidiaries (other than a Subsidiary Guarantor) to issue any shares of Preferred Stock;

        provided, however, that Holdings may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Holdings for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

        The foregoing limitations will not apply to:

  (a)
  the Incurrence by Holdings or any Restricted Subsidiary of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers' acceptances thereunder up to an aggregate principal amount outstanding at any time that does not exceed the greatest of (1) $550.0 million, (2) the sum of (x) $200.0 million and (y) 35.0% of Adjusted Consolidated Net Tangible Assets at the time of Incurrence, and (3) the Borrowing Base at the time of Incurrence;

  (b)
  the Incurrence by the Issuers and the Subsidiary Guarantors of Indebtedness represented by the notes and the Subsidiary Guarantees (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount), as applicable (not including any additional notes but including Exchange Notes and related guarantees thereof);

  (c)
  Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b) of this paragraph);

  (d)
  Indebtedness (including Capitalized Lease Obligations) Incurred by Holdings or any Restricted Subsidiary, Disqualified Stock issued by Holdings or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (d), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (o) below, does not exceed the greater of $75.0 million and 7.5% of Adjusted Consolidated Net Tangible Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

  (e)
  Indebtedness Incurred by Holdings or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

  (f)
  Indebtedness arising from agreements of Holdings or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with any acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

  (g)
  Indebtedness of Holdings to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Holdings and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the obligations of the Issuers under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

  (h)
  shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

  (i)
  Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Holdings and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

  (j)
  Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales (including, without limitation, any commodity Hedging Obligation that is intended in good faith, at inception of execution, to hedge or manage any of the risks related to existing and/or forecasted Hydrocarbon production (whether or not contracted)) and, in each case, extensions or replacements thereof;

  (k)
  obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

  (l)
  Indebtedness or Disqualified Stock of Holdings or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (o) below, does not exceed the greater of $50.0 million and 5.0% of Adjusted Consolidated Net Tangible Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Holdings, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

  (m)
  Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference at any time outstanding not greater than 100.0% of the net cash proceeds received by Holdings and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of Holdings or any direct or indirect parent entity of Holdings (which proceeds are contributed to Holdings or its Restricted Subsidiary) or cash contributed to the capital of Holdings (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, Holdings or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

  (n)
  any guarantee by Holdings or any Restricted Subsidiary of Indebtedness or other obligations of Holdings or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by Holdings or such Restricted Subsidiary is permitted under the terms of the indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Subsidiary Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the notes or the Subsidiary Guarantee, as applicable and (ii) if such guarantee is of Indebtedness of Holdings, such guarantee is Incurred in accordance with, or not in contravention of, the covenant described under "—Future Guarantors" solely to the extent such covenant is applicable;

  (o)
  the Incurrence by Holdings or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (m), (o) and (p) of this paragraph up to the outstanding principal amount (or, if applicable, the liquidation preference face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to the first paragraph of this covenant or clauses (b), (c), (d), (l), (m), (o) and (p) of this paragraph, or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

    (a)
    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any notes then outstanding were instead due on such date (provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness);

    (b)
    to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes or a Subsidiary Guarantee, as applicable, such Refinancing Indebtedness is junior to the notes or the Subsidiary Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

    (c)
    shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of an Issuer or a Subsidiary Guarantor, or (y) Indebtedness of an Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

  (p)
  Indebtedness, Disqualified Stock or Preferred Stock of (x) Holdings or any Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by Holdings or any Restricted Subsidiary or merged, consolidated or amalgamated with or into Holdings or any Restricted Subsidiary in accordance with the terms of the indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

  (a)
  Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

  (b)
  the Fixed Charge Coverage Ratio of Holdings would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

  (q)
  Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Holdings or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

  (r)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

  (s)
  Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Bank Indebtedness, in a principal amount not in excess of the stated amount of such letter of credit;

  (t)
  Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors and Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of Holdings and any Restricted Subsidiary; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $50 million and 5.0% of Adjusted Consolidated Net Tangible Assets at the time of Incurrence (it being understood that any Indebtedness incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (t));

  (u)
  Indebtedness of Holdings or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

  (v)
  Indebtedness consisting of Indebtedness issued by Holdings or a Restricted Subsidiary to current or former officers, directors, managers and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings to the extent described in clause (4) of the third paragraph of the covenant described under "—Limitation on Restricted Payments."

        For purposes of determining compliance with this covenant:

  (1)
  in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, then Holdings shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant;

  (2)
  at the time of incurrence, Holdings will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above;

  (3)
  if any Indebtedness denominated in U.S. dollars is exchanged, converted or refinanced into Indebtedness denominated in a foreign currency, then (in connection with such exchange, conversion or refinancing, and thereafter), the U.S. dollar amount limitations set forth in any of clauses (a) through (v) above with respect to such exchange, conversion or refinancing shall be deemed to be the amount of such foreign currency, as applicable, into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing; and

  (4)
  if any Indebtedness denominated in a foreign currency is exchanged, converted or refinanced into Indebtedness denominated in U.S. dollars, then (in connection with such exchange, conversion or refinancing, and thereafter), the U.S. dollar amount limitations set forth in any of clauses (a) through (v) above with respect to such exchange, conversion or refinancing shall be deemed to be the amount of U.S. dollars into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing.

        Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness other than as provided in clauses (3) and (4) above, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt.

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

  Limitation on Restricted Payments

        The indenture provides that Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution on account of any of Holdings' or any of the Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving Holdings (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

  (2)
  purchase or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings;

  (3)
  make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of an Issuer or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"); or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

  (a)
  no Default shall have occurred and be continuing or would occur as a consequence thereof;

  (b)
  immediately after giving effect to such transaction on a pro forma basis, Holdings could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

  (c)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof), (6)(c), (8) and (13)(b) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

        "Cumulative Credit" means the sum of (without duplication):

  (1)
  50% of the Consolidated Net Income of Holdings for the period from January 1, 2013 to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (taken as one accounting period, the "Reference Period") (or in case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

  (2)
  100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by Holdings) of property other than cash, received by Holdings after the Issue Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") from the issue or sale of Equity Interests of Holdings or any direct or indirect parent entity of Holdings (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to Holdings or a Restricted Subsidiary), plus

  (3)
  100% of the aggregate amount of contributions to the capital of Holdings received in cash and the Fair Market Value (as determined in good faith by Holdings) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"), plus

  (4)
  100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of Holdings or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in Holdings (other than Disqualified Stock) or any direct or indirect parent of Holdings (provided in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

  (5)
  100% of the aggregate amount received by Holdings or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by Holdings) of property other than cash received by Holdings or any Restricted Subsidiary from:

  (A)
  the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of Restricted Investments made by Holdings and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Holdings and the Restricted Subsidiaries by any Person (other than Holdings or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

  (B)
  the sale (other than to Holdings or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

  (C)
  a distribution or dividend from an Unrestricted Subsidiary, plus

  (6)
  in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by Holdings) of the Investment of Holdings or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $25.0 million, shall be determined by the Board of Directors of Holdings) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

        The foregoing provisions will not prohibit:

  (1)
  the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of the indenture;

  (a)the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of Holdings, any direct or indirect parent of Holdings or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of Holdings or any direct or indirect parent of Holdings or contributions to the equity capital of Holdings (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Holdings) (collectively, including any such contributions, "Refunding Capital Stock"),

  (b)
  the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of Refunding Capital Stock, and

  (c)
  if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of Holdings) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

  (3)
  the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of an Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Subsidiary Guarantor, which is Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as:

  (a)
  the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

  (b)
  such Indebtedness is subordinated to the notes or the related Subsidiary Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

  (c)
  such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any notes then outstanding, and

  (d)
  such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any notes then outstanding were instead due on such date;

  (4)
  a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of Holdings or any direct or indirect parent of Holdings held by any future, present or former employee, director, manager or consultant of Holdings or any direct or indirect parent of Holdings or any Subsidiary of Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $30.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $60.0 million in any calendar year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

  (a)
  the cash proceeds received by Holdings or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Holdings or any direct or indirect parent of Holdings (to the extent contributed to Holdings) to members of management, directors, managers or consultants of Holdings and the Restricted Subsidiaries or any direct or indirect parent of Holdings that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under this "—Limitation on Restricted Payments"), plus

    (b)
    the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent of Holdings (to the extent contributed to Holdings) or the Restricted Subsidiaries after the Issue Date;

    provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any present or former employees, directors, managers, officers or consultants of Holdings, any Restricted Subsidiary or the direct or indirect parents of Holdings in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

  (5)
  the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or any Restricted Subsidiary issued or incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

  (a)the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

  (b)
  a Restricted Payment to any direct or indirect parent of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of Holdings issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by Holdings from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

  (c)
  the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

    provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), Holdings would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

  (7)
  Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by Holdings), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $75.0 million and 7.5% of Adjusted Consolidated Net Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (8)
  the payment of dividends after a public offering of Capital Stock of Holdings or any direct or indirect parent of Holdings on Holdings' Capital Stock (or a Restricted Payment to any such direct or indirect parent of Holdings to fund the payment by such direct or indirect parent of Holdings of dividends on such entity's Capital Stock) of up to 6% per annum of the total market capitalization of Holdings or any such direct or indirect parent of Holdings as of the date of such public offering, other than public offerings with respect to Holdings' (or such direct or indirect parent's) Capital Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

  (9)
  Restricted Payments in an amount not to exceed the aggregate amount of Excluded Contributions;

  (10)
  other Restricted Payments in an aggregate amount, when taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $30.0 million and 3.0% of Adjusted Consolidated Net Tangible Assets at the time made;

  (11)
  the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries;

  (12)
  (a) with respect to any taxable period for which Holdings and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Holdings is the common parent, or for which Holdings is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly-owned (directly or indirectly) by a C-corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of Holdings in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes that Holdings and/or its Subsidiaries, as applicable, would have paid for such taxable period had Holdings and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group, and (b) with respect to any taxable period ending after the Issue Date for which Holdings is a partnership or disregarded entity for U.S. federal income tax purposes (other than a partnership or disregarded entity described in clause (a)), distributions to any direct or indirect parent of Holdings in an amount necessary to permit such direct or indirect parent of Holdings to make a pro rata distribution to its owners such that each direct or indirect owner of Holdings receives an amount from such pro rata distribution sufficient to enable such owner to pay its U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of Holdings and its Subsidiaries with respect to such taxable period (assuming that each owner is subject to tax at the highest combined marginal federal, state, and/or local income tax rate applicable to any owner for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of Holdings for prior taxable periods ending after the Issue Date to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and assuming such loss had not already been utilized) and the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income);

  (13)
  any Restricted Payment, if applicable:

  (a)
  in amounts required for any direct or indirect parent of Holdings or Athlon Energy to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of Holdings and general corporate operating and overhead expenses of any direct or indirect parent of Holdings or Athlon Energy in each case to the extent such fees and expenses are attributable to the ownership or operation of Holdings, if applicable, and its Subsidiaries;

  (b)
  in amounts required for any direct or indirect parent of Holdings or Athlon Energy, if applicable, to pay interest and/ or principal on Indebtedness the proceeds of which have been contributed to Holdings or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

    (c)
    in amounts required for any direct or indirect parent of Holdings or Athlon Energy to pay fees and expenses related to any successful or unsuccessful equity or debt offering of such parent or Athlon Energy, as the case may be;

  (14)
  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

  (15)
  purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

  (16)
  Restricted Payments by Holdings or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

  (17)
  the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "—Change of Control" and "—Asset Sales"; provided that all notes tendered by holders of the notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

  (18)
  payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of Holdings and the Restricted Subsidiaries, taken as a whole, that complies with the covenant described under "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets"; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, Holdings shall have made a Change of Control Offer (if required by the indenture) and that all notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (13)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by Holdings) of such property.

        For purposes of determining compliance with this "Restricted Payments" covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(18), the Issuers will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

        As of the Issue Date, all of the Subsidiaries of Holdings were Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The indenture provides that Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of Holdings or such Restricted Subsidiary to:

  (a)
  (i) pay dividends or make any other distributions to Holdings or any Restricted Subsidiary on its Capital Stock; or (ii) pay any Indebtedness owed to Holdings or any Restricted Subsidiary;

  (b)
  make loans or advances to Holdings or any Restricted Subsidiary; or

  (c)
  sell, lease or transfer any of its properties or assets to Holdings or any Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

  (1)
  (i) contractual encumbrances or restrictions in effect on the Issue Date and (ii) contractual encumbrances or restrictions pursuant to the Credit Agreement and the other Credit Agreement Documents and, in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

  (2)
  the indenture, the notes (and any Exchange Notes) or the Subsidiary Guarantees;

  (3)
  applicable law or any applicable rule, regulation or order;

  (4)
  any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

  (5)
  contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

  (6)
  Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

  (7)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (8)
  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

  (9)
  purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

  (10)
  customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

  (11)
  in the case of clause (c) of the first paragraph of this covenant, any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements relating to leasehold interests in Oil and Gas

    Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements relating to leasehold interests in Oil and Gas Properties), license (including, without limitation, licenses of intellectual property) or other contracts;

  (12)
  any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

  (13)
  other Indebtedness, Disqualified Stock or Preferred Stock (a) of Holdings or any Restricted Subsidiary that is a Subsidiary Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Subsidiary Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuers' ability to make anticipated principal or interest payments on the notes (as determined in good faith by Holdings), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

  (14)
  any Restricted Investment not prohibited by the covenant described under "—Limitation on Restricted Payments" and any Permitted Investment;

  (15)
  any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of "Permitted Business Investment"; or

  (16)
  any encumbrances or restrictions of the type referred to in clauses (a), (b) or (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to Holdings or a Restricted Subsidiary to other Indebtedness Incurred by Holdings or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

  Asset Sales

        The indenture provides that Holdings will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Holdings or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Holdings) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents or Additional Assets; provided that the amount of:

  (a)
  any liabilities (as shown on Holdings' or a Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Holdings or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

  (b)
  any notes or other obligations or other securities or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

  (c)
  with respect to any Asset Sale of Oil and Gas Properties by Holdings or any Restricted Subsidiary, the costs and expenses related to the exploration, development, completion or production of such Oil and Gas Properties and activities related thereto agreed to be assumed by the transferee (or an Affiliate thereof),

  (d)
  Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Holdings and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

  (e)
  consideration consisting of Indebtedness of Holdings (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not Holdings or any Restricted Subsidiary in connection with the Asset Sale and that is cancelled, and

  (f)
  any Designated Non-cash Consideration received by Holdings or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by Holdings), taken together with all other Designated Non-cash Consideration received pursuant to this clause (f) that is at that time outstanding, not to exceed the greater of 10.0% of Adjusted Consolidated Net Tangible Assets and $100.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

        Within 365 days after Holdings' or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

  (1)
  to repay (a) Indebtedness constituting Bank Indebtedness and other Pari Passu Indebtedness that is secured by a Lien permitted under the indenture, (b) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, (c) Obligations under the notes or (d) other Pari Passu Indebtedness (provided that if an Issuer or any Subsidiary Guarantor shall so reduce Obligations under unsecured Pari Passu Indebtedness, the Issuers will equally and ratably reduce Obligations under the notes as provided under "—Optional Redemption," through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof or, in the event that the notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes), in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings);

  (2)
  to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale; or

  (3)
  to invest in Additional Assets.

        In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless Holdings or such Restricted Subsidiary enters into another binding commitment (a "Second Commitment") within six months of such cancellation or termination of the prior binding commitment; provided, further, that Holdings or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.

        Pending the final application of any such Net Proceeds, Holdings or such Restricted Subsidiary may invest such Net Proceeds in any manner not prohibited by the indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers shall make an offer to all holders of notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an "Asset Sale Offer") to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the notes or such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $25.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holdings may use any remaining Excess Proceeds for any purpose that is not prohibited by the indenture. If the aggregate principal amount of notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

        If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and the applicable procedures of the DTC, if applicable); provided that no notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

        Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder's registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

  Transactions with Affiliates

        The indenture provides that Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $15.0 million, unless:

  (a)
  such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, Holdings delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of Holdings, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

  (1)
  transactions between or among Holdings and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of Holdings and any direct parent of Holdings; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Holdings and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

  (2)
  Restricted Payments permitted by the provisions of the indenture described above under the covenant "—Limitation on Restricted Payments" and Permitted Investments;

  (3)
  the payment of customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, managers, employees or consultants of Holdings, any Restricted Subsidiary, or any direct or indirect parent of Holdings;

  (4)
  transactions in which Holdings or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

  (5)
  payments or loans (or cancellation of loans) to officers, directors, managers, employees or consultants which are approved by a majority of the Board of Directors of Holdings in good faith;

  (6)
  any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by Holdings;

  (7)
  the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

  (8)
  (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to Holdings and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Holdings, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry custom;

  (9)
  any transaction effected as part of a Qualified Receivables Financing;

  (10)
  the issuance of Equity Interests (other than Disqualified Stock) of Holdings to any Person;

  (11)
  the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings or any direct or indirect parent of Holdings or of a Restricted Subsidiary, as appropriate, in good faith;

  (12)
  the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under "—Limitation on Restricted Payments";

  (13)
  any contribution to the capital of Holdings;

  (14)
  transactions permitted by, and complying with, the provisions of the covenant described under "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets";

  (15)
  transactions between Holdings or any Restricted Subsidiary and any Person, a director of which is also a director or manager of Holdings or any direct or indirect parent of Holdings; provided, however, that such director or manager abstains from voting as a director or manager of Holdings or such direct or indirect parent, as the case may be, on any matter involving such other Person;

  (16)
  transactions with a Person that is an Affiliate of Holdings or Athlon Energy solely because Holdings or Athlon Energy, as the case may be, owns, directly or through a Restricted Subsidiary, an Investment in, or controls, such Person;

  (17)
  pledges of Equity Interests of Unrestricted Subsidiaries;

  (18)
  the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

  (19)
  any employment agreements entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

  (20)
  payments by Holdings or any of its Restricted Subsidiaries to any of the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of Holdings in good faith;

  (21)
  transactions undertaken in good faith (as certified by a responsible financial or accounting officer of Holdings in an Officers' Certificate) for the purpose of improving the consolidated tax efficiency of Holdings and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the indenture;

  (22)
  investments by the Sponsors in securities of Holdings or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsors in connection therewith) so long as (i) the investment is being generally offered to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

  (23)
  customary agreements and arrangements with oil and natural gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement.

  Liens

        The indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of Holdings or such Restricted Subsidiary securing Indebtedness of Holdings or a Restricted Subsidiary unless the notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes) the obligations so secured until such time as such obligations are no longer secured by a Lien.

        Any Lien that is granted to secure the notes or any Subsidiary Guarantee under the preceding paragraph shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Subsidiary Guarantee.

        For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of "Permitted Liens" or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of "Permitted Liens" or pursuant to the first paragraph of this covenant, Holdings shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of "Permitted Liens" and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

        With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The "Increased Amount" of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Holdings, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of "Indebtedness."

  Reports and Other Information

        The indenture provides that notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Holdings will furnish to the holders of notes or cause the Trustee to furnish to holders of notes (or file or furnish, as applicable, with the SEC for public availability),

  (1)
  within the time period specified in the SEC's rules and regulations for non-accelerated filers, annual reports containing the information that would have been required to be contained in an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

  (2)
  within the time period specified in the SEC's rules and regulations for non-accelerated filers, quarterly reports containing the information that would have been required to be contained in a quarterly report on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

  (3)
  promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC's rules and regulations), such other current reports containing the information that would have been required to be contained in a current report on Form 8-K (or any successor or comparable form); and

  (4)
  subject to the foregoing, any other information, documents and other reports which Holdings would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, if the SEC does not permit such filing, Holdings will make available such information to the Trustee and the holders within 15 days after the time Holdings would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement, to exceptions and exclusions consistent with the presentation of financial and other information in this prospectus (including with respect to any periodic reports provided prior to effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement, the omission of financial information required by Rule 3-10 under Regulation S-X promulgated by the SEC (or any successor provision)). In addition to providing such information to the Trustee, Holdings shall make available to the holders, prospective investors, market makers affiliated with any initial purchaser of the notes and securities analysts the information required to be provided pursuant to clauses (1), (2) or (3) of this paragraph, by posting such information to its website or on IntraLinks or any comparable online data system or website.

        Holdings may satisfy its obligations under this covenant by furnishing financial information relating to Athlon Energy; provided that such financial statements are accompanied by consolidating financial information for Athlon Energy, Holdings, the Subsidiary Guarantors and the Subsidiaries of Holdings that are not Subsidiary Guarantors in the manner prescribed by the SEC.

        If Holdings has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of Holdings, then the annual and quarterly information required by clauses (1) and (2) of the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

        Notwithstanding the foregoing, Holdings will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement, as applicable.

        In the event that:

  (a)
  the rules and regulations of the SEC permit Holdings and any direct or indirect parent of Holdings to report at such parent entity's level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of Holdings, or

  (b)
  any direct or indirect parent of Holdings is or becomes a guarantor of the notes, consolidating reporting at the parent entity's level in a manner consistent with that described in this covenant for Holdings will satisfy this covenant, and the indenture will permit Holdings to satisfy its obligations in this covenant with respect to financial information relating Holdings by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than Holdings and its Subsidiaries, on the one hand, and the information relating to Holdings, the Subsidiary Guarantors and the other Subsidiaries of Holdings on a standalone basis, on the other hand.

        In addition, Holdings will make such information available to prospective investors upon request. In addition, Holdings has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Holdings will also hold quarterly conference calls, beginning with the first full fiscal quarter ending after the Issue Date, for all holders and securities analysts to discuss such financial information no later than five business days after the distribution of such information required by this covenant and prior to the date of each such conference call, announcing the time and date of such conference call and either including all information necessary to access the call or informing holders of notes, prospective investors, market makers affiliated with any initial purchaser of the notes and securities analysts how they can obtain such information, including, without limitation, the applicable password or other login information.

        Notwithstanding the foregoing, Holdings will be deemed to have furnished such reports referred to above to the Trustee and the holders if Athlon Energy or Holdings has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of this Exchange Offer relating to the notes or the effectiveness of the Shelf Registration Statement by (1) the filing with the SEC this prospectus and/or Shelf Registration Statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the Trustee and the holders on Holdings' website (or that of any of Holdings' parent companies).

  Future Guarantors

        The indenture provides that Holdings will cause each Wholly Owned Restricted Subsidiary that is not an Excluded Subsidiary and that guarantees any Indebtedness of an Issuer or any of the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture within 45 days of the date on which it guaranteed such indebtedness, pursuant to which such Subsidiary will guarantee payment of the notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Subsidiary Guarantee shall be released in accordance with the provisions of the indenture described under "—Guarantees."

  Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

        The indenture provides that Holdings may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Holdings is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

  (1)
  Holdings is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Holdings or such Person, as the case may be, being herein called the "Successor Holdco"); provided that in the case where the surviving Person is not a corporation, a co-obligor of the notes is a corporation;

  (2)
  the Successor Holdco (if other than Holdings) expressly assumes all the obligations of Holdings under the indenture pursuant to supplemental indentures;

  (3)
  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Holdco, or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Holdco, or such Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

  (4)
  immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Holdco, or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Holdco, or such Restricted Subsidiary at the time of such transaction), either

  (a)
  the Successor Holdco would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

    (b)
    the Fixed Charge Coverage Ratio would be no less than such ratio immediately prior to such transaction;

  (5)
  if Holdings is not the Successor Holdco, each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations under the indenture and the notes; and

  (6)
  the Successor Holdco shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the indenture.

        The Successor Holdco (if other than Holdings) will succeed to, and be substituted for, Holdings under the indenture and the notes, and in such event Holdings will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) Holdings or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to or to a Restricted Subsidiary, and (b) Holdings may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating Holdings in another state of the United States, the District of Columbia or any territory of the United States or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of Holdings and the Restricted Subsidiaries is not increased thereby. This "—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets" will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Holdings and the Restricted Subsidiaries.

        The indenture provides that, subject to certain limitations in the indenture governing release of a Subsidiary Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Subsidiary Guarantor, no Subsidiary Guarantor will, and Holdings will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

  (1)
  either (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company (in the case of such Subsidiary Guarantor) or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, (such Subsidiary Guarantor or such Person, as the case may be, being herein called the "Successor Subsidiary Guarantor") and the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the indenture and the notes or the Subsidiary Guarantee, as applicable, pursuant to a supplemental indenture, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption "—Certain Covenants—Asset Sales"; and

  (2)
  the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

        Subject to certain limitations described in the indenture, the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under the indenture and the notes or the Subsidiary Guarantee, as applicable, and such

Subsidiary Guarantor will automatically be released and discharged from its obligations under the indenture and its Subsidiary Guarantee. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with Holdings or another Subsidiary Guarantor.

        In addition, notwithstanding the foregoing, a Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a "Transfer") to Holdings or any Subsidiary Guarantor.

Defaults

        An "Event of Default" is defined in the indenture as:

  (1)
  a default in any payment of interest (including any additional interest) on any note when due, continued for 30 days;

  (2)
  a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (3)
  failure by Holdings for 180 days after receipt of written notice given by the Trustee or the holders of not less than 30% in aggregate principal amount of the notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements contained in the provisions of the indenture described in "—Certain Covenants—Reports and Other Information";

  (4)
  the failure by Holdings or any Restricted Subsidiary for 60 days after written notice given by the Trustee or the holders of not less than 30% in principal amount of the notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (3) above) contained in the notes or the indenture;

  (5)
  the failure by Holdings or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to Holdings or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $75.0 million or its foreign currency equivalent (the "cross-acceleration provision");

  (6)
  certain events of bankruptcy, insolvency or reorganization of Holdings or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the "bankruptcy provisions");

  (7)
  failure by Holdings or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $75.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the "judgment default provision"); or

  (8)
  the Subsidiary Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the notes ceases to be in full force and effect (except as contemplated by the terms thereof) or an Issuer or any Subsidiary Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under the indenture or any Subsidiary Guarantee with respect to the notes and such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clause (4) hereof after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings) occurs with respect to the notes and is continuing, the Trustee or the holders of at least 30% in principal amount of outstanding notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

        In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuers deliver an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

        In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing,

  (2)
  holders of at least 30% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

  (3)
  such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

  (5)
  the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a Default occurs and is continuing and is actually known to a Trust Officer or the Trustee, the Trustee must mail to each holder of the notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice if it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, Holdings is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Holdings also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Holdings is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the indenture, the notes and the Guarantees may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  (1)
  reduce the amount of notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any note;

  (3)
  reduce the principal of or change the Stated Maturity of any note;

  (4)
  reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "—Optional Redemption" above;

  (5)
  make any note payable in money other than that stated in such note;

  (6)
  expressly subordinate the notes or any related Guarantee to any other Indebtedness of an Issuer or any Guarantor;

  (7)
  impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

  (8)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

        Except as expressly provided by the indenture, without the consent of holders of at least 66.67% in principal amount of notes then outstanding, no amendment may modify or release the Guarantee of any Significant Subsidiary or the Parent in any manner adverse to the holders of the notes.

        Without the consent of any holder, the Issuers and the Trustee may amend the indenture, the notes or the Guarantees to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor (with respect to an Issuer) of the obligations of an Issuer under the indenture and the notes, to provide for the assumption by a Successor Subsidiary Guarantor (with respect to any Subsidiary Guarantor), as the case may be, of the obligations of a Guarantor under the indenture and its Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code), or to add a guarantee or obligor with respect to the notes, to secure the notes, to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to conform the text of the indenture, Guarantees or the notes, to any provision of this "Description of the Exchange Notes" to the extent that such provision in this "Description of the Exchange Notes" was intended by the Issuers to be a verbatim recitation of a provision of the indenture, Guarantees or the notes, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA to effect any provision of the indenture or to make certain changes to the indenture to provide for the issuance of additional notes.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

        No director, officer, employee, manager, incorporator or holder of any Equity Interests in Holdings or any direct or indirect parent companies, as such, will have any liability for any obligations of Holdings or any Guarantor under the notes, the indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

        A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuers are not required to transfer or exchange any notes selected for redemption or to transfer or exchange any notes for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

  (1)
  either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the

    Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that if such redemption is made as provided in the second paragraph under "—Optional Redemption," (x) the amount of cash in U.S. dollars, non-callable Cash Equivalents, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date;

  (2)
  the Issuers and/or the Guarantors have paid all other sums payable under the indenture; and

  (3)
  the Issuers have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

        The Issuers at any time may terminate all of their obligations under the notes and the indenture with respect to the holders of the notes ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuers at any time may terminate their obligations under the covenants described under "—Certain Covenants" for the benefit of the holders of the notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under "—Defaults" (but only to the extent that those provisions relate to the Defaults with respect to the notes) and the undertakings and covenants contained under "—Change of Control" and "—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets" ("covenant defeasance") for the benefit of the holders of the notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

        The Issuers may exercise their legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6), (7), (8) or (9) under "—Defaults" or because of the failure of Holdings to comply with the first clause (4) under "—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets."

        In order to exercise their defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Concerning the Trustee

        Wells Fargo Bank, National Association is the Trustee under the indenture and has been appointed by the Issuers as registrar and a paying agent with regard to the notes. Affiliates of the Trustee may perform certain commercial and investment banking services for us from time to time, including acting as a lender under our new credit agreement, for which they will receive customary fees. If the Trustee or any of its affiliates becomes a creditor of the Issuers or any Guarantor, the indenture will limit the right of the Trustee or its relevant affiliate to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the indenture has been qualified under the TIA) or resign.

Governing Law

        The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Acquired Indebtedness" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

        "Additional Assets" means:

  (1)
  any properties or assets used or useful in the Oil and Gas Business;

  (2)
  capital expenditures by Holdings or a Restricted Subsidiary in the Oil and Gas Business;

  (3)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings or another Restricted Subsidiary; or

  (4)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

        "Additional Refinancing Amount" means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

        "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

  (a)
  the sum of:

  (i)
  estimated discounted future net revenues from proved oil and natural gas reserves of Holdings and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by Holdings in a reserve report prepared as of the end of Holdings' most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and natural gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (B) estimated oil and natural gas reserves attributable to upward revisions of estimates of proved oil and natural gas reserves (including the impact to discounted future net revenues related to development costs previously estimated in the last year-end reserve report, but only to the extent such costs were actually incurred since the date of the last year-end reserve report) since such year-end due to exploration, development, exploitation or other activities, increased by the accretion of discount from the date of the last year-end reserve report to the date of determination and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and natural gas reserves included in the last year-end reserve report that shall have been produced or disposed of since such year-end, and (D) estimated oil and natural gas reserves included therein that are subsequently removed from the proved oil and natural gas reserves of Holdings and its Restricted Subsidiaries as so calculated due to downward revisions of estimates of proved oil and natural gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, provided, that (x) in the case of such year-end reserve report and any adjustments since such year-end pursuant to clauses (A), (B) and (D), the estimated discounted future net revenues from proved oil and natural gas reserves shall be determined in their entirety using oil, natural gas and other hydrocarbon prices and costs that are either (1) calculated in accordance with SEC guidelines and, with respect to such adjustments under clauses (A), (B) or (D), calculated with such prices and costs as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to Holdings were year-end or (2) if Holdings so elects at any time, calculated in accordance with the foregoing clause (1), except that when pricing of future net revenues of proved oil and natural gas reserves under SEC guidelines is not based on a contract price and is instead based upon benchmark, market or posted pricing, the pricing for each month of estimated future production from such proved oil and natural gas reserves not subject to contract pricing shall be based upon NYMEX (or successor) published forward prices for the most comparable hydrocarbon commodity applicable to such production month (adjusted for energy content, quality and basis differentials, with such basis differentials determined as provided in the definition of "Borrowing Base" and giving application to the last sentence of such definition hereto), as such forward prices are published as of the year-end date of such reserve report or, with respect to post-year end adjustments under clauses (A), (B) or (D), the last day of the most recent fiscal quarter preceding the date of determination, (y) the pricing of estimated proved reserves that have been produced or disposed since year-end as set forth in clause (D) shall be based upon the applicable pricing elected for the prior year-end reserve report as provided in clause (x), and (z) in each case as estimated by Holdings' petroleum engineers or any independent petroleum engineers engaged by Holdings for that purpose;

    (ii)
    the capitalized costs that are attributable to Oil and Gas Properties of Holdings and its Restricted Subsidiaries to which no proved oil and natural gas reserves are attributable, based on Holdings' books and records as of a date no earlier than the date of Holdings' latest annual or quarterly consolidated financial statements;

    (iii)
    the Net Working Capital on a date no earlier than the date of Holdings' latest annual or quarterly consolidated financial statements;

    (iv)
    assets related to commodity risk management activities less liabilities related to commodity risk management activities, in each case to the extent that such assets and liabilities arise in the ordinary course of the Oil and Gas Business, provided that such net value shall not be less than zero; and

    (v)
    the greater of (A) the net book value of other tangible assets (including, without limitation, investments in unconsolidated Restricted Subsidiaries and mineral rights held under lease or other contractual arrangement) of Holdings and its Restricted Subsidiaries, as of a date no earlier than the date of Holdings' latest annual or quarterly consolidated financial statements, and (B) the Fair Market Value, as estimated by Holdings, of other tangible assets (including, without limitation, investments in unconsolidated Restricted Subsidiaries and mineral rights held under lease or other contractual arrangement) of Holdings and its Restricted Subsidiaries, as of a date no earlier than the date of Holdings' latest audited consolidated financial statements (it being understood that Holdings shall not be required to obtain any appraisal of any assets); minus

  (b)
  the sum of:

  (i)
  any amount included in (a)(i) through (a)(v) above that is attributable to minority interests;

  (ii)
  any net natural gas balancing liabilities of Holdings and its Restricted Subsidiaries reflected in Holdings' latest audited consolidated financial statements;

  (iii)
  to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices and costs as provided in (a)(i)), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of Holdings and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

  (iv)
  to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing prices and costs as provided in (a)(i)), attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the estimated discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of Holdings and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

        If Holdings changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if Holdings were still using the full cost method of accounting.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Apollo Funds" means Apollo Investment Fund VII, L.P. and its parallel funds.

        "Applicable Premium" means, with respect to any note on any applicable redemption date, as determined by the Issuers, the greater of:

  (1)
  1% of the then outstanding principal amount of the note; and

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (i) the redemption price of the note, at April 15, 2016 (such redemption price being set forth in the applicable table appearing above under "—Optional Redemption") plus (ii) all required interest payments due on the note through April 15, 2016 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

  (b)
  the then outstanding principal amount of the note.

        "Asset Sale" means:

  (1)
  the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Production Payments and Reserve Sales and Sale/Leaseback Transactions) (other than an operating lease entered into in the ordinary course of the Oil and Gas Business) outside the ordinary course of business of Holdings or any Restricted Subsidiary (each referred to in this definition as a "disposition"); or

  (2)
  the issuance or sale of Equity Interests (other than directors' qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to Holdings or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

  (a)
  a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

  (b)
  the disposition of all or substantially all of the assets of Holdings in a manner permitted pursuant to the provisions described above under "—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control;

  (c)
  any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments";

  (d)
  any disposition of assets of Holdings or any Restricted Subsidiary or issuance or sale of Equity Interests of Holdings or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by Holdings) of less than $50.0 million;

  (e)
  any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to a Restricted Subsidiary;

  (f)
  any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of Holdings and the Restricted Subsidiaries as a whole, as determined in good faith by Holdings;

  (g)
  foreclosure or any similar action with respect to any property or other asset of Holdings or any of the Restricted Subsidiaries;

  (h)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

  (i)
  the lease, assignment or sublease of, or any transfer related to a "reverse build to suit" or similar transaction in respect of, any real or personal property in the ordinary course of business;

  (j)
  any sale of inventory or other assets in the ordinary course of business;

  (k)
  any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

  (l)
  in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of Holdings and the Restricted Subsidiaries as a whole, as determined in good faith by Holdings;

  (m)
  a transfer of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

  (n)
  any financing transaction with respect to property built or acquired by Holdings or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the indenture;

  (o)
  dispositions in connection with Permitted Liens;

  (p)
  any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Holdings or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

  (q)
  the sale of any property in a Sale/Leaseback Transaction within twelve months of the acquisition of such property;

  (r)
  dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

  (s)
  any surrender, expiration or waiver of contract rights or oil and natural gas leases or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

  (t)
  a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

  (u)
  any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

  (v)
  the abandonment, farm-out pursuant to a Farm-Out Agreement, lease or sublease of developed or underdeveloped Oil and Gas Properties owned or held by the Issuer or any Restricted Subsidiary in the ordinary course of business or which are usual and customary in the Oil and Gas Business generally or in the geographic region in which such activities occur; and

  (w)
  a disposition (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such disposition.

        "Athlon Energy" means Athlon Energy Inc., together with its successors and assigns.

        "Bank Indebtedness" means any and all amounts payable under or in respect of (a) the Credit Agreement and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by Holdings to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Board of Directors" means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof. In the case of Holdings, the Board of Directors of Holdings shall be deemed to include the Board of Directors of Holdings or any direct or indirect parent, as appropriate.

        "Borrowing Base" means, at any date of determination, an amount equal to the amount of (a) 75% of the net present value discounted at 8% of proved developed producing (PDP) reserves, plus (b) 50%

of the net present value discounted at 8% of proved developed non-producing (PDNP) reserves, plus (c) 50% of the net present value discounted at 8% of proven undeveloped (PUD) reserves, plus (d) 65% of the positive net present value discounted at 8% of the future receipts expected to be paid to or by Holdings and its Restricted Subsidiaries under commodity hedging agreements (other than basis differential commodity hedging agreements), netted against the price described below, plus (e) 65% of the positive net present value discounted at 8% of the future receipts expected to be paid to or by Holdings and its Restricted subsidiaries under basis differential commodity hedging agreements, in each case for Holdings and its Restricted Subsidiaries, and (i) for purposes of clauses (a) through (d) above, as estimated by Holdings in a reserve report prepared by Holdings' petroleum engineers applying the relevant NYMEX (or successor) published forward prices for the most comparable hydrocarbon commodity adjusted for relevant energy content, quality and basis differentials (before any state or federal or other income tax) and (ii) for purposes of clauses (d) and (e) above, as estimated by Holdings applying, if available, the relevant NYMEX (or successor) published forward basis differential or, if such NYMEX (or successor) forward basis differential is unavailable, in good faith based on historical basis differential (before any state or federal or other income tax). For any months beyond the term included in published NYMEX (or successor) forward pricing, the price used will be equal to the last published contract escalated at 3.0% per annum.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock or shares;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of Holdings or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Holdings and its Restricted Subsidiaries, either existing on the Issue Date or created prior to any recharacterization described below (or any refinancings thereof) (i) that were not included on the consolidated balance sheet of Holdings as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Holdings and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

        "Capitalized Software Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

        "Cash Equivalents" means:

  (1)
  U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or such local currencies held by an entity from time to time in the ordinary course of business;

  (2)
  securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

  (3)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated "A" or the equivalent thereof by Moody's or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

  (4)
  repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper issued by a corporation (other than an Affiliate of Holdings) rated at least "A-1" or the equivalent thereof by Moody's or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

  (6)
  readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

  (7)
  Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of "A" or higher from S&P or "A-2" or higher from Moody's (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

  (8)
  investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

        "Change of Control" means the occurrence of either of the following:

  (1)
  the sale, lease or transfer (other than by way of merger or consolidation, including any merger or consolidation involving an Affiliate of Holdings solely for the purpose of reorganizing either of the Issuers in another jurisdiction to realize tax or other benefits), in one or a series of related transactions, of all or substantially all the assets of Holdings and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

  (2)
  Holdings becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Holdings.

        "Change of Control Triggering Event" means (a) at any time on or prior to July 15, 2014, the occurrence of both a Change of Control and a Rating Event and (b) at any time on or after July 16, 2014, the occurrence of a Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Depreciation, Depletion and Amortization Expense" means, with respect to any Person for any period, the total amount of depreciation, depletion and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the notes, amortization of deferred financing fees, any interest attributable to Dollar-Denominated Production Payments, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

  (2)
  consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

  (3)
  commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than Holdings and the Restricted Subsidiaries; minus

  (4)
  interest income for such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

  (1)
  any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the offer and sale of the notes, in each case, shall be excluded;

  (2)
  effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

  (3)
  the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

  (4)
  any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

  (5)
  any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of Holdings) shall be excluded;

  (6)
  any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

  (7)
  the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

  (8)
  solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in "—Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

  (9)
  an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments" shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

  (10)
  any impairment charges or asset write-offs, in each case pursuant to GAAP, the amortization of intangibles arising pursuant to GAAP, and any impairment charges, asset write-offs or write-down, including ceiling test write-downs, on Oil and Gas Properties under GAAP or SEC guidelines shall be excluded;

  (11)
  any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

  (12)
  any (a) non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors, managers and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

  (13)
  accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

  (14)
  (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

  (15)
  (a)(i) the non-cash portion of "straight-line" rent expense shall be excluded and (ii) the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

  (16)
  any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

  (17)
  (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period);

  (18)
  Capitalized Software Expenditures shall be excluded; and

  (19)
  Non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income).

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

        "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation, Depletion and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

        "Consolidated Taxes" means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

        "Consolidated Total Indebtedness" means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of Holdings and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers' acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of Holdings and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

  (1)
  to purchase any such primary obligation or any property constituting direct or indirect security therefor,

  (2)
  to advance or supply funds:

  (a)
  for the purchase or payment of any such primary obligation; or

  (b)
  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

  (3)
  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Agreement" means (i) that certain amended and restated credit agreement dated as of March 19, 2013, as amended by the first amendment to amended and restated credit agreement and borrowing base redetermination, dated as of November 14, 2013, among Athlon Holdings LP, the guarantors named therein, the financial institutions named therein and Bank of America, N.A. as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by Holdings to be included in the definition of "Credit Agreement," one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Credit Agreement Documents" means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value (as determined in good faith by Holdings) of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Preferred Stock" means Preferred Stock of Holdings or any direct or indirect parent of Holdings (other than Disqualified Stock), that is issued for cash (other than to Holdings or any of its Subsidiaries or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

  (3)
  is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

        "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Domestic Subsidiary" means a Restricted Subsidiary that is not a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

  (1)
  Consolidated Taxes; plus

  (2)
  Fixed Charges; plus

  (3)
  Consolidated Depreciation, Depletion and Amortization Expense; plus

  (4)
  Consolidated Non-Cash Charges; plus

  (5)
  any expenses or charges (other than Consolidated Depreciation, Depletion and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to (a) the notes or (b) any Bank Indebtedness, (ii) any amendment or other modification of the notes or other Indebtedness, (iii) any additional interest in respect of the notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

  (6)
  business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closures, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

  (7)
  the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

  (8)
  any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or a Subsidiary Guarantor or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

  (9)
  all adjustments of the nature used in connection with the calculation of "Adjusted EBITDA" as set forth in "Summary Consolidated Financial, Reserve and Operating Data—Non-GAAP Financial Measures—Adjusted EBITDA" under "Prospectus Summary" in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such period; plus

  (10)
  the amount of any loss attributable to a new plant or facility until the date that is 12 months after completing construction of or acquiring such plant or facility, as the case may be; provided that (A) such losses are reasonably identifiable and factually supportable and certified by a responsible officer of such Person and (B) losses attributable to such plant or facility after 12 months from the date of completing construction of or acquisition of such plant or facility, as the case may be, shall not be included in this clause (10), plus

  (11)
  if such Person accounts for its oil and natural gas operations using successful efforts or a similar method of accounting, consolidated exploration expense of such Person and its Restricted Subsidiaries, and less, without duplication, to the extent the same increased Consolidated Net Income,

  (12)
  the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments; and

  (13)
  non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of Holdings or any direct or indirect parent of Holdings, as applicable (other than Disqualified Stock), other than:

  (1)
  public offerings with respect to Holdings' or such direct or indirect parent's common stock registered on Form S-4 or Form S-8;

  (2)
  issuances to any Subsidiary of Holdings; and

  (3)
  any such public or private sale that constitutes an Excluded Contribution.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contributions" means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by Holdings) received by Holdings after the Issue Date from:

  (1)
  contributions to its common equity capital, and

  (2)
  the sale (other than to a Subsidiary of Holdings or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings, in each case designated as Excluded Contributions pursuant to an Officers' Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

        "Excluded Subsidiary" means (a) any Unrestricted Subsidiary, (b) any Subsidiary that is not a Wholly Owned Subsidiary, (c) any Foreign Subsidiary, (d) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than equity interests of one or more Foreign Subsidiaries that are "controlled foreign corporations" within the meaning of Section 957 of the Code or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary, (e) any Receivables Subsidiary and (f) any Subsidiary (other than a Significant Subsidiary) that (i) did not, as of the last day of the fiscal quarter of Holdings most recently ended, have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of Holdings and the Restricted Subsidiaries on a consolidated basis as of such date and (ii) taken together with all other such Subsidiaries as of the last day of the fiscal quarter of Holdings most recently ended, did not have assets with a value in excess of 10.0% of the Total Assets or revenues representing in excess of 10.0% of total revenues of Holdings and the Restricted Subsidiaries on a consolidated basis as of such date.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

        "Farm-In Agreement" means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of one or more exploratory or development wells (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

        "Farm-Out Agreement" means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that Holdings may elect pursuant to an Officers' Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that Holdings or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Holdings as set forth in an Officers' Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature used in connection with the calculation of "Adjusted EBITDA" as set forth in "Summary Consolidated Financial, Reserve and Operating Data—Non-GAAP Financial Measures—Adjusted EBITDA" under "Prospectus Summary" in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may designate.

        For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

        "Foreign Subsidiary" means a Restricted Subsidiary that is (i) not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia and (ii) has 50% or more of its consolidated assets located outside the United States or any territory thereof.

        "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means Parent Guarantee and any Subsidiary Guarantee.

        "Guarantor" means Parent Guarantor and any Subsidiary Guarantor.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

  (1)
  currency exchange, interest rate or commodity swap agreements (including commodity swaps, commodity options, forward commodity contracts, basis differential swaps, spot contracts, fixed-price physical delivery contracts or other similar agreements or arrangements in respect of Hydrocarbons), currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedging Obligations.

        "holder" or "noteholder" means the Person in whose name a note is registered on the registrar's books.

        "Holdings" means Athlon Holdings LP, together with its successors or assigns.

        "Hydrocarbons" means oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

        "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

        "Indebtedness" means, with respect to any Person:

  (1)
  the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

  (2)
  to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

  (3)
  to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by Holdings) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; (5) Production Payments and Reserve Sales; (6) any obligation of a Person in respect of a Farm-In Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or natural gas property; (7) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of Holdings or its Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of Holdings, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of Holdings or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Holdings or its Restricted Subsidiaries Incurred without violation of the indenture; (8) obligations in respect of surety and bonding requirements of Holdings and its Restricted Subsidiaries; and (9) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business.

        Notwithstanding anything in the indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indenture.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of Holdings, qualified to perform the task for which it has been engaged.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means:

  (1)
  securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

  (2)
  securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody's and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among Holdings and its Subsidiaries,

  (3)
  investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

  (4)
  corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investments" shall include the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Holdings) of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

  (a)
  Holdings' "Investment" in such Subsidiary at the time of such redesignation less

  (b)
  the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Holdings) of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by Holdings) at the time of such transfer, in each case as determined in good faith by the Board of Directors of Holdings.

        "Issue Date" means the date on which the notes are originally issued.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Management Group" means the group consisting of the directors, managers, executive officers and other management personnel of Holdings or any direct or indirect parent of Holdings, as the case may be, on the Issue Date together with (1) any new directors or managers whose election by such boards of directors or managers or whose nomination for election by the equity holders of Holdings or any direct or indirect parent of Holdings, as applicable, was approved by a vote of a majority of the directors or managers of Holdings or any direct or indirect parent of Holdings, as applicable, then still in office who were either directors or managers on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of Holdings or any direct or indirect parent of Holdings, as applicable, hired at a time when the directors or managers on the Issue Date together with the directors or managers so approved constituted a majority of the directors or managers of Holdings or any direct or indirect parent of Holdings, as applicable.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by Holdings or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (including Tax Distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Certain Covenants—Asset Sales") to be paid as a result of such transaction, amounts paid in connection with the termination of Hedging Obligations related to Indebtedness repaid with such proceeds or hedging oil, natural gas and natural gas liquid production in notional volumes corresponding to the Oil and Gas Properties subject to such Asset Sale, and any deduction of appropriate amounts to be provided by Holdings as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to Oil and Gas Properties, (ii) included in Indebtedness and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

        "Notes Obligations" means Obligations in respect of the notes and the indenture, including, for the avoidance of doubt, Obligations in respect of Exchange Notes and guarantees thereof.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of third parties other than the Trustee and the holders of the notes.

        "Officer" means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Holdings.

        "Officers' Certificate" means a certificate signed on behalf of Holdings by two Officers of Holdings, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Holdings, which meets the requirements set forth in the indenture.

        "Oil and Gas Business" means:

  (1)
  the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;

  (2)
  the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;

  (3)
  any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which Holdings or its Restricted Subsidiaries, directly or indirectly, participate;

  (4)
  any business relating to oil field sales and service; and

  (5)
  any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (1) through (4) of this definition.

        "Oil and Gas Properties" means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and natural gas reserves or other reserves of Hydrocarbons.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings.

        "Parent Guarantee" means any guarantee of the obligations of the Issuers under the indenture and the notes by any Parent Guarantor in accordance with the provisions of the indenture.

        "Parent Guarantor" means any Parent that Incurs a Parent Guarantee; provided that upon the release or discharge of such Person from its Parent Guarantee in accordance with the indenture, such Parent ceases to be a Parent Guarantor.

        "Pari Passu Indebtedness" means: (a) with respect to an Issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and (b) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Guarantee.

        "Permitted Business Investment" means any Investment and/or expenditure of a nature that is or shall have become customary in the Oil and Gas Business generally or in the geographic region in which such activities occur, including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, distributing, storing, or transporting oil, natural gas or other Hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

  (1)
  Investments in ownership interests (including equity or other ownership interests) in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

  (2)
  Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

  (3)
  Investments in direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

        "Permitted Holders" means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of Holdings and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Holdings, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Holdings (a "Permitted Holder Group"), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other "group" (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investments" means:

  (1)
  any Investment in Holdings or any Restricted Subsidiary;

  (2)
  any Investment in Cash Equivalents or Investment Grade Securities;

  (3)
  any Investment by Holdings or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary;

  (4)
  any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Certain Covenants—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

  (5)
  any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the indenture;

  (6)
  advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $10.0 million at any one time outstanding;

  (7)
  any Investment acquired by Holdings or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by Holdings or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of Holdings of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (8)
  Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

  (9)
  any Investment by Holdings or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by Holdings), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 7.5% of Adjusted Consolidated Net Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not Holdings or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be Holdings or a Restricted Subsidiary;

  (10)
  additional Investments by Holdings or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by Holdings), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 7.5% of Adjusted Consolidated Net Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not Holdings or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be Holdings or a Restricted Subsidiary;

  (11)
  loans and advances to officers, directors, managers or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person's purchase of Equity Interests of Holdings or any direct or indirect parent of Holdings;

  (12)
  Investments the payment for which consists of Equity Interests of Holdings (other than Disqualified Stock) or any direct or indirect parent of Holdings, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in "—Certain Covenants—Limitation on Restricted Payments";

  (13)
  any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (4), (6), (8)(b) and (15) of such paragraph);

  (14)
  Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

  (15)
  (x) guarantees issued in accordance with the covenants described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Certain Covenants—Future Guarantors," including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of Holdings or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit) and (y) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under Hydrocarbon exploration, development, joint operating and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

  (16)
  Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

  (17)
  any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

  (18)
  any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivable Financing;

  (19)
  additional Investments in joint ventures not to exceed, at any one time in the aggregate outstanding under this clause (19), $75.0 million (with the Fair Market Value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not Holdings or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be Holdings or a Restricted Subsidiary;

  (20)
  Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with Holdings or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under "—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets" after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

  (21)
  any Investment in any Subsidiary of Holdings or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

  (22)
  Permitted Business Investments.

        "Permitted Liens" means, with respect to any Person:

  (1)
  pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure plugging and abandonment obligations or public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (2)
  Liens imposed by law, such as landlord's, carriers', warehousemen's, mechanics', materialmen's, repairmen's, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

  (3)
  Liens for taxes, assessments or other governmental charges not yet due or payable or that are being contested in good faith by appropriate proceedings;

  (4)
  Liens (A) in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business and (B) securing other obligations in respect of surety and bonding requirements;

  (5)
  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (6)
  (A) Liens on assets of the Issuers or any Restricted Subsidiary securing Credit Agreements and other Obligations under that were permitted to be Incurred pursuant to the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

  (B)
  Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l), (p) or (t) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of Holdings other than a Restricted Subsidiary that is not a Subsidiary Guarantor);

  (7)
  Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement);

  (8)
  Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary;

  (9)
  Liens on assets or property at the time Holdings or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") are not created or

    Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") may not extend to any other property owned by Holdings or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

  (10)
  Liens securing Indebtedness or other obligations of Holdings or a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

  (11)
  Liens securing Hedging Obligations not incurred in violation of the indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

  (12)
  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (13)
  leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries;

  (14)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and the Restricted Subsidiaries in the ordinary course of business;

  (15)
  Liens in favor of Holdings or any Subsidiary Guarantor;

  (16)
  Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" Incurred in connection with a Qualified Receivables Financing;

  (17)
  deposits made in the ordinary course of business to secure liability to insurance carriers;

  (18)
  Liens on the Equity Interests of Unrestricted Subsidiaries;

  (19)
  grants of software and other technology licenses in the ordinary course of business;

  (20)
  Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

  (21)
  Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings' or such Restricted Subsidiary's client at which such equipment is located;

  (22)
  judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

  (23)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

  (24)
  Liens (A) incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business and (B) on cash and Cash Equivalents and letters of credit securing any surety and bonding requirements;

  (25)
  other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) that are at that time outstanding, exceed the greater of $75.0 million and 7.5% Adjusted Consolidated Net Tangible Assets at the time of Incurrence;

  (26)
  any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

  (27)
  any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of Holdings or any Restricted Subsidiary, under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

  (28)
  Liens arising by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

  (29)
  Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with any appeal or other proceedings for review;

  (30)
  Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

  (31)
  Liens in respect of Production Payments and Reserve Sales;

  (32)
  Liens arising under Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, royalty trusts, master limited partnerships, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, natural gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order, trust, partnership or contract;

  (33)
  Liens on pipelines or pipeline facilities that arise by operation of law; and

  (34)
  any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, natural gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, tax liens and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b).

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

        "Production Payments and Reserve Sales" means the grant or transfer by Holdings or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar-denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers.

        "Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

  (1)
  the Board of Directors of Holdings shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the Receivables Subsidiary;

  (2)
  all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by Holdings); and

  (3)
  the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings) and may include Standard Securitization Undertakings.

        The grant of a security interest in any accounts receivable of Holdings or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the notes or any Refinancing Indebtedness with respect to the notes shall not be deemed a Qualified Receivables Financing.

        "Rating Agency" means (1) each of Moody's and S&P and (2) if Moody's or S&P ceases to rate the notes for reasons outside of Holdings' control, a "nationally recognized statistical rating organization" within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by Holdings or any direct or indirect parent of Holdings as a replacement agency for Moody's or S&P, as the case may be.

        "Rating Event" means, with respect to the notes, (i) the rating of such notes is lowered by each Rating Agency on any day during the period (the "Trigger Period") commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public notice of Holdings' intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control, and (ii) each Rating Agency assigns the notes a rating that is not an Investment Grade Rating on any day during the Trigger Period; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). If a Rating Agency is not providing a rating for the notes at the commencement of, or ceases to provide a rating for the notes during, such period, the notes will be deemed to have been assigned a rating that is an Investment Grade Rating by such Rating Agency during such period.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

        "Receivables Financing" means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such accounts receivable.

        "Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with Holdings in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any such Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings (as provided below) as a Receivables Subsidiary and:

  (a)
  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (b)
  with which neither Holdings nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings; and

  (c)
  to which neither Holdings nor any Subsidiary has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this "Description of the Exchange Notes," all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or such Restricted Subsidiary transfers such property to a Person and Holdings or such Restricted Subsidiary leases it from such Person, other than leases between Holdings and a Restricted Subsidiary or between Restricted Subsidiaries.

        "S&P" means Standard & Poor's Ratings Group or any successor to the rating agency business thereof.

        "SEC" means the Securities and Exchange Commission.

        "Secured Indebtedness" means any Consolidated Total Indebtedness secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

        "Similar Business" means a business, the majority of whose revenues are derived from the activities of Holdings and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

        "Sponsors" means (i) the Apollo Funds, Apollo Global Management, LLC and any of their respective affiliates other than any portfolio companies (collectively, the "Equity Investor") and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with the Equity Investor; provided that the Equity Investor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of Holdings.

        "Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any Subsidiary thereof which Holdings has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Indebtedness" means (a) with respect to an Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any

Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms subordinated in right of payment to its Subsidiary Guarantee.

        "Subsidiary" means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Subsidiary Guarantee" means any guarantee of the obligations of the Issuers under the indenture and the notes by any Subsidiary Guarantor in accordance with the provisions of the indenture.

        "Subsidiary Guarantor" means any Subsidiary that Incurs a Subsidiary Guarantee; provided that upon the release or discharge of such Person from its Subsidiary Guarantee in accordance with the indenture, such Subsidiary ceases to be a Subsidiary Guarantor.

        "Tax Distributions" means any distributions described in clause (12) of the covenant entitled "—Certain Covenants—Limitation on Restricted Payments."

        "TIA" means the Trust indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

        "Total Assets" means the total consolidated assets of Holdings and the Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings, without giving effect to any amortization of the amount of intangible assets since December 31, 2012, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.

        "Treasury Rate" means, as of the applicable redemption date, as determined by the Issuers, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to either, at the sole discretion of the Issuers, (a) such redemption date or (b) the date a notice of redemption is delivered (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2016; provided, however, that if the period from such redemption date to April 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Officer" means:

  (1)
  any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject, and

  (2)
  who shall have direct responsibility for the administration of the indenture.

        "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Holdings in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary;

        Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of the Restricted Subsidiaries (other than pursuant to customary Liens on related arrangements under any oil and natural gas royalty trust or master limited partnership); provided, further, however, that either:

  (a)
  the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

  (b)
  if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

    (x)
    (1) Holdings could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or (2) the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries would be no less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

    (y)
    no Event of Default shall have occurred and be continuing.

        Any such designation by Holdings shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are:

  (1)
  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

  (2)
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

        "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertaking and obligations in connection therewith.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

        "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

 BOOK-ENTRY; DELIVERY AND FORM

        The outstanding notes are, and the exchange notes will be, represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of Cede & Co., DTC's nominee.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, shown on, and transfer of principal amount of the global notes to the accounts of the DTC participants designated by the initial purchasers; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records, maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note.

Exchanges Among the Global Notes

        Transfers involving exchanges of beneficial interests between global notes will be effected in DTC by means of an instruction originated by the applicable Trustee through DTC's Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of a global note and a corresponding increase in the principal amount of another global note. Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in the other global note will, upon transfer, cease to be an interest in such global note and will become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other global note for so long as it remains such an interest.

Book-Entry Procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        Investors in the global notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system, including the Euroclear System or Clearstream Banking, S.A. (as indirect participants in DTC). All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, oil the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note to DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in their respective settlement systems. However, DTC, Euroclear and Clearstream are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC. Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or certain other events provided in the indenture should occur.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain U.S. federal income tax considerations relevant to the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects relating thereto. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the statements made and conclusions reached in the following discussion.

        This discussion does not address all U.S. federal income tax consequences that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as:

  •
  dealers in securities or currencies;

  •
  traders in securities that have elected the mark-to-market method of accounting for their securities;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons holding notes as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction;

  •
  U.S. expatriates;

  •
  financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  persons subject to the alternative minimum tax;

  •
  entities that are tax-exempt for U.S. federal income tax purposes; and

  •
  partnerships and other pass-through entities and holders of interests therein.

        Holders of notes should consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any, state, local, foreign, or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange Pursuant to the Exchange Offer

        The exchange of outstanding notes for exchange notes in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes exchanged therefor and, subject to the discussion below, the same tax consequences to holders as the outstanding notes have to holders, including the same issue price, adjusted tax basis and holding period.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of the exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For such period of time as such broker-dealers subject to the prospectus delivery requirements of the Securities Act must comply with such requirements, from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 VALIDITY OF THE SECURITIES

        The validity of the exchange notes and the guarantees thereof will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements of Athlon Holdings LP at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Hibernia Energy, LLC as of and for the year ended December 31, 2013 appearing in this Prospectus and Registration Statement have been audited by Weaver and Tidwell, L.L.P., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing. The schedule of direct operating revenues and direct operating expenses of the Piedra Energy II, LLC assets for the year ended December 31, 2013 appearing in this Prospectus and Registration Statement have been audited by Weaver and Tidwell, L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

        The information included in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based on proved reserve reports prepared by Cawley, Gillespie & Associates, Inc., our independent petroleum engineers. These estimates are included in this prospectus in reliance upon the authority of such firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-4 under the Securities Act with the Commission with respect to the issuance of the exchange notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the SEC. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware that the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.

        This prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

        We are subject to the informational requirements of the Exchange Act and accordingly file reports and other information with the SEC. These reports and other information may be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information regarding the public reference room. In addition, our filings with the SEC are also available to the public on the SEC's Internet Web Site at http://www.sec.gov. We will also provide you, free of charge, with a copy of the Notes and the Secured Senior Notes Indenture.

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER
7 3/8% NOTES DUE 2021 (CUSIP NOS. 047478 AA0 and U04793 AA0) OF
ATHLON HOLDINGS LP AND
ATHLON FINANCE CORP.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS
DATED                , 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON              , 2014 (THE "EXPIRATION DATE"), UNLESS THE EXCHANGE OFFER IS
EXTENDED BY THE ISSUERS.

The Exchange Agent for the Exchange Offer is:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Delivery by Registered	Facsimile Transmissions:	Overnight Delivery
or Certified Mail:	(Eligible Institutions Only)	or Regular Mail:
Wells Fargo Bank, National Association	(612) 667-6282	Wells Fargo Bank, National Association
Corporate Trust Operations		Corporate Trust Operations
MAC N9303-121	To Confirm by Telephone	MAC N9303-121
P.O. Box 1517	or for Information Call:	Sixth & Marquette Avenue
Minneapolis, MN 55480		Minneapolis, MN 55479
(800) 344-5128

        If you wish to exchange your issued and outstanding 7 3/8% Senior Notes due 2021 (CUSIP Nos. 047478 AA0 and U04793 AA0) (the "Outstanding Notes"), for an equal aggregate principal amount of newly issued 7 3/8% Senior Notes due 2021 (CUSIP No. 047478 AB8) with materially identical terms that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the exchange offer (the "Exchange Notes"), you must validly tender (and not withdraw) your Outstanding Notes to the Exchange Agent prior to the Expiration Date.

        We refer you to the Prospectus, dated                , 2014 (the "Prospectus"), of Athlon Holdings LP ("Athlon Holdings") and Athlon Finance Corp. ("Finance Corp." and, together with Athlon Holdings, the "Issuers") and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Issuers' offer (the "Exchange Offer") to exchange the Outstanding Notes for a like aggregate principal amount of Exchange Notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term "Expiration Date" shall mean the latest date to which such Exchange Offer is extended. The Issuers shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral (promptly followed in writing) or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program ("ATOP") of The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus under the caption "The Exchange Offer—Procedures for Tendering." DTC participants that are accepting an Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer generated message known as an "agent's message" to the Exchange Agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your Outstanding Notes; and

  •
  you agree to be bound by the terms of this Letter of Transmittal.

        BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

 PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.
By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.
By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of Outstanding Notes.

3.
You understand that the tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuers as to the terms and conditions set forth in the Prospectus.

4.
By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "SEC"), including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and any such holder that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act), provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such Exchange Notes.

5.
By tendering Outstanding Notes in the Exchange Offer, you hereby represent and warrant that:

(a)
the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b)
you are not engaging, do not intend to engage and have no arrangement or understanding with an person to participate, in the distribution of Outstanding Notes or Exchange Notes within the meaning of the Securities Act;

(c)
you are not an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuers;

(d)
if you are a broker-dealer, that you will receive the Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such Exchange Notes and that you cannot rely on the position of the staff of the SEC set forth in certain no-action letters; and

(e)
you understand that a secondary resale transaction described in clause 5(d) above and any resales of the Exchange Notes obtained in exchange for the Outstanding Notes originally acquired from the Partnership should be covered by an effective registration statement containing the selling noteholder information required by Item 507 or Item 508, as applicable, of Regulation S-K.

  You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated April 17, 2013 (the "Registration Rights Agreement"), by and among the Issuers and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Dealer Manager"). Such election may be made by notifying the Issuers in writing at 420 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, Attention: Robert C. Reeves. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Issuers, each of the directors of the Issuers, each of the officers of the Issuers who signs such shelf registration statement, each other selling holder of Outstanding Notes, and each person, if any, who controls the Issuers, the Dealer Manager and any other selling holder of Outstanding Notes within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages or liabilities that arise out of, or are based upon, (1) any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (2) any untrue statement or alleged untrue statement of a material fact contained in any prospectus or any free writing prospectus, or any "issuer information" filed or required to be filed pursuant to Rule 433(d) under the Securities Act ("issuer information"), or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case made in reliance upon and in conformity with any information relating to you furnished to the Issuers in writing by you expressly for use in any shelf registration statement, any prospectus, any free writing prospectus and any issuer information. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6.
If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

7.
If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

8.
Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

 INSTRUCTIONS FORMING PART OF THE
TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.     Book-Entry Confirmations.

        Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Outstanding Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as Agent's Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.     Partial Tenders.

        Tenders of the Outstanding Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.     Validity of Tenders.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Issuers, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.     Waiver of Conditions.

        The Issuers reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.     No Conditional Tender.

        No alternative, conditional, irregular or contingent tender of Outstanding Notes will be accepted.

6.     Request for Assistance or Additional Copies.

        Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.     Withdrawal.

        Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption "The Exchange Offer—Withdrawal of Tenders."

8.     No Guarantee of Late Delivery.

        There is no procedure for guarantee of late delivery in the Exchange Offer.

        IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

GLOSSARY

        The terms defined in this section are used throughout this prospectus:

        "3-D seismic."    Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

        "Basin."    A large natural depression on the earth's surface in which sediments generally brought by water accumulate.

        "Bbl."    One stock tank barrel, of 42 U.S. gallons liquid volume, used in reference to crude oil, condensate or natural gas liquids.

        "Bbl/D."    One Bbl per day.

        "Bcf."    One billion cubic feet of natural gas.

        "BOE."    One barrel of oil equivalent, with 6,000 cubic feet of natural gas being equivalent to one barrel of oil.

        "BOE/D."    One barrel of oil equivalent per day.

        "British thermal unit (Btu)."    The heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

        "Cash operating items."    Equals lease operating expense plus production, severance and ad valorem tax, processing, gathering and overhead and general and administrative expense less non-cash equity-based compensation expense and acquisition costs.

        "Completion."    The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

        "Condensate."    A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

        "Developed acreage."    The number of acres that are allocated or assignable to productive wells or wells capable of production.

        "Development capital."    Expenditures to obtain access to proved reserves and to construct facilities for producing, treating and storing hydrocarbons.

        "Development well."    A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

        "Dry hole."    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

        "Economically producible."    A resource that generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. For a complete definition of economically producible, refer to the SEC's Regulation S-X, Rule 4-10(a)(10).

        "Enhanced recovery."    The recovery of hydrocarbons through the injection of liquids or gases into the reservoir, supplementing its natural energy. Enhanced recovery methods are often applied when production slows due to depletion of the natural pressure.

        "Exploratory well."    A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.

        "Finding and Development (F&D) costs."    F&D costs are calculated by dividing the sum of property acquisition costs, exploration costs and development costs for the year, by the sum of proved reserve extensions, discoveries, acquisitions and revisions for the year.

        "Field."    An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations. For a complete definition of field, refer to the SEC's Regulation S-X, Rule 4-10(a)(15).

        "Formation."    A layer of rock which has distinct characteristics that differ from nearby rock.

        "GAAP."    Accounting principles generally accepted in the United States.

        "Gross acres" or "Gross wells."    The total acres or wells, as the case may be, in which an entity owns a working interest.

        "Held by production acreage."    Acreage covered by a mineral lease that perpetuates a company's right to operate a property as long as the property produces a minimum paying quantity of oil or gas.

        "Horizontal drilling."    A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

        "Infill wells."    Wells drilled into the same pool as known producing wells so that oil or natural gas does not have to travel as far through the formation.

        "IRS."    Internal Revenue Service.

        "Lease operating expense (LOE)."    All direct and allocated indirect costs of lifting hydrocarbons from a producing formation to the surface constituting part of the current operating expenses of a working interest. Such costs include labor, superintendence, supplies, repairs, maintenance, allocated overhead charges, workover, insurance and other expenses incidental to production, but exclude lease acquisition or drilling or completion expenses.

        "LIBOR."    London Interbank Offered Rate.

        "MBbl."    One thousand barrels of crude oil, condensate or NGLs.

        "MBOE."    One thousand barrels of oil equivalent.

        "Mcf."    One thousand cubic feet of natural gas.

        "Mcf/d."    One thousand cubic feet of natural gas per day.

        "MMBbl."    One million barrels of crude oil, condensate or NGLs.

        "MMBOE."    One million barrels of oil equivalent.

        "MMBtu."    One million British thermal units.

        "MMcf."    One million cubic feet of natural gas.

        "Natural gas liquids (NGLs)."    The combination of ethane, propane, butane, isobutane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

        "Net acres" or "Net wells."    The percentage of total acres or wells, as the case may be, an owner has out of a particular number of gross acres or wells. For example, an owner who has 50% interest in 100 gross acres owns 50 net acres.

        "Net revenue interest."    An owner's interest in the revenues of a well after deducting proceeds allocated to royalty and overriding interests.

        "NYMEX."    The New York Mercantile Exchange.

        "Operator."    The entity responsible for the exploration, development and production of a well or lease.

        "Present value of future net revenues (PV-10)."    The estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC.

        "Productive well."    A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

        "Proved developed reserves."    Proved reserves that can be expected to be recovered:

  (i)
  Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared with the cost of a new well; or

  (ii)
  Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

        "Proved reserves."    Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence, the project within a reasonable time. For a complete definition of proved oil and natural gas reserves, refer to the SEC's Regulation S-X, Rule 4-10(a)(22).

        "Proved undeveloped reserves (PUDs)."    Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

        Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

        Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time.

        Under no circumstances shall estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

        "Reasonable certainty."    A high degree of confidence. For a complete definition of reasonable certainty, refer to the SEC's Regulation S-X, Rule 4-10(a)(24).

        "Recompletion."    The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

        "Reliable technology."    A grouping of one or more technologies (including computational methods) that have been field tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

        "Reserves."    Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development prospects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and natural gas or related substances to market and all permits and financing required to implement the project.

        "Reservoir."    A porous and permeable underground formation containing a natural accumulation of producible hydrocarbons that is confined by impermeable rock or water barriers and is separate from other reservoirs.

        "Royalty."    An interest in an oil and natural gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds from the sale thereof), but does not require the owner to pay any portion of the production or development costs on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

        "SEC."    The United States Securities and Exchange Commission.

        "Spacing."    The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g.,  40-acre spacing, and is often established by regulatory agencies.

        "Stacked pay."    Multiple geological zones that potentially contain hydrocarbons and are arranged in a vertical stack.

        "Standardized Measure."    The present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using 12-month first-day-of-the-month oil and natural gas average prices, as adjusted for basis or location differentials, held constant over the life of the reserves and costs in effect as of the date of estimation), less future development and production costs and income taxes, and discounted at 10% per annum to reflect the timing of future net revenue. Standardized Measure does not give effect to derivative transactions.

        "Undeveloped acreage."    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or natural gas regardless of whether such acreage contains proved reserves.

        "Wellbore."    The hole drilled by the bit that is equipped for oil or gas production on a completed well. Also called well or borehole.

        "Working interest."    The right granted to the lessee of a property to explore for and to produce and own oil, natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis.

        "Workover."    Operations on a producing well to restore or increase production.

        "WTI."    West Texas Intermediate crude oil, which is a light, sweet crude oil, characterized by an American Petroleum Institute gravity, or API gravity, between 39 and 41 and a sulfur content of approximately 0.4 weight percent that is used as a benchmark for other crude oils.

ATHLON HOLDINGS LP
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
INTRODUCTION

        Athlon Holdings LP ("Holdings"), a Delaware limited partnership, is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin. On June 2, 2014 and June 3, 2014, Holdings acquired certain oil and natural gas properties and related assets in the Midland Basin from Hibernia Holdings, LLC ("Hibernia") and Piedra Energy II, LLC ("Piedra"), respectively, for approximately $675.1 million in cash, in the aggregate (the "Acquisitions"). The accompanying unaudited pro forma financial statements give effect to the Acquisitions, including related financing transactions. The unaudited pro forma balance sheet assumes that the Acquisitions and related financing transactions occurred on March 31, 2014. The unaudited pro forma statements of operations assume that the Acquisitions and related financing transactions occurred on January 1, 2013.

        The accompanying unaudited pro forma financial statements should be read together with:

  •
  Holdings' unaudited consolidated financial statements as of and for the quarter ended March 31, 2014 included elsewhere in this prospectus;

  •
  Holdings' audited consolidated financial statements as of and for the year ended December 31, 2013 included elsewhere in this prospectus;

  •
  Hibernia Energy LLC's unaudited consolidated financial statements as of and for the quarter ended March 31, 2014 included elsewhere in this prospectus;

  •
  Hibernia Energy LLC's audited consolidated financial statements as of and for the year ended December 31, 2013 included elsewhere in this prospectus;

  •
  Piedra's unaudited Schedule of Direct Operating Revenues and Direct Operating Expenses of Certain Oil and Natural Gas Properties for the quarter ended March 31, 2014 included elsewhere in this prospectus; and

  •
  Piedra's audited Schedule of Direct Operating Revenues and Direct Operating Expenses of Certain Oil and Natural Gas Properties for the year ended December 31, 2013 included elsewhere in this prospectus.

        The accompanying unaudited pro forma financial statements were derived by making certain adjustments to Holdings' historical consolidated financial statements. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

        The unaudited pro forma financial statements and related notes are presented for illustrative purposes only. If the Acquisitions and related financing transactions had occurred in the past, Holdings' operating results might have been materially different from those presented in the unaudited pro forma financial statements. The unaudited pro forma financial statements should not be relied upon as an indication of operating results that Holdings would have achieved if the Acquisitions and related financing transactions had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma statements of operations and should not be relied on as an indication of the future results Holdings will have after the completion of the Acquisitions and related financing transactions.

ATHLON HOLDINGS LP

UNAUDITED PRO FORMA BALANCE SHEET

March 31, 2014

(in thousands)

	Holdings Historical	Hibernia Energy LLC Historical	Stock Offering Pro Forma Adjustments		Notes Offering Pro Forma Adjustments		Pro Forma Adjustments		Pro Forma as Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$5,363	$4,118	$570,829	(a)	$639,114	(b)	$(1,420)	(c)	$489,280
							(49,000)	(d)
							(679,268)	(e)
							(456)	(f)
Accounts receivable	63,434	6,520	—		—		(6,520)	(e)	63,434
Inventory	853	—	—		—		1,258	(e)	2,111
Deferred taxes	22	—	—		—		—		22
Other	1,348	170	—		—		(170)	(e)	1,348

Total current assets	71,020	10,808	570,829		639,114		(735,576)		556,195

Oil and natural gas properties and equipment, at cost—full cost method:
Evaluated properties, including wells and related equipment	1,431,200	162,246	—		—		250,631	(e)	1,844,077
Unevaluated properties	139,502	—	—		—		262,558	(e)	402,060
Accumulated depletion, depreciation, and amortization	(188,798)	(6,908)	—		—		6,908	(e)	(188,798)

	1,381,904	155,338	—		—		520,097		2,057,339

Derivatives, at fair value	1,505	—	—		—		—		1,505
Debt issuance costs	14,110	540	—		10,886	(b)	1,420	(c)	26,416
							(540)	(e)
Acquisition deposits	4,400	—	—		—		—		4,400
Other	1,364	146	—		—		(146)	(e)	1,364

Total assets	$1,474,303	$166,832	$570,829		$650,000		$(214,745)		$2,647,219

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable:
Trade	$2,180	$15,265	$—		$—		$(15,265)	(e)	$2,180
Intercompany	1,910	—	—		—		—		1,910
Accrued liabilities:
Lease operating	6,625	—	—		—		—		6,625
Production, severance, and ad valorem taxes	3,825	—	—		—		362	(e)	4,187
Development capital	83,427	—	—		—		—		83,427
Interest	17,049	332	—		—		(332)	(e)	17,049
Derivatives, at fair value	14,013	1,668	—		—		(1,668)	(e)	14,013
Revenue payable	23,400	19	—		—		15	(e)	23,434
Other	2,803	—	—		—		—		2,803

Total current liabilities	155,232	17,284	—		—		(16,888)		155,628
Asset retirement obligations, net of current portion	7,795	910	—		—		237	(e)	8,942
Long-term debt	549,000	71,000	—		650,000	(b)	(49,000)	(d)	1,150,000
							(71,000)	(e)
Deferred taxes	4,141	—	—		—		—		4,141
Other	99	768	—		—		(768)	(e)	99

Total liabilities	716,267	89,962	—		650,000		(137,419)		1,318,810

Commitments and contingencies
Partners'/members' equity	758,036	76,870	570,829		—		(76,870)		1,328,409
							(456)	(e)

Total liabilities and equity	$1,474,303	$166,832	$570,829		$650,000		$(214,745)		$2,647,219

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ATHLON HOLDINGS LP

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Quarter Ended March 31, 2014

(in thousands, except per unit amounts)

	Holdings Historical	Hibernia Energy LLC Historical	Piedra Historical	Stock Offering Pro Forma Adjustments		Notes Offering Pro Forma Adjustments		Pro Forma Adjustments		Pro Forma as Adjusted
Oil and natural gas revenues	$105,669	$12,536	$8,451	$—		$—		$—		$126,656

Expenses:
Production	17,488	1,367	1,010	—		—		—		19,865
Depletion, depreciation, and amortization	28,076	2,787	—	—		—		2,809	(d)	33,672
General and administrative	7,428	987	—	—		—		—		8,415
Acquisitions costs	618	—	—	—		—		(361)	(e)	257
Derivative fair value loss	11,180	2,189	—	—		—		—		13,369
Accretion of discount on asset retierment obligations	195	6	—	—		—		22	(f)	223

Total expenses	64,985	7,336	1,010	—		—		2,470		75,801

Operating income	40,684	5,200	7,441	—		—		(2,470)		50,855

Other income (expenses):
Interest expense	(9,178)	(492)	—	—		(10,085)	(b)	(291)	(g)	(20,046)
Other	3	1	—	—		—		—		4

Total other expenses	(9,175)	(491)	—	—		(10,085)		(291)		(20,042)

Income (loss) before income taxes	31,509	4,709	7,441	—		(10,085)		(2,761)		30,813
Income tax provision (benefit)	340	—	—	—		—		(8)	(h)	332

Net income (loss)	$31,169	$4,709	$7,441	$—		$(10,085)		$(2,753)		$30,481

Net income per unit:
Basic	$0.37									$0.31
Diluted	$0.37									$0.31
Weighted average limited partner units outstanding:
Basic	83,985			14,806	(a)					98,791
Diluted	83,985			14,806	(a)					98,791

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ATHLON HOLDINGS LP

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

(in thousands, except per unit amounts)

	Holdings Historical	Hibernia Energy LLC Historical	Piedra Historical	Stock Offering Pro Forma Adjustments		Notes Offering Pro Forma Adjustments		Pro Forma Adjustments		Pro Forma as Adjusted
Oil and natural gas revenues	$299,373	$17,595	$28,862	$—		$—		$2,006	(c)	$347,836

Expenses:
Production	53,046	2,564	5,640	—		—		692	(c)	61,942
Depletion, depreciation, and amortization	87,171	3,417	—	—		—		8,807	(d)	99,395
General and administrative	20,465	3,340	—	—		—		—		23,805
Contract termination fee	2,408	—	—	—		—		—		2,408
Acquisitions costs	421	—	—	—		—		818	(e)	1,239
Derivative fair value loss	18,115	1,821	—	—		—		—		19,936
Accretion of discount on asset retierment obligations	675	19	—	—		—		89	(f)	783

Total expenses	182,301	11,161	5,640	—		—		10,406		209,508

Operating income	117,072	6,434	23,222	—		—		(8,400)		138,328

Other income (expenses):
Interest expense	(36,669)	(1,160)	—	—		(40,902)	(b)	(58)	(g)	(78,789)
Other	35	160	—	—		—		—		195

Total other expenses	(36,634)	(1,000)	—	—		(40,902)		(58)		(78,594)

Income (loss) before income taxes	80,438	5,434	23,222	—		(40,902)		(8,458)		59,734
Income tax provision (benefit)	1,528	—	—	—		—		(393)	(h)	1,135

Net income (loss)	$78,910	$5,434	$23,222	$—		$(40,902)		$(8,065)		$58,599

Net income per unit:
Basic	$1.04									$0.65
Diluted	$1.04									$0.65
Weighted average limited partner units outstanding:
Basic	74,771			14,806	(a)					89,577
Diluted	74,771			14,806	(a)					89,577

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ATHLON HOLDINGS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Note 1. Basis of Presentation

        Holdings' historical financial information as of and for the three months ended March 31, 2014 is derived from Holdings' consolidated financial statements, which are included elsewhere in this prospectus. Holdings' historical financial information for the year ended December 31, 2013 is derived from Holdings' consolidated financial statements, which are included elsewhere in this prospectus.

        Hibernia Energy LLC's historical financial information as of and for the three months ended March 31, 2014 is derived from its unaudited consolidated financial statements, which are included elsewhere in this prospectus. Hibernia Energy LLC's historical financial information for the year ended December 31, 2013 is derived from its audited consolidated financial statements, which are included elsewhere in this prospectus.

        Piedra's historical financial information for the three months ended March 31, 2014 is derived from its unaudited Schedule of Direct Operating Revenues and Direct Operating Expenses of Certain Oil and Natural Gas Properties, which is included elsewhere in this prospectus. Piedra's historical financial information for the year ended December 31, 2013 is derived from its audited Schedule of Direct Operating Revenues and Direct Operating Expenses of Certain Oil and Natural Gas Properties, which is included elsewhere in this prospectus. Piedra's Schedules of Direct Operating Revenues and Direct Operating Expenses of Certain Oil and Natural Gas Properties are not intended to be a complete presentation of the results of operations of the properties, as they do not include general and administrative expenses, effects of derivative transactions, interest income or expense, depreciation, depletion, and amortization, any provision for income tax expenses, and other income and expense items not directly associated with direct operating revenues from natural gas, natural gas liquids, and crude oil. As such, they are not indicative of the operating results of the Piedra assets going forward.

        For purposes of the unaudited pro forma balance sheet, it is assumed that the Acquisitions and related financing transactions occurred on March 31, 2014. For purposes of the unaudited pro forma statements of operations, it is assumed that the Acquisitions and related financing transactions occurred on January 1, 2013.

Note 2. Pro Forma Adjustments and Assumptions

        Holdings made the following adjustments and assumptions in the preparation of the unaudited pro forma balance sheet:

  (a)
  Reflects gross proceeds of approximately $592.3 million from Athlon Energy Inc.'s April 2014 issuance and sale of 14,806,250 shares of common stock at an offering price of $40.00 per share, net of underwriting discounts and commissions of approximately $20.7 million, in the aggregate, and additional offering expenses of approximately $0.7 million.

  (b)
  Reflects gross proceeds of $650 million from the May 2014 issuance of 6% senior notes due 2022 (the "2022 Notes"), net of initial purchasers' gross spread of approximately $9.8 million, in the aggregate, and additional debt issuance costs of approximately $1.1 million.

  (c)
  On April 11, 2014, Holdings received firm commitments from the lenders under its credit agreement to increase the borrowing base from $525 million to $1.0 billion. Reflects estimated debt issuance costs associated with this borrowing base redetermination. The borrowings base was ultimately increased to $837.5 million as a result of the issuance of the 2022 Notes.

ATHLON HOLDINGS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

Note 2. Pro Forma Adjustments and Assumptions (Continued)

  (d)
  Reflects the use of a portion of the net proceeds from Athlon Energy Inc.'s April 2014 issuance and sale of 14,806,250 shares of common stock to eliminate outstanding borrowings under Holdings' credit agreement.

  (e)
  To eliminate the assets, liabilities, and members' equity not acquired or assumed from Hibernia in the Acquisitions, to record the Acquisitions for $675.1 million in cash, and to allocate the purchase price to the assets acquired and liabilities assumed. The allocation of the purchase price to the assets acquired and liabilities assumed is preliminary and, therefore, subject to change.

    The allocation of the purchase price of the Acquisitions to the fair value of the assets acquired and liabilities assumed is as follows (in thousands):

Evaluated properties, including wells and related equipment	$412,877
Unevaluated properties	262,558
Inventory	1,258

Total assets acquired	676,693

Accrued production, severance, and ad valorem taxes	362
Revenues payable	34
Asset retirement obligations	1,147

Total liabilities assumed	1,543

Fair value of net assets acquired	$675,150

  (f)
  Reflects estimated incremental acquisition costs incurred in connection with the consummation of the Acquisitions. As of March 31, 2014, Holdings had incurred $0.4 million of acquisitions costs and expects total acquisitions costs to be approximately $0.8 million.

        Holdings made the following adjustments and assumptions in the preparation of the unaudited pro forma statements of operations:

  (a)
  Reflects Athlon Energy Inc.'s April 2014 issuance and sale of 14,806,250 shares of common stock. Holdings' Amended and Restated Agreement of Limited Partnership provides that at any time Athlon Energy Inc. issues a share of common stock other than pursuant to an incentive plan or an exchange transaction, the net proceeds or other consideration received by Athlon Energy Inc. with respect to such share, if any, shall be concurrently contributed to Holdings and Holdings shall issue to Athlon Energy Inc. one New Holdings Unit registered in the name of Athlon Energy Inc.

  (b)
  Reflects estimated incremental interest expense and amortization of debt issuance costs associated with the issuance of the 2022 Notes.

  (c)
  A portion of the assets acquired by Hibernia were acquired by them during May 2013. Reflects the incremental oil and natural gas revenues and production costs associated with those assets from January 1, 2013 through the date Hibernia acquired them.

  (d)
  Reflects incremental depletion, depreciation, and amortization of oil and natural gas properties associated with the Acquisitions. Costs associated with evaluated properties are

ATHLON HOLDINGS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

Note 2. Pro Forma Adjustments and Assumptions (Continued)

    amortized using a unit-of-production basis under the full cost method of accounting for oil and natural gas properties.

  (e)
  Reflects estimated acquisition costs incurred in connection with the consummation of the Acquisitions. As of March 31, 2014, Holdings had incurred $0.4 million of acquisitions costs and expects total acquisitions costs to be approximately $0.8 million.

  (f)
  Reflects incremental accretion of discount on asset retirement obligations associated with the Acquisitions.

  (g)
  Reflects an increase in unused commitment fees and amortization of debt issuance costs related to Holdings' credit agreement, partially offset by the elimination of interest expense associated with outstanding borrowings under Holdings' credit agreement. On a pro forma basis, there would have been no outstanding borrowings under Holdings' credit agreement as of January 1, 2013.

    A 1/8% change in LIBOR would have no effect on Holdings' interest expense as there would have been no variable rate debt outstanding during the periods presented on a pro forma basis.

  (h)
  Reflects estimated decrease in income tax provision associated with the reduction in operating income from the Acquisitions and the pro forma adjustments using Holdings' effective tax rate of 1.1% and 1.9% for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

Note 3. Pro Forma Earnings Per Unit

        As a result of the aforementioned provision in Holdings' Amended and Restated Agreement of Limited Partnership, Athlon's unvested stock awards are dilutive to Holdings earnings per unit

ATHLON HOLDINGS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

Note 3. Pro Forma Earnings Per Unit (Continued)

("EPU") calculations. The following table reflects the pro forma EPU computations for the periods indicated:

	Three months ended March 31, 2014	Year ended December 31, 2013
	(in thousands, except per unit amounts)
Basic EPS
Numerator:
Undistributed net income attributable to unitholders	$30,481	$58,599
Participation rights of unvested stock awards in undistributed earnings	(262)	(422)

Basic undistributed net income attributable to unitholders	$30,219	$58,177

Denominator:
Basic weighted average units outstanding	98,791	89,577

Basic EPU attributable to unitholders	$0.31	$0.65

Diluted EPS
Numerator:
Undistributed net income attributable to unitholders	$30,481	$58,599
Participation rights of unvested stock awards in undistributed earnings	(262)	(422)

Diluted undistributed net income attributable to unitholders	$30,219	$58,177

Denominator:
Diluted weighted average units outstanding	98,791	89,577

Diluted EPU attributable to unitholders	$0.31	$0.65

Note 4. Supplementary Information

        There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those included herein. The accuracy of any reserve estimate is a function of the quality of available data and engineering, and estimates may justify revisions based on the results of drilling, testing, and production activities. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral to management's analysis of impairment of oil and natural gas properties and the calculation of depletion, depreciation, and amortization on these properties. Natural gas volumes include natural gas liquids.

ATHLON HOLDINGS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

Note 4. Supplementary Information (Continued)

        Holdings' estimated pro forma net quantities of proved reserves were as follows as of December 31, 2013:

	Holdings Historical	Hibernia Historical	Piedra Historical	Total Pro Forma
Proved developed reserves:
Oil (MBbls)	26,436	4,159	2,414	33,009
Natural gas (MMcf)	121,820	10,067	8,242	140,129
Combined (MBOE)	46,740	5,837	3,787	56,364
Proved undeveloped reserves:
Oil (MBbls)	44,738	9,695	6,868	61,301
Natural gas (MMcf)	214,718	23,012	23,247	260,977
Combined (MBOE)	80,524	13,530	10,743	104,797
Proved reserves:
Oil (MBbls)	71,174	13,854	9,282	94,310
Natural gas (MMcf)	336,538	33,079	31,489	401,106
Combined (MBOE)	127,264	19,367	14,530	161,161

        The changes in Holdings' pro forma proved reserves were as follows for 2013:

	Holdings Historical			Hibernia Historical			Piedra Historical			Total Pro Forma
	Oil (MBbls)	Natural Gas (MMcf)	Oil Equivalent (MBOE)	Oil (MBbls)	Natural Gas (MMcf)	Oil Equivalent (MBOE)	Oil (MBbls)	Natural Gas (MMcf)	Oil Equivalent (MBOE)	Oil (MBbls)	Natural Gas (MMcf)	Oil Equivalent (MBOE)
Balance, December 31, 2012	49,423	219,333	85,979	3,176	6,991	4,341	9,688	23,624	13,625	62,287	249,948	103,945
Purchases of minerals-in-place	495	2,059	838	8,288	18,262	11,332	—	—	—	8,783	20,321	12,170
Extensions and discoveries	23,895	102,820	41,031	2,248	4,977	3,078	—	—	—	26,143	107,797	44,109
Revisions of previous estimates	43	22,977	3,874	304	3,220	840	(139)	8,527	1,282	208	34,724	5,996
Production	(2,682)	(10,651)	(4,458)	(162)	(371)	(224)	(267)	(662)	(377)	(3,111)	(11,684)	(5,059)

Balance, December 31, 2013	71,174	336,538	127,264	13,854	33,079	19,367	9,282	31,489	14,530	94,310	401,106	161,161

        The following is a pro forma standardized measure of the discounted net future cash flows and changes applicable to proved reserves. The future net cash flows are discounted at 10% per year and assume continuation of existing economic conditions.

        In management's opinion, the standardized measure of discounted future net cash flows should be examined with caution. The basis for this table is the reserve studies prepared by petroleum engineers, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flows is not necessarily indicative of the fair value of Holdings' evaluated oil and natural gas properties.

        The data presented should not be viewed as representing the expected cash flow from or current value of, existing proved reserves since the computations are based on a large number of estimates and

ATHLON HOLDINGS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

Note 4. Supplementary Information (Continued)

arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. Actual future prices and costs are likely to be substantially different from the prices and costs utilized in the computation of reported amounts.

        Holdings' pro forma standardized measure of discounted future net cash flows was as follows as of December 31, 2013:

	Holdings Historical	Hibernia Historical	Piedra Historical	Total Pro Forma
	(in thousands)
Future cash inflows	$8,053,437	$1,491,194	$1,073,809	$10,618,440
Future production costs	(2,421,186)	(326,331)	(321,907)	(3,069,424)
Future development costs	(1,242,817)	(202,159)	(160,555)	(1,605,531)
Future income taxes	(56,374)	(10,438)	(7,517)	(74,329)

Future net cash flows	4,333,060	952,266	583,830	5,869,156
10% annual discount	(2,721,172)	(605,100)	(369,043)	(3,695,315)

Standardized measure of discounted estimated future net cash flows	$1,611,888	$347,166	$214,787	$2,173,841

ATHLON HOLDINGS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

Note 4. Supplementary Information (Continued)

        The changes in Holdings' pro forma standardized measure of discounted estimated future net cash flows were as follows for 2013:

	Holdings Historical	Hibernia Historical	Piedra Historical	Total Pro Forma
	(in thousands)
Net change in prices and production costs	$250,716	$40,254	$1,918	$292,888
Purchases of minerals-in-place	11,601	127,844	—	139,445
Extensions, discoveries, and improved recovery	448,208	60,044	—	508,252
Revisions of previous quantity estimates	50,202	15,232	19,199	84,633
Production, net of production costs	(246,327)	(15,031)	(23,223)	(284,581)
Previously estimated development costs incurred during the period	130,900	6,292	23,238	160,430
Accretion of discount	86,658	13,315	17,172	117,145
Change in estimated future development costs	(17,389)	31,100	554	14,265
Net change in income taxes	(7,948)	(2,968)	(343)	(11,259)
Change in timing and other	54,353	13,350	6,974	74,677

Net change in standardized measure	760,974	289,432	45,489	1,095,895
Standardized measure, beginning of year	850,914	57,734	169,298	1,077,946

Standardized measure, end of year	$1,611,888	$347,166	$214,787	$2,173,841

ATHLON HOLDINGS LP

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,363	$113,025
Accounts receivable	63,434	48,238
Inventory	853	928
Deferred taxes	22	10
Other	1,348	487

Total current assets	71,020	162,688

Properties and equipment, at cost—full cost method:
Evaluated properties, including wells and related equipment	1,431,200	1,244,178
Unevaluated properties	139,502	89,859
Accumulated depletion, depreciation, and amortization	(188,798)	(160,779)

	1,381,904	1,173,258

Derivatives, at fair value	1,505	2,330
Debt issuance costs	14,110	14,679
Acquisition deposits	4,400	—
Other	1,364	1,447

Total assets	$1,474,303	$1,354,402

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable:
Trade	$2,180	$459
Intercompany	1,910	1,240
Accrued liabilities:
Lease operating	6,625	6,563
Production, severance, and ad valorem taxes	3,825	2,550
Development capital	83,427	68,059
Interest	17,049	7,790
Derivatives, at fair value	14,013	8,354
Revenue payable	23,400	20,513
Other	2,803	2,795

Total current liabilities	155,232	118,323
Asset retirement obligations, net of current portion	7,795	6,795
Long-term debt	549,000	500,000
Deferred taxes	4,141	3,936
Other	99	101

Total liabilities	716,267	629,155

Commitments and contingencies
Partners' equity	758,036	725,247

Total liabilities and equity	$1,474,303	$1,354,402

The accompanying notes are an integral part of these consolidated financial statements.

ATHLON HOLDINGS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

(unaudited)

	Three months ended March 31,
	2014	2013
Revenues:
Oil	$87,082	$45,659
Natural gas	7,425	3,367
Natural gas liquids	11,162	5,720

Total revenues	105,669	54,746

Expenses:
Production:
Lease operating	10,736	7,237
Production, severance, and ad valorem taxes	6,752	3,739
Depletion, depreciation, and amortization	28,076	18,053
General and administrative	7,428	3,282
Acquisition costs	618	57
Derivative fair value loss	11,180	6,849
Accretion of discount on asset retirement obligations	195	149

Total expenses	64,985	39,366

Operating income	40,684	15,380

Other income (expenses):
Interest	(9,178)	(4,474)
Other	3	—

Total other expenses	(9,175)	(4,474)

Income before income taxes	31,509	10,906
Income tax provision	340	27

Net income	$31,169	$10,879

Net income per unit:
Basic	$0.37	$0.16
Diluted	$0.37	$0.16
Weighted average limited partner units outstanding:
Basic	83,985	68,196
Diluted	83,985	68,196

The accompanying notes are an integral part of these consolidated financial statements.

ATHLON HOLDINGS LP

CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' EQUITY

(in thousands)

(unaudited)

Balance at December 31, 2013	$725,247
Equity-based compensation	3,884
Net distributions to Athlon Energy Inc.	(2,264)
Net income	31,169

Balance at March 31, 2014	$758,036

The accompanying notes are an integral part of these consolidated financial statements.

ATHLON HOLDINGS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$31,169	$10,879
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and amortization	28,076	18,053
Deferred taxes	193	27
Non-cash derivative loss	6,484	6,708
Equity-based compensation	3,630	48
Other	829	438
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(14,992)	(8,648)
Other current assets	(347)	219
Accounts payable	1,654	(2,253)
Intercompany payable	670	—
Accrued interest	9,258	185
Revenue payable	2,887	3,010
Other current liabilities	1,331	1,731

Net cash provided by operating activities	70,842	30,397

Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(98,667)	(8,819)
Acquisition deposits	(4,400)	—
Development of oil and natural gas properties	(122,132)	(81,605)
Other	(41)	(136)

Net cash used in investing activities	(225,240)	(90,560)

Cash flows from financing activities:
Proceeds from long-term debt, net of issuance costs	56,000	53,271
Payments on long-term debt	(7,000)	—
Net distributions to Athlon Energy Inc.	(2,264)	—
Other	—	1,400

Net cash provided by financing activities	46,736	54,671

Decrease in cash and cash equivalents	(107,662)	(5,492)
Cash and cash equivalents, beginning of period	113,025	8,871

Cash and cash equivalents, end of period	$5,363	$3,379

The accompanying notes are an integral part of these consolidated financial statements.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1. Formation of the Partnership and Description of Business

        Athlon Holdings LP (together with its subsidiaries, "Holdings"), a Delaware limited partnership, is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin. Athlon Holdings GP LLC serves as the general partner to Holdings with no obligations to make capital contributions and no rights to distributions.

        On April 26, 2013, Holdings underwent a corporate reorganization and as a result, Holdings became a majority-owned subsidiary of Athlon Energy Inc. (together with its subsidiaries, "Athlon"), a Delaware corporation. Athlon operates and controls all of the business and affairs of Holdings and consolidates its financial results. Prior to the corporate reorganization, Holdings was a party to a limited partnership agreement with its management group and Apollo Athlon Holdings, L.P. ("Apollo"), which is an affiliate of Apollo Global Management, LLC. Prior to the corporate reorganization, Apollo Investment Fund VII, L.P. and its parallel funds (the "Apollo Funds") and Holdings' management team and certain employees owned all of the Class A limited partner interests in Holdings and Holdings' management team and certain employees owned all of the Class B limited partner interests in Holdings.

        In the corporate reorganization, the Apollo Funds entered into a number of distribution and contribution transactions pursuant to which the Apollo Funds exchanged their Class A limited partner interests in Holdings for common stock of Athlon. The remaining holders of Class A limited partner interests in Holdings did not exchange their interests in the reorganization transactions. In addition, the holders of the Class B limited partner interests in Holdings exchanged their interests for common stock of Athlon subject to the same conditions and vesting terms.

Initial Public Offering

        On August 7, 2013, Athlon completed its initial public offering ("IPO") of 15,789,474 shares of its common stock at $20.00 per share and received net proceeds of approximately $295.7 million, after deducting underwriting discounts and commissions and offering expenses. Upon closing of the IPO, the limited partnership agreement of Holdings was amended and restated to, among other things, modify Holdings' capital structure by replacing its different classes of interests with a single new class of units, the "New Holdings Units". Holdings' management team and certain employees that held Class A limited partner interests now own 1,855,563 New Holdings Units and entered into an exchange agreement under which (subject to the terms of the exchange agreement) they have the right to exchange their New Holdings Units for shares of common stock of Athlon on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications. Please read "Note 12. Related Party Transactions" for additional discussion. All other New Holdings Units are held by Athlon.

Note 2. Basis of Presentation

        Holdings' consolidated financial statements include the accounts of its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

        In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments necessary to present fairly, in all material respects, Holdings' financial position

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 2. Basis of Presentation (Continued)

as of March 31, 2014 and results of operations and cash flows for the three months ended March 31, 2014 and 2013. All adjustments are of a normal recurring nature. These interim results are not necessarily indicative of results for an entire year.

        Certain amounts and disclosures have been condensed and omitted from the unaudited consolidated financial statements pursuant to the rules and regulations of the United States Securities and Exchange Commission. Therefore, these unaudited consolidated financial statements should be read in conjunction with Holdings' audited consolidated financial statements and related notes thereto.

New Accounting Pronouncements

        No new accounting pronouncements issued or effective from January 1, 2014 through the date of this Report, had or are expected to have a material impact on Holdings' unaudited consolidated financial statements.

Note 3. Acquisitions

        On February 6, 2014, Holdings acquired certain oil and natural gas properties and related assets in the Midland Basin of West Texas for approximately $92.5 million in cash, which was financed with cash on hand and borrowings under Holdings' credit agreement. The operations of these properties have been included with those of Holdings from the date of acquisition.

Note 4. Proved Properties

        Amounts shown in the accompanying Consolidated Balance Sheets as "Evaluated, including wells and related equipment" consisted of the following as of the dates indicated:

	March 31, 2014	December 31, 2013
	(in thousands)
Evaluated leasehold costs	$494,809	$448,689
Wells and related equipment—completed	887,884	748,900
Wells and related equipment—in process	48,507	46,589

Total evaluated	$1,431,200	$1,244,178

Note 5. Fair Value Measurements

        The book values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. Commodity derivative contracts are marked-to-market each quarter and are thus stated at fair value in the accompanying Consolidated Balance Sheets. As of March 31, 2014, the fair value of the senior notes was approximately $534.1 million using open market quotes ("Level 1" input).

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 5. Fair Value Measurements (Continued)

Derivative Policy

        Holdings uses various financial instruments for non-trading purposes to manage and reduce price volatility and other market risks associated with its oil production. These arrangements are structured to reduce Holdings' exposure to commodity price decreases, but they can also limit the benefit Holdings might otherwise receive from commodity price increases. Holdings' risk management activity is generally accomplished through over-the-counter commodity derivative contracts with large financial institutions, most of which are lenders underwriting Holdings' credit agreement.

        Holdings applies the provisions of the "Derivatives and Hedging" topic of the Accounting Standards Codification, which requires each derivative instrument to be recorded in the accompanying Consolidated Balance Sheets at fair value. If a derivative has not been designated as a hedge or does not otherwise qualify for hedge accounting, it must be adjusted to fair value through earnings. Holdings elected not to designate its current portfolio of commodity derivative contracts as hedges for accounting purposes. Therefore, changes in fair value of these derivative instruments are recognized in earnings and included in "Derivative fair value loss" in the accompanying Consolidated Statements of Operations.

        Holdings enters into commodity derivative contracts for the purpose of economically fixing the price of its anticipated oil production even though Holdings does not designate the derivatives as hedges for accounting purposes. Holdings classifies cash flows related to derivative contracts based on the nature and purpose of the derivative. As the derivative cash flows are considered an integral part of Holdings' oil and natural gas operations, they are classified as cash flows from operating activities in the accompanying Consolidated Statements of Cash Flows.

Commodity Derivative Contracts

        Commodity prices are often subject to significant volatility due to many factors that are beyond Holdings' control, including but not limited to: prevailing economic conditions, supply and demand of hydrocarbons in the marketplace, actions by speculators, and geopolitical events such as wars or natural disasters. Holdings manages oil price risk with swaps, which provide a fixed price for a notional amount

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 5. Fair Value Measurements (Continued)

of sales volumes. The following table summarizes Holdings' open commodity derivative contracts as of March 31, 2014:

Period	Average Daily Swap Volume	Weighted- Average Swap Price	Asset (Liability) Fair Market Value
	(Bbl)	(per Bbl)	(in thousands)
Q2 2014	8,950	$92.71
Q3 2014	9,950	92.52
Q4 2014	9,950	92.52
Q2 - Q4 2014	9,619	92.58	$(13,213)
Q1 2015	6,800	91.21
Q2 2015	6,800	91.21
Q3 2015	1,300	93.18
Q4 2015	1,300	93.18
2015	4,027	91.53	705

			$(12,508)

        Counterparty Risk.    At March 31, 2014, Holdings had committed 10% or greater (in terms of fair market value) of its oil derivative contracts in asset positions from the following counterparties, or their affiliates:

Counterparty	Fair Market Value of Oil Derivative Contracts Committed
(in thousands)
BNP Paribas	$293

        Holdings does not require collateral from its counterparties for entering into derivative instruments, so in order to mitigate the credit risk associated with such derivative instruments, Holdings enters into an International Swap Dealers Association Master Agreement ("ISDA Agreement") with each of its counterparties. The ISDA Agreement is a standardized, bilateral contract between a given counterparty and Holdings. Instead of treating each derivative transaction between the counterparty and Holdings separately, the termination provision of the ISDA Agreement enables the counterparty and Holdings to aggregate all trades under such agreement and treat them as a single agreement. This arrangement is intended to benefit Holdings in two ways: (i) default by a counterparty under a single trade can trigger rights to terminate all trades with such counterparty that are subject to the ISDA Agreement; and (ii) netting of settlement amounts reduces Holdings' credit exposure to a given counterparty in the event of close-out. Holdings' accounting policy is to not offset fair value amounts between different counterparties for derivative instruments in the accompanying Consolidated Balance Sheets.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 5. Fair Value Measurements (Continued)

Tabular Disclosures of Fair Value Measurements

        The following table summarizes the fair value of Holdings' derivative instruments not designated as hedging instruments as of the dates indicated:

Balance Sheet Location	Oil Commodity Derivatives	Commodity Derivatives Netting(a)	Total Commodity Derivatives
		(in thousands)
As of March 31, 2014
Assets
Derivatives—current	$358	$(358)	$—
Derivatives—noncurrent	1,623	(118)	1,505

Total assets	1,981	(476)	1,505

Liabilities
Derivatives—current	(14,371)	358	(14,013)
Derivatives—noncurrent	(118)	118	—

Total liabilities	(14,489)	476	(14,013)

Net liabilities	$(12,508)	$—	$(12,508)

As of December 31, 2013
Assets
Derivatives—current	$143	$(143)	$—
Derivatives—noncurrent	2,330	—	2,330

Total assets	2,473	(143)	2,330

Liabilities
Derivatives—current	(8,497)	143	(8,354)
Derivatives—noncurrent	—	—	—

Total liabilities	(8,497)	143	(8,354)

Net assets	$(6,024)	$—	$(6,024)

(a)
Represents counterparty netting under ISDA Agreements, which allow for netting of commodity derivative contracts. These derivative instruments are reflected net on the accompanying Consolidated Balance Sheets.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 5. Fair Value Measurements (Continued)

        The following table summarizes the effect of derivative instruments not designated as hedges on the accompanying Consolidated Statements of Operations for the periods indicated:

		Amount of Loss Recognized in Income
		Three months ended March 31,
	Location of Loss Recognized in Income
Derivatives Not Designated as Hedges		2014	2013
		(in thousands)
Commodity derivative contracts	Derivative fair value loss	$11,180	$6,849

Fair Value Hierarchy

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting principles generally accepted in the United States ("GAAP") establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are defined as follows:

  •
  Level 1—Inputs such as unadjusted, quoted prices that are available in active markets for identical assets or liabilities.

  •
  Level 2—Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable, such as quoted prices for similar assets and liabilities or quoted prices in inactive markets.

  •
  Level 3—Inputs that are unobservable for use when little or no market data exists requiring the use of valuation methodologies that result in management's best estimate of fair value.

        As required by GAAP, Holdings utilizes the most observable inputs available for the valuation technique used. The financial assets and liabilities are classified in their entirety based on the lowest level of input that is of significance to the fair value measurement. Holdings' assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the financial assets and liabilities and their placement within the fair value hierarchy levels. The following methods and assumptions were used to estimate the fair values of Holdings' assets and liabilities that are accounted for at fair value on a recurring basis:

  •
  Level 2—Fair values of swaps are estimated using a combined income-based and market-based valuation methodology based upon forward commodity price curves obtained from independent pricing services. Settlement is determined by the average underlying price over a predetermined period of time. Holdings uses observable inputs in an option pricing valuation model to determine fair value such as: (i) current market and contractual prices for the underlying instruments; (ii) quoted forward prices for oil; (iii) interest rates, such as a LIBOR curve for a term similar to the commodity derivative contract; and (iv) appropriate volatilities.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 5. Fair Value Measurements (Continued)

        Holdings adjusts the valuations from the valuation model for nonperformance risk. For commodity derivative contracts which are in an asset position, Holdings adds the counterparty's credit default swap spread to the risk-free rate. If a counterparty does not have a credit default swap spread, Holdings uses other companies with similar credit ratings to determine the applicable spread. For commodity derivative contracts which are in a liability position, Holdings uses the yield on its senior notes less the risk-free rate. All fair values have been adjusted for nonperformance risk resulting in a decrease in the net commodity derivative liability of approximately $164,000 and $39,000 as of March 31, 2014 and December 31, 2013, respectively.

        The following table sets forth Holdings' assets and liabilities that were accounted for at fair value on a recurring basis as of the dates indicated:

		Fair Value Measurements at Reporting Date Using
Description	Net Liability	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
As of March 31, 2014
Oil derivative contracts—swaps	$(12,508)	$—	$(12,508)	$—
As of December 31, 2013
Oil derivative contracts—swaps	$(6,024)	$—	$(6,024)	$—

Note 6. Asset Retirement Obligations

        Asset retirement obligations relate to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal. The following table summarizes the changes in Holdings' asset retirement obligations for the three months ended March 31, 2014 (in thousands):

Balance at January 1	$6,855
Liabilities assumed in acquisitions	277
Liabilities incurred from new wells	330
Liabilities settled	(61)
Accretion of discount	195
Revisions of previous estimates	250

Balance at March 31	7,846
Less: current portion	51

Asset retirement obligations—long-term	$7,795

Note 7. Long-Term Debt

Senior Notes

        In April 2013, Holdings issued $500 million aggregate principal amount of 7 3/8% senior notes due 2021 (the "2021 Notes"). Athlon is an unconditional guarantor of the 2021 Notes. The indenture

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 7. Long-Term Debt (Continued)

governing the 2021 Notes contains covenants, including, among other things, covenants that restrict Holdings' ability to:

  •
  make distributions, investments, or other restricted payments if Holdings' fixed charge coverage ratio is less than 2.0 to 1.0;

  •
  incur additional indebtedness if Holdings' fixed charge coverage ratio would be less than 2.0 to 1.0; and

  •
  create liens, sell assets, consolidate or merge with any other person, or engage in transactions with affiliates.

These covenants are subject to a number of important qualifications, limitations, and exceptions. In addition, the indenture contains other customary terms, including certain events of default upon the occurrence of which the senior notes may be declared immediately due and payable.

        Under the indenture, starting on April 15, 2016, Holdings will be able to redeem some or all of the 2021 Notes at a premium that will decrease over time, plus accrued and unpaid interest to the date of redemption. Prior to April 15, 2016, Holdings will be able, at its option, to redeem up to 35% of the aggregate principal amount of the 2021 Notes at a price of 107.375% of the principal thereof, plus accrued and unpaid interest to the date of redemption, with an amount equal to the net proceeds from certain equity offerings. In addition, at Holdings' option, prior to April 15, 2016, Holdings' may redeem some or all of the 2021 Notes at a redemption price equal to 100% of the principal amount of the 2021 Notes, plus an "applicable premium", plus accrued and unpaid interest to the date of redemption. If a change of control occurs on or prior to July 15, 2014, Holdings may redeem all, but not less than all, of the 2021 Notes at 110% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date. Certain asset dispositions or a change of control that occurs after July 15, 2014 will be triggering events that may require Holdings to repurchase all or any part of a noteholder's 2021 Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to but excluding the date of repurchase. Interest on the 2021 Notes is payable in cash semi-annually in arrears, commencing on October 15, 2013, through maturity.

Credit Agreement

        Holdings is a party to an amended and restated credit agreement dated March 19, 2013 (the "Credit Agreement"), which matures on March 19, 2018. The Credit Agreement provides for revolving credit loans to be made to Holdings from time to time and letters of credit to be issued from time to time for the account of Holdings or any of its restricted subsidiaries. The aggregate amount of the commitments of the lenders under the Credit Agreement is $1.0 billion. Availability under the Credit Agreement is subject to a borrowing base, which is redetermined semi-annually and upon requested special redeterminations. As of March 31, 2014, the borrowing base was $525 million and there were $49 million outstanding borrowings, $476 million of borrowings capacity, and no outstanding letters of credit under the Credit Agreement.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 7. Long-Term Debt (Continued)

        Obligations under the Credit Agreement are secured by a first-priority security interest in substantially all of Holdings' proved reserves. In addition, obligations under the Credit Agreement are guaranteed by Athlon.

        Loans under the Credit Agreement are subject to varying rates of interest based on (i) outstanding borrowings in relation to the borrowing base and (ii) whether the loan is a Eurodollar loan or a base rate loan. Eurodollar loans under the Credit Agreement bear interest at the Eurodollar rate plus the applicable margin indicated in the following table, and base rate loans under the Credit Agreement bear interest at the base rate plus the applicable margin indicated in the following table. Holdings also incurs a quarterly commitment fee on the unused portion of the Credit Agreement indicated in the following table:

Ratio of Outstanding Borrowings to Borrowing Base	Unused Commitment Fee	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
Less than or equal to .30 to 1	0.375%	1.50%	0.50%
Greater than .30 to 1 but less than or equal to .60 to 1	0.375%	1.75%	0.75%
Greater than .60 to 1 but less than or equal to .80 to 1	0.50%	2.00%	1.00%
Greater than .80 to 1 but less than or equal to .90 to 1	0.50%	2.25%	1.25%
Greater than .90 to 1	0.50%	2.50%	1.50%

        The "Eurodollar rate" for any interest period (either one, two, three, or nine months, as selected by Holdings) is the rate equal to the British Bankers Association London Interbank Offered Rate ("LIBOR") for deposits in dollars for a similar interest period. The "Base Rate" is calculated as the highest of: (i) the annual rate of interest announced by Bank of America, N.A. as its "prime rate"; (ii) the federal funds effective rate plus 0.5%; or (iii) except during a "LIBOR Unavailability Period", the Eurodollar rate (for dollar deposits for a one-month term) for such day plus 1.0%.

        Any outstanding letters of credit reduce the availability under the Credit Agreement. Borrowings under the Credit Agreement may be repaid from time to time without penalty.

        The Credit Agreement contains covenants including, among others, the following:

  •
  a prohibition against incurring additional debt, subject to permitted exceptions;

  •
  a restriction on creating liens on Holdings' assets and the assets of its operating subsidiaries, subject to permitted exceptions;

  •
  restrictions on merging and selling assets outside the ordinary course of business;

  •
  restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business;

  •
  a requirement that Holdings maintain a ratio of consolidated total debt to EBITDAX (as defined in the Credit Agreement) of not more than 4.75 to 1.0 (which ratio changes to 4.5 to 1.0 beginning with the quarter ending June 30, 2014); and

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 7. Long-Term Debt (Continued)

  •
  a provision limiting commodity derivative contracts to a volume not exceeding 85% of projected production from proved reserves for a period not exceeding 66 months from the date the commodity derivative contract is entered into.

        The Credit Agreement contains customary events of default, including our failure to comply with the financial ratios described above, which would permit the lenders to accelerate the debt if not cured within applicable grace periods. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require Bank of America, N.A. to declare all amounts outstanding under the Credit Agreement to be immediately due and payable.

Note 8. Partners' Equity

        The following table shows the partnership interest in Holdings as of March 31, 2014:

		Partnership Interest
Athlon Holdings GP LLC	General Partner	0.0%
Athlon Energy Inc.	Limited Partner	97.8%
Management group	Limited Partner	2.2%

Note 9. Earnings Per Unit

        Prior to the consummation of Athlon's IPO, Holdings had 989,508 outstanding limited partner units. In conjunction with the closing of the IPO, Holdings limited partners were subject to an adjustment based on Athlon's IPO price of $20.00 per share and an actual 65.266-for-1 stock split. Following this adjustment and stock split, the number of outstanding limited partner units increased from 989,508 units to 68,195,178 units. The one-to-one conversion of the Holdings' interests in April 2013 to 989,508 limited partner units is akin to a stock split and has been treated as such in Holdings' earnings per unit ("EPU") calculations. Accordingly, Holdings assumes that 68,195,178 limited partner units were outstanding during periods prior to Athlon's IPO for purposes of calculating EPU.

        Holdings' Amended and Restated Agreement of Limited Partnership provides that at any time Athlon issues a share of common stock other than pursuant to an incentive plan or an exchange transaction, the net proceeds or other consideration received by Athlon with respect to such share, if any, shall be concurrently contributed to Holdings and Holdings shall issue to Athlon one New Holdings Unit registered in the name of Athlon. In conjunction with Athlon's IPO, Athlon contributed net proceeds of approximately $295.7 million to Holdings and Holdings issued 15,789,474 New Holdings Units to Athlon.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 9. Earnings Per Unit (Continued)

        As a result of the aforementioned provision in Holdings' Amended and Restated Agreement of Limited Partnership, Athlon's unvested stock awards are dilutive to Holdings EPU calculations. The following table reflects the EPU computations for the periods indicated:

	Three months ended March 31,
	2014	2013
	(in thousands, except per unit amounts)
Basic EPU
Numerator:
Undistributed net income attributable to unitholders	$31,169	$10,879
Participation rights of unvested stock awards in undistributed earnings	(386)	—

Basic undistributed net income attributable to unitholders	$30,783	$10,879

Denominator:
Basic weighted average limited partner units outstanding	83,985	68,196

Basic EPU	$0.37	$0.16

Diluted EPU
Numerator:
Undistributed net income attributable to unitholders	$31,169	$10,879
Participation rights of unvested stock awards in undistributed earnings	(386)	—

Diluted undistributed net income attributable to unitholders	$30,783	$10,879

Denominator:
Diluted weighted average limited partner units outstanding	83,985	68,196

Diluted EPU	$0.37	$0.16

Note 10. Incentive Stock Plans

        In August 2013, Athlon adopted the Athlon Energy Inc. 2013 Incentive Award Plan (the "Plan"). The principal purpose of the Plan is to attract, retain, and engage selected employees, consultants, and directors through the granting of equity and equity-based compensation awards. Employees, consultants, and directors of Athlon and its subsidiaries are eligible to receive awards under the Plan. The Compensation Committee will administer the Plan unless the Board of Directors assumes direct authority for administration. The Plan provides for the grant of stock options (including non-qualified stock options and incentive stock options), restricted stock, dividend equivalents, stock payments, restricted stock units, performance awards, stock appreciation rights, and other equity-based and cash-based awards, or any combination thereof.

        The initial aggregate number of shares of common stock reserved for issuance pursuant to awards granted under the Plan is the sum of 8,400,000 shares, subject to adjustment as described below plus an annual increase on the first day of each calendar year beginning January 1, 2014 and ending on and including the last January 1 prior to the expiration date of the Plan, equal to the least of (i) 12,000,000

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10. Incentive Stock Plans (Continued)

shares, (ii) 4% of the shares outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year, and (iii) such smaller number of shares as determined by the Board of Directors. This number will also be adjusted due to the following shares becoming eligible to be used again for grants under the Plan:

  •
  shares subject to awards or portions of awards granted under the Plan which are forfeited, expire, or lapse for any reason, or are settled for cash without the delivery of shares, to the extent of such forfeiture, expiration, lapse or cash settlement; and

  •
  shares that Athlon repurchases prior to vesting so that such shares are returned to Athlon.

        On January 1, 2014, the aggregate number of shares of common stock reserved for issuance pursuant to awards granted under the Plan increased to 11,759,386. As of March 31, 2014, there were 10,954,012 shares available for issuance under the Plan.

        The Plan does not provide for individual limits on awards that may be granted to any individual participant under the Plan. Rather, the amount of awards to be granted to individual participants are determined by the Board of Directors or the Compensation Committee from time to time, as part of their compensation decision-making processes, provided, however, that the Plan does not permit awards having a grant date fair value in excess of $700,000 to be granted to Athlon's non-employee directors in any year.

        During the three months ended March 31, 2014, Holdings recorded non-cash stock-based compensation expense related to the Plan of $3.6 million, which was allocated to lease operating expense and general and administrative expense in the accompanying Consolidated Statements of Operations based on the allocation of the respective employees' compensation. During the three months ended March 31, 2014, Holdings capitalized $255,000 of non-cash stock-based compensation expense related to the Plan as a component of "Evaluated, including wells and related equipment" in the accompanying Consolidated Balance Sheets.

        Stock awards are scheduled to vest over three years. Certain awards granted to Athlon's management team vest subject to the relative performance of Athlon's stock to that of a designated peer group. The following table summarizes the changes in Athlon's unvested stock awards for the three months ended March 31, 2014 (presented at the target level):

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1	638,913	$34.88
Granted	175,193	35.53
Vested	—	—
Forfeited	(8,732)	30.06

Outstanding at March 31	805,374	35.08

        As of March 31, 2014, there were 577,874 unvested stock awards, 175,193 of which were granted during 2014, in which the vesting is dependent only on the passage of time and continued employment.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10. Incentive Stock Plans (Continued)

Additionally, as of March 31, 2014, there were 227,500 unvested stock awards, none of which were granted during 2014, in which the vesting is dependent not only on the passage of time and continued employment, but also on the relative performance of Athlon's stock to that of a designated peer group.

        None of Athlon's unvested stock awards are subject to variable accounting. As of March 31, 2014, Athlon had approximately $18.2 million of total unrecognized compensation cost related to unvested stock awards, which is expected to be recognized over a weighted-average period of approximately 2.5 years.

Class B Interests

        Holdings' limited partnership agreement provided for the issuance of Class B limited partner interests. As discussed in "Note 1. Formation of the Partnership and Description of Business", in connection with the corporate reorganization, the holders of the Class B limited partner interests in Holdings exchanged their interests for common stock of Athlon subject to the same conditions and vesting terms. During the three months ended March 31, 2013, Holdings recorded approximately $48,000 of non-cash equity-based compensation expense related to Class B interests, which was allocated to lease operating expense and general and administrative expenses in the accompanying Consolidated Statements of Operations based on the allocation of the respective employees' compensation. During the three months ended March 31, 2013, Holdings capitalized approximately $26,000 of non-cash stock-based compensation expense related to Class B interests as a component of "Evaluated, including wells and related equipment" in the accompanying Consolidated Balance Sheets.

Note 11. Commitments and Contingencies

        From time to time, Holdings is a party to ongoing legal proceedings in the ordinary course of business, including workers' compensation claims and employment-related disputes. Management does not believe the results of these proceedings, individually or in the aggregate, will have a material adverse effect on Holdings' business, financial position, results of operations, or liquidity.

        Additionally, Holdings has contractual obligations related to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal, long-term debt, commodity derivative contracts, operating leases, and development commitments.

Note 12. Related Party Transactions

Services Agreement

        Holdings was a party to a Services Agreement, dated August 23, 2010, which required it to compensate Apollo for consulting and advisory services equal to the higher of (i) 1% of earnings before interest, income taxes, depreciation, depletion, and amortization, and exploration expense per quarter and (ii) $62,500 per quarter (the "Advisory Fee"); provided, however, that such Advisory Fee for any calendar year shall not exceed $500,000. The Services Agreement also provided for reimbursement to Apollo for any reasonable out-of-pocket expenses incurred while performing services under the Services Agreement. During the three months ended March 31, 2013, Holdings incurred approximately $405,000 of Advisory Fees, which are included in "General and administrative expenses" in the accompanying Consolidated Statements of Operations.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 12. Related Party Transactions (Continued)

Exchange Agreement

        Upon the consummation of its IPO, Holdings entered into an exchange agreement with its management team and certain employees who hold New Holdings Units. Under the exchange agreement, each such holder (and certain permitted transferees thereof) may, under certain circumstances after the date of the closing of the IPO (subject to the terms of the exchange agreement), exchange their New Holdings Units for shares of Athlon's common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications. As a holder exchanges its New Holdings Units, Athlon's interest in Holdings will be correspondingly increased.

Tax Receivable Agreement

        Upon the consummation of its IPO, Athlon entered into a tax receivable agreement with its management team and certain employees who hold New Holdings Units that provides for the payment from time to time by Athlon to such unitholders of Holdings of 85% of the amount of the tax benefits, if any, that Athlon is deemed to realize as a result of increases in tax basis and certain other tax benefits related to exchanges of New Holdings Units pursuant to the exchange agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of Athlon and not of Holdings. For purposes of the tax receivable agreement, the benefit deemed realized by Athlon will be computed by comparing its actual income tax liability (calculated with certain assumptions) to the amount of such taxes that Athlon would have been required to pay had there been no increase to the tax basis of the assets of Holdings as a result of the exchanges and had Athlon not entered into the tax receivable agreement.

        The step-up in basis will depend on the fair value of the New Holdings Units at conversion. There is no intent of the holders of New Holdings Units to exchange their units for shares of Athlon's common stock in the foreseeable future. In addition, Athlon does not expect to be in a regular federal income tax paying position, net of available tax credit and loss carryforwards, for the foreseeable future. Therefore, Athlon cannot presently estimate what the benefit or payments under the tax receivable agreement will be on a factually supportable basis, and accordingly not recognized as a liability.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 13. Subsequent Events

        Subsequent to March 31, 2014, Holdings entered into additional oil swaps. The following table summarizes Holdings' open commodity derivative contracts as of June [    •    ], 2014:

Period	Average Daily Swap Volume	Weighted- Average Swap Price
	(Bbl)	(per Bbl)
Q2 2014	8,950	$92.71
Q3 2014	9,950	92.52
Q4 2014	10,961	92.31
Q2 - Q4 2014	9,957	92.50
Q1 2015	9,800	90.90
Q2 2015	9,800	90.90
Q3 2015	4,300	91.11
Q4 2015	4,300	91.11
2015	7,027	90.97

        On June 3, 2014, Holdings completed the acquisitions of certain oil and natural gas properties and related assets in the Midland Basin (the "Acquisitions") for a combined purchase price of $877.1 million, subject to post-closing adjustments.

        On April 11, 2014, lenders under the Credit Agreement completed their redetermination of the borrowing base, resulting in Athlon receiving a firm commitment to an increase from $525 million to $1.0 billion. However, as a result of the issuance of the 2022 Notes discussed below, the borrowing base was ultimately increased to $837.5 million.

        On April 23, 2014, Athlon completed a public offering of 14,806,250 shares of its common stock at $40.00 per share and received net proceeds of approximately $570.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. Holdings used the net proceeds from the offering to fund a portion of the purchase price of the Acquisitions. Apollo Global Securities, LLC was an underwriter in the offering and received a portion of the discounts and commissions paid to the underwriters of approximately $1.0 million.

        On May 1, 2014, Holdings completed a private placement of $650 million aggregate principal amount of 6% senior notes due 2022 (the "2022 Notes") and received net proceeds of approximately $638.0 million, after deducting initial purchasers' discounts and estimated debt issuance costs. Holdings used the net proceeds from the 2022 Notes to fund a portion of the purchase price of the Acquisitions. Apollo Global Securities, LLC received a portion of the gross spread as an initial purchaser of the 2022 Notes of approximately $0.5 million.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 13. Subsequent Events (Continued)

        Athlon is an unconditional guarantor of the 2022 Notes. The indenture governing the 2022 Notes contains covenants, including, among other things, covenants that restrict Holdings' ability to:

  •
  make distributions, investments, or other restricted payments if Holdings' fixed charge coverage ratio is less than 2.0 to 1.0;

  •
  incur additional indebtedness if Holdings' fixed charge coverage ratio would be less than 2.0 to 1.0; and

  •
  create liens, sell assets, consolidate or merge with any other person, or engage in transactions with affiliates.

These covenants are subject to a number of important qualifications, limitations, and exceptions. In addition, the indenture contains other customary terms, including certain events of default upon the occurrence of which the senior notes may be declared immediately due and payable.

        Under the indenture, starting on May 1, 2017, Holdings will be able to redeem some or all of the 2022 Notes at a premium that will decrease over time, plus accrued and unpaid interest to the date of redemption. Prior to May 1, 2017, Holdings will be able, at its option, to redeem up to 35% of the aggregate principal amount of the 2022 Notes at a price of 106% of the principal thereof, plus accrued and unpaid interest to the date of redemption, with an amount equal to the net proceeds from certain equity offerings. In addition, at Holdings' option, prior to May 1, 2017, Holdings may redeem some or all of the 2022 Notes at a redemption price equal to 100% of the principal amount of the 2022 Notes, plus an "applicable premium", plus accrued and unpaid interest to the date of redemption. If a change of control occurs on or prior to July 15, 2015, Holdings may redeem all, but not less than all, of the 2022 Notes at 110% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date. Certain asset dispositions or a change of control that occurs after July 15, 2015 will be triggering events that may require Holdings to repurchase all or any part of a noteholder's 2022 Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to but excluding the date of repurchase.

        Interest on the 2022 Notes is payable in cash semi-annually in arrears, commencing on November 1, 2014, through maturity.

        These financial statements considered subsequent events through June [    •    ], 2014, the date the consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Supervisors and Partners of
Athlon Holdings LP

        We have audited the accompanying consolidated balance sheets of Athlon Holdings LP (the "Partnership") as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in partners' equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Athlon Holdings LP at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Fort Worth, Texas
April 24, 2014

ATHLON HOLDINGS LP

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$113,025	$8,871
Accounts receivable	48,238	24,501
Derivatives, at fair value	—	2,246
Inventory	928	1,022
Deferred taxes	10	—
Other	487	2,486

Total current assets	162,688	39,126

Oil and natural gas properties and equipment, at cost—full cost method:
Evaluated, including wells and related equipment	1,244,178	788,571
Unevaluated	89,859	89,860
Accumulated depletion, depreciation, and amortization	(160,779)	(73,824)

	1,173,258	804,607

Derivatives, at fair value	2,330	2,854
Debt issuance costs	14,679	4,418
Other	1,447	1,293

Total assets	$1,354,402	$852,298

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable:
Trade	$459	$3,170
Affiliate	—	935
Intercompany	1,240	—
Accrued liabilities:
Lease operating	6,563	3,858
Production, severance, and ad valorem taxes	2,550	1,307
Development capital	68,059	39,483
Interest	7,790	834
Derivatives, at fair value	8,354	592
Revenue payable	20,513	9,330
Deferred taxes	—	58
Other	2,795	1,808

Total current liabilities	118,323	61,375
Derivatives, at fair value	—	519
Asset retirement obligations, net of current portion	6,795	5,049
Long-term debt	500,000	362,000
Deferred taxes	3,936	2,340
Other	101	138

Total liabilities	629,155	431,421

Commitments and contingencies
Partners' equity	725,247	420,877

Total liabilities and partners' equity	$1,354,402	$852,298

The accompanying notes are an integral part of these consolidated financial statements.

ATHLON HOLDINGS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Oil	$252,606	$128,081	$51,193
Natural gas	16,620	8,415	3,521
Natural gas liquids	30,147	20,615	10,967

Total revenues	299,373	157,111	65,681

Expenses:
Production:
Lease operating	33,776	25,503	13,328
Production, severance, and ad valorem taxes	19,270	10,522	4,787
Depletion, depreciation, and amortization	87,171	54,456	19,747
General and administrative	20,465	9,678	7,724
Contract termination fee	2,408	—	—
Acquisition costs	421	876	9,519
Derivative fair value loss (gain)	18,115	(9,293)	7,959
Accretion of discount on asset retirement obligations	675	478	344

Total expenses	182,301	92,220	63,408

Operating income	117,072	64,891	2,273

Other income (expenses):
Interest	(36,669)	(9,951)	(2,945)
Other	35	2	13

Total other expenses	(36,634)	(9,949)	(2,932)

Income (loss) before income taxes	80,438	54,942	(659)
Income tax provision	1,528	1,928	470

Net income (loss)	$78,910	$53,014	$(1,129)

Net income (loss) per unit:
Basic	$1.04	$0.78	$(0.02)
Diluted	$1.04	$0.78	$(0.02)
Weighted average limited partner units outstanding:
Basic	74,771	68,196	68,196
Diluted	74,771	68,196	68,196

The accompanying notes are an integral part of these consolidated financial statements.

ATHLON HOLDINGS LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY

(in thousands)

Balance at December 31, 2010	$24,499
Capital contributions from partners	303,976
Equity-based compensation	106
Net loss	(1,129)

Balance at December 31, 2011	327,452
Capital contributions from partners	40,166
Equity-based compensation	245
Net income	53,014

Balance at December 31, 2012	420,877
Capital contributions from partners	1,500
Distributions to Class A limited partners	(75,000)
Equity-based compensation	5,912
Net contributions from Athlon Energy Inc.	293,048
Net income	78,910

Balance at December 31, 2013	$725,247

The accompanying notes are an integral part of these consolidated financial statements.

ATHLON HOLDINGS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$78,910	$53,014	$(1,129)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and amortization	87,171	54,456	19,747
Deferred taxes	1,529	1,928	470
Non-cash derivative loss (gain)	10,013	(9,947)	7,509
Equity-based compensation	5,234	152	106
Other	5,575	1,758	963
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(24,534)	(7,320)	(16,963)
Other current assets	608	(337)	(1,691)
Other assets	—	—	(16)
Accounts payable	(2,583)	(2,140)	537
Intercompany payable	1,240	—	—
Accrued interest	6,956	578	256
Revenue payable	10,681	3,620	5,710
Derivatives	—	—	(1,950)
Other current liabilities	5,445	(460)	5,323

Net cash provided by operating activities	186,245	95,302	18,872

Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(54,136)	(80,602)	(414,759)
Development of oil and natural gas properties	(369,946)	(266,235)	(57,457)
Monetization of put options	—	—	7,625
Other	(664)	(422)	(884)

Net cash used in investing activities	(424,746)	(347,259)	(465,475)

Cash flows from financing activities:
Proceeds from long-term debt, net of issuance costs	628,992	519,672	198,651
Payments on long-term debt	(505,926)	(331,000)	(31,000)
Distributions to Class A limited partners	(75,000)	—	—
Net contributions from Athlon Energy Inc.	293,089	—	—
Capital contributions from partners	1,500	40,166	303,976
Other	—	(40)	—

Net cash provided by financing activities	342,655	228,798	471,627

Increase (decrease) in cash and cash equivalents	104,154	(23,159)	25,024
Cash and cash equivalents, beginning of period	8,871	32,030	7,006

Cash and cash equivalents, end of period	$113,025	$8,871	$32,030

The accompanying notes are an integral part of these consolidated financial statements.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Formation of the Partnership and Description of Business

        Athlon Holdings LP (together with its subsidiaries, "Holdings"), a Delaware limited partnership, is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin. Athlon Holdings GP LLC serves as the general partner to Holdings with no obligations to make capital contributions and no rights to distributions.

        On April 26, 2013, Holdings underwent a corporate reorganization and as a result, Holdings became a majority-owned subsidiary of Athlon Energy Inc. (together with its subsidiaries, "Athlon"), a Delaware corporation. Athlon operates and controls all of the business and affairs of Holdings and consolidates its financial results. Prior to the corporate reorganization, Holdings was a party to a limited partnership agreement with its management group and Apollo Athlon Holdings, L.P. ("Apollo"), which is an affiliate of Apollo Global Management, LLC. Prior to the corporate reorganization, Apollo Investment Fund VII, L.P. and its parallel funds (the "Apollo Funds") and Holdings' management team and certain employees owned all of the Class A limited partner interests in Holdings and Holdings' management team and certain employees owned all of the Class B limited partner interests in Holdings.

        In the corporate reorganization, the Apollo Funds entered into a number of distribution and contribution transactions pursuant to which the Apollo Funds exchanged their Class A limited partner interests in Holdings for common stock of Athlon. The remaining holders of Class A limited partner interests in Holdings did not exchange their interests in the reorganization transactions. In addition, the holders of the Class B limited partner interests in Holdings exchanged their interests for common stock of Athlon subject to the same conditions and vesting terms.

Initial Public Offering

        On August 7, 2013, Athlon completed its initial public offering ("IPO") of 15,789,474 shares of its common stock at $20.00 per share and received net proceeds of approximately $295.7 million, after deducting underwriting discounts and commissions and offering expenses. Upon closing of the IPO, the limited partnership agreement of Holdings was amended and restated to, among other things, modify Holdings' capital structure by replacing its different classes of interests with a single new class of units, the "New Holdings Units". Holdings' management team and certain employees that held Class A limited partner interests now own 1,855,563 New Holdings Units and entered into an exchange agreement under which (subject to the terms of the exchange agreement) they have the right to exchange their New Holdings Units for shares of common stock of Athlon on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications. All other New Holdings Units are held by Athlon. Holdings used the net proceeds from the IPO (i) to reduce outstanding borrowings under its credit agreement, (ii) to provide additional liquidity for use in its drilling program, and (iii) for general partnership purposes.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

        Holdings' consolidated financial statements include the accounts of its wholly owned subsidiaries. All material intercompany balances and transactions between Holdings and its subsidiaries have been eliminated in consolidation.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Use of Estimates

        Preparing financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities in the consolidated financial statements. Although management believes these estimates are reasonable, actual results could differ materially from those estimates.

        Estimates made in preparing these consolidated financial statements include, among other things, estimates of the proved oil and natural gas reserve volumes used in calculating depletion, depreciation, and amortization ("DD&A") expense; operating costs accrued; volumes and prices for revenues accrued; valuation of derivative instruments; and the timing and amount of future abandonment costs used in calculating asset retirement obligations. Changes in the assumptions used could have a significant impact on results in future periods.

Cash and Cash Equivalents

        Cash and cash equivalents include demand deposits and funds invested in highly liquid instruments with original maturities of three months or less and typically exceed federally insured limits.

        The following table sets forth supplemental disclosures of cash flow information for the periods indicated:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Cash paid during the period for:
Interest	$25,220	$8,326	$2,395
Income taxes	—	—	—

Accounts Receivable

        Accounts receivable, which are primarily from the sale of oil, natural gas, and natural gas liquids ("NGLs"), is accrued based on estimates of the sales and prices Holdings believes it will receive. Holdings routinely reviews outstanding balances, assesses the financial strength of its customers, and records a reserve for amounts not expected to be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. At December 31, 2013 and 2012, Holdings did not have an allowance for doubtful accounts.

Inventory

        Inventory includes materials and supplies that Holdings intends to deploy to various development activities and oil in tanks at the lease, both of which are stated at the lower of cost (determined on an

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

average basis) or market. Oil in tanks at the lease is carried at an amount equal to its costs to produce. Inventory consisted of the following as of the dates indicated:

	December 31,
	2013	2012
	(in thousands)
Materials and supplies	$429	$670
Oil inventory	499	352

Total inventory	$928	$1,022

Oil and Natural Gas Properties

        Holdings applies the provisions of the "Extractive Activities—Oil and Gas" topic of the Financial Accounting Standards Board's (the "FASB") Accounting Standards Codification (the "ASC"). Holdings uses the full cost method of accounting for its oil and natural gas properties. Under this method, costs directly associated with the acquisition, exploration, and development of reserves are capitalized into a full cost pool. Capitalized costs are amortized using a unit-of-production method. Under this method, the provision for DD&A is computed at the end of each period by multiplying total production for the period by a depletion rate. The depletion rate is determined by dividing the total unamortized cost base plus future development costs by net equivalent proved reserves at the beginning of the period.

        Costs associated with unevaluated properties are excluded from the amortizable cost base until a determination has been made as to the existence of proved reserves. Unevaluated properties are reviewed at the end of each quarter to determine whether the costs incurred should be reclassified to the full cost pool and, thereby, subjected to amortization. The costs associated with unevaluated properties primarily consist of acquisition and leasehold costs as well as development costs for wells in progress for which a determination of the existence of proved reserves has not been made. These costs are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property, upon impairment of a lease, or immediately upon determination that the well is unsuccessful. Costs of seismic data that cannot be directly associated to specific properties are included in the full cost pool as incurred; otherwise, they are allocated to various unevaluated leaseholds and transferred to the amortization base with the associated leasehold costs on a specific project basis.

        Independent petroleum engineers estimate Holdings' proved reserves annually as of December 31. This results in a new DD&A rate which Holdings uses for the preceding fourth quarter after adjusting for fourth quarter production. Holdings internally estimates reserve additions and reclassifications of reserves from unproved to proved at the end of the first, second, and third quarters for use in determining a DD&A rate for the respective quarter.

        Sales and abandonments of oil and natural gas properties being amortized are accounted for as adjustments to the full cost pool, with no gain or loss recognized, unless the adjustments would significantly alter the relationship between capitalized costs and proved reserves. A significant alteration would not ordinarily be expected to occur upon the sale of reserves involving less than 25% of the reserve quantities of a cost center.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Natural gas volumes are converted to barrels of oil equivalent ("BOE") at the rate of six thousand cubic feet ("Mcf") of natural gas to one barrel ("Bbl") of oil. This convention is not an equivalent price basis and there may be a large difference in value between an equivalent volume of oil versus an equivalent volume of natural gas.

        Holdings capitalizes interest on expenditures made in connection with exploratory projects that are not subject to current amortization. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. Capitalized interest cannot exceed gross interest expense. During 2013 and 2012, Holdings capitalized approximately $0.3 million and $0.2 million, respectively, of interest expense. During 2011, Holdings did not capitalize any interest expense.

        Unevaluated properties are assessed periodically, at least annually, for possible impairment. Properties are assessed on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of various factors, including, but not limited to: intent to drill, remaining lease term, geological and geophysical evaluations, drilling results, and economic viability of development if proved reserves are assigned. During any period in which these factors indicate impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and become subject to amortization.

        Under the full cost method of accounting, total capitalized costs of oil and natural gas properties, net of accumulated DD&A, less related deferred income taxes may not exceed an amount equal to the present value of future net revenues from proved reserves, discounted at 10% per annum, plus the lower of cost or fair value of unevaluated properties, plus estimated salvage value, less the related tax effects (the "ceiling limitation"). A ceiling limitation is calculated at the end of each quarter. If total capitalized costs, net of accumulated DD&A, less related deferred income taxes are greater than the ceiling limitation, a write-down or impairment of the full cost pool is required. A write-down of the carrying value of the full cost pool is a non-cash charge that reduces earnings and impacts equity in the period of occurrence and typically results in lower DD&A expense in future periods. Once incurred, a write-down cannot be reversed at a later date.

        The ceiling limitation calculation is prepared using the 12-month first-day-of-the-month oil and natural gas average prices, as adjusted for basis or location differentials, held constant over the life of the reserves ("net wellhead prices"). If applicable, these net wellhead prices would be further adjusted to include the effects of any fixed price arrangements for the sale of oil and natural gas. Holdings uses commodity derivative contracts to mitigate the risk against the volatility of oil and natural gas prices. Commodity derivative contracts that qualify and are designated as cash flow hedges are included in estimated future cash flows. Holdings has not designated any of its commodity derivative contracts as cash flow hedges and therefore has excluded commodity derivative contracts in estimating future cash flows. The future cash outflows associated with future development or abandonment of wells are included in the computation of the discounted present value of future net revenues for purposes of the ceiling limitation calculation.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Amounts shown in the accompanying Consolidated Balance Sheets as "Evaluated, including wells and related equipment" consisted of the following as of the dates indicated:

	December 31,
	2013	2012
	(in thousands)
Evalauted leasehold costs	$448,689	$376,271
Wells and related equipment—completed	748,900	379,036
Wells and related equipment—in process	46,589	33,264

Total evaluated	$1,244,178	$788,571

Asset Retirement Obligations

        Holdings applies the provisions of the "Asset Retirement and Environmental Obligations" topic of the ASC. Holdings has obligations as a result of lease agreements and enacted laws to remove its equipment and restore land at the end of production operations. These asset retirement obligations are primarily associated with plugging and abandoning wells and land remediation. At the time a drilled well is completing or a well is acquired, Holdings records a separate liability for the estimated fair value of its asset retirement obligations, with an offsetting increase to the related oil and natural gas asset representing asset retirement costs in the accompanying Consolidated Balance Sheets. The cost of the related oil and natural gas asset, including the asset retirement cost, is included in Holdings' full cost pool. The estimated fair value of an asset retirement obligation is the present value of the expected future cash outflows required to satisfy the asset retirement obligations discounted at Holdings' credit-adjusted, risk-free interest rate at the time the liability is incurred. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.

        Inherent to the present-value calculation are numerous estimates, assumptions, and judgments, including, but not limited to: the ultimate settlement amounts, inflation factors, credit-adjusted risk-free rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions affect the present value of the abandonment liability, Holdings makes corresponding adjustments to both the asset retirement obligation and the related oil and natural gas property asset balance. These revisions result in prospective changes to DD&A expense and accretion of the discounted abandonment liability. Please read "Note 5. Asset Retirement Obligations" for additional information.

Equity-Based Compensation

        Holdings accounts for equity-based compensation according to the "Share-Based Payment" topic of the ASC, which requires the recognition of compensation expense for equity-based awards over the requisite service period in an amount equal to the grant date fair value of the awards. In accordance with the "Share-Based Payment" topic of the ASC, since all employees are that of Holdings, equity-based compensation related to Athlon's equity grants to employees are recognized in Holdings' separate financial statements. Please read "Note 9. Employee Benefit Plans" for additional discussion of employee benefit plans.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        The "Share-Based Payment" topic of the ASC also requires that the benefits associated with the tax deductions in excess of recognized compensation cost, if any, be reported as a financing cash flow. This requirement reduces net operating cash flows and increases net financing cash flows. Holdings recognizes compensation costs related to awards with graded vesting on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.

Segment Reporting

        Holdings only operates in the oil and natural gas exploration and production industry in the United States. All revenues are derived from customers located in the United States.

Major Customers / Concentration of Credit Risk

        The following purchasers accounted for 10% or greater of the sales of production for the periods indicated and the corresponding outstanding accounts receivable balance as of the dates indicated:

	Percentage of Total Revenues for the Year Ended December 31,			Outstanding Accounts Receivable Balance as of December 31,
Purchaser	2013	2012	2011	2013		2012
				(in thousands)
Occidental Petroleum Corporation	27%	29%	58%	$11,673		$4,456
DCP Midstream	(a )	12%	13%	(a	)	2,604
High Sierra Crude Oil & Marketing, LLC(b)	46%	43%	13%	18,951		9,348

(a)
Less than 10% for the period indicated.

(b)
Formerly Pecos Gathering & Marketing.

Income Taxes

        Holdings is treated as a partnership for federal and state income tax purposes with each partner being separately taxed on their share of Holdings' taxable income. Therefore, no provision for current or deferred federal income taxes has been provided for in the accompanying Consolidated Financial Statements. However, Holdings' operations located in Texas are subject to an entity-level tax, the Texas margin tax, at a statutory rate of up to 0.7% of income that is apportioned to Texas. Deferred tax assets and liabilities are recognized for future Texas margin tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective Texas margin tax bases.

        Net income (loss) for financial statement purposes may differ significantly from taxable income reportable to partners as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under the partnership agreement. In addition, individual partners have different investment bases depending upon the timing and price of acquisition of their partnership units, and each partner's tax accounting, which is partially dependent upon the partner's tax position, differs from the accounting followed in the accompanying Consolidated Financial Statements. As a result, the aggregate difference in the basis of net assets for financial and

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

tax reporting purposes cannot be readily determined as Holdings does not have access to information about each partner's tax attributes in Holdings.

        Holdings performs a periodic evaluation of tax positions to review the appropriate recognition threshold for each tax position recognized in its consolidated financial statements. As of December 31, 2013 and 2012, all of Holdings' tax positions met the "more-likely-than-not" threshold. As a result, no additional tax expense, interest, or penalties have been accrued.

Revenue Recognition

        Revenues from the sale of oil, natural gas, and NGLs are recognized when they are realized or realizable and earned. Revenues are considered realized or realizable and earned when: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the seller's price to the buyer is fixed or determinable; and (iv) collectability is reasonably assured. Because final settlement of our hydrocarbon sales can take up to two months, sales volumes and prices are estimated and accrued using information available at the time the revenue is recorded. If Holdings' overproduced imbalance position (i.e., Holdings has cumulatively been over-allocated production) is greater than its share of remaining reserves, a liability would be recorded for the excess at period-end prices unless a different price is specified in the contract, in which case that price is used. At December 31, 2013 and 2012, Holdings did not have any natural gas imbalances. Revenue is not recognized for oil production in tanks, but the production is recorded as a current asset based on the cost to produce and included in "Inventory" in the accompanying Consolidated Balance Sheets. Transportation expenses are included in operating expenses and are insignificant.

Derivatives

        Holdings uses various financial instruments for non-trading purposes to manage and reduce price volatility and other market risks associated with its oil production. These arrangements are structured to reduce Holdings' exposure to commodity price decreases, but they can also limit the benefit Holdings might otherwise receive from commodity price increases. Holdings' risk management activity is generally accomplished through over-the-counter commodity derivative contracts with large financial institutions, most of which are lenders under Holdings' credit agreement.

        Holdings applies the provisions of the "Derivatives and Hedging" topic of the ASC, which requires each derivative instrument to be recorded in the accompanying Consolidated Balance Sheets at fair value. If a derivative has not been designated as a hedge or does not otherwise qualify for hedge accounting, it must be adjusted to fair value through earnings. Holdings elected not to designate its current portfolio of commodity derivative contracts as hedges for accounting purposes. Therefore, changes in fair value of these derivative instruments are recognized in earnings and included in "Derivative fair value loss (gain)" in the accompanying Consolidated Statements of Operations.

        Holdings enters into commodity derivative contracts for the purpose of economically fixing the price of its anticipated oil production even though Holdings does not designate the derivatives as hedges for accounting purposes. Holdings classifies cash flows related to derivative contracts based on the nature and purpose of the derivative. As the derivative cash flows are considered an integral part of Holdings' oil and natural gas operations, they are classified as cash flows from operating activities in the accompanying Consolidated Statements of Cash Flows.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Earnings Per Unit

        For purposes of calculating earnings per unit ("EPU"), net income (loss) per unit is calculated by dividing net income (loss) by the weighted average New Holdings Units outstanding.

New Accounting Pronouncements

        In December 2011, the FASB issued Accounting Standards Update ("ASU") 2011-11, "Disclosures about Offsetting Assets and Liabilities" and in January 2013 issued ASU 2013-01, "Clarifying the Scope of Disclosures About Offsetting Assets and Liabilities". These ASUs created new disclosure requirements regarding the nature of an entity's rights of offset and related arrangements associated with its derivative instruments, repurchase agreements, and securities lending transactions. Certain disclosures of the amounts of certain instruments subject to enforceable master netting arrangements are required, irrespective of whether the entity has elected to offset those instruments in the statement of financial position. These ASUs were effective retrospectively for annual reporting periods beginning on or after January 1, 2013. The adoption of these ASUs did not impact Holdings' financial position, results of operations, or liquidity.

        No other new accounting pronouncements issued or effective from January 1, 2013 through the date of this Report, had or are expected to have a material impact on Holdings' consolidated financial statements.

Note 3. Acquisitions

Element

        On October 3, 2011, Holdings acquired certain oil and natural gas properties and related assets in the Permian Basin in West Texas from Element Petroleum, LP ("Element") for approximately $253.2 million in cash, which was financed through borrowings under Holdings' credit agreement and capital contributions from Holdings' partners. The operations of these properties have been included with those of Holdings from the date of acquisition. Holdings incurred approximately $6.4 million of transaction costs related to this acquisition, which are included in "Acquisition costs" in the accompanying Consolidated Statements of Operations. Of this amount, approximately $4.3 million was paid to Apollo. Please read "Note 11. Related Party Transactions" for additional discussion.

        The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed from Element was as follows (in thousands):

Proved properties, including wells and related equipment	$130,527
Unproved properties	123,107
Other assets	806

Total assets acquired	254,440

Current liabilities	831
Asset retirement obligations	393

Total liabilities assumed	1,224

Fair value of net assets acquired	$253,216

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Acquisitions (Continued)

        The following unaudited pro forma condensed financial data was derived from the historical financial statements of Holdings and from the accounting records of Element to give effect to the acquisition as if it had occurred on January 1, 2011. The unaudited pro forma condensed financial information has been included for comparative purposes only and is not necessarily indicative of the results that might have occurred had the Element acquisition taken place on January 1, 2011 and is not intended to be a projection of future results.

Year ended December 31, 2011
(in thousands, except per unit amounts)
Pro forma total revenues	$89,618

Pro forma net income	$9,777

Pro forma net income per unit:
Basic	$0.14
Diluted	$0.14

SandRidge

        On January 6, 2011, Holdings acquired certain oil and natural gas properties and related assets in the Permian Basin in West Texas from SandRidge Exploration and Production, LLC ("SandRidge") for approximately $156.0 million in cash, which was financed through borrowings under Holdings' credit agreement and capital contributions from Holdings' partners. The operations of these properties have been included with those of Holdings from the date of acquisition. Holdings incurred $2.6 million of transaction costs related to this acquisition, which are included in "Acquisition costs" in the accompanying Consolidated Statements of Operations. Of this amount, approximately $2.3 million was paid to Apollo. Please read "Note 11. Related Party Transactions" for additional discussion.

        The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed from SandRidge was as follows (in thousands):

Proved properties, including wells and related equipment	$158,157
Oil inventory	637

Total assets acquired	158,794
Asset retirement obligations	2,778

Fair value of net assets acquired	$156,016

Note 4. Fair Value Measurements

        The book values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. Commodity derivative contracts are marked-to-market each quarter and are thus stated at fair value in the accompanying Consolidated Balance Sheets. As of December 31, 2013, the fair value of the senior notes was approximately $522.8 million using open market quotes ("Level 1" input).

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements (Continued)

Commodity Derivative Contracts

        Commodity prices are often subject to significant volatility due to many factors that are beyond Holdings' control, including but not limited to: prevailing economic conditions, supply and demand of hydrocarbons in the marketplace, actions by speculators, and geopolitical events such as wars or natural disasters. Holdings manages oil price risk with swaps, which provide a fixed price for a notional amount of sales volumes. The following table summarizes Holdings' open commodity derivative contracts as of December 31, 2013:

Period	Average Daily Swap Volume	Weighted -Average Swap Price	Asset (Liability) Fair Market Value
	(Bbl)	(per Bbl)	(in thousands)
2014	7,950	$92.67	$(8,354)
2015	1,300	93.18	2,330

			$(6,024)

        In January 2011, Holdings terminated certain oil puts that were in place at December 31, 2010 and received net proceeds of approximately $7.6 million, which is reflected as "Monetization of put options" in the "Investing activities" section of the accompanying Consolidated Statements of Cash Flows. In the third quarter of 2011, Holdings entered into additional oil puts that included deferred premiums. These deferred premiums increased Holdings' interest expense by approximately $0.2 million during 2011. In October 2011, Holdings terminated the oil puts and entered into oil swaps that required the initial payment of premiums of approximately $2.0 million.

        Counterparty Risk.    At December 31, 2013, Holdings had committed 10% or greater (in terms of fair market value) of its oil derivative contracts in asset positions from the following counterparties:

Counterparty	Fair Market Value of Oil Derivative Contracts Committed
(in thousands)
BNP Paribas	$1,082

        Holdings does not require collateral from its counterparties for entering into financial instruments, so in order to mitigate the credit risk associated with financial instruments, Holdings enters into master netting agreements with its counterparties. The master netting agreement is a standardized, bilateral contract between a given counterparty and Holdings. Instead of treating each financial transaction between the counterparty and Holdings separately, the master netting agreement enables the counterparty and Holdings to aggregate all financial trades and treat them as a single agreement. This arrangement is intended to benefit Holdings in two ways: (i) default by a counterparty under a single financial trade can trigger rights to terminate all financial trades with such counterparty; and (ii) netting of settlement amounts reduces Holdings' credit exposure to a given counterparty in the event of close-out. Holdings' accounting policy is to not offset fair value amounts between different counterparties for derivative instruments in the accompanying Consolidated Balance Sheets.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements (Continued)

Tabular Disclosures of Fair Value Measurements

        The following table summarizes the fair value of Holdings' derivative instruments not designated as hedging instruments as of the dates indicated:

Balance Sheet Location	Oil Commodity Derivatives	Commodity Derivatives Netting(a)	Total Commodity Derivatives
	(in thousands)
As of December 31, 2013
Assets
Derivatives—current	$143	$(143)	$—
Derivatives—noncurrent	2,330	—	2,330

Total assets	2,473	(143)	2,330

Liabilities
Derivatives—current	(8,497)	143	(8,354)
Derivatives—noncurrent	—	—	—

Total liabilities	(8,497)	143	(8,354)

Net liabilities	$(6,024)	$—	$(6,024)

As of December 31, 2012
Assets
Derivatives—current	$3,386	$(1,140)	$2,246
Derivatives—noncurrent	3,265	(411)	2,854

Total assets	6,651	(1,551)	5,100

Liabilities
Derivatives—current	(1,732)	1,140	(592)
Derivatives—noncurrent	(930)	411	(519)

Total liabilities	(2,662)	1,551	(1,111)

Net assets	$3,989	$—	$3,989

(a)
Represents counterparty netting under master netting agreements, which allow for netting of commodity derivative contracts. These derivative instruments are reflected net on the accompanying Consolidated Balance Sheets.

        The following table summarizes the effect of derivative instruments not designated as hedges on the accompanying Consolidated Statements of Operations for the periods indicated:

		Amount of Loss (Gain) Recognized in Income
		Year ended December 31,
	Location of Loss (Gain) Recognized in Income
Derivatives Not Designated as Hedges		2013	2012	2011
		(in thousands)
Commodity derivative contracts	Derivative fair value loss (gain)	$18,115	$(9,293)	$7,959

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements (Continued)

Fair Value Hierarchy

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting principles generally accepted in the United States ("GAAP") establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are defined as follows:

  •
  Level 1—Inputs such as unadjusted, quoted prices that are available in active markets for identical assets or liabilities.

  •
  Level 2—Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable, such as quoted prices for similar assets and liabilities or quoted prices in inactive markets.

  •
  Level 3—Inputs that are unobservable for use when little or no market data exists requiring the use of valuation methodologies that result in management's best estimate of fair value.

        As required by GAAP, Holdings utilizes the most observable inputs available for the valuation technique used. The financial assets and liabilities are classified in their entirety based on the lowest level of input that is of significance to the fair value measurement. Holdings' assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the financial assets and liabilities and their placement within the fair value hierarchy levels. The following methods and assumptions were used to estimate the fair values of Holdings' assets and liabilities that are accounted for at fair value on a recurring basis:

  •
  Level 2—Fair values of swaps are estimated using a combined income-based and market-based valuation methodology based upon forward commodity price curves obtained from independent pricing services. Settlement is determined by the average underlying price over a predetermined period of time. Holdings uses observable inputs in an option pricing valuation model to determine fair value such as: (i) current market and contractual prices for the underlying instruments; (ii) quoted forward prices for oil; (iii) interest rates, such as a LIBOR curve for a term similar to the commodity derivative contract; and (iv) appropriate volatilities.

        Holdings adjusts the valuations from the valuation model for nonperformance risk. For commodity derivative contracts which are in an asset position, Holdings adds the counterparty's credit default swap spread to the risk-free rate. If a counterparty does not have a credit default swap spread, Holdings uses other companies with similar credit ratings to determine the applicable spread. For commodity derivative contracts which are in a liability position, Holdings uses the yield on its senior notes less the risk-free rate. All fair values have been adjusted for nonperformance risk resulting in a decrease in the net commodity derivative liability of approximately $39,000 as of December 31, 2013 and an increase in the net commodity derivative asset of approximately $125,000 as of December 31, 2012.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements (Continued)

        The following table sets forth Holdings' assets and liabilities that were accounted for at fair value on a recurring basis as of the dates indicated:

		Fair Value Measurements at Reporting Date Using
Description	Net Asset (Liability)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
As of December 31, 2013
Oil derivative contracts—swaps	$(6,024)	$—	$(6,024)	$—
As of December 31, 2012
Oil derivative contracts—swaps	$4,069	$—	$4,069	$—
Oil derivative contracts—collars	(80)	—	(80)	—

Total	$3,989	$—	$3,989	$—

Note 5. Asset Retirement Obligations

        Asset retirement obligations relate to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal. The following table summarizes the changes in Holdings' asset retirement obligations for the periods indicated:

	Year Ended December 31,
	2013	2012
	(in thousands)
Balance at January 1	$5,049	$3,704
Liabilities assumed in acquisitions	395	60
Liabilities incurred from new wells	1,013	815
Liabilities settled	(283)	—
Accretion of discount	675	478
Revisions of previous estimates	6	(8)

Balance at December 31	6,855	5,049
Less: current portion	60	—

Asset retirement obligations—long-term	$6,795	$5,049

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Long-Term Debt

Senior Notes

        In April 2013, Holdings issued $500 million aggregate principal amount of 7 3/8% senior notes due 2021 (the "Notes"). The net proceeds from the Notes were used to repay a portion of the outstanding borrowings under Holdings' credit agreement, to repay in full and terminate Holdings' former second lien term loan, to make a $75 million distribution to Holdings' Class A limited partners, and for general partnership purposes. On August 14, 2013, Holdings entered into a supplemental indenture pursuant to which Athlon became an unconditional guarantor of the Notes.

        The indenture governing the Notes contains covenants, including, among other things, covenants that restrict Holdings' ability to:

  •
  make distributions, investments, or other restricted payments if Holdings' fixed charge coverage ratio is less than 2.0 to 1.0;

  •
  incur additional indebtedness if Holdings' fixed charge coverage ratio would be less than 2.0 to 1.0; and

  •
  create liens, sell assets, consolidate or merge with any other person, or engage in transactions with affiliates.

These covenants are subject to a number of important qualifications, limitations, and exceptions. In addition, the indenture contains other customary terms, including certain events of default upon the occurrence of which the senior notes may be declared immediately due and payable.

        Under the indenture, starting on April 15, 2016, Holdings will be able to redeem some or all of the Notes at a premium that will decrease over time, plus accrued and unpaid interest to the date of redemption. Prior to April 15, 2016, Holdings will be able, at its option, to redeem up to 35% of the aggregate principal amount of the Notes at a price of 107.375% of the principal thereof, plus accrued and unpaid interest to the date of redemption, with an amount equal to the net proceeds from certain equity offerings. In addition, at Holdings' option, prior to April 15, 2016, Holdings may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes, plus an "applicable premium", plus accrued and unpaid interest to the date of redemption. If a change of control occurs on or prior to July 15, 2014, Holdings may redeem all, but not less than all, of the notes at 110% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date. Certain asset dispositions will be triggering events that may require Holdings to repurchase all or any part of a noteholder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to but excluding the date of repurchase. Interest on the Notes is payable in cash semi-annually in arrears, commencing on October 15, 2013, through maturity.

        As a result of the issuance of the Notes, Holdings' former second lien term loan was paid off and retired and the borrowing base of Holdings' credit agreement was reduced resulting in a write off of unamortized debt issuance costs of approximately $2.8 million, which is included in "Interest expense" in the accompanying Consolidated Statements of Operations and "Other" in the operating activities section of the accompanying Consolidated Statements of Cash Flows for 2013.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Long-Term Debt (Continued)

Credit Agreement

        Holdings is a party to an amended and restated credit agreement dated March 19, 2013 (the "Credit Agreement"), which matures on March 19, 2018. The Credit Agreement provides for revolving credit loans to be made to Holdings from time to time and letters of credit to be issued from time to time for the account of Holdings or any of its restricted subsidiaries. The aggregate amount of the commitments of the lenders under the Credit Agreement is $1.0 billion. Availability under the Credit Agreement is subject to a borrowing base, which is redetermined semi-annually and upon requested special redeterminations.

        In conjunction with the offering of the Notes in April 2013 as discussed above, the borrowing base under the Credit Agreement was reduced to $267.5 million. In May 2013, Holdings amended the Credit Agreement to, among other things, increase the borrowing base to $320 million. In November 2013, Holdings amended the Credit Agreement to, among other things, increase the borrowing base to $525 million. As of December 31, 2013, the borrowing base was $525 million and there were no outstanding borrowings and no outstanding letters of credit under the Credit Agreement.

        Obligations under the Credit Agreement are secured by a first-priority security interest in substantially all of Holdings' proved reserves. In addition, obligations under the Credit Agreement are guaranteed by Athlon.

        Loans under the Credit Agreement are subject to varying rates of interest based on (i) outstanding borrowings in relation to the borrowing base and (ii) whether the loan is a Eurodollar loan or a base rate loan. Eurodollar loans under the Credit Agreement bear interest at the Eurodollar rate plus the applicable margin indicated in the following table, and base rate loans under the Credit Agreement bear interest at the base rate plus the applicable margin indicated in the following table. Holdings also incurs a quarterly commitment fee on the unused portion of the Credit Agreement indicated in the following table:

Ratio of Outstanding Borrowings to Borrowing Base	Unused Commitment Fee	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
Less than or equal to .30 to 1	0.375%	1.50%	0.50%
Greater than .30 to 1 but less than or equal to .60 to 1	0.375%	1.75%	0.75%
Greater than .60 to 1 but less than or equal to .80 to 1	0.50%	2.00%	1.00%
Greater than .80 to 1 but less than or equal to .90 to 1	0.50%	2.25%	1.25%
Greater than .90 to 1	0.50%	2.50%	1.50%

        The "Eurodollar rate" for any interest period (either one, two, three, or nine months, as selected by Holdings) is the rate equal to the British Bankers Association London Interbank Offered Rate ("LIBOR") for deposits in dollars for a similar interest period. The "Base Rate" is calculated as the highest of: (i) the annual rate of interest announced by Bank of America, N.A. as its "prime rate"; (ii) the federal funds effective rate plus 0.5%; or (iii) except during a "LIBOR Unavailability Period", the Eurodollar rate (for dollar deposits for a one-month term) for such day plus 1.0%.

        Any outstanding letters of credit reduce the availability under the Credit Agreement. Borrowings under the Credit Agreement may be repaid from time to time without penalty.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Long-Term Debt (Continued)

        The Credit Agreement contains covenants including, among others, the following:

  •
  a prohibition against incurring debt, subject to permitted exceptions;

  •
  a restriction on creating liens on Holdings' assets and the assets of its operating subsidiaries, subject to permitted exceptions;

  •
  restrictions on merging and selling assets outside the ordinary course of business;

  •
  restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business;

  •
  a requirement that Holdings maintain a ratio of consolidated total debt to EBITDAX (as defined in the Credit Agreement) of not more than 4.75 to 1.0 (which ratio changes to 4.5 to 1.0 beginning with the quarter ending June 30, 2014); and

  •
  a provision limiting commodity derivative contracts to a volume not exceeding 85% of projected production from proved reserves for a period not exceeding 66 months from the date the commodity derivative contract is entered into.

        The Credit Agreement contains customary events of default, including Holdings' failure to comply with the financial ratios described above, which would permit the lenders to accelerate the debt if not cured within applicable grace periods. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require Bank of America, N.A. to declare all amounts outstanding under the Credit Agreement to be immediately due and payable.

Long-Term Debt Maturities

        The following table shows Holdings' long-term debt maturities as of December 31, 2013:

	Payments Due by Period
	Total	2014	2015	2016	2017	2018	Thereafter
	(in thousands)
Credit Agreement	$—	$—	$—	$—	$—	$—	$—
7 3/8% Senior Notes	500,000	—	—	—	—	—	500,000

Total	$500,000	$—	$—	$—	$—	$—	$500,000

        During 2013, 2012, and 2011, the weighted-average interest rate for total indebtedness was 7.6%, 4.3%, and 3.8%, respectively.

Note 7. Partners' Equity

        The following table shows the partnership interest in Holdings as of December 31, 2013:

		Partnership Interest
Athlon Holdings GP LLC	General Partner	0.0%
Athlon Energy Inc.	Limited Partner	97.8%
Management group	Limited Partner	2.2%

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Earnings Per Unit

        Prior to the consummation of Athlon's IPO, Holdings had 989,508 outstanding limited partner units. In conjunction with the closing of the IPO, Holdings limited partners were subject to an adjustment based on Athlon's IPO price of $20.00 per share and an actual 65.266-for-1 stock split. Following this adjustment and stock split, the number of outstanding limited partner units increased from 989,508 units to 68,195,178 units. The one-to-one conversion of the Holdings' interests in April 2013 to 989,508 limited partner units is akin to a stock split and has been treated as such in Holdings' EPU calculations. Accordingly, Holdings assumes that 68,195,178 limited partner units were outstanding during periods prior to Athlon's IPO for purposes of calculating EPU.

        Holdings Amended and Restated Agreement of Limited Partnership provides that at any time Athlon issues a share of common stock other than pursuant to an incentive plan or an exchange transaction, the net proceeds or other consideration received by Athlon with respect to such share, if any, shall be concurrently contributed to Holdings and Holdings shall issue to Athlon one New Holdings Unit registered in the name of Athlon. In conjunction with Athlon's IPO, Athlon contributed net proceeds of approximately $295.7 million to Holdings and Holdings issued 15,789,474 New Holdings Units to Athlon.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Earnings Per Unit (Continued)

        The following table reflects the EPU computations for the periods indicated:

	Year ended December 31,
	2013	2012	2011
	(in thousands, except per unit amounts)
Basic EPU
Numerator:
Undistributed net income (loss) attributable to untiholders	$78,910	$53,014	$(1,129)
Participation rights of unvested restricted stock units in undistributed earnings	(819)	—	—

Basic undistributed net income (loss) attributable to untiholders	$78,091	$53,014	$(1,129)

Denominator:
Basic weighted average limited partner units outstanding	74,771	68,196	68,196

Basic EPU	$1.04	$0.78	$(0.02)

Diluted EPU
Numerator:
Undistributed net income (loss) attributable to untiholders	$78,910	$53,014	$(1,129)
Participation rights of unvested restricted stock units in undistributed earnings	(819)	—	—

Diluted net income (loss)	$78,091	$53,014	$(1,129)

Denominator:
Diluted weighted average limited partner units outstanding	74,771	68,196	68,196

Diluted EPU	$1.04	$0.78	$(0.02)

        Pursuant to Holdings' Partnership Agreement, at any time Athlon issues a share of common stock pursuant to the Athlon Energy Inc. 2013 Incentive Award Plan, Holdings shall issue a New Holdings Unit to Athlon. Therefore, Athlon's unvested restricted stock units are dilutive to Holdings EPU calculations.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Employment Benefit Plans

401(k) Plan

        Holdings made contributions to its 401(k) plan, which is a voluntary and contributory plan for eligible employees based on a percentage of employee contributions, of $585,000, $454,000, and $219,000 during 2013, 2012, and 2011, respectively. Holdings' 401(k) plan does not allow employees to invest in securities of Holdings.

Incentive Award Plan

        In August 2013, Athlon adopted the Athlon Energy Inc. 2013 Incentive Award Plan (the "Plan"). The principal purpose of the Plan is to attract, retain, and engage selected employees, consultants, and directors through the granting of equity and equity-based compensation awards. Employees, consultants, and directors of Athlon and its subsidiaries are eligible to receive awards under the Plan. The Compensation Committee will administer the Plan unless the Board of Directors assumes direct authority for administration. The Plan provides for the grant of stock options (including non-qualified stock options and incentive stock options), restricted stock, dividend equivalents, stock payments, restricted stock units ("RSUs"), performance awards, stock appreciation rights, and other equity-based and cash-based awards, or any combination thereof.

        The aggregate number of shares of common stock available for issuance pursuant to awards granted under the Plan is the sum of 8,400,000 shares, subject to adjustment as described below plus an annual increase on the first day of each calendar year beginning January 1, 2014 and ending on and including the last January 1 prior to the expiration date of the Plan, equal to the least of (i) 12,000,000 shares, (ii) 4% of the shares outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year, and (iii) such smaller number of shares as determined by the Board of Directors. This number will also be adjusted due to the following shares becoming eligible to be used again for grants under the Plan:

  •
  shares subject to awards or portions of awards granted under the Plan which are forfeited, expire, or lapse for any reason, or are settled for cash without the delivery of shares, to the extent of such forfeiture, expiration, lapse, or cash settlement; and

  •
  shares that Athlon repurchases prior to vesting so that such shares are returned to Athlon.

        The Plan does not provide for individual limits on awards that may be granted to any individual participant under the Plan. Rather, the amount of awards to be granted to individual participants are determined by the Board of Directors or the Compensation Committee from time to time, as part of their compensation decision-making processes, provided, however, that the Plan does not permit awards having a grant date fair value in excess of $700,000 to be granted to Athlon's non-employee directors in any year.

        As of December 31, 2013, there were 7,761,087 shares available for issuance under the Plan. During 2013, Holdings recorded non-cash stock-based compensation expense related to the Plan of $3.9 million, which was allocated to lease operating expense and general and administrative expense in the accompanying Consolidated Statements of Operations based on the allocation of the respective employees' compensation. During 2013, Holdings also capitalized $263,000 of non-cash stock-based compensation expense related to the Plan as a component of "Evaluated, including wells and related equipment" in the accompanying Consolidated Balance Sheets.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Employment Benefit Plans (Continued)

        RSUs vest over three years, subject to the relative performance of Athlon's stock to that of a designated peer group for Athlon's management team. The following table summarizes the changes in Athlon's unvested RSUs for 2013 (presented at the target level):

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Outstanding at January 1	—	$—
Granted	638,913	34.88
Vested	—	—
Forfeited	—	—

Outstanding at December 31	638,913	34.88

        During 2013, Athlon issued 411,413 RSUs to employees and non-employee directors, the vesting of which is dependent only on the passage of time and continued employment. The following table provides information regarding Athlon's outstanding RSUs at December 31, 2013 the vesting of which is dependent only on the passage of time and continued employment:

	Year of Vesting
Year of Grant	2014	2015	2016	Total
2013	137,138	137,138	137,137	411,413

        During 2013, Athlon also issued 227,500 RSUs to Athlon's management team, the vesting of which is dependent not only on the passage of time and continued employment, but also on the relative performance of Athlon's stock to that of a designated peer group. One-half of the maximum number of shares that could be earned under the performance-based awards will be earned for performance at the designated target levels (100% target vesting levels) or upon any earlier change of control, and twice the number of shares will be earned if the higher maximum target levels are met. If performance is below the designated minimum levels for all performance targets, no performance-based shares will be earned. Performance-based awards were valued using a Monte Carlo simulation. The following table provides information regarding Athlon's outstanding RSUs at December 31, 2013 (presented at the target level) the vesting of which is dependent not only on the passage of time and continued employment, but also on the relative performance of Athlon's stock to that of a designated peer group:

	Year of Vesting
Year of Grant	2014	2015	2016	Total
2013	75,834	75,833	75,833	227,500

        None of Athlon's unvested RSUs are subject to variable accounting. As of December 31, 2013, Athlon had approximately $16.6 million of total unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted-average period of approximately 2.6 years.

Class B Interests

        Holdings' limited partnership agreement provided for the issuance of Class B limited partner interests. As discussed in "Note 1. Formation of the Partnership and Description of Business", in

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Employment Benefit Plans (Continued)

connection with the corporate reorganization, the holders of the Class B limited partner interests in Holdings exchanged their interests for common stock of Athlon subject to the same conditions and vesting terms. Upon the consummation of Athlon's IPO, the remaining unvested common stock awards, which were formerly Class B interests in Holdings, vested and Holdings recognized non-cash equity-based compensation expense of approximately $1.5 million.

        During 2013, 2012, and 2011, Holdings recorded approximately $1.3 million, $152,000, and $106,000, respectively, of non-cash equity-based compensation expense related to Class B interests, which was allocated to lease operating expense and general and administrative expenses in the accompanying Consolidated Statements of Operations based on the allocation of the respective employees' compensation. During 2013 and 2012, Holdings capitalized approximately $415,000 and $93,000, respectively, of non-cash stock-based compensation expense as a component of "Evaluated, including wells and related equipment" in the accompanying Consolidated Balance Sheets.

Note 10. Commitments and Contingencies

Leases

        Holdings leases certain office space that has non-cancelable lease terms in excess of one year. The following table summarizes the remaining non-cancelable future payments under these operating leases as of December 31, 2013:

	Payments Due by Period
	Total	2014	2015	2016	2017	2018	Thereafter
	(in thousands)
Corporate office lease	$1,031	$375	$375	$281	$—	$—	$—
Midland office lease	285	92	96	97	—	—	—

Total	$1,316	$467	$471	$378	$—	$—	$—

        Holdings' operating lease rental expense was approximately $490,000, $507,000, and $272,000 during 2013, 2012, and 2011, respectively.

Litigation

        From time to time, Holdings is a party to ongoing legal proceedings in the ordinary course of business, including workers' compensation claims and employment-related disputes. Management does not believe the results of these proceedings, individually or in the aggregate, will have a material adverse effect on Holdings' business, financial position, results of operations, or liquidity.

Note 11. Related Party Transactions

Transaction Fee Agreement

        Holdings was a party to a Transaction Fee Agreement, dated August 23, 2010, which required it to pay a fee to Apollo equal to 2% of the total equity contributed to Holdings, as defined in the agreement, in exchange for consulting and advisory services provided by Apollo. In October 2012, Apollo assigned its rights and obligations under the Transaction Fee Agreement to an affiliate, Apollo Global Securities, LLC. Upon the consummation of Athlon's IPO, the Transaction Fee Agreement was

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Related Party Transactions (Continued)

terminated. Since Holdings' inception through the termination of the Transaction Fee Agreement, it incurred transaction fees under the Transaction Fee Agreement of approximately $7.5 million in total.

Services Agreement

        Holdings was a party to a Services Agreement, dated August 23, 2010, which required it to compensate Apollo for consulting and advisory services equal to the higher of (i) 1% of earnings before interest, income taxes, DD&A, and exploration expense per quarter and (ii) $62,500 per quarter (the "Advisory Fee"); provided, however, that such Advisory Fee for any calendar year shall not exceed $500,000. The Services Agreement also provided for reimbursement to Apollo for any reasonable out-of-pocket expenses incurred while performing services under the Services Agreement. During 2013, 2012, and 2011, Holdings incurred approximately $500,000, $493,000, and $411,000, respectively, of Advisory Fees, which are included in "General and administrative expenses" in the accompanying Consolidated Statements of Operations.

        Upon the consummation of Athlon's IPO, the Services Agreement was terminated and Holdings paid a termination fee of $2.4 million (plus $132,000 of unreimbursed fees) to Apollo. Such payment corresponded to the present value as of the date of termination of the aggregate annual fees that would have been payable during the remainder of the term of the Services Agreement (assuming a term ending on August 23, 2020). Under the Services Agreement, Athlon also agreed to indemnify Apollo and its affiliates and their respective limited partners, general partners, directors, members, officers, managers, employees, agents, advisors, and representatives for potential losses relating to the services contemplated under the Services Agreement.

Participation of Apollo Global Securities, LLC in Senior Notes Offering and IPO

        Apollo Global Securities, LLC is an affiliate of the Apollo Funds and received a portion of the gross spread as an initial purchaser of the Notes of $0.5 million. Apollo Global Securities, LLC was also an underwriter in Athlon's IPO and received a portion of the discounts and commissions paid to the underwriters in the IPO of approximately $0.9 million.

Distribution

        Holdings used a portion of the net proceeds from the Notes to make a distribution to its Class A limited partners, including the Apollo Funds and Holdings' management team and certain employees. The Apollo Funds received approximately $73 million of the distribution and Holdings' management team and certain employees received approximately $2 million, in the aggregate.

Exchange Agreement

        Upon the consummation of its IPO, Holdings entered into an exchange agreement with its management team and certain employees who hold New Holdings Units. Under the exchange agreement, each such holder (and certain permitted transferees thereof) may, under certain circumstances after the date of the closing of the IPO (subject to the terms of the exchange agreement), exchange their New Holdings Units for shares of Athlon's common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications. As a holder exchanges its New Holdings Units, Athlon's interest in Holdings will be correspondingly increased.

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Related Party Transactions (Continued)

Tax Receivable Agreement

        Upon the consummation of its IPO, Athlon entered into a tax receivable agreement with its management team and certain employees who hold New Holdings Units that provides for the payment from time to time by Athlon to such unitholders of Holdings of 85% of the amount of the benefits, if any, that Athlon is deemed to realize as a result of increases in tax basis and certain other tax benefits related to exchanges of New Holdings Units pursuant to the exchange agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of Athlon and not of Holdings. For purposes of the tax receivable agreement, the benefit deemed realized by Athlon will be computed by comparing its actual income tax liability (calculated with certain assumptions) to the amount of such taxes that Athlon would have been required to pay had there been no increase to the tax basis of the assets of Holdings as a result of the exchanges and had Athlon not entered into the tax receivable agreement.

        The step-up in basis will depend on the fair value of the New Holdings Units at conversion. There is no intent of the holders of New Holdings Units to exchange their units for shares of Athlon's common stock in the foreseeable future. In addition, Athlon does not expect to be in a tax paying position before 2019. Therefore, Athlon cannot presently estimate what the benefit or payments under the tax receivable agreement will be on a factually supportable basis, and accordingly not recognized as a liability.

Note 12. Subsequent Events

        Subsequent to December 31, 2013, Holdings entered into additional oil swaps. The following table summarizes Holdings' open commodity derivative contracts as of April 24, 2014:

Period	Average Daily Swap Volume	Weighted- Average Swap Price
	(Bbl)	(per Bbl)
Q2 2014	8,950	$92.71
Q3 2014	9,950	92.52
Q4 2014	10,960	92.31
Q1 2015	9,800	90.90
Q2 2015	9,800	90.90
Q3 2015	4,300	91.11
Q4 2015	4,300	91.11

        On February 6, 2014, Holdings completed the acquisition of certain oil and natural gas properties and related assets in the Midland Basin of West Texas for approximately $88 million in cash (subject to customary post-closing adjustments), pursuant to a Purchase and Sale Agreement dated January 10, 2014 with an effective date of September 1, 2013. Holdings also agreed to acquire additional working interests in the properties, partially offset by the exercise of certain preferential rights, with the net effect of a $10.6 million purchase price increase. The acquisition was financed through cash on hand and borrowings under the Credit Agreement.

        On April 8, 2014, Holdings entered into multiple purchase and sale agreements with separate, unrelated third parties to acquire certain oil and natural gas properties and related assets consisting of

ATHLON HOLDINGS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Subsequent Events (Continued)

23,500 net acres in the Permian Basin of West Texas (the "Acquisitions") for a combined purchase price of $873 million, subject to customary purchase price adjustments associated with transactions of this nature in the oil and natural gas industry. The Acquisitions are expected to close by or before June 2014, subject to customary closing conditions.

        On April 11, 2014, lenders under the Credit Agreement completed their redetermination of the borrowing base, resulting in an increase from $525 million to $1.0 billion, based on Holdings reserves as of March 31, 2014 and above mentioned 2014 acquisitions.

        On April 16, 2014, Holdings issued $650 million aggregate principal amount of 6% senior notes due 2022 (the "2022 Notes"). The 2022 Notes will close May 1, 2014 and Holdings expects to receive net proceeds of approximately $638.0 million, after deducting initial purchasers' discounts and estimated debt issuance costs. Holdings plans to use the net proceeds from the 2022 Notes to fund a portion of the initial purchase price of the Acquisitions. Apollo Global Securities, LLC received a portion of the gross spread as an initial purchaser of the 2022 Notes of approximately $0.5 million. The borrowing base under the Credit Agreement will be reduced to $837.5 million upon closing of the Acquisitions.

        On April 23, 2014, Athlon completed a public offering of 14,806,250 shares of its common stock at $40.00 per share and received net proceeds of approximately $570.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. Holdings plans to use the net proceeds from the offering to fund a portion of the initial purchase price of the Acquisitions. Apollo Global Securities, LLC was an underwriter in the offering and received a portion of the discounts and commissions paid to the underwriters of approximately $1.0 million.

        These financial statements considered subsequent events through April 24, 2014, the date the consolidated financial statements were available to be issued.

ATHLON HOLDINGS LP

SUPPLEMENTARY INFORMATION

Capitalized Costs and Costs Incurred Relating to Oil and Natural Gas Producing Activities

        The capitalized cost of oil and natural gas properties was as follows as of the dates indicated:

	December 31,
	2013	2012
	(in thousands)
Oil and natural gas properties and equipment, at cost—full cost method:
Evaluated, including wells and related equipment	$1,244,178	$788,571
Unevaluated	89,859	89,860
Accumulated depletion, depreciation, and amortization	(160,779)	(73,824)

	$1,173,258	$804,607

        The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Acquisitions:
Proved properties(a)	$19,609	$42,122	$287,400
Unproved properties(b)	34,922	38,908	130,273

Total acquisitions	54,531	81,030	417,673
Development(c)	180,011	201,174	71,403
Exploration(d)	218,680	75,008	17,829

Total costs incurred	$453,222	$357,212	$506,905

(a)
Includes asset retirement obligations incurred of approximately $395,000, $60,000, and $3.3 million during 2013, 2012, and 2011, respectively.

(b)
Costs incurred for unproved properties are excluded from the amortization base.

(c)
Includes asset retirement obligations incurred of approximately $609,000, $606,000, and $108,000 during 2013, 2012, and 2011, respectively.

(d)
Includes asset retirement obligations incurred of approximately $404,000, $209,000, and $58,000 during 2013, 2012, and 2011, respectively.

Oil & Natural Gas Producing Activities—Unaudited

        All of Holdings' results of operations relate to oil and natural gas producing activities. Holdings' only cost center is the Permian Basin in West Texas. Holdings' average depletion rate per BOE of production was $19.51, $21.03, and $20.32 for 2013, 2012, and 2011, respectively.

        The estimates of Holdings' proved reserves, which are located entirely within the United States, were prepared in accordance with rules and regulations established by the FASB. Proved oil and natural gas reserve quantities are based on internal estimates reviewed by independent petroleum engineers.

ATHLON HOLDINGS LP

SUPPLEMENTARY INFORMATION (Continued)

        Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods assumed or that prices and costs will remain constant. Actual production may not equal the estimated amounts used in the preparation of reserve projections. Estimates of future net cash flows from Holdings' properties, and the representative value thereof, were made using 12-month first-day-of-the-month oil and natural gas average prices, as adjusted for basis or location differentials, held constant over the life of the reserves. Prices used in estimating Holdings' future net cash flows were as follows as of the dates indicated:

	December 31,
	2013	2012	2011
Oil (per Bbl)	$96.78	$94.71	$93.25
Natural gas (per Mcf)	3.67	2.75	3.53

        Net future cash inflows have not been adjusted for commodity derivative contracts outstanding at the end of the year. Future cash inflows are reduced by estimated production and development costs, which are based on year-end economic conditions and held constant throughout the life of the properties, and the estimated effect of future income taxes due to the Texas Margin tax. Future federal income taxes have not been deducted from future net revenues in the calculation of Holdings' standardized measure as each partner is separately taxed on his share of Holdings' taxable income.

        There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those included herein. The accuracy of any reserve estimate is a function of the quality of available data and engineering, and estimates may justify revisions based on the results of drilling, testing, and production activities. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral to management's analysis of impairment of oil and natural gas properties and the calculation of DD&A on these properties.

ATHLON HOLDINGS LP

SUPPLEMENTARY INFORMATION (Continued)

        Holdings' estimated net quantities of proved reserves were as follows as of the dates indicated:

	December 31,
	2013	2012	2011
Proved developed reserves:
Oil (MBbls)	26,436	14,470	7,942
Natural gas (MMcf)	55,358	31,965	14,063
Natural gas liquids (MBbls)	11,077	5,900	3,211
Combined (MBOE)	46,740	25,698	13,496
Proved undeveloped reserves:
Oil (MBbls)	44,738	34,953	18,030
Natural gas (MMcf)	96,848	71,718	37,497
Natural gas liquids (MBbls)	19,645	13,375	8,338
Combined (MBOE)	80,524	60,281	32,618
Proved reserves:
Oil (MBbls)	71,174	49,423	25,972
Natural gas (MMcf)	152,206	103,683	51,560
Natural gas liquids (MBbls)	30,722	19,275	11,549
Combined (MBOE)	127,264	85,979	46,114

        The changes in Holdings' proved reserves were as follows for the periods indicated:

	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Oil Equivalent (MBOE)
Balance at December 31, 2010	—	—	—	—
Purchases of minerals-in-place	21,308	39,179	8,935	36,773
Extensions and discoveries	4,200	10,064	2,285	8,162
Revisions of previous estimates	1,020	3,334	568	2,143
Production	(556)	(1,017)	(239)	(964)

Balance, December 31, 2011	25,972	51,560	11,549	46,114
Purchases of minerals-in-place	5,203	5,874	1,162	7,344
Extensions and discoveries	23,471	56,736	10,525	43,452
Revisions of previous estimates	(3,766)	(7,324)	(3,366)	(8,352)
Production	(1,457)	(3,163)	(595)	(2,579)

Balance, December 31, 2012	49,423	103,683	19,275	85,979
Purchases of minerals-in-place	495	877	197	838
Extensions and discoveries	23,895	45,424	9,566	41,031
Revisions of previous estimates(a)	43	7,149	2,638	3,874
Production	(2,682)	(4,927)	(954)	(4,458)

Balance, December 31, 2013	71,174	152,206	30,722	127,264

(a)
Revisions to previous estimates are comprised of 6,512 MBOE of negative revisions for proved undeveloped locations that are not currently scheduled to be drilled within the next five years and 10,386 MBOE of positive net revisions due to the combination of price, cost, and technical revisions.

ATHLON HOLDINGS LP

SUPPLEMENTARY INFORMATION (Continued)

        The following is a standardized measure of discounted future net cash flows and changes applicable to proved reserves. The future net cash flows are discounted at 10% per year and assume continuation of existing economic conditions.

        The standardized measure of discounted future net cash flows, in management's opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in any year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flows is not necessarily indicative of the fair value of Holdings' proved oil and natural gas properties.

        The data presented should not be viewed as representing the expected cash flow from or current value of, existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. Actual future prices and costs are likely to be substantially different from the prices and costs utilized in the computation of reported amounts.

        Holdings' standardized measure of discounted future net cash flows was as follows as of the dates indicated:

	December 31,
	2013	2012	2011
	(in thousands)
Future cash inflows	$8,053,437	$5,361,058	$3,155,756
Future production costs	(2,421,186)	(1,811,514)	(972,343)
Future development costs	(1,242,817)	(1,060,785)	(569,672)
Future income taxes	(56,374)	(37,527)	(22,090)

Future net cash flows	4,333,060	2,451,232	1,591,651
10% annual discount	(2,721,172)	(1,600,318)	(1,010,494)

Standardized measure of discounted estimated future net cash flows	$1,611,888	$850,914	$581,157

ATHLON HOLDINGS LP

SUPPLEMENTARY INFORMATION (Continued)

        The changes in Holdings' standardized measure of discounted future net cash flows were as follows for the periods indicated:

	Year ended December 31,
	2013	2012	2011
	(in thousands)
Net change in prices and production costs	$250,716	$(109,214)	$73,093
Purchases of minerals-in-place	11,601	81,304	394,248
Extensions, discoveries, and improved recovery	448,208	376,493	101,396
Revisions of previous quantity estimates	50,202	(189,505)	27,499
Production, net of production costs	(246,327)	(121,170)	(47,626)
Previously estimated development costs incurred during the period	130,900	119,361	43,994
Accretion of discount	86,658	59,144	20,072
Change in estimated future development costs	(17,389)	60,210	(22,239)
Net change in income taxes	(7,948)	(5,378)	(2,809)
Change in timing and other	54,353	(1,488)	(6,471)

Net change in standardized measure	760,974	269,757	581,157
Standardized measure, beginning of year	850,914	581,157	—

Standardized measure, end of year	$1,611,888	$850,914	$581,157

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT
FOR THE QUARTER ENDING MARCH 31, 2014

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2014 (unaudited)	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,118,318	$1,299,107
Accounts receivable
Accrued oil and gas sales	6,487,040	3,015,724
Joint interest owners	32,807	110,828
Prepaid expenses	169,863	28,715
Derivative asset—current	—	91,008

Total current assets	10,808,028	4,545,382
OIL AND GAS PROPERTIES
Costs being amortized, net of accumulated depletion of $6,907,884 and $4,129,404, respectively	155,337,733	122,922,447

Total oil and gas properties, net	155,337,733	122,922,447
OTHER ASSETS
Other property and equipment, net of accumulated depreciation and amortization of $88,884 and $79,891, respectively	146,492	145,513
Debt issuance costs, net	540,181	421,889

Total other assets	686,673	567,402

TOTAL ASSETS	$166,832,434	$128,035,231

The Notes to Consolidated Financial Statements are an integral part of this statement.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

	March 31, 2014 (unaudited)	December 31, 2013
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable, vendors	$15,265,117	$9,191,769
Accrued revenue payable	19,439	3,021
Accrued interest payable	332,556	217,591
Derivative liability—current	1,667,674	—

Total current liabilities	17,284,786	9,412,381
LONG-TERM LIABILITIES
Term loan facility	71,000,000	45,000,000
Asset retirement obligations	909,619	724,142
Derivative liability—non-current	768,311	737,821

Total long-term liabilities	72,677,930	46,461,963

Total liabilities	89,962,716	55,874,344
MEMBERS' EQUITY	76,869,718	72,160,887

TOTAL LIABILITIES AND MEMBERS' EQUITY	$166,832,434	$128,035,231

The Notes to Consolidated Financial Statements are an integral part of this statement.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ending March 31, 2014 (unaudited)	Three Months Ending March 31, 2013 (unaudited)
REVENUES
Oil & gas sales	$12,535,769	$1,712,945
Gain (loss) on oil and gas derivative, net	(2,188,807)	12,933

Total revenues	10,346,962	1,725,878
EXPENSES
Oil and gas production expenses	734,270	213,136
Severance taxes and related expenses	632,565	82,694
Depreciation, depletion & amortization	2,787,473	411,691
Accretion of asset retirement obligations	5,612	1,212
General & administrative expenses	987,334	430,322

Total expenses	5,147,254	1,139,055

Income from operations	5,199,708	586,823
OTHER INCOME (EXPENSE)
Other income (loss)	791	65
Interest expense	(491,668)	—

Total other expense	(490,877)	65

NET INCOME	$4,708,831	$586,888

The Notes to Consolidated Financial Statements are an integral part of this statement.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

	Three Months Ending March 31, 2014 (unaudited)	Three Months Ending March 31, 2013 (unaudited)
BALANCE—beginning of period	$72,160,887	$33,339,655
Net income	4,708,831	586,888

BALANCE—end of period	$76,869,718	$33,926,543

The Notes to Consolidated Financial Statements are an integral part of this statement.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ending March 31, 2014 (unaudited)	Three Months Ending March 31, 2013 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,708,831	$586,888
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	2,787,473	411,691
Accretion of asset retirement obligations	5,612	1,212
Amortization of debt issuance cost	25,458	—
Market value adjustment for derivative instruments	1,789,172	41,991
Changes in operating assets and liabilities
Accounts receivable	(3,471,316)	2,193,814
Accounts receivable JIB	78,021	208,041
Prepaid expenses and other assets	(141,148)	(130,077)
Accounts payable and revenue payable	19,919	(3,244)
Accounts payable, other	6,184,812	(3,804,846)
Other accrued liabilities	185,477	—

Net cash provided by operating activities	12,172,311	(494,530)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures—drilling and development	(35,199,378)	(2,072,467)
Capital expenditures of non-oil and gas fixed assets	(9,972)	(2,381)

Net cash used in investing activities	(35,209,350)	(2,074,848)
CASH FLOWS FROM FINANCING ACTIVITIES
Debt issuance costs	(143,750)	—
Proceeds from term loan facilities	26,000,000	—

Net cash provided by financing activities	25,856,250	—

Net decrease in cash and cash equivalents	2,819,211	(2,569,378)
CASH AND CASH EQUIVALENTS, beginning of period	1,299,107	9,914,326

CASH AND CASH EQUIVALENTS, end of period	$4,118,318	$7,344,948

CASH PAID DURING THE PERIOD FOR:
Interest	$442,877	$—

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Addition to oil and gas properties for asset retirement obligations	$179,865	$15,668

Accrued capital expenditures	$14,110,175	$154,641

The Notes to Consolidated Financial Statements are an integral part of this statement.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Hibernia Energy, LLC and Subsidiaries (collectively, the Company) is a Delaware Limited Liability Company formed on July 28, 2010 to conduct oil and gas exploration, drilling and development operations in the continental United States. The majority of the Company's operations are in the state of Texas and most notably in the Permian Basin.

Principles of Consolidation

        The consolidated financial statements include the accounts of the following wholly-owned subsidiaries: Hibernia Resources, LLC, a Texas Limited Liability Company, and Hibernia Holdings, LLC, a Texas Limited Liability Company. All intercompany accounts and transactions are eliminated in consolidation.

Oil and Gas Properties

        The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including costs directly related to overhead and related asset retirement costs are capitalized. Costs incurred to maintain producing wells and related equipment and lease and well operating costs are charged to expense as incurred. Depreciation and depletion expense for oil and gas producing property and related equipment was $2,778,480 and $407,662 for the quarters ending March 31, 2014 and March 31, 2013, respectively. The Company had capitalized costs being amortized of $162,245,617 and $127,051,851 as of March 31, 2014 and December 31, 2013, respectively, less accumulated depletion and amortization of $6,907,884 and $4,129,404 as of March 31, 2014 and December 31, 2013, respectively.

        All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, will be amortized on the unit-of-production method using estimates of proved reserves. Investments in unevaluated properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired; the amount of the impairment is added to the capitalized costs to be amortized.

        In addition, the capitalized costs are subject to a "ceiling test," which limits such costs to the aggregate of the estimated present value (discounted at 10 percent) of future net revenues from proved reserves, using the first of the month un-weighted average pricing for the year, based on current operating conditions, plus the lower of cost or fair market value of unevaluated properties. The Company had capitalized costs, net of depletion, of $155,337,733 and $122,922,447 as of March 31, 2014 and December 31, 2013, respectively which did not exceed the estimated present value of future net revenues from proved reserves. As such, no impairment was recorded for the quarters ended March 31, 2014 or for year ended December 31, 2013.

        Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves, in which case the gain or loss is recognized in the operating results of the Company. Abandoned properties are accounted for as adjustments of capitalized costs with no loss recognized. The Company sold its remaining 7.5% interest in the Martin and Palo Pinto

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

counties effective January 1, 2013. The Company did not recognize a gain or loss on the divestiture. See further disclosure regarding the sale in Note 3.

        The Company excludes from amortization the cost of unevaluated properties, the cost of exploratory wells in progress and major development projects. The Company did not have any costs excluded from amortization at March 31, 2014 or at December 31, 2013.

Property Acquisitions Accounted for as Business Combinations

        The Company accounts for the acquisition of oil and gas properties under the requirements of Accounting Standards Codification Topic 805 (ASC Topic 805), Business Combinations, issued in December 2007, with additional guidance issued in April 2009. ASC Topic 805 requires an acquiring entity to recognize all assets acquired and liabilities assumed at fair value under the acquisition method of accounting, provided they qualify for acquisition accounting under the standard. The Company accounts for all property acquisitions that include working interests in proved leaseholds, both operated and non-operated, that would generate more than an immaterial balance of goodwill or gain as business combinations. The Company does not apply acquisition accounting to the purchase of oil and gas properties entirely comprised of unproved leasehold, which is in compliance with ASC Topic 805.

        The Company adopted ASC Topic 805 at inception, July 28, 2010. In 2013, the Company purchased proven properties in Martin County. See further disclosure in Note 4. Accordingly, the Company conducted an assessment of net assets acquired, while transaction and integration costs associated with the acquisitions were expensed as incurred.

        The Company uses relevant market assumptions to determine fair value and allocate purchase price, such as future commodity pricing for purchased hydrocarbons, market multiples for similar transactions and replacement value for certain equipment. Many of the assumptions are unobservable.

Other Property and Equipment

        Other property and equipment are carried at cost and consist of computer software, furniture and fixtures and office equipment. Depreciation is provided for using the straight-line method over three to seven years based on the estimated useful life of the assets. Depreciation and amortization expense for other property and equipment totaled $8,993 and $4,029 for the quarters ended March 31, 2014 and March 31, 2013, respectively. Repairs and maintenance are charged to expense as incurred.

Asset Retirement Obligations

        The Company accounts for the asset retirement obligations in accordance with the ASC Topic 410, Asset Retirement and Environmental Obligations (ASC Topic 410). ASC Topic 410 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. A liability is incurred when a well is drilled. The liability amounts are based on future retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the credit-adjusted risk-free rate of interest. The retirement obligation is recorded at its estimated present value at the obligation's inception with an offsetting increase to proved properties on the consolidated balance sheet.

        Accretion of the discount of the estimated liability is recorded as an expense over the life of the asset. See further disclosure regarding the asset retirement obligation at Note 8.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Debt Issue Costs

        Direct costs totaling $782,500 and $638,750 associated with the Company's term loan facility have been capitalized as of March 31, 2014 and December 31, 2013, respectively and are being amortized over the term of the loan facility using a method consistent with the interest method. Accumulated amortization was $242,319 and $216,861 as of March 31, 2014 and December 31, 2013, respectively. Amortization expense was $25,458 and $0 for the quarters ended March 31, 2014 and March 31, 2013, respectively.

Revenue Recognition

        Oil and gas revenue is recognized when the product is sold to a purchaser, delivery has occurred and collectability of the revenue is reasonably assured. The Company had no significant imbalance asset or liability as of March 31, 2014 or December 31, 2013.

Fair Value of Financial Instruments

        The Company's financial instruments as defined by ASC Topic 825, Financial Instruments (ASC Topic 825), consists of cash, accounts receivable, accounts payable, and accrued liabilities. The carrying value of these instruments approximate fair value due to the short maturity of these instruments.

Cash and Cash Equivalents

        The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents. The Company's cash balance totaled $4,118,318 and $1,299,107 at March 31, 2014 and December 31, 2013, respectively.

Accounts Receivable

        Accounts receivable include amounts due from oil and gas purchasers and amounts due from joint interest owners. Accounts receivable, accrued oil and gas sales, consist of accrued revenues due under normal trade terms, generally requiring payment within 30 days of production. Accounts receivable, joint interest owners, consist of joint working interest owner obligations generally due within 30 days of invoice date. No interest was charged in the quarters ending March 31, 2014, March 31, 2013 or in the year ending December 31, 2013 on past-due balances. The Company did not provide an allowance for doubtful accounts in either period, based on management's expectations that all receivables would be collected. The Company has not realized material bad debt expenses in the past.

Commodity Hedging and Derivative Financial Instruments

        From time to time, the Company utilizes derivative financial instruments, consisting of swaps, puts and calls, in order to manage exposure to changes in commodity prices. These derivative contracts require financial settlements with counterparties based on the differential between a fixed price and a market price for a fixed quantity of oil and natural gas without the exchange of underlying volumes. The notional amounts of these derivative contracts are based on expected production from existing wells.

        The Company accounts for derivative contracts in accordance with ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities.

        Currently, the Company has elected not to designate any derivative contracts as accounting hedges under the provisions of ASC Topic 815. As such, all derivative contracts are carried at their fair value on the consolidated balance sheet and are marked-to-market at the end of each period with a related adjustment to earnings.

        Any realized and unrealized gains or losses are recorded as gain (loss) on derivatives, net, as an increase or decrease in revenue in the consolidated statement of operations. See further disclosure regarding commodity hedging at Note 6 and Note 9.

Income Taxes

        The Company is organized as a Delaware Limited Liability Company and is treated as a flow-through entity for income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members of the Company even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision has been made in the consolidated financial statements of the Company since the income tax is an obligation of the members.

        In 2006, the State of Texas enacted the Texas Margin Tax Bill effective January 1, 2008 for the tax year ended December 31, 2007. The Company has not recorded a provision for the tax for the quarters ended March 31, 2014, March 31, 2013 or for the year ended December 31, 2013 as management does not believe the amount owed, if any, will be material to the Company.

        The Company follows the provisions of ASC Topic 740, Income Taxes (ASC Topic 740), relating to accounting for uncertainties in income taxes. ASC Topic 740 clarifies the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements. ASC Topic 740 requires that the Company recognize in their consolidated financial statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure. Tax positions taken related to the Company's pass-through status and those taken in determining their state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax benefits at March 31, 2014 or December 31, 2013. The Company's tax years 2010 through 2013 remain subject to examination.

Concentration of Credit Risk

        The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions. At times, balances may be in excess of FDIC insurance limits.

        In the quarter ending March 31, 2014, the Company had revenues from three purchasers which accounted for 100% of the oil and gas revenues and 100% of the oil and gas receivables. The Company

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

had revenues from two purchasers which accounted for over 78% of the 2013 oil and gas revenues and 100% of the oil and gas receivables at December 31, 2013. This concentration of customers may impact the Company's overall business risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. The Company believes this risk is mitigated by the size, reputation and nature of its purchasers.

        The majority of the Company's revenues are from oil and gas production in Texas. These concentrations may also impact the Company by changes in the Texas region.

Use of Estimates and Certain Significant Estimates

        The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves which, as described above, may affect the amount at which oil and gas properties are recorded. Estimation of asset retirement obligations also requires significant assumptions. It is possible these estimates could be revised in the near term and these revisions could be material.

NOTE 2. EQUITY-BASED COMPENSATION

        ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718), addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for: (a) equity instruments of the Company, or (b) liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. ASC Topic 718 focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions. ASC Topic 718 generally requires that such transactions be accounted for using a fair value based method.

        The Company was required to implement the provisions of ASC Topic 718 on May 16, 2013 when the Board of Managers authorized the issuance to certain key employees of management, certain management incentive units (MIU's), entitling such persons to contractual distributions of profits of the Company if certain targeted investment returns are achieved. The MIU's will be accounted for according to the requirements of ASC Topic 718 due to the payouts being consistent with equity ownership of the Company based on the substantive terms of the instruments.

        MIU's represent non-voting equity interests and do not entitle the holders to voting rights. Five million MIU's have been authorized and 4,425,000 have been granted as of March 31, 2014. As of March 31, 2014, there have been no distributions associated with the MIUs.

        The members' equity accounts will be adjusted for distributions paid to the members and additional capital contributions that are made by the members. All revenues, costs and expenses of the Company are allocated to the members in accordance with the Amended Formation Agreements.

        The MIU's represent non-voting equity interests and do not have an exercise price. Members holding MIU's shall be subject in all respects to the Amended Formation Agreements, including provisions relating to the distribution of such profits, information rights with respect to the Company, and competition and confidentiality.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2. EQUITY-BASED COMPENSATION (Continued)

        Based on the relevant terms that define the MIU's, these instruments should be treated as an equity ownership interest of the Company, with no value attributed and no expense recognized. Similar instruments that qualify as equity-based compensation instruments (such as stock options and restricted stock) with similar performance metrics are considered performance vested instruments with no expense recognized until the Company's achievement of such metrics are deemed "probable," as defined by ASC Topic 718.

        Given the aggressive metrics set forth by the Amended Formation Agreements as well as the practical scenarios under which similar instruments are typically realized by similar companies (units typically do not have value until a major asset liquidation event occurs, which cannot be deemed "probable" under ASC Topic 718 until it has occurred), the realization of these units is not probable at inception.

NOTE 3. DIVESTITURES OF CERTAIN OIL AND GAS PROPERTIES

        On April 22, 2013, the Company completed the sale of a portion its assets located in Martin and Palo Pinto Counties, Texas to an independent exploration and production company (the Purchaser) effective January 1, 2013. The sale was comprised of the Company's 7.5% interest in producing wells and leaseholds, in exchange for total net proceeds of $8,552,998. Under the Full Cost Method, sales of oil and gas properties are accounted for as an adjustment of capitalized costs, with no gain or loss recognized, unless such adjustment would significantly alter the relationship between capitalized costs and proved oil and gas reserves attributable to a cost center. The properties sold were comprised of a small portion of total reserves of the Company which would not significantly alter the relationship between capitalized costs and proved oil and gas reserves resulting in no gain on the sale.

NOTE 4. ACQUISITIONS OF OIL AND GAS PROPERTIES

        On May 17, 2013, the Company completed the acquisition of 100% working interest and associated net revenue interests ranging from 67.73% to 75.13% as of December 31, 2013 located in Martin County, Texas at a cost of approximately $65,665,866. The acquisition consisted of proved, proved behind pipe, and proved undeveloped leasehold acreage. The purchase was effective May 1, 2013.

        The difference between the purchase price and the fair value of the assets was immaterial for the acquisition noted above and therefore, no goodwill or gain was recorded. The allocation below represents the fair values assigned to each of the assets acquired and liabilities assumed:

Proven leaseholds	$63,393,000
Wells and related equipment	3,500,000
Asset retirement obligations assumed	(393,000)
Purchase price adjustments	165,866

Purchase price, net	$66,665,866

NOTE 5. FAIR VALUE MEASUREMENTS

        The Company follows the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which establishes a framework for measuring fair value in generally accepted accounting principles,

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. FAIR VALUE MEASUREMENTS (Continued)

clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements.

        ASC Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date.

        ASC Topic 820 provides a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty's creditworthiness when valuing certain assets. Any such adjustments were not material as of March 31, 2014 and December 31, 2013.

        The three-level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:

          Level 1—Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

          Level 2—Inputs, other than quoted prices in active markets, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

          Level 3—Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under level 3 generally involves a significant degree of judgment from management.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied.

        These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument's complexity.

        The Company's derivative contracts are carried at fair value under ASC Topic 820. The fair value is based upon independently sourced market parameters. To ensure these derivative contracts are recorded at fair value, valuation adjustments may be required to reflect the creditworthiness of the counterparty and constraints on liquidity. Any such adjustment was not material for the quarter ended March 31, 2014 or for the year ended December 31, 2013.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. FAIR VALUE MEASUREMENTS (Continued)

        The following table presents the fair value hierarchy for those assets measured at fair value on a recurring basis as of March 31, 2014. See Note 9 for further details on derivative contracts.

	Fair Value Measurements on a Recurring Basis
	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
Liability—current
Commodity put option contracts at March 31, 2014	$—	$(501,186)	$—	$(501,186)
Commodity swap contracts at March 31, 2014	—	(1,166,488)	—	(1,166,488)

Total current liability	$—	$(1,667,674)	$—	$(1,667,674)

Liability—noncurrent
Commodity put option contracts at March 31, 2014	$—	$(224,208)	$—	$(224,208)
Commodity swap contracts at March 31, 2014	—	(544,103)	—	(544,103)

Total noncurrent liability	$—	$(768,311)	$—	$(768,311)

        The following table presents the fair value hierarchy for those assets measured at fair value on a recurring basis as of December 31, 2013. See Note 9 for further details on derivative contracts.

	Fair Value Measurements on a Recurring Basis
	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
Asset—current
Commodity swap contracts at December 31, 2013	$—	$91,008	$—	$91,008

Total current asset	$—	$91,008	$—	$91,008

Liability—noncurrent
Commodity put option contracts at December 31, 2013	$—	$(333,599)	$—	$(333,599)
Commodity swap contracts at December 31, 2013	—	(404,222)	—	(404,222)

Total noncurrent liability	$—	$(737,821)	$—	$(737,821)

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6. LONG-TERM DEBT

Credit Agreement

        On September 25, 2013, the Company entered into a Credit Agreement with a new lender. Pursuant to the Credit Agreement, from time to time, the Company may borrow the lesser of the available borrowing base, as determined by the Credit Agreement, or $150,000,000, which is the maximum borrowing capacity of the Credit Agreement. The conforming borrowing base at the time of the agreement was $40,000,000, however, was re-determined to be $67,000,000 on December 30, 2013. The Credit Agreement is secured by substantially all of the Company's oil and gas properties.

        The borrowing base under the Credit Agreement is re-determined semi-annually based on the Company's ability to meet the compliance provisions of the agreement. The outstanding balance on the Credit Agreement was $71,000,000 at March 31, 2014 and $45,000,000 at December 31, 2013.

        During 2013, outstanding balances on the term loan facility carried interest equal to the greatest of the Prime Rate in effect on such day, the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and the Adjusted LIBO Rate for a one month interest period on such day plus 1.0% based on the borrowing base utilization. The average interest rate for 2013 was 2.74% with interest expense totaling $218,217 for the year ended December 31, 2013. Interest expense for the quarters ending March 31, 2014 and March 31, 2013 totaled $442,877 and $0, respectively. Interest on the Credit Agreement is due quarterly and all outstanding principal amounts are due at maturity. The term loan facility matures on September 25, 2018. The Company is subject to certain non-financial and financial covenants under the Credit Agreement, including a minimum current ratio of 1.0, and debt to EBITDAX of no less than 4.0 to 1.0. The Company was in compliance with all financial covenants as of March 31, 2014 and December 31, 2013.

Term Loan Facility

        The Company entered into a Term Loan Facility (Loan Facility) with a lender on February 14, 2011. Pursuant to the Loan Facility, from time to time, the Company could borrow the lesser of the available borrowing base, as determined under the terms of the Loan Facility, or $75 million, which was the maximum borrowing capacity of the Loan Facility. The Loan Facility was secured by substantially all of the Company's oil and gas properties located in Martin and Palo Pinto Counties, Texas.

        During 2013, outstanding balances on the term loan facility carried interest as the sum of the Alternate Base Rate plus the applicable margin (ranging from 0.5% to 1.5%) or the sum of the LIBOR rate plus the LIBOR spread (ranging from 1.75% to 2.75%) based on the borrowing base utilization. The average interest rate for 2013 was 3.75% with interest expense totaling $344,224 for the year ended December 31, 2013. The Company settled and closed this loan facility on September 25, 2013 and repaid the $28,000,000 outstanding balance and all accrued interest. The Loan Facility is closed and unavailable as of December 31, 2013.

NOTE 7. ASSET RETIREMENT OBLIGATIONS

        The Company accounts for its asset retirement obligations in accordance with ASC Topic 410, Asset Retirement and Environmental Obligations (ASC Topic 410). ASC Topic 410 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including: 1) the timing of liability recognition, 2) initial measurement of the liability, 3) allocation of asset retirement cost to expense, 4) subsequent measurement of the liability, and 5) related financial statement

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. ASSET RETIREMENT OBLIGATIONS (Continued)

disclosure. ASC Topic 410 requires that an asset retirement cost be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

        The Company's asset retirement obligations relate to future plugging and abandonment expenses of its oil and gas properties. The following table shows the changes in the balance of the asset retirement obligations during the periods:

	March 31, 2013	December 31, 2014
Asset retirement obligations, beginning of year	$724,142	$67,324
Liabilities recorded	179,865	705,427
Liabilities settled	—	(67,324)
Accretion expense	5,612	18,715

Asset retirement obligations, end of year	$909,619	$724,142

NOTE 8. COMMODITY RISK MANAGEMENT

        The Company's revenues are derived from the sale of oil and gas production. Accordingly, the Company is exposed to risks associated with the volatility of oil and gas prices. The Company, with the approval of the Board of Directors, has established a hedging program to hedge its expected oil and gas revenue against price volatility.

        Hedging transactions may take the form of collars, swaps, options or other derivatives indexed to NYMEX or other commodity price indexes. Such derivative contracts will not exceed anticipated production volumes, are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company's production is marketed. Derivatives are expected to be closed as related production occurs, but may be closed earlier if anticipated downward price movement occurs or if the Company believes the potential for such movement has abated. These derivatives are indexed to NYMEX WTI (West Texas Intermediate) crude prices and NYMEX natural gas prices.

        The following tables reflect the Company's open commodity derivative contracts at March 31, 2014 and the associated volumes and corresponding NYMEX reference price.

Delivery Period	Oil Barrels— Monthly	Purchased Put NYMEX
04/01/14 - 06/30/14	30,000	$90.00
07/01/14 - 09/30/14	30,000	$90.00
10/01/14 - 12/31/14	30,000	$90.00

Delivery Period	Oil Barrels— Monthly	Written Swap NYMEX
04/01/14 - 06/30/14	30,000	$94.53
07/01/14 - 09/30/14	30,000	$94.53
10/01/14 - 12/31/14	30,000	$94.53

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. COMMODITY RISK MANAGEMENT (Continued)

Delivery Period	Oil Barrels— Monthly	Written Swap NYMEX
04/01/14 - 06/30/14	75,000	$95.30
07/01/14 - 09/30/14	75,000	$95.30
10/01/14 - 12/31/14	75,000	$95.30

Delivery Period	Oil Barrels— Monthly	Purchased Put NYMEX
01/01/15 - 03/31/15	30,000	$85.00
04/01/15 - 06/30/15	30,000	$85.00
07/01/15 - 09/30/15	30,000	$85.00
10/01/15 - 12/31/15	10,000	$85.00

Delivery Period	Oil Barrels— Monthly	Written Swap NYMEX
01/01/15 - 03/31/15	45,000	$88.55
04/01/15 - 06/30/15	45,000	$88.55
07/01/15 - 09/30/15	45,000	$88.55
10/01/15 - 12/31/15	15,000	$88.55

Delivery Period	Oil Barrels— Monthly	Written Swap NYMEX
01/01/15 - 03/31/15	30,000	$86.55
04/01/15 - 06/30/15	30,000	$86.55
07/01/15 - 09/30/15	30,000	$86.55
10/01/15 - 12/31/15	30,000	$86.55

Delivery Period	Natural Gas— MMBTUs Monthly	Purchased Put NYMEX	Written Call NYMEX
03/01/14 - 05/31/14	300,000	$4.00	$4.88
06/01/14 - 08-31/14	300,000	$4.00	$4.88
09/01/14 - 11/30/14	300,000	$4.00	$4.88
12/01/14 - 12/31/14	100,000	$4.00	$4.88

Delivery Period	Natural Gas— MMBTUs Monthly	Purchased Put NYMEX	Written Call NYMEX
01/01/15 - 03/31/15	300,000	$3.75	$4.59
04/01/15 - 06/30/15	300,000	$3.75	$4.59
07/01/15 - 09/30/15	300,000	$3.75	$4.59
10/01/15 - 12/31/15	300,000	$3.75	$4.59

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. COMMODITY RISK MANAGEMENT (Continued)

        The Company has chosen not to designate the swaps as "hedges" and therefore they do not qualify for hedge accounting treatment under ASC Topic 815. The Company has recorded the contracts at fair value with the related gains and losses recorded as revenues from oil and gas producing activities.

        During the quarter ended March 31, 2014, the Company recognized a realized loss of $399,635 on settlements of derivative instruments.

        The Company recognized a current and non-current liability totaling $1,667,674 and $768,311, respectively, related to the estimated fair value of the derivative instruments as of March 31, 2014.

        During the year ended December 31, 2013, the Company recognized $1,821,049 of net losses from derivative instruments. The loss includes a realized loss of $1,174,236 on settlements of derivative instruments during 2013.

        Additionally, the Company recognized a current asset totaling $91,008, a current and a non-current liability totaling $333,599 and $404,222, respectively, related to the estimated fair value of the derivative instruments as of December 31, 2013.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Operating Leases

        The Company leases office facilities in Houston, Texas with a remaining lease term of 23 months. Rent expense charged to operations amounted to $23,689 and $20,656 for the quarters ended March 31, 2014, March 31, 2013, respectively.

        The following is a schedule by year of rental payments due under operating leases as of March 31, 2014:

2014	$51,199
2015	68,266
2016	11,378

$130,843

Environmental Issues

        The Company's operations are subject to risks normally incidental to the exploration for, and the production of, oil and gas, including blowouts, fires, and environmental risks such as oil spills or gas leaks that could expose the Company to liabilities associated with these risks. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

        However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company. No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. COMMITMENTS AND CONTINGENCIES (Continued)

        In addition, the Company is subject to extensive regulation at the federal and state levels that may materially affect its operations.

NOTE 10. SUBSEQUENT EVENTS

        On April 8, 2014, Athlon Energy Inc. (the Purchaser) entered into a Purchase and Sale Agreement (the Agreement) with Hibernia Holdings, LLC and Hibernia Resources, LLC for its Martin County Assets which are operated by Hibernia Resources, LLC. The aggregate purchase price, subject to adjustment as provided in the Agreement, consists of $377 million, with an effective date of April 1, 2014. On June 2, 2014, the Purchaser and the Company closed after a satisfactory completion of due diligence and title review by the Purchaser. According to the terms of the Agreement, an amount equal to $18,830,000 and referred to as the "Indemnity Escrow" was retained by the escrow agent.

        The Company drew an additional $18,000,000 on the Credit Agreement in April 2014, bringing the outstanding balance held by the Company to $89,000,000 before paying down the outstanding debt June 2, 2014.

        June 2, 2014, the Company recognized a realized loss of $3,936,937 on settlements of all open derivative instruments.

INDEPENDENT AUDITOR'S REPORT

To the Members of
Hibernia Energy, LLC and Subsidiaries

        We have audited the accompanying consolidated financial statements of Hibernia Energy, LLC and Subsidiaries (collectively, the Company) (A Delaware Limited Liability Company), which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of operations, members' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hibernia Energy, LLC and Subsidiaries as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Supplementary information

        Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements of Hibernia Energy, LLC and Subsidiaries. The disclosures about oil and gas producing activities in Note 11 are presented for additional analysis and are not a required part of the consolidated financial statements.

        The disclosures about oil and gas producing activities have not been subject to the auditing procedures applied in the audit of the consolidated financial statements of Hibernia Energy, LLC and Subsidiaries, and accordingly, we do not express an opinion or provide any assurance on it.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
March 14, 2014

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2013

ASSETS
CURRENT ASSETS
Cash	$1,299,107
Accounts receivable
Accrued oil and gas sales	3,015,724
Joint interest owners	110,828
Prepaid expenses	28,715
Derivative asset—current	91,008

Total current assets	4,545,382
OIL AND GAS PROPERTIES, full cost method
Cost being amortized, net of accumulated depletion of $4,129,404	122,922,447

Total oil and gas properties, net	122,922,447
OTHER ASSETS
Other property and equipment, net of accumulated depreciation and amortization of $79,891	145,513
Debt issuance costs, net	421,889

Total other assets	567,402

TOTAL ASSETS	$128,035,231

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable, vendors	$9,191,769
Accrued revenue payable	3,021
Accrued interest payable	217,591

Total current liabilities	9,412,381
LONG-TERM LIABILITIES
Term loan facility	45,000,000
Asset retirement obligations	724,142
Derivative liability—non-current	737,821

Total long-term liabilities	46,461,963

Total liabilities	55,874,344
MEMBERS' EQUITY	72,160,887

TOTAL LIABILITIES AND MEMBERS' EQUITY	$128,035,231

The Notes to Consolidated Financial Statements are an integral part of this statement.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

REVENUES
Oil and gas sales	$17,594,929
Loss on oil and gas derivative, net	(1,821,049)

Total revenues	15,773,880
EXPENSES
Oil and gas production expenses	1,720,797
Severance taxes and related expenses	843,254
Depletion, depreciation and amortization	3,417,012
Accretion of asset retirement obligations	18,715
General and administrative expenses	3,340,409

Total expenses	9,340,187

Income from operations	6,433,693
OTHER INCOME (EXPENSE)
Other income	160,274
Interest expense	(1,160,105)

Total other expense	(999,831)

NET INCOME	$5,433,862

The Notes to Consolidated Financial Statements are an integral part of this statement.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

YEAR ENDED DECEMBER 31, 2013

BALANCE, beginning of year	$34,294,458
Cash contributions	32,532,567
Distributions	(100,000)
Net income	5,433,862

BALANCE, end of year	$72,160,887

The Notes to Consolidated Financial Statements are an integral part of this statement.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,433,862
Adjustments to reconcile net income to net cash provided by operating activities
Depletion, depreciation and amortization	3,417,012
Accretion of asset retirement obligations	18,715
Amortization of debt issuance cost	147,664
Market value adjustment for derivative instruments	646,813
Change in operating assets and liabilities
Accounts receivable	216,937
Accounts receivable JIB	(110,828)
Prepaid expenses and other assets	(1,764)
Accounts payable and revenue payable	(652,822)
Accounts payable, joint interest owners	(3,205,583)
Other accrued liabilities	206,933

Net cash provided by operating activities	6,116,939
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale of oil and gas properties	8,552,998
Acquisition of oil and gas properties	(65,665,866)
Capital expenditures—drilling and development	(34,486,030)
Capital expenditures of non-oil and gas fixed assets	(122,074)

Net cash used in investing activities	(91,720,972)
CASH FLOWS FROM FINANCING ACTIVITIES
Debt issuance costs	(443,752)
Proceeds from term loan facilities	73,000,000
Principal payments of debt	(28,000,000)
Proceeds from capital contributions	32,532,567
Distributions	(100,000)

Net cash provided by financing activities	76,988,815

Net decrease in cash and cash equivalents	(8,615,218)
CASH, beginning of year	9,914,325

CASH, end of year	$1,299,107

CASH PAID DURING THE PERIOD FOR
Interest	$344,224

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Addition to oil and gas properties for asset retirement obligations	$705,427

Settlement of ARO on sale of oil and gas properties	$(67,324)

Accrued capital expenditures	$8,383,291

The Notes to Consolidated Financial Statements are an integral part of this statement.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Hibernia Energy, LLC and Subsidiaries (collectively, the Company) is a Delaware Limited Liability Company formed on July 28, 2010 to conduct oil and gas exploration, drilling and development operations in the continental United States. The majority of the Company's operations are in the state of Texas and most notably in the Permian Basin.

Principles of Consolidation

        The consolidated financial statements include the accounts of the following wholly-owned subsidiaries: Hibernia Resources, LLC, a Texas Limited Liability Company, and Hibernia Holdings, LLC, a Texas Limited Liability Company. All intercompany accounts and transactions are eliminated in consolidation.

Oil and Gas Properties

        The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including costs directly related to overhead and related asset retirement costs are capitalized. Costs incurred to maintain producing wells and related equipment and lease and well operating costs are charged to expense as incurred. Depreciation and depletion expense for oil and gas producing property and related equipment was $3,392,761 for the year ended December 31, 2013. The Company had capitalized costs being amortized of $127,051,851, less accumulated depletion and amortization of $4,129,404 as of December 31, 2013.

        All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, will be amortized on the unit-of-production method using estimates of proved reserves. Investments in unevaluated properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired; the amount of the impairment is added to the capitalized costs to be amortized.

        In addition, the capitalized costs are subject to a "ceiling test," which limits such costs to the aggregate of the estimated present value (discounted at 10 percent) of future net revenues from proved reserves, using the first of the month un-weighted average pricing for the year, based on current operating conditions, plus the lower of cost or fair market value of unevaluated properties. The Company had capitalized costs, net of depletion, of $122,922,447 which did not exceed the estimated present value of future net revenues from proved reserves. As such, no impairment was recorded for the year ended December 31, 2013.

        Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves, in which case the gain or loss is recognized in the operating results of the Company. Abandoned properties are accounted for as adjustments of capitalized costs with no loss recognized. The Company sold its remaining 7.5% interest in the Martin and Palo Pinto counties effective January 1, 2013. The Company did not recognize a gain or loss on the divestiture. See further disclosure regarding the sale in Note 3.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company excludes from amortization the cost of unevaluated properties, the cost of exploratory wells in progress and major development projects. The Company did not have any costs excluded from amortization at December 31, 2013.

Property Acquisitions Accounted for as Business Combinations

        The Company accounts for the acquisition of oil and gas properties under the requirements of Accounting Standards Codification Topic 805 (ASC Topic 805), Business Combinations, issued in December 2007, with additional guidance issued in April 2009. ASC Topic 805 requires an acquiring entity to recognize all assets acquired and liabilities assumed at fair value under the acquisition method of accounting, provided they qualify for acquisition accounting under the standard. The Company accounts for all property acquisitions that include working interests in proved leaseholds, both operated and non-operated, that would generate more than an immaterial balance of goodwill or gain as business combinations. The Company does not apply acquisition accounting to the purchase of oil and gas properties entirely comprised of unproved leasehold, which is in compliance with ASC Topic 805.

        The Company adopted ASC Topic 805 at inception, July 28, 2010. In 2013, the Company purchased proven properties in Martin County. See further disclosure in Note 4. Accordingly, the Company conducted an assessment of net assets acquired, while transaction and integration costs associated with the acquisitions were expensed as incurred.

        The Company uses relevant market assumptions to determine fair value and allocate purchase price, such as future commodity pricing for purchased hydrocarbons, market multiples for similar transactions and replacement value for certain equipment. Many of the assumptions are unobservable.

Other Property and Equipment

        Other property and equipment are carried at cost and consist of computer software, furniture and fixtures and office equipment. Depreciation is provided for using the straight-line method over three to seven years based on the estimated useful life of the assets. Depreciation and amortization expense for other property and equipment totaled $24,251 for the year ended December 31, 2013. Repairs and maintenance are charged to expense as incurred.

Asset Retirement Obligations

        The Company accounts for the asset retirement obligations in accordance with the ASC Topic 410, Asset Retirement and Environmental Obligations (ASC Topic 410). ASC Topic 410 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. A liability is incurred when a well is drilled. The liability amounts are based on future retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the credit-adjusted risk-free rate of interest. The retirement obligation is recorded at its estimated present value at the obligation's inception with an offsetting increase to proved properties on the consolidated balance sheet.

        Accretion of the discount of the estimated liability is recorded as an expense over the life of the asset. See further disclosure regarding the asset retirement obligation at Note 8.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Debt Issue Costs

        Direct costs totaling $638,750 associated with the Company's term loan facility have been capitalized as of December 31, 2013 and are being amortized over the term of the loan facility using a method consistent with the interest method. Accumulated amortization as of December 31, 2013 was $216,861. Amortization expense was $147,664 for the year ended December 31, 2013.

Revenue Recognition

        Oil and gas revenue is recognized when the product is sold to a purchaser, delivery has occurred and collectability of the revenue is reasonably assured. The Company had no significant imbalance asset or liability as of December 31, 2013.

Fair Value of Financial Instruments

        The Company's financial instruments as defined by ASC Topic 825, Financial Instruments (ASC Topic 825), consist of cash, accounts receivable, accounts payable, and accrued liabilities. The carrying value of these instruments approximate fair value due to the short maturity of these instruments.

Cash and Cash Equivalents

        The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents. At December 31, 2013, the Company's cash balance totaled $1,299,107.

Accounts Receivable

        Accounts receivable include amounts due from oil and gas purchasers and amounts due from joint interest owners. Accounts receivable, accrued oil and gas sales, consist of accrued revenues due under normal trade terms, generally requiring payment within 30 days of production. Accounts receivable, joint interest owners, consist of joint working interest owner obligations generally due within 30 days of invoice date. No interest was charged in 2013 on past-due balances. The Company did not provide an allowance for doubtful accounts in 2013, based on management's expectations that all receivables would be collected. The Company has not realized material bad debt expenses in the past.

Commodity Hedging and Derivative Financial Instruments

        From time to time, the Company utilizes derivative financial instruments, consisting of swaps, puts and calls, in order to manage exposure to changes in commodity prices. These derivative contracts require financial settlements with counterparties based on the differential between a fixed price and a market price for a fixed quantity of oil and natural gas without the exchange of underlying volumes. The notional amounts of these derivative contracts are based on expected production from existing wells.

        The Company accounts for derivative contracts in accordance with ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Currently, the Company has elected not to designate any derivative contracts as accounting hedges under the provisions of ASC Topic 815. As such, all derivative contracts are carried at their fair value on the consolidated balance sheet and are marked-to-market at the end of each period with a related adjustment to earnings.

        Any realized and unrealized gains or losses are recorded as gain (loss) on derivatives, net, as an increase or decrease in revenue in the consolidated statement of operations. See further disclosure regarding commodity hedging at Note 5 and Note 8.

Income Taxes

        The Company is organized as a Delaware Limited Liability Company and is treated as a flow-through entity for income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members of the Company even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision has been made in the consolidated financial statements of the Company since the income tax is an obligation of the members.

        In 2006, the State of Texas enacted the Texas Margin Tax Bill effective January 1, 2008 for the tax year ended December 31, 2007. The Company has not recorded a provision for the tax for the year ended December 31, 2013 as management does not believe the amount owed, if any, will be material to the Company.

        The Company follows the provisions of ASC Topic 740, Income Taxes (ASC Topic 740), relating to accounting for uncertainties in income taxes. ASC Topic 740 clarifies the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements. ASC Topic 740 requires that the Company recognize in their consolidated financial statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure. Tax positions taken related to the Company's pass-through status and those taken in determining their state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax benefits at December 31, 2013. As of December 31, 2013, the Company's tax years 2010 through 2013 remain subject to examination.

Concentration of Credit Risk

        The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions. At times, balances may be in excess of FDIC insurance limits.

        The Company had revenues from two purchasers which accounted for over 78% of the 2013 oil and gas revenues and 100% of the oil and gas receivables at December 31, 2013. This concentration of customers may impact the Company's overall business risk, either positively or negatively, in that these

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

entities may be similarly affected by changes in economic or other conditions. The Company believes this risk is mitigated by the size, reputation and nature of its purchasers.

        The majority of the Company's revenues are from oil and gas production in Texas. These concentrations may also impact the Company by changes in the Texas region.

Use of Estimates and Certain Significant Estimates

        The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves which, as described above, may affect the amount at which oil and gas properties are recorded. Estimation of asset retirement obligations also requires significant assumptions. It is possible these estimates could be revised in the near term and these revisions could be material.

NOTE 2. EQUITY-BASED COMPENSATION

        ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718), addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for: (a) equity instruments of the Company, or (b) liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. ASC Topic 718 focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions. ASC Topic 718 generally requires that such transactions be accounted for using a fair value based method.

        The Company was required to implement the provisions of ASC Topic 718 on May 16, 2013 when the Board of Managers authorized the issuance to certain key employees of management, certain management incentive units (MIU's), entitling such persons to contractual distributions of profits of the Company if certain targeted investment returns are achieved. The MIU's will be accounted for according to the requirements of ASC Topic 718 due to the payouts being consistent with equity ownership of the Company based on the substantive terms of the instruments.

        MIU's represent non-voting equity interests and do not entitle the holders to voting rights. Five million MIU's have been authorized and 4,425,000 have been granted as of December 31, 2013. As of December 31, 2013, there have been no distributions associated with the MIUs.

        The members' equity accounts will be adjusted for distributions paid to the members and additional capital contributions that are made by the members. All revenues, costs and expenses of the Company are allocated to the members in accordance with the Amended Formation Agreements.

        The MIU's represent non-voting equity interests and do not have an exercise price. Members holding MIU's shall be subject in all respects to the Amended Formation Agreements, including provisions relating to the distribution of such profits, information rights with respect to the Company, and competition and confidentiality.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2. EQUITY-BASED COMPENSATION (Continued)

        Based on the relevant terms that define the MIU's, these instruments should be treated as an equity ownership interest of the Company, with no value attributed and no expense recognized. Similar instruments that qualify as equity-based compensation instruments (such as stock options and restricted stock) with similar performance metrics are considered performance vested instruments with no expense recognized until the Company's achievement of such metrics are deemed "probable," as defined by ASC Topic 718.

        Given the aggressive metrics set forth by the Amended Formation Agreements as well as the practical scenarios under which similar instruments are typically realized by similar companies (units typically do not have value until a major asset liquidation event occurs, which cannot be deemed "probable" under ASC Topic 718 until it has occurred), the realization of these units is not probable at inception.

NOTE 3. DIVESTITURES OF CERTAIN OIL AND GAS PROPERTIES

        On April 22, 2013, the Company completed the sale of a portion its assets located in Martin and Palo Pinto Counties, Texas to an independent exploration and production company (the Purchaser) effective January 1, 2013. The sale was comprised of the Company's 7.5% interest in producing wells and leaseholds, in exchange for total net proceeds of $8,552,998. Under the Full Cost Method, sales of oil and gas properties are accounted for as an adjustment of capitalized costs, with no gain or loss recognized, unless such adjustment would significantly alter the relationship between capitalized costs and proved oil and gas reserves attributable to a cost center. The properties sold were comprised of a small portion of total reserves of the Company which would not significantly alter the relationship between capitalized costs and proved oil and gas reserves resulting in no gain on the sale.

NOTE 4. ACQUISITIONS OF OIL AND GAS PROPERTIES

        On May 17, 2013, the Company completed the acquisition of 100% working interest and associated net revenue interests ranging from 67.73% to 75.13% as of December 31, 2013 located in Martin County, Texas at a cost of approximately $65,665,866. The acquisition consisted of proved, proved behind pipe, and proved undeveloped leasehold acreage. The purchase was effective May 1, 2013.

        The difference between the purchase price and the fair value of the assets was immaterial for the acquisition noted above and therefore, no goodwill or gain was recorded. The allocation below represents the fair values assigned to each of the assets acquired and liabilities assumed:

Proven leaseholds	$63,393,000
Wells and related equipment	3,500,000
Asset retirement obligations assumed	(393,000)
Purchase price adjustments	165,866

Purchase price, net	$66,665,866

NOTE 5. FAIR VALUE MEASUREMENTS

        The Company follows the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which establishes a framework for measuring fair value in generally accepted accounting principles,

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. FAIR VALUE MEASUREMENTS (Continued)

clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements.

        ASC Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date.

        ASC Topic 820 provides a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty's creditworthiness when valuing certain assets. Any such adjustments were not material as of December 31, 2013.

        The three-level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:

          Level 1—Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

          Level 2—Inputs, other than quoted prices in active markets, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

          Level 3—Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under level 3 generally involves a significant degree of judgment from management.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied.

        These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument's complexity.

        The Company's derivative contracts are carried at fair value under ASC Topic 820. The fair value is based upon independently sourced market parameters. To ensure these derivative contracts are recorded at fair value, valuation adjustments may be required to reflect the creditworthiness of the counterparty and constraints on liquidity. Any such adjustment was not material for the year ended December 31, 2013.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. FAIR VALUE MEASUREMENTS (Continued)

        The following table presents the fair value hierarchy for those assets measured at fair value on a recurring basis as of December 31, 2013. See Note 9 for further details on derivative contracts.

	Fair Value Measurements on a Recurring Basis
	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
Asset—current
Commodity swap contracts at December 31, 2013	$—	$91,008	$—	$91,008
Total current asset	$—	$91,008	$—	$91,008

Asset—noncurrent
Commodity put option contracts at December 31, 2013	$—	$(333,599)	$—	$(333,599)
Liability—noncurrent
Commodity swap contracts at December 31, 2013	—	(404,222)	—	(404,222)

Total noncurrent asset	$—	$(737,821)	$—	$(737,821)

NOTE 6. LONG-TERM DEBT

Credit Agreement

        On September 25, 2013, the Company entered into a Credit Agreement with a new lender. Pursuant to the Credit Agreement, from time to time, the Company may borrow the lesser of the available borrowing base, as determined by the Credit Agreement, or $150,000,000, which is the maximum borrowing capacity of the Credit Agreement. The conforming borrowing base at the time of the agreement was $40,000,000, however, was re-determined to be $67,000,000 on December 30, 2013. The Credit Agreement is secured by substantially all of the Company's oil and gas properties.

        The borrowing base under Credit Agreement is re-determined semi-annually based on the Company's ability to meet the compliance provisions of the agreement. The outstanding balance on the Credit Agreement was $45,000,000 at December 31, 2013.

        During 2013, outstanding balances on the term loan facility carried interest equal to the greatest of the Prime Rate in effect on such day, the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and the Adjusted LIBO Rate for a one month interest period on such day plus 1.0% based on the borrowing base utilization. The average interest rate for 2013 was 2.74% with interest expense totaling $218,217 for the year ended December 31, 2013. Interest on the Credit Agreement is due quarterly and all outstanding principal amounts are due at maturity. The term loan facility matures on September 25, 2018. The Company is subject to certain non-financial and financial covenants under the Credit Agreement, including a minimum current ratio of 1.0, and debt to EBITDAX of no less than 4.0 to 1.0. The Company was in compliance with all financial covenants as of December 31, 2013.

Term Loan Facility

        The Company entered into a Term Loan Facility (Loan Facility) with a lender on February 14, 2011. Pursuant to the Loan Facility, from time to time, the Company could borrow the lesser of the available borrowing base, as determined under the terms of the Loan Facility, or $75 million, which was

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6. LONG-TERM DEBT (Continued)

the maximum borrowing capacity of the Loan Facility. The Loan Facility was secured by substantially all of the Company's oil and gas properties located in Martin and Palo Pinto Counties, Texas.

        During 2013, outstanding balances on the term loan facility carried interest as the sum of the Alternate Base Rate plus the applicable margin (ranging from 0.5% to 1.5%) or the sum of the LIBOR rate plus the LIBOR spread (ranging from 1.75% to 2.75%) based on the borrowing base utilization. The average interest rate for 2013 was 3.75% with interest expense totaling $344,224 for the year ended December 31, 2013. The Company settled and closed this loan facility on September 25, 2013 and repaid the $28,000,000 outstanding balance and all accrued interest. The Loan Facility is closed and unavailable as of December 31, 2013.

NOTE 7. ASSET RETIREMENT OBLIGATIONS

        The Company accounts for its asset retirement obligations in accordance with ASC Topic 410, Asset Retirement and Environmental Obligations (ASC Topic 410). ASC Topic 410 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including: 1) the timing of liability recognition, 2) initial measurement of the liability, 3) allocation of asset retirement cost to expense, 4) subsequent measurement of the liability, and 5) related financial statement disclosure. ASC Topic 410 requires that an asset retirement cost be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

        The Company's asset retirement obligations relate to future plugging and abandonment expenses of its oil and gas properties. The following table shows the changes in the balance of the asset retirement obligations during the period through December 31, 2013:

Asset retirement obligations, beginning of year	$67,324
Liabilities recorded	705,427
Liabilities settled	(67,324)
Accretion expense	18,715

Asset retirement obligations, end of year	$724,142

NOTE 8. COMMODITY RISK MANAGEMENT

        The Company's revenues are derived from the sale of oil and gas production. Accordingly, the Company is exposed to risks associated with the volatility of oil and gas prices. The Company, with the approval of the Board of Directors, has established a hedging program to hedge its expected oil and gas revenue against price volatility.

        Hedging transactions may take the form of collars, swaps, options or other derivatives indexed to NYMEX or other commodity price indexes. Such derivative contracts will not exceed anticipated production volumes, are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company's production is marketed. Derivatives are expected to be closed as related production occurs, but may be closed earlier if anticipated downward price movement occurs or if the Company believes the potential for such movement has abated. These derivatives are indexed to NYMEX WTI (West Texas Intermediate) crude prices and NYMEX natural gas prices.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. COMMODITY RISK MANAGEMENT (Continued)

        The following tables reflect the Company's open commodity derivative contracts at December 31, 2013 and the associated volumes and corresponding NYMEX reference price.

Delivery Period	Oil Barrels—Monthly	Purchased Put NYMEX
04/01/14 - 06/30/14	30,000	$90.00
07/01/14 - 09/30/14	30,000	$90.00
10/01/14 - 12/31/14	30,000	$90.00

Delivery Period	Oil Barrels—Monthly	Written Swap NYMEX
01/01/14 - 03/31/14	30,000	$94.53
04/01/14 - 06/30/14	30,000	$94.53
07/01/14 - 09/30/14	30,000	$94.53
10/01/14 - 12/31/14	30,000	$94.53

Delivery Period	Oil Barrels—Monthly	Written Swap NYMEX
01/01/14 - 03/31/14	75,000	$95.30
04/01/14 - 06/30/14	75,000	$95.30
07/01/14 - 09/30/14	75,000	$95.30
10/01/14 - 12/31/14	75,000	$95.30

Delivery Period	Oil Barrels—Monthly	Purchased Put NYMEX
01/01/15 - 03/31/15	30,000	$85.00
04/01/15 - 06/30/15	30,000	$85.00
07/01/15 - 09/30/15	30,000	$85.00
10/01/15 - 10/31/15	10,000	$85.00

Delivery Period	Oil Barrels—Monthly	Written Swap NYMEX
01/01/15 - 03/31/15	45,000	$88.55
04/01/15 - 06/30/15	45,000	$88.55
07/01/15 - 09/30/15	45,000	$88.55
10/01/15 - 10/31/15	15,000	$88.55

Delivery Period	Oil Barrels—Monthly	Written Swap NYMEX
01/01/15 - 03/31/15	30,000	$86.55
04/01/15 - 06/30/15	30,000	$86.55
07/01/15 - 09/30/15	30,000	$86.55
10/01/15 - 12/31/15	30,000	$86.55

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. COMMODITY RISK MANAGEMENT (Continued)

        The Company has chosen not to designate the swaps as "hedges" and therefore they do not qualify for hedge accounting treatment under ASC Topic 815. The Company has recorded the contracts at fair value with the related gains and losses recorded as revenues from oil and gas producing activities.

        During the year ended December 31, 2013, the Company recognized $1,821,049 of net losses from derivative instruments. The loss includes a realized loss of $1,174,236 on settlements of derivative instruments during 2013.

        Additionally, the Company recognized a current asset totaling $91,008, a current and a non-current liability totaling $333,599 and $404,222, respectively, related to the estimated fair value of the derivative instruments as of December 31, 2013.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Operating Leases

        The Company leases office facilities in Houston, Texas with a remaining lease term 26 months. Rent expense charged to operations amounted to $98,232 for the year ended December 31, 2013.

        The following is a schedule by year of rental payments due under operating leases as of December 31, 2013:

Year ending December 31,
2014	$68,266
2015	68,266
2016	11,378

$147,910

Environmental Issues

        The Company's operations are subject to risks normally incidental to the exploration for, and the production of, oil and gas, including blowouts, fires, and environmental risks such as oil spills or gas leaks that could expose the Company to liabilities associated with these risks. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

        However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company. No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

        In addition, the Company is subject to extensive regulation at the federal and state levels that may materially affect its operations.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. SUBSEQUENT EVENTS

        The Company evaluated all events and transactions that occurred after December 31, 2013 and through March 14, 2014, the date the consolidated financial statements were available to be issued.

        Through March 14, 2014, the Company has drawn an additional $26,000,000 on the Credit Agreement, bringing the outstanding balance held by the Company to $71,000,000.

        The following table reflects derivative contracts entered into subsequent to December 31, 2013, and the associated volumes and corresponding NYMEX reference prices. These derivatives are indexed to NYMEX Natural Gas prices.

Delivery Period	Natural Gas—MMBTUs Monthly	Purchased Put NYMEX	Written Call NYMEX
03/01/14 - 05/31/14	300,000	$4.00	$4.88
06/01/14 - 08/31/14	300,000	$4.00	$4.88
09/01/14 - 11/30/14	300,000	$4.00	$4.88
12/01/14 - 12/31/14	100,000	$4.00	$4.88

Delivery Period	Natural Gas—MMBTUs Monthly	Purchased Put NYMEX	Written Call NYMEX
01/01/15 - 03/31/15	300,000	$3.75	$4.59
04/01/15 - 06/30/15	300,000	$3.75	$4.59
07/01/15 - 09/30/15	300,000	$3.75	$4.59
10/01/15 - 12/31/15	300,000	$3.75	$4.59

NOTE 11. DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

        The following tables summarize the net ownership interest in the proved oil and gas reserves and the standardized measure of discounted future net cash flows related to the proved oil and gas reserves for the Company. Natural gas volumes include natural gas liquids.

        Proved reserves as of December 31, 2013 were estimated by qualified petroleum engineers of the Company using historical data.

        All information set forth herein relating to the proved reserves as of December 31, 2013, including the estimated future net cash flows and present values, from that date, is taken or derived from the records of the Company. These estimates were based upon review of historical production data and other geological, economic, ownership, and engineering data provided and related to the reserves. No reports on these reserves have been filed with any federal agency. In accordance with the SEC's guidelines estimates of proved reserves, and the future net revenues from which present values are derived, are based on an un-weighted 12-month average of the first-day-of-the-month price for the period, held constant throughout the life of the properties. Operating costs, development costs, and certain production-related taxes, which are based on current information and held constant, were deducted in arriving at estimated future net revenues.

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11. DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (Continued)

        The proved reserves, all held within the United States, as of December 31, 2013 together with the changes therein are as follows:

	Natural Gas Mcf	Crude Oil Bbl	Total Mboe
Quantities of proved reserves:
Balance December 31, 2012	6,990,690	3,175,880	4,340,995
Revisions	3,220,832	303,729	840,534
Extensions	4,976,790	2,248,340	3,077,805
Acquisition of reserves	18,262,140	8,288,470	11,332,160
Production	(370,992)	(162,329)	(224,161)

Balance December 31, 2013	33,079,460	13,854,090	19,367,333

	Natural Gas Mcf	Crude Oil Bbl	Total Mboe
Proved developed reserves
December 31, 2012	5,537,230	2,514,380	3,437,252
December 31, 2013	10,067,300	4,158,640	5,836,523
Proved undeveloped reserves
December 31, 2012	1,453,460	661,500	903,743
December 31, 2013	23,012,160	9,695,450	13,530,810

        Standardized measure of discounted future net cash flows relating to proved reserves for 2013 was as follows:

Future cash inflows
Future production and development costs:	$1,491,194,050
Production	326,330,880
Development	202,159,020
Future state taxes	10,438,358

Future net cash flows	952,265,792
10% discount for estimated timing of cash flows.	(605,099,966)

Standardized measure of discounted future net cash flows	$347,165,826

        Future cash inflows are computed by applying a 12-month average commodity price adjusted for location and quality differentials for 2013 to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end. Future development costs include future asset retirement costs. Future production costs do not include any general and administrative expenses. The standardized measure presented here does not include the effects of federal income taxes as the tax basis for the Properties is not applicable on a go-forward basis. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement

HIBERNIA ENERGY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11. DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (Continued)

cost or fair value of the Properties. The discounted future cash flow estimates do not include the effects of derivative instruments. Average sales price per commodity follows:

Natural Gas per Mcf	$5.56
Crude Oil per Bbl	$94.36

        The principal changes in standardized measure of discounted future net cash flows were as follows for 2013:

Standardized measure of discounted future net cash flows—beginning of year	$57,733,870
Changes from:
Production, net of production costs	(15,030,878)
Net change in prices and production costs	40,254,305
Net change in future development costs	31,099,527
Acquisition of reserves	127,843,950
Extensions and discoveries	60,044,010
Previously estimated development costs incurred	6,292,288
Revisions of previous quantity estimates	15,232,007
Accretion of discount	13,314,731
Net change in taxes	(2,967,694)
Change in timing and other	13,349,710

Aggregate change in standardized measure of discounted future net cash flows	$347,165,826

PIEDRA ENERGY II, LLC

SCHEDULE OF DIRECT OPERATING REVENUES AND DIRECT OPERATING EXPENSES

	THREE MONTHS ENDED MARCH 31,
	2014	2013
DIRECT OPERATING REVENUES	$8,450,627	$6,028,916
DIRECT OPERATING EXPENSES	1,009,579	653,672

DIRECT OPERATING REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$7,441,048	$5,375,244

See accompanying Notes to Schedule of Direct Operating Revenues and Direct Operating Expenses.

NOTES TO SCHEDULE OF DIRECT OPERATING REVENUES

AND DIRECT OPERATING EXPENSES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        On April 8, 2014, Athlon Energy Inc. (the Purchaser), entered into a Purchase and Sale Agreement (the Agreement) with Piedra Energy II, LLC (the Company) and other non- operated interest owners in certain oil and gas assets (the Properties) operated by Piedra Operating, LLC (the Operator) a wholly owned subsidiary of the Company. The acquisition closed on June 3, 2014 for an aggregate purchase price, subject to adjustment as provided in the Agreement, of approximately $291.4 million.

        The Properties subject to the Agreement include the Company's respective working and net revenue interest in the Holt, Mabee, Topo Chico, Kolb/Cooper and Cox prospects which are located in Martin, Pecos, and Reeves Counties, Texas and the revenue interest of the non-operated interest owners in the Holt prospect in Martin County, Texas. The accompanying Schedule of Direct Operating Revenues and Direct Operating Expenses (the Schedule) has been derived from the Operator's historical financial records of the Properties for the three months ended March 31, 2014 and 2013.

        This Schedule is not intended to be a complete presentation of the results of operations of the Properties as it does not include general and administrative expenses, effects of derivative transactions, interest income or expense, depreciation, depletion and amortization, any provision for income tax expenses and other income and expense items not directly associated with direct operating revenues from natural gas, natural gas liquids and crude oil. Historical schedules reflecting financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information is not readily available on an individual property basis. Accordingly, the accompanying Schedule is presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

Revenue Recognition

        Revenues are recorded on the sales method of accounting for crude oil, natural gas and natural gas liquids whereby direct operating revenues are recognized as the production is sold to purchasers at a fixed and determinable price, delivery has occurred and title has transferred. The amount of production sold may differ from the amount to which the Properties are entitled based on the Properties' ownership interest.

Operating Expenses

        Operating expenses are recognized when incurred and include amounts incurred to bring crude oil, natural gas, and natural gas liquids to the surface, gather, transport, field process, treat and store same. Operating expenses are reflected net of gathering, processing and transportation revenues associated with the Properties.

Concentration of Credit Risk

        Arrangements for crude oil, natural gas liquids, and natural gas sales are evidenced by signed contracts with determinable market prices and direct operating revenues are recorded when production is delivered. A significant majority of the purchasers of these products have investment grade credit rating and material credit losses have been rare.

NOTES TO SCHEDULE OF DIRECT OPERATING REVENUES

AND DIRECT OPERATING EXPENSES (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        All of the Properties revenues are from oil and gas production in Texas. These concentrations may also impact the Properties by changes in the Texas region.

Recently Issued Accounting Pronouncements

        There have been no accounting pronouncements issued during or subsequent to the three months ended March 31, 2014 that are applicable to the Schedule.

Use of Estimates

        The preparation of the Schedule in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amounts of direct operating revenues and direct operating expenses during the respective reporting periods. Actual results may differ from estimates and assumptions used in the preparation of the Schedule.

NOTE 2. SUBSEQUENT EVENTS

        We are not aware of any events that have occurred subsequent to March 31, 2014 that require consideration as adjustments to or disclosure in the Schedule.

INDEPENDENT AUDITOR'S REPORT

To Piedra Energy II, LLC

        We have audited the accompanying Schedule of Direct Operating Revenues and Direct Operating Expenses (the Schedule) of the Properties, as defined in Note 1—Summary of Significant Accounting Policies for the year ended December 31, 2013, and the related footnotes.

Management's Responsibility for the Schedule

        Management is responsible for the preparation and fair presentation of the Schedule in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Schedule that is free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on this schedule based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Schedule is free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Schedule. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the Schedule, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the Schedule in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Schedule.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the Schedule of Direct Operating Revenues and Direct Operating Expenses referred to above presents fairly, in all material respects the direct operating revenues and direct operating expenses of the Properties for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Midland, Texas
April 8, 2014

PIEDRA ENERGY II, LLC

SCHEDULE OF DIRECT OPERATING REVENUES AND DIRECT OPERATING EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013

DIRECT OPERATING REVENUES	$28,862,386
DIRECT OPERATING EXPENSES	5,639,869

DIRECT OPERATING REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$23,222,517

See accompanying Notes to Schedule of Direct Operating Revenues and Direct Operating Expenses.

PIEDRA ENERGY II, LLC

NOTES TO SCHEDULE OF DIRECT OPERATING REVENUES
AND DIRECT OPERATING EXPENSES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        On April 8, 2014, Athlon Energy Inc. (the Purchaser), entered into a Purchase and Sale Agreement (the Agreement) with Piedra Energy II, LLC (the Company) and other non- operated interest owners in certain oil and gas assets (the Properties) operated by Piedra Operating, LLC (the Operator) a wholly owned subsidiary of the Company. The aggregate purchase price, subject to adjustment as provided in the Agreement, is $291 million.

        The Properties subject to the Agreement include the Company's respective working and net revenue interest in the Holt, Mabee, Topo Chico, Kolb/Cooper and Cox prospects which are located in Martin, Pecos, and Reeves Counties, Texas and the revenue interest of the non-operated interest owners in the Holt prospect in Martin County, Texas. The accompanying Schedule of Direct Operating Revenues and Direct Operating Expenses (the Schedule) has been derived from the Operator's historical financial records of the Properties for the year ended December 31, 2013.

        This Schedule is not intended to be a complete presentation of the results of operations of the Properties as it does not include general and administrative expenses, effects of derivative transactions, interest income or expense, depreciation, depletion and amortization, any provision for income tax expenses and other income and expense items not directly associated with direct operating revenues from natural gas, natural gas liquids and crude oil. Historical schedules reflecting financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information is not readily available on an individual property basis. Accordingly, the accompanying Schedule is presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission (SEC) Regulation S-X.

Revenue Recognition

        Revenues are recorded on the sales method of accounting for crude oil, natural gas and natural gas liquids whereby direct operating revenues are recognized as the production is sold to purchasers at a fixed and determinable price, delivery has occurred and title has transferred. The amount of production sold may differ from the amount to which the Properties are entitled based on the Properties' ownership interest. The Properties had no significant imbalance asset or liability at December 31, 2013.

Operating Expenses

        Operating expenses are recognized when incurred and include amounts incurred to bring crude oil, natural gas, and natural gas liquids to the surface, gather, transport, field process, treat and store same. Operating expenses are reflected net of gathering, processing and transportation revenues associated with the Properties.

Concentration of Credit Risk

        Arrangements for crude oil, natural gas liquids, and natural gas sales are evidenced by signed contracts with determinable market prices and direct operating revenues are recorded when production is delivered. A significant majority of the purchasers of these products have investment grade credit rating and material credit losses have been rare.

PIEDRA ENERGY II, LLC

NOTES TO SCHEDULE OF DIRECT OPERATING REVENUES
AND DIRECT OPERATING EXPENSES (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Properties had revenues from two purchasers which accounted for over 73% of the oil and gas revenues during 2013. This concentration of customers may impact the Properties' overall business risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. The Company believes this risk is mitigated by the size, reputation and nature of its purchasers. All of the Properties revenues are from oil and gas production in Texas. These concentrations may also impact the Properties by changes in the Texas region.

Recently Issued Accounting Pronouncements

        There have been no accounting pronouncements issued during the period under audit, or in the subsequent period of December 31, 2013 through April 8, 2014 that are applicable to the Schedule.

Use of Estimates

        The preparation of the Schedule in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amounts of direct operating revenues and direct operating expenses during the respective reporting periods. Actual results may differ from estimates and assumptions used in the preparation of the Schedule.

NOTE 2. SUBSEQUENT EVENTS

        We are not aware of any events that have occurred subsequent to December 31, 2013 but before April 8, 2014, the date the Schedule was available to be issued, that require consideration as adjustments to or disclosure in the Schedule.

NOTE 3. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

        The following tables summarize the net ownership interest in the proved oil and gas reserves and the standardized measure of discounted future net cash flows related to the proved oil and gas reserves for the Properties. Natural gas volumes include natural gas liquids.

        Proved reserves as of December 31, 2013 were estimated by qualified petroleum engineers of the Company using historical data and other information from the records of the third party seller of the Properties.

        All information set forth herein relating to the proved reserves as of December 31, 2013, including the estimated future net cash flows and present values, from that date, is taken or derived from the records of the third party seller of the Properties. These estimates were based upon review of historical production data and other geological, economic, ownership, and engineering data provided and related to the reserves. No reports on these reserves have been filed with any federal agency. In accordance with the SEC's guidelines, estimates of proved reserves and the future net revenues from which present values are derived, are based on an unweighted 12-month average of the first-day-of-the-month price for the period, held constant throughout the life of the Properties. Operating costs, development costs, and certain production-related taxes, which are based on current information and held constant, were deducted in arriving at estimated future net revenues.

PIEDRA ENERGY II, LLC

NOTES TO SCHEDULE OF DIRECT OPERATING REVENUES
AND DIRECT OPERATING EXPENSES (Continued)

NOTE 3. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (Continued)

        The proved reserves, all from the Properties held within the United States, as of December 31, 2013 together with the changes therein are as follows:

	Natural Gas Mcf	Crude Oil Bbl	Total Mboe
Quantities of proved reserves:
Balance December 31, 2012	23,623,950	9,687,770	13,625,095
Revisions	8,527,322	(138,919)	1,282,301
Production	(661,782)	(266,761)	(377,058)

Balance December 31, 2013	31,489,490	9,282,090	14,530,338

	Natural Gas Mcf	Crude Oil Bbl	Total Mboe
Proved developed reserves
December 31, 2012	5,789,026	2,166,295	3,131,133
December 31, 2013	8,242,175	2,413,915	3,787,611
Proved undeveloped reserves
December 31, 2012	17,834,924	7,521,475	10,493,962
December 31, 2013	23,247,315	6,868,175	10,742,727

        Standardized measure of discounted future net cash flows relating to proved reserves for 2013 was as follows:

Future cash inflows	$1,073,809,380
Future production and development costs:
Production	321,907,290
Development	160,555,000
Future state taxes	7,516,666

Future net cash flows	583,830,424
10% discount for estimated timing of cash flows.	(369,043,115)

Standardized measure of discounted future net cash flows	$214,787,309

        Future cash inflows are computed by applying a 12-month average commodity price adjusted for location and quality differentials for 2013 to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end. Future development costs include future asset retirement costs. Future production costs do not include any general and administrative expenses. The standardized measure presented here does not include the effects of federal income taxes as the tax basis for the Properties is not applicable on a go- forward basis. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement

PIEDRA ENERGY II, LLC

NOTES TO SCHEDULE OF DIRECT OPERATING REVENUES
AND DIRECT OPERATING EXPENSES (Continued)

NOTE 3. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (Continued)

cost or fair value of the Properties. The discounted future cash flow estimates do not include the effects of derivative instruments. Average sales price per commodity follows:

Natural Gas per Mcf	$5.75
Crude Oil per Bbl	$96.79

        The principal changes in standardized measure of discounted future net cash flows were as follows for 2013:

Standardized measure of discounted future net cash flows—beginning of year	$169,297,980
Changes from:
Production, net of production costs	(23,222,517)
Net change in prices and production costs	1,917,970
Net change in future developmental costs	553,529
Previously estimated development costs incurred	23,238,000
Revisions of previous quantity estimates	19,199,010
Accretion of discount	17,171,994
Net change in taxes	(343,371)
Change in timing and other	6,974,714

Aggregate change in standardized measure of discounted future net cash flows	$214,787,309

        Until                        , 2014, all dealers that effect transactions in the exchange notes may be required to deliver a prospectus.

Athlon Holdings LP
Athlon Finance Corp.

Offer to Exchange
Up To $500,000,000 of
7 3/8% Notes due 2021 (CUSIP Nos. 047478 AA0 and U04793 AA0)
That Have Not Been Registered Under
The Securities Act of 1933

For

Up To $500,000,000 of
7 3/8% Notes due 2021
That Have Been Registered Under
The Securities Act of 1933

                        , 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

  Athlon Energy Inc.

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the DGCL. These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        Pursuant to Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation eliminates the personal liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

  •
  from any breach of the director's duty of loyalty to us or our stockholders;

  •
  from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL; and

  •
  from any transaction from which the director derived an improper personal benefit.

        The above discussion of Section 145 of the DGCL and of our amended and restated certificate of incorporation and bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, our amended and restated certificate of incorporation and bylaws.

        As permitted by Section 145 of the DGCL, we will carry primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

  Athlon Holdings LP

        Section 17-08 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The limited partnership agreement of Athlon Holdings LP provides for the indemnification of the following persons (whether or not they continue to serve in such capacity and shall inure to the benefit of their heirs, successors, assigns and administrators) in most circumstances to the fullest extent permitted by law:

  (1)
  Athlon Holdings LP's general partner;

  (2)
  any limited partner;

  (3)
  any person who is or was a member of the Board of Supervisors, director, officer, member or partner of Athlon Holdings LP;

  (4)
  any person who is or was serving at the request of Athlon Holdings LP, its general partner, any limited partner or the Board of Supervisors as a director, officer or trustee of another person;

        Athlon Holdings LP may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether Athlon Holdings LP would have the power to indemnify the person against liabilities under the partnership agreement.

        Additionally, the limited liability company agreement of Athlon Holdings GP LLC, Athlon Holdings LP's general partner, provides for the indemnification of its directors, officers and certain other persons against liabilities they incur in their capacities as such. Athlon Holdings LP's general partner may enter into indemnity agreements with each of its current directors, officers and other persons to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the generals partner's limited liability company agreement and to provide additional procedural protections.

  Athlon Finance Corp.

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, for conduct that falls under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.

        In addition, pursuant to Section 145 of the DGCL, Athlon Finance Corp. generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of Athlon Finance Corp., and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Delaware registrants also have the power to purchase and maintain insurance for such directors and officers.

        The certificate of incorporation and bylaws of Athlon Finance Corp. provide generally for the indemnification of directors and officers to the fullest extent permitted by law.

Item 21.    Exhibits.

Exhibit Number		Description
3.1	*	Certificate of Limited Partnership of Athlon Holdings LP.

3.2		Amended and Restated Agreement of Limited Partnership of Athlon Holdings LP, dated as of August 7, 2013 (incorporated by reference to Exhibit 10.11 to Athlon Energy Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 14, 2013).

3.3	*	Certificate of Incorporation of Athlon Finance Corp.

Exhibit Number		Description
3.4	*	By-laws of Athlon Finance Corp.

4.1		Indenture between Wells Fargo Bank, N.A. and Athlon Holdings LP dated April 17, 2013 relating to the 7 3/8% Senior Notes due 2021 (including form of Note) (incorporated by reference to Exhibit 4.2 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

4.2		Supplemental Indenture between Athlon Energy Inc., Athlon Holdings LP, Athlon Finance Corp. and Wells Fargo Bank, N.A., as Trustee, dated August 14, 2013 relating to the 7 3/8% Senior Notes due 2021 (incorporated by reference to Exhibit 4.2 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on August 20, 2013).

4.3		Registration Rights Agreement among Athlon Holdings LP, Athlon Finance Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated April 17, 2013 relating to the 7 3/8% Senior Notes due 2021 (incorporated by reference to Exhibit 4.3 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

4.4		Indenture between Wells Fargo Bank, N.A., as trustee, Athlon Holdings LP and Athlon Finance Corp., as issuers, and Athlon Energy Inc., as guarantor, dated May 1, 2014 relating to the 6.000% Senior Notes due 2022 (including form of Note) (incorporated by reference to Exhibit 4.1 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on May 2, 2014).

5.1	*	Opinion of Latham & Watkins LLP.

10.1		Amended and Restated Credit Agreement, dated as of March 19, 2013, among Athlon Holdings LP, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

10.2		Borrowing Base Redetermination and First Amendment to Amended and Restated Guarantee Agreement, dated as of May 31, 2013 by and among Athlon Holdings LP, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the lenders party thereto (incorporated by reference to Exhibit 10.2 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

10.3		First Amendment to Amended and Restated Credit Agreement and Borrowing Base Redetermination, dated as of November 13, 2013 by and among Athlon Holdings LP, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the lenders party thereto (incorporated by reference to Exhibit 10.3 to Athlon Energy Inc.'s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 7, 2014).

10.4	+	Employment Agreement, dated as of August 7, 2013, by and between Athlon Holdings LP and Robert C. Reeves (incorporated by reference to Exhibit 10.1 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on August 15, 2013).

10.5	+	Employment Agreement, dated as of August 7, 2013, by and between Athlon Holdings LP and William B. D. Butler (incorporated by reference to Exhibit 10.2 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on August 15, 2013).

10.6	+	Employment Agreement, dated as of August 7, 2013, by and between Athlon Holdings LP and Nelson K. Treadway (incorporated by reference to Exhibit 10.3 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on August 15, 2013).

Exhibit Number		Description
10.7	+	Employment Agreement, dated as of August 7, 2013, by and between Athlon Holdings LP and Bud W. Holmes (incorporated by reference to Exhibit 10.7 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-196823), filed with the SEC on June 17, 2014).

10.8	+	Employment Agreement, dated as of August 7, 2013, by and between Athlon Holdings LP and David B. McClelland (incorporated by reference to Exhibit 10.4 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on August 15, 2013).

10.9	+	Athlon Energy Inc. 2013 Incentive Stock Plan (incorporated by reference to Exhibit 4.3 to Athlon Energy Inc.'s Registration Statement on Form S-8 (File No. 333-190734), filed with the SEC on August 20, 2013).

10.10	+	Form of Director and Officer Indemnification Agreement between Athlon Energy Inc. and each of the officers and directors thereof (incorporated by reference to Exhibit 10.12 to Amendment No. 1 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 27, 2013).

10.11		Tax Receivable Agreement by and among Athlon Energy Inc., Athlon Holdings LP and each of the Partners named therein (incorporated by reference to Exhibit 10.7 to Athlon Energy Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 14, 2013).

10.12		Exchange Agreement by and among Athlon Energy Inc. and each of the Partners named therein (incorporated by reference to Exhibit 10.8 to Athlon Energy Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 14, 2013).

10.13		Advisory Services and Transaction Fee Termination Agreement by and among Athlon Holdings LP, Apollo Management VII, L.P. and Apollo Global Securities, LLC (incorporated by reference to Exhibit 10.10 to Athlon Energy Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 14, 2013).

12.1	**	Computation of Ratio of Earnings to Fixed Charges.

21.1	*	Subsidiaries of Athlon Holdings LP.

23.1	**	Consent of Ernst & Young LLP.

23.2	**	Consent of Weaver and Tidwell, L.L.P.

23.3	**	Consent of Cawley, Gillespie & Associates, Inc.

23.4	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney.

25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 with respect to the Indenture governing the 7 3/8% Senior Notes due 2021.

99.1		Report of Cawley, Gillespie & Associates, Inc. for Athlon Energy Operating LLC's proved reserves at December 31, 2011 dated as of February 20, 2012 (incorporated by reference to Exhibit 99.1 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

Exhibit Number		Description
99.2		Report of Cawley, Gillespie & Associates, Inc. for Athlon FE Operating LLC's proved reserves at December 31, 2011 dated as of February 20, 2012 (incorporated by reference to Exhibit 99.2 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

99.3		Report of Cawley, Gillespie & Associates, Inc. for Athlon Holdings LP's proved reserves at December 31, 2012 dated as of February 15, 2013 (incorporated by reference to Exhibit 99.3 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

99.4		Report of Cawley, Gillespie & Associates, Inc.'s for Athlon Energy Inc.'s proved reserves at December 31, 2013 dated as of February 7, 2014 (incorporated by reference to Exhibit 99.1 to Athlon Energy Inc.'s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 7, 2014).

99.5	**	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes (included as Annex A to this prospectus).

*
Previously filed.

**
Filed herewith.

+
Management contract or compensatory plan, contract or arrangement.

Item 22.    Undertakings.

        Each of the undersigned registrants hereby undertake:

  (a)
  (1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3)
  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (4)
  that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

  (5)
  that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (b)
  Each of the undersigned registrants hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c)
  Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference in to the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d)
  Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (e)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Athlon Holdings LP has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 27th of June, 2014.

ATHLON HOLDINGS LP
By:	/s/ ROBERT C. REEVES
	Name:	Robert C. Reeves
	Title:	President and Chief Executive Officer
        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ ROBERT C. REEVES Robert C. Reeves		President and Chief Executive Officer (Principal Executive Officer)	June 27, 2014
* William B. D. Butler		Vice President—Chief Financial Officer (Principal Financial Officer)	June 27, 2014
* John C. Souders		Vice President—Controller (Chief Accounting Officer)	June 27, 2014
*By:	/s/ ROBERT C. REEVES Robert C. Reeves Attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act, Athlon Finance Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 27th of June, 2014.

ATHLON FINANCE CORP.
By:	/s/ ROBERT C. REEVES
	Name:	Robert C. Reeves
	Title:	President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ ROBERT C. REEVES Robert C. Reeves		President, Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2014
* William B. D. Butler		Vice President—Chief Financial Officer and Director (Principal Financial Officer)	June 27, 2014
* John C. Souders		Vice President—Controller (Chief Accounting Officer)	June 27, 2014
*By:	/s/ ROBERT C. REEVES Robert C. Reeves Attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act, Athlon Energy Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 27th of June, 2014.

ATHLON ENERGY INC.
By:	/s/ ROBERT C. REEVES
	Name:	Robert C. Reeves
	Title:	President, Chief Executive Officer and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT C. REEVES Robert C. Reeves	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 27, 2014
* William B. D. Butler	Vice President—Chief Financial Officer (Principal Financial Officer)	June 27, 2014
* John C. Souders	Vice President—Controller (Chief Accounting Officer)	June 27, 2014
* Gregory A. Beard	Director	June 27, 2014
* Ted A. Gardner	Director	June 27, 2014
* Wilson B. Handler	Director	June 27, 2014
* Mark A. Stevens	Director	June 27, 2014

Signature		Title	Date

* Rakesh Wilson		Director	June 27, 2014
*By:	/s/ ROBERT C. REEVES Robert C. Reeves Attorney-in-fact

EXHIBIT LIST

Exhibit Number		Description
3.1	*	Certificate of Limited Partnership of Athlon Holdings LP.

3.2		Amended and Restated Agreement of Limited Partnership of Athlon Holdings LP, dated as of August 7, 2013 (incorporated by reference to Exhibit 10.11 to Athlon Energy Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 14, 2013).

3.3	*	Certificate of Incorporation of Athlon Finance Corp.

3.4	*	By-laws of Athlon Finance Corp.

4.1		Indenture between Wells Fargo Bank, N.A. and Athlon Holdings LP dated April 17, 2013 relating to the 7 3/8% Senior Notes due 2021 (including form of Note) (incorporated by reference to Exhibit 4.2 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

4.2		Supplemental Indenture between Athlon Energy Inc., Athlon Holdings LP, Athlon Finance Corp. and Wells Fargo Bank, N.A., as Trustee, dated August 14, 2013 relating to the 7 3/8% Senior Notes due 2021 (incorporated by reference to Exhibit 4.2 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on August 20, 2013).

4.3		Registration Rights Agreement among Athlon Holdings LP, Athlon Finance Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated April 17, 2013 relating to the 7 3/8% Senior Notes due 2021 (incorporated by reference to Exhibit 4.3 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

4.4		Indenture between Wells Fargo Bank, N.A., as trustee, Athlon Holdings LP and Athlon Finance Corp., as issuers, and Athlon Energy Inc., as guarantor, dated May 1, 2014 relating to the 6.000% Senior Notes due 2022 (including form of Note) (incorporated by reference to Exhibit 4.1 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on May 2, 2014).

5.1	*	Opinion of Latham & Watkins LLP.

10.1		Amended and Restated Credit Agreement, dated as of March 19, 2013, among Athlon Holdings LP, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

10.2		Borrowing Base Redetermination and First Amendment to Amended and Restated Guarantee Agreement, dated as of May 31, 2013 by and among Athlon Holdings LP, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the lenders party thereto (incorporated by reference to Exhibit 10.2 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

10.3		First Amendment to Amended and Restated Credit Agreement and Borrowing Base Redetermination, dated as of November 13, 2013 by and among Athlon Holdings LP, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the lenders party thereto (incorporated by reference to Exhibit 10.3 to Athlon Energy Inc.'s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 7, 2014).

Exhibit Number		Description
10.4	+	Employment Agreement, dated as of August 7, 2013, by and between Athlon Holdings LP and Robert C. Reeves (incorporated by reference to Exhibit 10.1 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on August 15, 2013).

10.5	+	Employment Agreement, dated as of August 7, 2013, by and between Athlon Holdings LP and William B. D. Butler (incorporated by reference to Exhibit 10.2 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on August 15, 2013).

10.6	+	Employment Agreement, dated as of August 7, 2013, by and between Athlon Holdings LP and Nelson K. Treadway (incorporated by reference to Exhibit 10.3 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on August 15, 2013).

10.7	+	Employment Agreement, dated as of August 7, 2013, by and between Athlon Holdings LP and Bud W. Holmes (incorporated by reference to Exhibit 10.7 to Athlon Energy Inc.'s Registration Statement on Form S-1 (Form No. 333-196823), filed with the SEC on June 17, 2014).

10.8	+	Employment Agreement, dated as of August 7, 2013, by and between Athlon Holdings LP and David B. McClelland (incorporated by reference to Exhibit 10.4 to Athlon Energy Inc.'s Current Report on Form 8-K, filed with the SEC on August 15, 2013).

10.9	+	Athlon Energy Inc. 2013 Incentive Stock Plan (incorporated by reference to Exhibit 4.3 to Athlon Energy Inc.'s Registration Statement on Form S-8 (File No. 333-190734), filed with the SEC on August 20, 2013).

10.10	+	Form of Director and Officer Indemnification Agreement between Athlon Energy Inc. and each of the officers and directors thereof (incorporated by reference to Exhibit 10.12 to Amendment No. 1 Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 27, 2013).

10.11		Tax Receivable Agreement by and among Athlon Energy Inc., Athlon Holdings LP and each of the Partners named therein (incorporated by reference to Exhibit 10.7 to Athlon Energy Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 14, 2013).

10.12		Exchange Agreement by and among Athlon Energy Inc. and each of the Partners named therein (incorporated by reference to Exhibit 10.8 to Athlon Energy Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 14, 2013).

10.13		Advisory Services and Transaction Fee Termination Agreement by and among Athlon Holdings LP, Apollo Management VII, L.P. and Apollo Global Securities, LLC (incorporated by reference to Exhibit 10.10 to Athlon Energy Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 14, 2013).

12.1	**	Computation of Ratio of Earnings to Fixed Charges.

21.1	*	Subsidiaries of Athlon Holdings LP.

23.1	**	Consent of Ernst & Young LLP.

23.2	**	Consent of Weaver and Tidwell, L.L.P.

23.3	**	Consent of Cawley, Gillespie & Associates, Inc.

23.4	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

Exhibit Number		Description
24.1	*	Power of Attorney.

25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 with respect to the Indenture governing the 7 3/8% Senior Notes due 2021.

99.1		Report of Cawley, Gillespie & Associates, Inc. for Athlon Energy Operating LLC's proved reserves at December 31, 2011 dated as of February 20, 2012 (incorporated by reference to Exhibit 99.1 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

99.2		Report of Cawley, Gillespie & Associates, Inc. for Athlon FE Operating LLC's proved reserves at December 31, 2011 dated as of February 20, 2012 (incorporated by reference to Exhibit 99.2 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

99.3		Report of Cawley, Gillespie & Associates, Inc. for Athlon Holdings LP's proved reserves at December 31, 2012 dated as of February 15, 2013 (incorporated by reference to Exhibit 99.3 to Athlon Energy Inc.'s Registration Statement on Form S-1 (File No. 333-189109), filed with the SEC on June 5, 2013).

99.4		Report of Cawley, Gillespie & Associates, Inc.'s for Athlon Energy Inc.'s proved reserves at December 31, 2013 dated as of February 7, 2014 (incorporated by reference to Exhibit 99.1 to Athlon Energy Inc.'s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 7, 2014).

99.5	**	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes (included as Annex A to this prospectus).

*
Previously filed.

**
Filed herewith.

+
Management contract or compensatory plan, contract or arrangement.